UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Communications Systems, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Not applicable.

	(2)	Aggregate number of securities to which transaction applies: Not applicable.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Exchange Act Rule 0-11, the filing fee was determined by taking one-fiftieth of one percent of $32,027,566, the maximum aggregate cash that may be received by the registrant in the transaction.

	(4)	Proposed maximum aggregate value of transaction: $32,027,566

	(5)	Total fee paid: $6,405.51

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Preliminary Proxy Statement — Subject to Completion – June 4, 2021

COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive
Minnetonka, MN 55343

Dear Fellow Shareholder:

You are invited to attend a special meeting of shareholders of Communications Systems, Inc. (“CSI,” “Communications Systems,” “we” or “us”), which will be held on [Tuesday], July [ • ], 2021 at 9:30 a.m. CDT. Please see page 9 of the enclosed proxy statement for information on attending the special meeting virtually.

We announced the proposed merger of Communications Systems with Pineapple Energy, LLC on March 2, 2021. Consistent with that announcement, we have been devoting our efforts to monetizing CSI’s assets for the benefit of our shareholders by actively pursuing the divestiture of substantially all our current operating and non-operating assets. As a result of these efforts, we announced on April 29,2021 that Communications Systems entered into a securities purchase agreement with Lantronix, Inc. pursuant to which we have agreed to sell all of the issued and outstanding stock of our wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of our wholly owned subsidiary, Transition Networks Europe Limited. These two subsidiaries operate the Transition Networks and Net2Edge Limited businesses that constitute our Electronics & Software ("E&S") Segment, and we refer to the proposed sale of these subsidiaries as the "E&S Sale Transaction."

Currently, we expect to distribute to our shareholders a cash dividend of $3.50 per share or approximately $35.0 million from the net proceeds from the E&S Sale Transaction and other available cash resources. We have not determined the exact timing of the cash dividend or set a record date for CSI shareholders entitled to the dividend. Any net proceeds we receive from Lantronix from the earnout in connection with the E&S Sale Transaction will be delivered to CSI shareholders through the contingent value rights (CVRs) to be issued in connection with the Pineapple merger. The E&S Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A shareholder who owns shares of our common stock immediately prior to the closing of the E&S Sale Transaction will continue to hold the same number of shares immediately following the closing. Also, the E&S Sale Transaction will not change the number of CVRs a shareholder of CSI as of immediately prior to the closing of the merger with Pineapple would receive under the agreement governing the CVRs.

At the special meeting of shareholders, you will be asked to approve the E&S Sale Transaction. CSI’s board of directors has unanimously approved the E&S Sale Transaction and unanimously recommends that shareholders vote in favor of the proposal to approve the E&S Sale Transaction. The proposal to approve the E&S Sale Transaction requires the approval of the holders of at least two-thirds of our common stock outstanding and entitled to vote.

At the special meeting of shareholders, you also will be asked to approve on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the E&S Sale Transaction. Additionally, if there are insufficient votes in favor of the proposal to approve the E&S Sale Transaction, you will be asked to vote to adjourn or postpone the special meeting of shareholders to solicit additional proxies.

The accompanying proxy statement contains important information concerning the E&S Sale Transaction, specific information about the special meeting and how to cast your vote on the proposals. We encourage you to read the accompanying proxy statement in its entirety.

Your vote is very important. Whether or not you plan to attend the special meeting of shareholders, please vote by proxy over the internet, by telephone or by mailing the enclosed proxy card or by following the instructions for voting that accompanied your proxy materials.

We cannot complete the E&S Sale Transaction without the approval of the holders of two-thirds of the shares that were outstanding on the record date. Accordingly, it is extremely important that you vote your shares. Please vote promptly so that your shares will be represented, to avoid delays in completing the E&S Sale Transaction and to save the company the cost of additional solicitation.

Preliminary Proxy Statement — Subject to Completion – June 4, 2021

We look forward to your support at the special meeting.

Sincerely,

Roger H. D. Lacey
Executive Chairman
Communications Systems

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the E&S Sale Transaction, passed upon the merits or fairness of the E&S Sale Transaction or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated June [ • ], 2021 and is first being mailed to shareholders on or about June [ • ], 2021.

Preliminary Proxy Statement — Subject to Completion – June 4, 2021

COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive
Minnetonka, Minnesota 55343

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on [Tuesday], July [ • ], 2021

To Shareholders of Communications Systems, Inc.:

A special meeting of shareholders of Communications Systems, Inc., a Minnesota corporation, will be held on [Tuesday], July [ • ], 2021 at 9:30 a.m. CDT for the following purposes:

1.	To approve the sale by Communications Systems, Inc. of all of the issued and outstanding stock of its wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited, to Lantronix, Inc. pursuant to the securities purchase agreement dated April 28, 2021. We refer to this transaction as the “E&S Sale Transaction” and this proposal as the “E&S Sale Proposal.”

2.	To approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Communications Systems, Inc. named executive officers in connection with the E&S Sale Transaction. We refer to this proposal as the “Advisory Compensation Proposal.”

3.	To approve the adjournment or postponement of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the E&S Sale Proposal. We refer to this proposal as the “Adjournment Proposal.”

The special meeting will be a virtual meeting of shareholders.

You may attend the online meeting and vote your shares electronically during the special meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2021SM1. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least fifteen minutes before the start of the special meeting to ensure that you are logged in when the special meeting starts.

Please note that if you hold shares in the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 P.M. Eastern Daylight Time on July [ • ], 2021. You may not vote the ESOP shares allocated to you electronically during the special meeting.

The CSI board of directors has fixed June [ • ], 2021, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we had [9,470,424] shares of common stock outstanding and entitled to vote.

The CSI board of directors has unanimously approved the E&S Sale Transaction. The CSI board of directors unanimously recommends that you vote “FOR” the E&S Sale Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

Your vote is very important. Please vote your shares by proxy as promptly as possible whether or not you plan to attend the special meeting.

By Order of the Board of Directors,

Roger H. D. Lacey
Executive Chairman
Communications Systems
Minnetonka, Minnesota

June [ • ], 2021

i

APPENDIX A:	Securities Purchase Agreement dated April 28, 2021 by and between Lantronix, Inc., as Purchaser and Communications Systems, Inc., as Seller
APPENDIX B:	Opinion of Northland Securities, Inc. dated April 27, 2021
APPENDIX C:	Communications Systems, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements
APPENDIX D:	Communications Systems, Inc. Unaudited Condensed Combined Financial Statements for the Electronics & Software Segment

ii

SUMMARY TERM SHEET

This summary term sheet, together with the question and answer section that follows, highlights selected information from this proxy statement about the E&S Sale Transaction. This summary term sheet and the question and answer section may not contain all of the information that is important to you. For a more complete description of the E&S Sale Transaction, you should carefully read this proxy statement and its appendices, in their entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. Also see “WHERE YOU CAN FIND MORE INFORMATION” on page 64.

All references in this proxy statement to:

●	“CSI,” “Communications Systems,” the “Company,” “we,” “us,” or “our” refer to Communications Systems, Inc.,

●	“Lantronix” refers to Lantronix, Inc. in its capacity as Purchaser under the securities purchase agreement,

●	the “securities purchase agreement” refers to the Securities Purchase Agreement dated April 28, 2021 by and between Lantronix, Inc., as Purchaser and Communications Systems, Inc., as Seller, a copy of which is attached as Appendix A, and

●	the “E&S Sale Transaction” refers to the sale by Communications Systems to Lantronix of all of the issued and outstanding stock of CSI’s wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of CSI’s wholly owned subsidiary, Transition Networks Europe Limited.

Information About the Parties (page 17)

Communications Systems, Inc.

Communications Systems, Inc. is a Minnesota corporation that was organized in 1969. CSI classifies its businesses into the following two segments:

●	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

On March 2, 2021, CSI announced that it had entered into a definitive merger agreement with privately held Pineapple Energy, LLC (“Pineapple”), a growing U.S. operator and consolidator of residential solar, battery storage, and grid services solutions. A meeting of the Company's shareholders to approve the merger agreement with Pineapple is expected to be held later in 2021. If the merger is approved by our shareholders, upon closing, CSI will commence doing business as Pineapple Energy, with a business model focused on the rapidly growing home solar industry.

At the time the merger with Pineapple was announced, CSI stated its intention to divest substantially all its current operating and non-operating assets, including its E&S Segment business, its S&S Segment business, real estate holdings, and cash, cash equivalents, and investments. The E&S Sale Transaction is part of CSI’s planned strategy to monetize its assets for the benefit of the pre-merger CSI shareholders as contemplated by the Pineapple merger transaction.

Our mailing address is 10900 Red Circle Drive, Minnetonka, MN 55343, and the telephone number at that location is (952) 996-1674. Our principal website is www.commsystems.com.

Lantronix, Inc.

Lantronix, Inc. (Nasdaq: LTRX) is a global provider of software as a service (“SaaS”), engineering services, and hardware for Edge Computing, the Internet of Things (“IoT”), and Remote Environment Management (“REM”). Lantronix enables its customers to provide reliable and secure solutions while accelerating their time to market. Lantronix’s products and services dramatically simplify operations through the creation, development, deployment, and management of customer projects at scale while providing quality, reliability and security.

The mailing address for Lantronix is 7535 Irvine Center Drive, Suite 100, Irvine, California 92618 and the telephone number at that location is (949) 453-3990. The principal website for Lantronix is www.lantronix.com.

Securities Purchase Agreement (page 45 and Appendix A)

On April 28, 2021, we entered into a securities purchase agreement with Lantronix, pursuant to which we have agreed, subject to specified terms and conditions, including approval of the E&S Sale Transaction by our shareholders at the special meeting, to sell to Lantronix all of the issued and outstanding stock of our wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of our wholly owned subsidiary, Transition Networks Europe Limited.

In this proxy statement, we sometimes refer to Transition Networks, Inc. as “TNI,” to Transition Networks Europe Limited as “TN Europe” and to both of the companies collectively as the “E&S Companies.”

The TNI stock and the TN Europe ordinary shares we have agreed to sell to Lantronix are sometimes referred to as the “purchased securities.”

The E&S Segment is comprised of the Transition Networks and Net2Edge businesses conducted by TNI and TN Europe. For the purposes of this proxy statement, we refer to these businesses as the “E&S Segment business.”

A copy of the securities purchase agreement is attached as Appendix A to this proxy statement. We encourage you to read the securities purchase agreement in its entirety.

Purchase Price (page 46)

The base purchase price for the purchased securities will be approximately $25.0 million. At the closing of the E&S Sale Transaction, Lantronix will pay us the base purchase price in cash.

Following the closing date, the base purchase price will be recalculated based upon final determinations of net working capital as compared to target working capital, with any positive or negative difference paid by Lantronix to us or us to Lantronix, as the case may be, in cash.

In addition to the base purchase price, Lantronix will pay us, if earned, earnout payments of up to $7.0 million, payable following two successive 180-day intervals after the closing of the E&S Sale Transaction based on revenue targets for the business of the E&S Companies as specified in the securities purchase agreement, subject to certain adjustments and allocations as further described in the securities purchase agreement.

Financing (page 46)

Lantronix estimates that approximately $26.0 million will be required to complete the E&S Sale Transaction. It is anticipated that Lantronix will fund these amounts with bank financing in accordance with the commitment letters dated April 28, 2021 issued to Lantronix from Silicon Valley Bank and from SVB Innovation Credit Fund VIII, L.P., and cash on hand of Lantronix. The securities purchase agreement provides that in no event will the receipt by, or the availability of any funds or financing to, Lantronix or any other financing be a condition to the obligation of Lantronix to consummate the E&S Sale Transaction.

Use of Proceeds (page 44)

Our company, and not our shareholders, will receive the proceeds from the E&S Sale Transaction.

As we have previously communicated in connection with the proposed Pineapple merger, CSI expects the net sale proceeds from any pre-merger divestitures, such as the E&S Sale Transaction, to be distributed in the form of a cash dividend to existing CSI shareholders prior to the effective date of the proposed merger with Pineapple. Currently, we expect to distribute to our shareholders a cash dividend of $3.50 per share or approximately $35.0 million from the net proceeds from the E&S Sale Transaction and other available cash resources. We have not determined the exact timing of the cash dividend or set a record date for CSI shareholders entitled to the dividend.

Any net proceeds we receive from Lantronix from the earnout in connection with the E&S Sale Transaction will be delivered to CSI shareholders through the contingent value rights (CVRs) to be issued in connection with the Pineapple merger. The record date for CSI shareholders entitled to the CVRs will be set as of immediately prior to the closing of the merger with Pineapple under the agreement governing the CVRs. We expect the closing of the proposed merger with Pineapple will occur following receipt of CSI shareholder approval of the merger at a shareholder meeting to be held later in 2021.

Reasons for the E&S Sale Transaction (page 24)

After taking into account all of the material factors relating to the securities purchase agreement and the E&S Sale Transaction, the CSI board of directors concluded that the benefits of the securities purchase agreement and the E&S Sale Transaction outweigh the risks, and that the securities purchase agreement and the E&S Sale Transaction are advisable and in the best interests of our company and our shareholders. The CSI board of directors did not assign relative weights to the material factors it considered. In addition, the CSI board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of the CSI board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors (page 24)

After careful consideration, the CSI board of directors unanimously recommends that you vote:

●	“FOR” the E&S Sale Proposal;

●	“FOR” the Advisory Compensation Proposal; and

●	“FOR” the Adjournment Proposal.

Opinion of CSI’s Financial Advisor (page 29 and Appendix B)

CSI has engaged Northland Securities, Inc., referred to as “Northland,” as financial advisor to CSI in connection with the proposed E&S Sale Transaction. In connection with this engagement, Northland delivered a written opinion, dated April 27, 2021, to the CSI board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CSI of the aggregate purchase price of $32,027,566, such amount referred to as the “Aggregate Purchase Price,” to be paid to CSI for the E&S Segment business pursuant to the securities purchase agreement. The full text of Northland’s written opinion, dated April 27, 2021, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Appendix B to this proxy statement and is incorporated herein by reference. The description of Northland’s opinion set forth herein is qualified in its entirety by reference to the full text of Northland’s opinion. Northland’s opinion was directed to the CSI board of directors (in its capacity as such) in connection with its evaluation of the Aggregate Purchase Price from a financial point of view to CSI and did not address any other terms, aspects or implications of the E&S Sale Transaction. Northland was not requested to opine as to, and its opinion did not address, the basic business decision of CSI to proceed with or effect the E&S Sale Transaction. Northland expressed no opinion or view as to the relative merits of the E&S Sale Transaction as compared to any alternative business strategies or transactions that might exist for the E&S Segment business or CSI or the effect of any other transaction in which CSI or TNI and TN Europe might engage. Northland’s opinion is not intended to be and does not constitute a recommendation to the CSI board of directors or to any shareholder as to how to act or vote with respect to the E&S Sale Transaction or any other matter.

Special Meeting (page 9)

Date, Time and Place. The special meeting will be held on [Tuesday], July [ • ], 2021 at 9:30 a.m. Central Daylight Time (CDT). The special meeting will be a virtual meeting of shareholders.

You may attend the online meeting and vote your shares electronically during the special meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2021SM1. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least fifteen minutes before the start of the special meeting to ensure that you are logged in when the special meeting starts.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on June [ • ], 2021, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are [9,470,424] shares of our common stock entitled to be voted at the special meeting.

Required Vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the E&S Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

The approval of the E&S Sale Proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of CSI common stock that are entitled to vote on this proposal. If you vote ABSTAIN on the E&S Sale Proposal, it will have the same effect as a vote against the E&S Sale Proposal. Except with respect to shares allocated to you as a participant in the CSI Employee Stock Ownership Plan and Trust (ESOP), if you fail to vote, it will have the same effect as a vote against the E&S Sale Proposal.

The approval, on an advisory, non-binding basis, of the Advisory Compensation Proposal requires the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If you vote ABSTAIN on the Advisory Compensation Proposal, it will have the same effect as a vote against the Advisory Compensation Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Advisory Compensation Proposal.

If a quorum is present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If a quorum is not present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present at the special meeting and no other business will be transacted thereat. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the vote on the Adjournment Proposal. If you vote ABSTAIN, it will have no effect on the outcome of the vote on the Adjournment Proposal if it is submitted for shareholder approval when a quorum is present at the meeting. If you vote ABSTAIN, it would have the same effect as a vote against the Adjournment Proposal if it is submitted for approval when a quorum is not present at the special meeting.

If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP, your shares will be voted at the special meeting according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received were voted on that proposal.

Voting. Prior to the start of the special meeting, you may vote your shares of CSI common stock by internet, telephone or signing and returning the enclosed proxy or other voting instruction form. During the special meeting, you may vote by internet if you are logged into www.virtualshareholdermeeting.com/JCS2021SM1 with the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials.

Please note that if you hold shares in the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 P.M. Eastern Daylight Time on July [ • ], 2021. You may not vote the ESOP shares allocated to you electronically during the special meeting

Whether you are a record holder or street name holder, if you vote your shares, your shares will be voted as you have directed. If you just execute and submit your proxy or voting instruction form without providing voting instructions, your shares will be voted FOR each of the E&S Sale Proposal, the Advisory Compensation Proposal or the Adjournment Proposal.

If you are a participant in the CSI ESOP, the CSI common stock allocated to you on the record date, plus all shares of common stock held by you as a record holder, will appear together on a single proxy voting form. If you do not return an executed proxy or vote online at the special meeting on any proposals, the CSI common stock allocated to you in the CSI ESOP on the record date will be voted according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received were voted on such proposal. If you do not return an executed proxy or vote online at the special meeting, the CSI common stock you otherwise hold of record will not be voted at the special meeting.

Quorum. The presence at the special meeting of at least a majority of the issued and outstanding shares of CSI’s common stock entitled to vote at the special meeting is necessary to constitute a quorum for transacting business at the special meeting. A shareholder is counted as present at the special meeting if the shareholder attends the online special meeting or the shareholder has properly submitted a proxy by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

Proxy Solicitation. We have engaged The Proxy Advisory Group, LLC (“PAG”) to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $40,000 in total. CSI will be solely responsible for the costs of the solicitation. Additionally, certain of CSI’s directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone, letter, facsimile or email. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Interests of Certain Persons in the E&S Sale Transaction (page 39)

In considering the recommendation of the CSI board of directors that you vote for the E&S Sale Proposal, you should be aware that certain of our directors and executive officers may have interests in the E&S Sale Proposal that are different from, or in addition to, your interests as a shareholder.

Members of the CSI board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the E&S Sale Transaction, and in recommending to our shareholders that the E&S Sale Proposal be approved. For more information, see the sections entitled “Proposal #1: E&S Sale Proposal—Background of the E&S Sale Transaction” and “Proposal #1: E&S Sale Proposal —Reasons for the E&S Sale Transaction and Recommendation of Our Board of Directors.”

Conditions to Closing (page 47)

The obligation of Lantronix to complete the E&S Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the securities purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others and in addition to customary closing conditions:

●	approval by CSI’s shareholders of the E&S Sale Proposal;

●	delivery of evidence transferring all of the outstanding ownership interests in the acquired subsidiaries to Lantronix;

●	the specified third party consents and approvals will have been obtained; and

●	execution and delivery of the transition services agreement between Lantronix and us.

The obligation of CSI to complete the E&S Sale Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the securities purchase agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others and in addition to customary closing conditions:

●	approval by CSI’s shareholders of the E&S Sale Proposal; and

●	Lantronix will have executed and delivered the transition services agreement.

Solicitation of Transactions (page 50)

The securities purchase agreement prohibits us from soliciting, encouraging or facilitating any offers or proposals for the acquisition of the E&S Segment business and certain other acquisition proposals by a buyer other than Lantronix. However, the securities purchase agreement does not prohibit us from considering and pursuing certain unsolicited acquisition proposals from a buyer other than Lantronix that the CSI board of directors determines in good faith constitutes a superior proposal, subject to certain requirements and conditions.

Change of CSI Board Recommendation (page 50)

The CSI board of directors unanimously recommends that you vote for the E&S Sale Proposal.

The CSI board of directors may withdraw or change its recommendation for approval of the E&S Sale Proposal at any time prior to obtaining the required shareholder vote, if the CSI board of directors or any committee of the CSI board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, which would include, without limitation, the pursuit of an unsolicited acquisition proposal that constitutes a superior proposal. Our board will not be entitled to exercise its right to make a change in its recommendation unless we and our representatives have complied with the non-solicitation, notice and information, negotiation and other provisions of the securities purchase agreement.

Lantronix (at any time prior to CSI obtaining the required shareholder vote) may terminate the securities purchase agreement if the CSI board of directors approves, endorses or recommends any superior proposal. We may also terminate the securities purchase agreement, at any time prior to obtaining the required shareholder vote, in order to enter into a definitive agreement to effect a transaction contemplated by a superior proposal, subject to certain conditions.

Termination (page 56)

Subject to certain exceptions, the securities purchase agreement may be terminated prior to the closing in certain circumstances, including:

●	by Lantronix or by CSI if the closing does not occur on or before August 31, 2021;

●	by Lantronix or by CSI if there has been a court or other governmental action permanently restraining, enjoining or otherwise prohibiting the E&S Sale Transaction;

●	by Lantronix or by CSI if a meeting of our shareholders to approve the E&S Sale Transaction has been held and the requisite vote of the CSI shareholders in favor of the E&S Sale Proposal was not obtained;

●	by Lantronix, at any time prior to the receipt of shareholder approval of the E&S Sale Transaction, if a seller board recommendation change has occurred or we breached the no-solicitation provisions of the securities purchase agreement in any material respect, in which case, we must pay Lantronix the $875,000 termination fee;

●	by either Lantronix or CSI, if there has been an uncured material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in the securities purchase agreement on the part of the other party, which breach would cause the corresponding closing conditions not to be satisfied;

●	by CSI if, at any time prior to the receipt of the shareholder approval of the E&S Sale Proposal, each of the following occur: (a) we receive a superior proposal and we did not breach the no-solicitation provisions, including with respect to making a seller board recommendation change with respect to such superior proposal; (b) the CSI board of directors approves, and we concurrently with the termination of the securities purchase agreement enter into, a definitive agreement with respect to such superior proposal; and (c) we pay Lantronix the $875,000 termination fee.

The termination of the securities purchase agreement generally relieves the parties from their obligations, except that certain obligations will survive any termination including, among others, obligations relating to confidentiality and termination fees.

When the E&S Sale Transaction is Expected to be Completed (page 38)

We expect to complete the E&S Sale Transaction promptly after satisfaction or waiver of all of the closing conditions in the securities purchase agreement, including approval of the E&S Sale Proposal by our shareholders. Subject to the satisfaction or waiver of these conditions, we expect the E&S Sale Transaction to close by August 31, 2021. However, there can be no assurance that the E&S Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the E&S Sale Transaction is Completed (page 38)

If the E&S Sale Transaction is completed, we will no longer conduct the E&S Segment business. Prior to and after the closing of the E&S Sale Transaction, we expect to continue our efforts to divest substantially all our current operating and non-operating assets as part of our planned strategy to monetize our assets for the benefit of the CSI shareholders existing prior to the effective date of the proposed merger with Pineapple. Prior to and after the closing of the E&S Sale Transaction, we also plan on continuing to pursue the proposed merger with Pineapple. There can be no assurance that the proposed merger with Pineapple will be completed or completed within any specific timeframe. The E&S Sale Transaction is not conditioned upon the Pineapple merger in any way.

The E&S Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A shareholder who owns shares of our common stock immediately prior to the closing of the E&S Sale Transaction will continue to hold the same number of shares immediately following the closing.

A meeting of the Company's shareholders to approve the merger agreement with Pineapple is expected to be held later in 2021. If the merger is approved by our shareholders, Shareholders of CSI as of immediately prior to the closing of the merger with Pineapple will receive one non-transferable contingent value right (CVR) for each outstanding share of common stock of CSI held as of the close of business on the day immediately before the effective time (as defined in the agreement governing the CVRs). The E&S Sale Transaction will not change the number of CVRs a shareholder of CSI as of immediately prior to the closing of the merger with Pineapple would receive under the agreement governing the CVRs.

Our SEC reporting obligations as a public company will not be affected as a result of completing the E&S Sale Transaction. We believe that immediately after the E&S Sale Transaction we will continue to qualify for listing on the Nasdaq Global Market.

Effects on Our Company if the E&S Sale Transaction is Not Completed (page 39)

If the E&S Sale Transaction is not completed, we will continue our efforts to divest substantially all our current operating and non-operating assets, and we may consider and evaluate other strategic opportunities for the E&S Segment business. In such a circumstance, there can be no assurances that our continued operation of the E&S Segment business or any alternative strategic opportunities will result in the same or greater value to our shareholders as the proposed E&S Sale Transaction.

The securities purchase agreement may be terminated under certain circumstances as set forth in the securities purchase agreement and summarized in this proxy statement. We have agreed to pay Lantronix a termination fee of $875,000 if the securities purchase agreement is terminated under certain circumstances.

No Appraisal or Dissenters’ Rights (page 39)

No appraisal or dissenters’ rights are available to our shareholders under Minnesota law or our articles of incorporation or bylaws in connection with the E&S Sale Proposal or the Adjournment Proposal.

Anticipated Accounting Treatment (page 43)

Under generally accepted accounting principles in the United States of America, commencing with the quarter during which our shareholders approve the E&S Sale Proposal, we expect to reflect the results of operations of the E&S Segment business as discontinued operations.  The related anticipated gain on the sale, net of any applicable taxes, will also be reported within discontinued operations upon completion of the E&S Sale Transaction. For further information, see “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” attached to this proxy statement as Appendix C.

Material U.S. Federal Income Tax Consequences of the E&S Sale Transaction (page 44)

The E&S Sale Transaction will not be a taxable event for U.S. federal income tax purposes to our shareholders.

The E&S Sale Transaction will be treated for U.S. federal income tax purposes as a taxable transaction for which Communications Systems will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of the stock of TNI and the sale of the ordinary shares of TN Europe will be measured by the difference between the amount realized by us on the sale of that particular equity interest and our tax basis in that equity interest. The determination of whether we recognize gain or loss will be made separately with respect to our equity interests in each of TNI and TN Europe. To the extent the E&S Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain.

Risk Factors (page 61)

In evaluating the E&S Sale Proposal, in addition to the other information contained in this proxy statement, you should carefully consider the special risks relating to the E&S Sale Transaction under “RISK FACTORS” beginning on page 61.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE E&S SALE TRANSACTION

Q: Why am I receiving this proxy statement?

A: The CSI board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at the special meeting of shareholders, or at any adjournments or postponements of the special meeting.

Q: When and where will the special meeting be held?

A: The special meeting will be held on [Tuesday], July [ • ], 2021, at 9:30 a.m. Central Daylight Time (CDT). The special meeting will be a virtual meeting of shareholders. You may attend the online meeting and vote your shares electronically during the special meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2021SM1.

Q: How can I attend and vote my shares at the virtual special meeting?

A: The special meeting will be online and a completely virtual meeting of shareholders due to the ongoing public health impact of the coronavirus (COVID-19) pandemic. This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our shareholders, directors and members of management, as well as our desire to allow shareholders to participate in the special meeting wherever they may be located.

All shareholders are cordially invited to attend the special meeting. Whether or not you plan to attend the special meeting, please vote your shares by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

Please note that if you hold shares in the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 P.M. Eastern Daylight Time on July [ • ], 2021. You may not vote the ESOP shares allocated to you electronically during the special meeting.

To participate in the special meeting, you will need the 16-digit control number included on your proxy card or on the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the special meeting by visiting www.virtualshareholdermeeting.com/JCS2021SM1 and entering your 16-digit control number. You may begin to log into the meeting platform beginning at 9:00 a.m. CDT on June [ • ], 2021. The special meeting will begin promptly at 9:30 a.m. CDT on July [ • ], 2021.

The internet address to attend and vote at the special meeting is
www.virtualshareholdermeeting.com/JCS2021SM1.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the special meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the special meeting. We recommend that you log in at least fifteen minutes before the special meeting.

Q: What matters will the shareholders vote on at the special meeting?

A: The shareholders will vote on the following three proposals:

●	To approve the E&S Sale Proposal;

●	To approve, on an advisory, non-binding basis, the Advisory Compensation Proposal; and

●	To approve the Adjournment Proposal.

Q: What is the E&S Sale Proposal?

A: The E&S Sale Proposal is a proposal to approve the sale by CSI to Lantronix, Inc. of all of the issued and outstanding shares of stock of its wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited, pursuant to a securities purchase agreement dated as of April 28, 2021 between Lantronix, Inc. as Purchaser and Communications Systems, Inc. as Seller.

CSI’s ownership interest of these two subsidiaries, sometimes referred to as the “purchased securities,” constitutes substantially all of the assets of CSI under the Minnesota Business Corporation Act.

Q: What will happen if the E&S Sale Proposal is approved by our shareholders?

A: Under the terms of the securities purchase agreement, if the E&S Sale Proposal is approved by our shareholders and the other closing conditions under the securities purchase agreement have been satisfied or waived, we will sell the purchased securities to Lantronix and we will discontinue operation of the E&S Segment business.

Q: What is the Advisory Compensation Proposal?

A: The Advisory Compensation Proposal is a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the E&S Sale Transaction.

Q: What will happen if the Advisory Compensation Proposal is approved by our shareholders?

A: The Advisory Compensation Proposal is advisory in nature and the outcome of the vote on the Advisory Compensation Proposal is not binding on CSI. Further, because we are contractually obligated to make the potential payments detailed in “Proposal #1: E&S Sale Proposal – Interests of Our Directors and Executive Officers in the E&S Sale Transaction – Golden Parachute Compensation,” such compensation may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.

Q: What is the Adjournment Proposal?

A: The Adjournment Proposal is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative votes in favor of the E&S Sale Proposal are less than required to approve the E&S Sale Proposal.

Q: What will happen if the Adjournment Proposal is approved by our shareholders?

A: If there are insufficient votes at the time of the special meeting to approve the E&S Sale Proposal, and the Adjournment Proposal is approved at the special meeting, we will be able to adjourn or postpone the special meeting for purposes of soliciting additional proxies to approve the E&S Sale Proposal. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q: Am I entitled to appraisal or dissenters’ rights in connection with the E&S Sale Proposal, the Advisory Compensation Proposal or the Adjournment Proposal?

A: Shareholders are not entitled to appraisal or dissenters’ rights under Minnesota law or under our articles of incorporation or bylaws in connection with the E&S Sale Proposal, the Advisory Compensation Proposal or the Adjournment Proposal.

Q: Who is entitled to vote at the special meeting?

A: Holders of our common stock at the close of business on June [ • ], 2021, the record date for the special meeting established by the CSI board of directors, are entitled to receive notice of, and to vote their shares at, the special meeting and any related adjournments or postponements. As of the close of business on the record date, there were [ • ] shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q: What are the quorum requirements for the special meeting?

A: The presence at the special meeting of at least a majority of the issued and outstanding shares of CSI’s common stock entitled to vote at the special meeting is necessary to constitute a quorum for transacting business at the special meeting. A shareholder is counted as present at the special meeting if the shareholder attends the online special meeting or the shareholder has properly submitted a proxy by internet, telephone or signing and returning the enclosed proxy or other voting instruction form as described below under “Q: How do I vote?” A validly submitted proxy will result in your shares counting towards a quorum even if no voting instructions are provided.

Q: What vote is required to approve each of the proposals?

A: You may vote “FOR,” “AGAINST” or “ABSTAIN” on the E&S Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal.

The approval of the E&S Sale Proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of CSI common stock that are entitled to vote on this proposal. If you vote ABSTAIN on the E&S Sale Proposal, it will have the same effect as a vote against the E&S Sale Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have the same effect as a vote against the E&S Sale Proposal.

The approval, on an advisory, non-binding basis, of the Advisory Compensation Proposal requires the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If you vote ABSTAIN on the Advisory Compensation Proposal, it will have the same effect as a vote against the Advisory Compensation Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Advisory Compensation Proposal.

If a quorum is present at the special meeting, the Adjournment Proposal will be approved if the number of shares voted in favor of that proposal is greater than the number of shares voted against that proposal. If a quorum is not present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present at the special meeting and no other business will be transacted thereat. Failure to attend the special meeting and a vote of ABSTAIN will have no effect on the outcome of the vote on the Adjournment Proposal if it is submitted for shareholder approval when a quorum is present at the meeting. If a quorum is not present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present at the special meeting. Abstentions would have the same effect as a vote AGAINST this proposal if it is submitted for approval when no quorum is present at the special meeting.

If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP, your shares will be voted at the special meeting according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received were voted on that proposal.

Q: How do I vote?

A: Whether or not you plan to attend the special meeting, you may vote your shares in advance of the special meeting by internet, telephone or signing and returning the enclosed proxy or other voting instruction form. If you hold your shares in street name, then you received this proxy statement from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

Please note that if you hold shares in the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 P.M. Eastern Daylight Time on July [ • ], 2021. You may not vote the ESOP shares allocated to you electronically during the special meeting.

If you are able to vote at the special meeting, you will need the 16-digit control number included on your proxy card or on the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the special meeting by visiting www.virtualshareholdermeeting.com/JCS2021SM1 and entering your 16-digit control number. You may begin to log into the meeting platform beginning at 9:00 a.m. CDT on June [ • ], 2021. The special meeting will begin promptly at 9:30 a.m. CDT on July [ • ], 2021.

Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you are not able to attend.

All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the shareholders giving those proxies.

Q: What happens if I do not vote the CSI shares allocated to me in the CSI ESOP?

A: If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received were voted on such proposal.

Q: What happens if I do not vote the CSI shares I own of record (other than ESOP shares)?

A: Other than with respect to any shares allocated to you as a participant in the CSI ESOP, if you are a record holder and do not vote, your shares will not be voted at the special meeting and this failure to vote will have the same effect as a vote against the E&S Sale Proposal, but will not have an effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.

Q: If I hold my shares in street name through my broker, will my broker vote these shares for me?

A: If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting and none of your street name shares will be voted at the special meeting. If you provide voting instructions to your broker, bank or other nominee, that entity will vote your shares as you instruct.

Q: Can I change my vote?

A: Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

●	delivering to us a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

●	submitting a properly signed proxy card or other voting instruction form with a later date;

●	if you voted by telephone or through the internet, by voting again for those same shares by telephone or through the internet prior to the close of the voting facility; or

●	for shares other than those allocated to CSI ESOP participants, attending the special meeting and voting at the online special meeting (although attendance at the special meeting will not, by itself, revoke a proxy).

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Q: What if I do not specify a voting choice for a proposal when returning a proxy?

A: Proxies or other voting instruction forms that are signed and returned without voting instructions will be voted in accordance with the recommendations of the CSI board of directors. The CSI board of directors unanimously recommends that shareholders vote FOR the E&S Sale Proposal, FOR the Advisory Compensation Proposal and FOR the Adjournment Proposal the special meeting.

Q: What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A: If your shares are registered in your name, that is, you have a Communications Systems stock certificate or hold your shares in an account with our transfer agent, Equiniti Trust Company, you are a shareholder of record. If your shares are held in an account with a broker, bank or another holder of record, these shares are considered to be held in street name.

Q: What does it mean if I get more than one proxy card?

A: If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

Q: How are proxies solicited and what is the cost?

A: We will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement. We have engaged The Proxy Advisory Group, LLC (“PAG”) to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $40,000 in total. CSI will be solely responsible for the costs of the solicitation.

Additionally, certain of CSI’s directors, officers and regular employees may, without additional compensation, solicit proxies personally or by telephone, letter, facsimile or email. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q: What should I do if I have questions regarding the special meeting?

A: If you have any questions about how to cast your vote for the special meeting or would like copies of any of the documents referred to or incorporated by reference in this proxy statement, you should call our Secretary at (952) 996-1674 or our proxy solicitor, The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, by calling the following phone number: (212) 616-2181.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identifies forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those set forth under “RISK FACTORS” beginning on page 61, as well as the risk factors about our company included as part of our Annual Report on Form 10-K for the year ended December 31, 2020. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 64.

Other unknown or unpredictable factors may arise from time to time that could also adversely affect the E&S Sale Transaction or our other ongoing efforts to divest substantially all our current operating and non-operating assets, our business, financial condition and results of operations, and our proposed merger with Pineapple. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of CSI management as of the date of this proxy statement. Except as required by applicable law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of [June 1, 2021], certain information with respect to the beneficial ownership of CSI’s common stock by (i) each shareholder known by us to be the beneficial owner of more than 5% of CSI’s common stock, (ii) each director of CSI, (iii) each of the named executive officers of CSI (which are our executive officers identified as named executive officers in the amendment to our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on April 30, 2021), and (iv) all directors and executive officers of CSI as a group. Percentage ownership is based on [9,470,424] shares of CSI common stock outstanding. Unless otherwise stated, the address of each person is 10900 Red Circle Drive, Minnetonka, MN 55343.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding

GAMCO Investors, Inc. (2) One Corporate Center Rye, NY 10580-1435	1,451,524	15.3%

Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	630,018	6.7%

Punch & Associates Investment Management, Inc. (4) 7701 France Ave. S., Suite 300 Edina, MN 55435	490,491	5.2%

Communications Systems, Inc. Employee Stock Ownership Plan and Trust (5)	655,739	6.9%

Roger H.D. Lacey (6)(7)	418,323	4.3%

Mark Fandrich (7)	110,615	1.2%

Scott Fluegge (7)	113,493	1.2%

Anita Kumar (6)(7)	23,597	*

Richard A. Primuth (6)	132,344	1.4%

Randall D. Sampson (6)(8)	1,371,142	14.3%

Steven C. Webster (6)	50,000	*

Michael R. Zapata (6)	10,000	*

All current executive officers and directors as a group (10 persons)	2,292,257	22.3%

*	Less than one percent

(1)	Includes the following number of shares that could be acquired within 60 days of June 1, 2021 upon the exercise of stock options: Mr. Lacey, 307,947 shares; Mr. Fandrich, 72,805 shares; Mr. Fluegge, 75,489 shares; Ms. Kumar, 8,873 shares; Mr. Primuth, 106,215 shares; Mr. Sampson, 150,298 shares, which including the right to exercise 77,923 stock options originally issued to Curtis A. Sampson; Mr. Webster 45,000 shares; Mr. Zapata, 10,000 shares; and all current directors and executive officers as a group, 810,564 shares.

Also includes the following number of shares allocated to the accounts of the following participants in the CSI Employee Stock Ownership Plan and Trust (ESOP) as of June 1, 2021: Mr. Lacey, 9,630 shares; Mr. Fandrich, 8,141 shares; Mr. Fluegge, 11,110 shares; Ms. Kumar, 7,331 shares; and all current directors and executive officers as a group, 45,629 shares.

(2)	Based on an Amendment No. 19 to Schedule 13D filed on March 5, 2021 in which the reporting persons disclose the following beneficial ownership as of March 4, 2021: Gabelli Funds, LLC, 321,500 shares sole voting and dispositive power; GAMCO Asset Management Inc., 762,524 shares sole voting power and 822,524 shares sole dispositive power; Teton Advisors, Inc., 343,500 shares sole voting power and sole dispositive power; MJG Associates, Inc., 9,000 shares sole voting power and sole dispositive power; and Gabelli Foundation, Inc., 15,000 shares sole voting power and sole dispositive power.

(3)	Based on an Amendment No. 2 to Schedule 13G filed by Renaissance Technologies LLC on February 11, 2021 reporting sole voting power over 630,018 shares and sole dispositive power over 682,714 shares as of December 31, 2020.

(4)	Based on a Schedule 13G filed by Punch & Associates Investment Management, Inc. on February 17, 2021 reporting sole voting and sole dispositive power over 490,491 shares as of December 31, 2020.

(5)	Based on an Amendment No. 7 to Schedule 13G filed by the CSI ESOP on February 12, 2021 reporting ownership as of December 31, 2020, as well as CSI records. Messrs. Roger H.D. Lacey, Randall D. Sampson and Mark Fandrich serve as Trustees of the CSI ESOP, and disclaim beneficial ownership of the shares held by the CSI ESOP, except for shares allocated to their respective accounts.

(6)	Currently serves as a director of Communications Systems.

(7)	Named executive officer of Communications Systems.

(8)	Based on a Schedule 13G filed on April 15, 2021 by Mr. Sampson reporting his beneficial ownership as of March 15, 2021, as well as CSI records. As of [June 1, 2021], Mr. Sampson has or shares voting and dispositive power over: (i) 34,550 shares of common stock owned by Mr. Sampson individually; (ii) 25,349 shares of common stock owned jointly by Mr. Sampson and his spouse; (iii) 380,370 shares of common stock held by the Marian Arlis Sampson Revocable Trust, of which Mr. Sampson is the sole trustee; (iv) 37,722 shares of common stock held by the Marian Sampson IRA, of which Mr. Sampson is an attorney-in-fact authorized to act alone and Ms. Sampson retains authority to act on behalf of the Marian Sampson IRA; (v) 681,334 shares of common stock held by Sampson Family Real Estate Holdings, LLC, of which Mr. Sampson is the sole manager; and (vi) 61,519 shares of common stock held by the Sampson Family Foundation, a charitable foundation of which Mr. Sampson is one of five directors. The two officers of the Sampson Family Foundation have the authority to vote and dispose of the shares of common stock held by the Sampson Family Foundation. Mr. Sampson is not an officer of the Sampson Family Foundation. Mr. Sampson disclaims beneficial ownership of all of the shares of CSI common stock except those shares he holds individually or jointly with his spouse. Mr. Sampson is not a participant in the CSI ESOP.

PROPOSAL #1
E&S SALE PROPOSAL

Parties to the Securities Purchase Agreement

Communications Systems, Inc.

Communications Systems, Inc. is a Minnesota corporation that was organized in 1969. CSI classifies its businesses into the following two segments:

●	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

Communications Systems’ headquarters and mailing address is 10900 Red Circle Drive, Minnetonka, MN 55343, and the telephone number at that location is (952) 996-1674. Our principal website is www.commsystems.com.

On March 2, 2021, CSI announced that it had entered into a definitive merger agreement with privately held Pineapple Energy, LLC (“Pineapple”), a growing U.S. operator and consolidator of residential solar, battery storage, and grid services solutions. A meeting of the Company’s shareholders to approve the merger agreement with Pineapple is expected to be held later in 2021. If the merger is approved by our shareholders, upon closing, CSI will commence doing business as Pineapple Energy, with a business model focused on the rapidly growing home solar industry.

At the time the merger with Pineapple was announced, CSI stated its intention to divest substantially all its current operating and non-operating assets, including its E&S business, its S&S business, real estate holdings, and cash, cash equivalents, and investments. The E&S Sale Transaction is part of CSI’s planned strategy to monetize its assets for the benefit of the pre-merger CSI shareholders as contemplated by the Pineapple merger transaction.

Lantronix, Inc.

Lantronix, Inc. (Nasdaq: LTRX) is a global provider of software as a service (“SaaS”), engineering services, and hardware for Edge Computing, the Internet of Things (“IoT”), and Remote Environment Management (“REM”). Lantronix enables its customers to provide reliable and secure solutions while accelerating their time to market. Lantronix’s products and services dramatically simplify operations through the creation, development, deployment, and management of customer projects at scale while providing quality, reliability and security.

The mailing address for Lantronix is 7535 Irvine Center Drive, Suite 100, Irvine, California 92618 and the telephone number at that location is (949) 453-3990. The principal website for Lantronix is www.lantronix.com.

Background of the E&S Sale Transaction

Our board of directors, together with our management, regularly reviews and assesses CSI’s performance, future growth prospects, business plans, competitive position, and overall strategic direction. As part of that review process, from time to time, we have considered a number of strategic alternatives, including potential strategic transactions with third parties, in each case with the goal of maximizing shareholder value.

As part of this process, on May 23, 2018, the CSI board of directors announced the formation of a CSI special committee consisting of independent directors, Richard Primuth, Randall D. Sampson and Steven Webster to explore strategic alternatives for CSI. We also announced that the CSI special committee expected to retain an investment banking firm to advise it in this process. CSI director Michael Zapata joined the special committee shortly following his election to the CSI board of directors in June 2020. In fulfilling its responsibilities to explore strategic alternatives, the CSI special committee, as well as the CSI board of directors were advised by the law firm of Ballard Spahr LLP. In addition, CSI subsequently engaged Northland Securities, Inc., referred to as “Northland,” as CSI’s financial advisor.

The CSI special committee, working with members of management, studied a number of strategic initiatives and strategic alternatives for CSI, and, in the period following May 23, 2018, the Company took the following actions that were approved by the CSI special committee and the CSI board of directors:

●	On April 5, 2019, CSI’s wholly owned subsidiary Suttle, Inc. (“Suttle”) sold its FutureLink Fiber business line for $5.0 million in cash;

●	On March 11, 2020, CSI sold the remainder of its Suttle business and related assets for $8.0 million in cash;

●	On May 14, 2020, CSI acquired Ecessa Corporation in a reverse triangular merger for $4.6 million in cash; and

●	On November 3, 2020, CSI acquired the operating assets of privately held IVDesk Minnesota, Inc. from a third-party receiver appointed by a Hennepin County, Minnesota State District Court Judge for aggregate consideration of $1.4 million, including a $550,000 earnout payment made in March 2021.

Beginning in December 2020, the special committee and management began considering a proposal to merge with Pineapple Energy, LLC (“Pineapple”) and, following due diligence and negotiations, the CSI special committee and the CSI board of directors approved a definitive merger agreement with Pineapple that was announced on March 2, 2021. Throughout the negotiations with Pineapple leading to the approval of the Pineapple merger agreement, the CSI special committee and the CSI board of directors agreed with Pineapple that as part of the proposed merger, CSI would divest substantially all of its existing operating and non-operating assets. Accordingly, concurrent with the ongoing discussions and negotiations with Pineapple between December 2020 and March 2, 2021, the CSI special committee also considered strategic alternatives for the divestiture of the operating and non-operating assets of CSI that would maximize the value of these assets for its current shareholders. In this regard, it identified Lantronix as a possible acquiror of CSI’s E&S business segment, which consisted of two business units: Transition Networks Inc. (“TNI”) based in the U.S. and Net2Edge (“N2E”), a business based in the U.K. that was owned by TNI through its subsidiary, Transition Networks Europe Limited (“TN Europe”).

From time to time beginning in 2018, CSI and Lantronix had engaged in discussions regarding a possible strategic transaction. These discussions included a dinner at Mobile World Congress in Los Angeles in October 2019. Given Lantronix’s previously expressed interest in a possible transaction with CSI and in particular, its expressed interest in the TNI portion of the E&S Segment business, on December 15, 2020, after CSI had received and considered the initial inquiry from Pineapple, the CSI special committee instructed Northland to contact Lantronix to determine its interest in acquiring the E&S Segment business if CSI proceeded with the Pineapple merger. At this time, the special committee also directed Northland to contact other qualified buyers, which resulted in several additional parties entering into non-disclosure agreements with CSI, and receiving information regarding the E&S Segment business.

On December 17, 2020, in accordance with the CSI special committee’s directives, representatives of Northland contacted Lantronix’s Chief Financial Officer, Jeremy Whitaker, to gauge Lantronix’s interest in CSI’s E&S Segment business. The Lantronix management team confirmed Lantronix’s interest in acquiring some or all of the E&S Segment business assets.

Later on December 17, 2020, CSI provided Lantronix with preliminary 2020 and 2021 revenue estimates for the E&S Segment. On December 22, 2020, CSI shared with Lantronix historical revenue relating to the E&S Segment that included revenues for both TNI and N2E as one consolidated operating segment.

On December 29, 2020, Lantronix submitted a preliminary non-binding letter of intent to acquire the assets of TNI for a total purchase price of $24.75 million, stating that it also would consider including the assets of the N2E business of TN Europe as part of the transaction.

On January 6, 2021, in accordance with the CSI special committee’s directives, Northland representatives had a telephone discussion with Mr. Whitaker regarding including the assets of N2E as part of the proposed transaction and changing the structure of the transaction from an asset sale to the sale of CSI’s stock in TNI and TN Europe, indicating that if N2E were included in the transaction, the purchase price would need to be increased from the proposed $24.75 million purchase price reflected in Lantronix’s December 29, 2020 letter of intent.

Later on January 6, 2021, CSI’s Executive Chairman, Roger H.D. Lacey, and CSI’s Chief Financial Officer, Mark Fandrich, attorneys from Ballard Spahr, and Northland representatives discussed Lantronix’s December 29, 2020 letter of intent and potential revisions to reflect the inclusion of the N2E business, an increase in the proposed purchase price and the change in structure from an asset sale to the sale of CSI’s stock in TNI and TN Europe. The Company believed that the E&S Segment was worth more than Lantronix’s proposed purchase price and that the N2E business was worth more if sold as part of the E&S Segment than on a stand-alone basis.

Also on January 6, 2021, CSI sent Lantronix a five-year financial forecast for the E&S Segment for fiscal years 2021 through 2025. This five-year financial forecast had been approved by the CSI board on December 8, 2020 as part of its regular planning cycle.

On January 7, 2021, the CSI board of directors held a special meeting attended by Mr. Fandrich and representatives of Ballard Spahr and Northland. CSI management and Northland reviewed and discussed with the CSI board of directors the December 29, 2020 letter of intent from Lantronix. At that meeting, the CSI board of directors also reviewed in detail a non-binding letter of intent with respect to the Pineapple transaction and the CSI board of directors authorized CSI management to enter into the non-binding letter of intent for the Pineapple transaction. The CSI board of directors determined that if negotiations with Pineapple led to a definitive merger agreement, then CSI should pursue a sale of the E&S Segment as an appropriate next step in the overall strategy to maximize shareholder value and provide liquidity to CSI shareholders.

The CSI board of directors then discussed the process for the possible disposition of the E&S Segment, including the proposed purchase price and the need to include the N2E business, and the strategies to support the CSI board of directors’ exercise of its fiduciary duties. In particular, the CSI board of directors discussed CSI’s ability to explore or respond to other superior proposals for the E&S Segment at various times, including before the execution of any letter of intent, from the period of the signing of the letter of intent until the execution of a definitive agreement, and between signing of a definitive agreement and closing. The directors also requested that management prepare an analysis of how the potential merger with Pineapple and the potential sale of the E&S Segment would affect outstanding equity awards under the CSI 2011 Executive Incentive Compensation Plan (the “2011 Plan”) and other compensation agreements so that the CSI board of directors would understand CSI’s obligations and could take appropriate actions consistent with the 2011 Plan and the outstanding awards and other agreements.

The CSI board of directors then authorized CSI management to continue to negotiate with Lantronix if Lantronix agreed to include N2E in the transaction, agreed to increase the proposed purchase price and agreed to structure the transaction as a sale of the stock of the E&S Companies rather than as an asset sale. The CSI board of directors also authorized management to undertake to document these terms in a letter of intent and, consistent with direction from the CSI special committee and CSI board of directors when a letter of intent was agreed upon, to proceed with negotiating a definitive transaction agreement relating to the transaction with Lantronix, with the final transaction agreement subject to subsequent approval by the CSI special committee and the CSI board of directors. Although the CSI board of directors gave management discretion to proceed, as discussed below, CSI and Lantronix did not agree on a letter of intent until after the February 2, 2021 meeting of the CSI board of directors. The CSI board of directors also instructed Northland to continue to explore, and respond to other inquiries from, other interested parties on behalf of CSI until there was an exclusivity obligation with Lantronix or another party.

On January 8, 2021, a meeting was held among CSI management consisting of Messrs. Lacey and Fandrich and CSI’s Chief Executive Officer, Anita Kumar, Ballard Spahr attorneys, and Northland representatives to discuss the draft December 29, 2020 Lantronix letter of intent, the CSI board of directors’ authorization, and strategies for negotiations with Lantronix. Later on January 8, 2021, CSI delivered a revised letter of intent to Lantronix proposing a stock sale of the E&S Companies for a cash purchase price to be further discussed between the parties. In response to the CSI board of directors’ discussion at the January 7, 2021 meeting, the revised letter of intent contained a one-year standstill provision and clarification that the purchase agreement would include a customary fiduciary-out provision. Also on January 8, 2021, CSI management met with CSI’s tax advisory firm to review tax aspects of the E&S Segment transaction.

On January 11, 2021, Lantronix delivered to CSI a revised draft letter of intent that proposed a cash purchase price equal to 75% of the revenue generated by the E&S Segment business for the 12-month period ended December 31, 2020, or approximately $25.9 million, and indicated that Lantronix would consider acquiring the stock of TN Europe with an appropriate adjustment of the purchase price if included.

On January 14, 2021, CSI delivered to Lantronix a revised letter of intent with an increased purchase price of $38 million. This revised letter of intent was accompanied by a cover email outlining to Lantronix the rationale for CSI’s counterproposal and proposed purchase price based on publicly available market data for comparable entities.

On January 15, 2021, Lantronix delivered to CSI a revised letter of intent with a proposed purchase price of $24 million for both the Transition Networks and Net2Edge entities.

Also on January 15, 2021, at the request of Mr. Fandrich, as part of the ongoing effort to continue to assess market interest in the E&S Segment, Northland provided CSI with a list of potential purchasers of the E&S Segment businesses and updated CSI on the status of discussions with potentially interested parties. CSI management and Northland discussed alternatives for a potential approach to these other potential purchasers if CSI did not receive a revised proposal from Lantronix. CSI management directed Northland to inform Lantronix that, to remain competitive in the process, Lantronix would need to increase its $24.0 million proposed purchase price given that Lantronix was offering to acquire the N2E business in its proposal. CSI management believed the E&S Segment was worth more than the amount proposed by Lantronix, which was based solely on 2020 revenue that had been negatively affected by COVID-19. CSI management also directed Northland to emphasize that CSI had significant cash reserves and was not in a distressed situation.

On January 20, 2021, Rob Adams, Lantronix’s Head of Corporate Development and Investor Relations, contacted a representative of Northland to continue discussions regarding the E&S Segment. In accordance with CSI’s directives, the Northland representative relayed CSI’s position regarding changes to Lantronix’s proposal that would be required in order to be acceptable to CSI.

On January 22, 2021, Mr. Whitaker called a Northland representative, indicating that Lantronix was open to increasing its proposed purchase price to $25.0 million in cash at closing, with an additional $5.0 million earnout based on existing revenue forecasts for a total purchase price of up to $30 million.

On January 26, 2021, CSI management and Northland representatives held a call to discuss Lantronix’s revised purchase price.

On January 28, 2021, CSI instructed Northland to relay a counterproposal to Lantronix with a purchase price of $32.0 million, including a $7.0 million earnout contingent upon the E&S Segment achieving designated operating milestones.

On January 29, 2021, Messrs. Lacey and Fandrich and Ms. Kumar, together with Northland representatives, held a virtual meeting with the chief executive officer and other management members of Company A regarding Company A’s potential acquisition of the E&S Segment.

On February 1, 2021, in accordance with CSI’s instructions, Northland representatives discussed the $32.0 million purchase price, including the $7.0 earnout amount, with Mr. Adams, who verbally agreed in principle with an earnout of $7.0 million, but indicated that Lantronix would make a counterproposal for the revenue parameters of the earnout.

On February 2, 2021, the CSI board of directors held a special meeting attended by Mr. Fandrich and CSI Corporate Controller Kristin Hlavka, and representatives of Ballard Spahr and Northland. The CSI board of directors discussed the status of the potential sale of the E&S Segment and authorized management to continue to negotiate toward execution of a letter of intent reflecting a $25.0 million base cash purchase price and a $7.0 million earnout payable to CSI shareholders within the parameters contemplated by the Pineapple merger agreement. CSI management also shared with the CSI board of directors information regarding the effect on shareholders of the acceleration of outstanding stock options and restricted stock units if a change of control occurred.

Later on February 2, 2021, CSI delivered to Lantronix a revised letter of intent reflecting a proposed base purchase price of $25.0 million and a $7.0 million earnout assuming $39.5 million in revenue during the first full 12 months immediately after the closing, subject to a capped earnout of $2 million for revenues above $39.5 million (based on $0.50 in earnout for each $1.00 in additional revenue). As was the case with the letter of intent exchanged between the parties after January 8, 2021, CSI’s revised letter of intent included a one-year standstill provision and indicated that the purchase agreement would include a customary fiduciary-out provision.

On February 5, 2021, Lantronix delivered to CSI a revised letter of intent altering the earnout consideration language by removing the $0.50 in earnout consideration for each $1.00 in additional revenue concept and replacing this concept with a series of revenue targets with corresponding payments. The new earnout concept maintained the total potential earnout consideration of $7.0 million, with increased back-end weighting over the first 360 days post-closing.

On February 8, 2021, CSI delivered to Lantronix a revised letter of intent altering the earnout consideration language, maintaining total potential earnout consideration of $7.0 million, while establishing a straight line measurement formula with lower hurdles for the initial targets and payments over the 360 days after closing and extending the exclusivity date from January 31, 2021 to February 28, 2021. During the previous several weeks, in accordance with the instructions of the CSI board of directors, Northland had continued to solicit indications of interest regarding a transaction involving the E&S Segment, and CSI entered into confidentiality agreements with certain potential buyers of the E&S Segment, shared certain financial and other business information with such parties, and discussed potential alternative proposals regarding the E&S Segment business. While those discussions were active and ongoing, none of the potential proposals discussed with other parties matched the value to shareholders and certainty of closing contemplated by Lantronix’s February 5, 2021 letter of intent.

On February 9, 2021, CSI and Lantronix executed the non-binding letter of intent reflecting a purchase price of up to $32.0 million with $25.0 million payable at closing and an additional $7.0 million earnout contingent upon meeting revenue targets in two 180-day periods following closing, a one-year standstill provision and exclusivity until March 5, 2021. After execution of the letter of intent, on February 9, 2021, Lantronix was provided with access to CSI’s virtual data room.

On February 10, 2021, Mr. Fandrich from CSI and Mr. Whitaker from Lantronix discussed planned overview meetings with TNI and Lantronix management regarding certain functional areas of the E&S Segment business.

On February 12, 2021, representatives of Ballard Spahr and legal counsel for Lantronix and Mr. Whitaker, discussed drafting responsibilities for the securities purchase agreement, transaction structure (stock sale or asset sale), due diligence to be conducted by Lantronix, and the fact that CSI shareholder approval was required to consummate the transaction.

On February 16, 2021, the CSI compensation committee and CSI board of directors held regularly scheduled meetings attended by Mr. Fandrich and Ms. Hlavka and representatives of Ballard Spahr. Representatives of Northland also attended the portion of the CSI board meeting relating to the E&S Segment transaction. At this board meeting, the CSI board of directors reviewed the status of the potential transaction with Lantronix, including the February 9, 2021 letter of intent, and were briefed on a discussion among the CSI and Lantronix attorneys on February 12, 2021. The CSI board of directors discussed upcoming due diligence and meetings, and potential timing for the proposed transactions with Pineapple and Lantronix.

At the February 16, 2021 meeting of the CSI board of directors, the CSI compensation committee recommended in connection with a change in control under the proposed Pineapple transaction, with respect to outstanding equity awards under 2011 Plan and the CSI Employee Stock Purchase Plan (“ESPP”), that the CSI board of directors take the following actions pursuant to its obligations and authority under the 2011 Plan and the ESPP:

●	Approve that on a date no earlier than 20 days before a change in control (the “Action Effective Date”) resulting from the proposed Pineapple merger transaction, all outstanding, in-the-money stock options would be settled by exchanging the options for a “net” number of shares (“Net Shares”) that took into account that option holders would not pay the exercise price to exercise their options, as calculated under the formula for determining the number of Net Shares provided in the 2011 Plan and that these Net Shares would be contingently issued as of the Action Effective Date.

●	Approve that the Action Effective Date would be set to ensure that the holders of RSUs and in-the-money stock options would receive any dividends paid to the other CSI shareholders prior to the effective time of the merger;

●	Approve that, as provided in the 2011 Plan, with respect to options for which the per share exercise price was equal to or greater than the market price for the shares on the Action Effective Date, such options automatically would be cancelled without payment of any consideration therefor; and

●	Approve that, with respect to the ESPP, after the current quarterly phase of the ESPP ending on March 31, 2021, unless approved by Pineapple, no new phase of the ESPP would commence prior to the effective time of the merger or until the merger agreement is terminated.

The full CSI board of directors discussed this recommendation and subsequently adopted these resolutions with respect to the Pineapple transaction at a meeting on March 1, 2021. In addition, given the possibility that approval and consummation of the proposed transaction under discussion with Lantronix could occur prior to the Pineapple merger, and that the proposed transaction with Lantronix also would represent a change in control under the 2011 Plan, on April 27, 2021 the CSI board of directors adopted similar resolutions with respect to the proposed Lantronix transaction as summarized under “Treatment of Outstanding Equity Awards.”

During the period from February 16, 2021 through February 22, 2021, Lantronix participated in CSI management presentations and due diligence conference calls.

During the period from February 25, 2021 through March 1, 2021, the CSI board of directors held several special meetings focused primarily on the Pineapple transaction. On March 1, 2021, the CSI board of directors approved the CSI-Pineapple merger agreement and CSI and Pineapple entered into that agreement. On March 2, 2021, CSI issued a press release announcing the proposed Pineapple merger transaction. In that press release, CSI announced that in conjunction with the merger, CSI intended to divest substantially all its current operating and non-operating assets, including its E&S Segment, its S&S Segment, real estate holdings, and cash and cash equivalents.

Beginning February 12, 2021, counsel for CSI and Lantronix exchanged and negotiated the securities purchase agreement consistent with the February 9, 2021 letter of intent.

On March 2 and March 3, 2021, Lantronix and CSI held in-person due diligence meetings at CSI’s offices in Minnetonka, Minnesota.

On March 5, 2021, the exclusivity period under the February 9, 2021 letter of intent expired. Prior to the expiration date, Lantronix had proposed extending the date, but CSI responded that the parties should focus on negotiating and signing a definitive securities purchase agreement.

Despite the expiration of exclusivity, CSI and Lantronix then continued to pursue negotiating the E&S Segment transaction in a manner consistent with the letter of intent. In accordance with the instructions of the CSI board of directors, Northland continued to discuss a possible transaction with other potential buyers of the E&S Segment and CSI’s availability to discuss alternative proposals for the E&S Segment. No clear alternative emerged, however, that CSI believed offered more value and certainty of closing than contemplated by the ongoing discussions with Lantronix.

On March 12, 2021, Lantronix and Northland held a call in which Lantronix relayed a new proposal to pay a portion of the purchase price payable at closing of the transaction by Lantronix’s delivery of a promissory note to CSI (“seller note”).

On March 14, 2021, CSI and Northland held a call to discuss Lantronix’s proposal to pay part of its purchase price with a seller note. CSI expressed its desire to limit the amount of any seller note to less than $10 million and requested confirmation from Lantronix that Lantronix would consider pursuing equity financing to repay the seller note within a reasonable timeframe after closing of the purchase of the E&S Segment by Lantronix.

On March 16, 2021, Lantronix and CSI held an international sales due diligence call.

Also on March 16, 2021, Lantronix and Northland held a call in which Lantronix proposed payment terms for the transaction, including the seller note in an amount of $9.5 million, upfront cash of $16.0 million, and a $7.0 million earnout.

On March 17, 2021, CSI and Lantronix discussed certain details of the transaction, including UK employees, a former sales representative issue, employment arrangements, and IT services to be provided under the transition services agreement.

Also on March 17, 2021, the CSI special committee met. Messrs. Lacey and Fandrich and representatives of Ballard Spahr and Northland, attended the meeting. CSI management discussed certain items that were covered in more detail at the subsequent March 19, 2021 meeting.

On March 19, 2021, the CSI board of directors held a special meeting attended by Mr. Fandrich and Ms. Hlavka, and representatives of Ballard Spahr and Northland. During the meeting, the CSI board of directors reviewed and discussed with Ballard Spahr and CSI management drafts of the securities purchase agreement, transition services agreement and related schedules that had been circulated prior to the meeting. Northland then provided an overview of certain terms of the draft securities purchase agreement, summarized the transaction timeline and process, and discussed certain market and other financial information relating to the E&S Segment and the proposed transaction. Representatives of Ballard Spahr reviewed the fiduciary duties of the CSI board of directors.

The CSI board of directors discussed at length the factors supporting the proposed sale of the E&S Segment business and the potential risks and challenges relating to the proposed sale of the E&S Segment business. The CSI board of directors directed CSI management, Ballard Spahr and Northland to continue to negotiate and resolve open points in the definitive agreements for the sale of the E&S Segment.

On March 25, 2021, the CSI board of directors met to discuss the E&S Segment transaction and the status of the legal documentation for such transaction. The CSI board of directors was advised that representatives of CSI and Lantronix continued to negotiate the terms of the securities purchase agreement and the transition services agreement without reaching agreement.

On April 8, 2021, CSI and Northland had an introductory call with the chief executive officer of Company B, a private company that CSI viewed as a competitor of the E&S Segment business. At this time, CSI was not under exclusivity with Lantronix given the expiration of the exclusivity period included in the February 9, 2021 letter of intent. In accordance with the instructions of the CSI board of directors, Northland also continued to seek out other alternative purchasers that might be interested in the E&S Segment.

On April 9, 2021, the CSI board of directors held a special meeting attended by Mr. Fandrich and Ms. Hlavka and representatives of Ballard Spahr and Northland. The CSI board of directors discussed the status of the transaction, potential liability issues under the transition services agreement, financial terms of the transaction, and the seller note. The CSI board of directors also considered Lantronix’s request for a 14-day extension of the exclusivity period included in the February 9, 2021 letter of intent. At this meeting, the CSI board of directors directed CSI management to inform Lantronix that as conditions to the requested extension of the exclusivity period, the CSI board of directors would require that Lantronix remove its request to finance a portion of its purchase price with a seller note, provide reasonable assurance that Lantronix would have sufficient financing to pay the full cash purchase price at closing, and agree to CSI’s proposed terms for the transition services agreement.

On April 15, 2021, CSI management, in consultation with representatives of Ballard Spahr, determined that Lantronix had met CSI’s stated conditions for extending exclusivity. Accordingly, CSI and Lantronix amended the exclusivity period of the February 9, 2021 letter of intent from April 15, 2021 to April 29, 2021. Also on April 15, 2021, CSI cancelled a planned follow-up call with Company B.

Between April 15, 2021 and April 27, 2021, representatives of Ballard Spahr and representatives of Lantronix and Lantronix’s legal counsel, O’Melveny & Myers LLP, negotiated and exchanged drafts of the securities purchase agreement, transition services agreement and related schedules and ancillary documents.

On April 27, 2021, representatives of Ballard Spahr, on the one hand, and representatives of Lantronix and O’Melveny & Myers LLP, on the other hand, finalized the form of the securities purchase agreement and transition services agreement.

Later on April 27, 2021, the CSI board of directors held a special meeting. Also present were Mr. Fandrich and Ms. Hlavka of CSI management and representatives of Ballard Spahr and Northland. At this meeting the CSI board of directors reviewed the history of discussions with Lantronix and prospective acquirors other than Lantronix, including Company A, Company B and other potential purchasers contacted to gauge potential interest in the E&S Segment business, noting that none of these discussions resulted in receiving an indication of interest or offer to purchase the E&S Segment on terms that it considered to be competitive with the Lantronix’s offer. Northland reviewed with the CSI board of directors its financial analysis of the aggregate purchase price of $32,027,566 (referred to as the “Aggregate Purchase Price”) provided for the transaction, and rendered an oral opinion, confirmed by delivery of a written opinion dated April 27, 2021, to the CSI board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, the Aggregate Purchase Price to be paid to CSI for the E&S Segment business pursuant to the securities purchase agreement was fair, from a financial point of view, to CSI. Representatives of Northland were then excused from the meeting. Representatives of Ballard Spahr then reviewed with the CSI board of directors its fiduciary duties with respect to the E&S Sale Transaction, and the material terms of the draft securities purchase agreement.

At the April 27, 2021 meeting, after discussion among the special committee and the CSI board of directors, the CSI board of directors unanimously took the following actions: (i) determined that the securities purchase agreement and the transactions contemplated thereby were fair to and in the best interests of CSI and its shareholders, (ii) approved, adopted and declared advisable the securities purchase agreement and the transactions contemplated thereby, (iii) directed that the approval of transactions contemplated by the securities purchase agreement be submitted to a vote at a meeting of CSI’s shareholders and (iv) recommended the adoption of the securities purchase agreement and the approval of the transactions contemplated by CSI’s shareholders at the special meeting, and instructed CSI management to sign and deliver the securities purchase agreement on behalf of CSI. The CSI board of directors, upon recommendation from the CSI compensation committee, also adopted resolutions to the effect that, upon the closing of the E&S Sale Transaction, all outstanding equity awards under the 2011 Plan would accelerate, the outstanding in-the-money stock options would be settled by exchanging the options for a “net” number of shares pursuant to the 2011 Plan, and that these net shares would be issued effective as of the date of closing, and the out-of-the-money stock options would be cancelled.

After conclusion of the April 27, 2021 meeting, CSI and Lantronix exchanged signature pages, which were held in escrow until the evening of April 28, 2021, when Lantronix confirmed to CSI that Lantronix had secured two commitment letters for the financing needed to complete the E&S Sale Transaction. On April 28, 2021, each of CSI and Lantronix and CSI released their signature pages to form a fully executed securities purchase agreement.

On April 29, 2021, prior to the opening of the stock markets, both CSI and Lantronix issued press releases announcing the securities purchase agreement and the E&S Sale Transaction.

Past Contacts, Transactions or Negotiations

Other than as described under “Background of the E&S Sale Transaction” above, we and Lantronix have not had any negotiations, transactions or material contacts during the past two years, and, other than as described therein and in the securities purchase agreement, there are no present or proposed material agreements, arrangements, understandings or relationships between our executive officers or directors and Lantronix, or its executive officers or directors.

Reasons for the E&S Sale Transaction and Recommendation of the CSI Board of Directors

In evaluating the E&S Sale Transaction, the CSI board of directors consulted with CSI’s management, legal counsel and financial advisor. In reaching its decision to approve the E&S Sale Transaction, and to recommend that our shareholders vote to approve the E&S Sale Transaction, the CSI board of directors considered certain factors as described below.

The CSI board of directors discussed the fact that, prior to and throughout the course of its meetings and discussions leading up to the publicly announced merger with Pineapple, the CSI board of directors specifically contemplated dispositions of CSI’s current operations, and the CSI board of directors considered a number of factors regarding whether the proposed E&S Sale Transaction for the business of the E&S Segment (which comprises substantially all of the assets of CSI), was in the best interests of CSI’s current shareholders, including, but not limited to, the following factors:

●	the consideration we receive in the E&S Sale Transaction will enable CSI to deliver an attractive return on the CSI common stock, particularly considering:

o	the historically low trading volume and resulting lack of liquidity in the CSI common stock, as well as the lack of dividends since June 2020 as we have reserved cash for operating and potential strategic growth activities;

o	that because the E&S Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock, the E&S Sale Transaction will allow CSI shareholders the opportunity to receive an additional return from their continuing ownership of CSI common stock through CSI’s monetization of its other assets, such as the S&S Segment business and real estate holdings, and through the proposed CSI-Pineapple merger;

o	the provisions of the merger agreement with Pineapple, which provides a framework that enables CSI to sell the business of the E&S Segment to Lantronix and distribute the net proceeds to the CSI shareholders prior to the proposed Pineapple merger;

●	the consideration we receive in the E&S Sale Transaction will provide us with substantial cash at closing, which we intend to combine with our other available cash resources to distribute to our shareholders a cash dividend of $3.50 per share or approximately $35.0 million, consistent with the strategy to monetize our assets for the benefit of the CSI shareholders existing prior to the effective date of the proposed merger with Pineapple;

●	the absence of any other, bona fide expression of interest in acquiring CSI as a whole, either prior to or after the announcement of the E&S Sale Transaction, that would allow us to deliver a comparably attractive return to the CSI shareholders as the E&S Sale Transaction giving consideration to the opportunities for future attractive returns to CSI shareholders from the net proceeds of CSI’s other businesses and property;

●	the timing of the signing of the securities purchase agreement for the E&S Sale Transaction in relation to the effective time of the proposed merger with Pineapple and, in particular, the fact that CSI shareholders will receive 100% of the net proceeds from the E&S Sale Transaction given the fact the securities purchase agreement was signed prior to the effective time of the Pineapple merger rather than 90% of the net proceeds from the E&S Sale Transaction if the securities purchase agreement were signed after the effective time of the Pineapple merger under the provisions of the merger agreement with Pineapple and the agreement governing the CVRs;

●	the CSI board of directors believed that the E&S Sale Transaction consideration, consisting of approximately $25.0 million base purchase price plus up to $7.0 million that may become payable to CSI upon achievement of the earnout, was the best price reasonably attainable for CSI shareholders after considering:

o	the absence of any other, bona fide expression of interest in acquiring the E&S Segment on terms competitive with the proposal made by Lantronix, despite CSI publicly announcing its strategy to dispose of substantially all CSI’s operating and non-operating assets in connection with the announcement of the proposed merger with Pineapple on March 2, 2021;

o	the improvement in the E&S Sale Transaction consideration proposed by Lantronix from $24.75 million in its revised preliminary non-binding letter of intent dated December 29, 2020 to approximately $25.0 plus the potential $7.0 million earnout, as well as the fact that CSI negotiated for improved payment terms by eliminating Lantronix’s proposed seller note in favor of an all-cash transaction;

o	the CSI board of directors’ belief, based on the nature of the negotiations, that the E&S Sale Transaction consideration is the highest amount that Lantronix was willing to pay and that the terms and conditions of the securities purchase agreement were, in the CSI board of directors’ view, the most favorable to us and our shareholders to which Lantronix was willing to agree;

o	the E&S Sale Transaction consideration is payable in cash and the closing of the E&S Sale Transaction is not subject to any financing contingency, which provides greater certainty of value and liquidity to our shareholders;

o	the relative uncertainty of the value that we may receive from the continued operation of the E&S Segment business as part of CSI in light of the meaningful risks involved in that alternative as compared to the certainty of the consideration CSI will receive in the E&S Sale Transaction;

●	the CSI board of directors believed that the potential $7.0 million that may become payable to CSI upon achievement of the earnout was the best alternative reasonably attainable for our shareholders to derive additional value from the E&S Segment for our shareholders after considering:

o	the two successive 180-day periods for determining the earnout are relatively short, the periods fall within 2021 and 2022 of the five-year strategic plan for the E&S Segment, and the revenue targets for the business of the E&S Companies are consistent with the projected financial results reflected in the five-year strategic plan, which the CSI board of directors believed reduced the risk that the earnout would not be achieved as compared to a longer multi-year earnout period or periods at the end of the five-year projection period;

o	a meaningful portion of the expected revenue in the earnout period relates to customer opportunities developed and cultivated by the CSI team and already included in the E&S Segment business pipeline;

o	the revenue targets for the business of the E&S Companies are consistent with the projected financial results reflected for 2021 and 2022 in the five-year strategic plan, which the CSI board of directors believed was a reasonable allocation of risk relating to future revenue achievement as between CSI and Lantronix;

o	the structure of the earnout with two performance periods and the sliding scale method of calculating the earnout further reduced the risk that CSI would not receive any additional purchase price in respect of the earnout;

●	after a review of the current and historical financial condition of the E&S Segment, its results of operations, prospects, business strategy, management team, competitive position, and the E&S Segment industry and the industries in which the E&S Segment customers operate, the CSI board of directors believed that the E&S Sale Transaction would enable the CSI board of directors to deliver a more favorable and attractive return to the CSI shareholders with the net proceeds at closing of the E&S Sale Transaction (including the opportunity for additional future returns to CSI’s shareholders through the earnout) than the potential value that might have resulted from possible alternatives to the E&S Sale Transaction, including continued operation of the E&S Segment business;

●	the CSI board of directors’ assessment over the last several years of the challenges and risks that we have faced, and would likely continue to face, if we continued a strategy of operating the E&S Segment business, including the challenges and risks that the CSI board of directors’ identified in its review of the five-year strategic plan for the E&S Segment approved on December 8, 2020, including:

o	despite significant effort and investment, CSI and the E&S Segment have not achieved many of their business and financial objectives during the past several years;

o	the fact that many of the E&S Segment’s existing products are legacy products that are not expected to produce significant future revenue growth and may contribute a declining amount of revenues in future years;

o	the fact that the financial results of the E&S Segment and CSI as a whole could be adversely affected if one or more of the E&S Segment’s larger customers substantially reduces its orders;

o	the size of the E&S Segment business and its position in its primary markets, the stiff competition with respect to price and other factors faced by the E&S Segment business, including competition from larger, better-capitalized competitors that could engage in discounting to retain market share;

o	the fact that substantial costs of remaining a public company, the level of corporate overhead expense and risk as a public company given CSI’s relatively small revenues and profits, combined with our investors’ expectations, which materially constrain our ability to invest significant additional amounts to accelerate new product development or to acquire new products for the E&S Segment without adversely affecting our profitability;

o	the expense and risk associated with any acquisition strategy CSI has pursued and may pursue to achieve sustainable growth and profitability for the E&S Segment and to spread public company costs over substantially greater revenues, including lack of attractive acquisition candidates, substantial expense, risk that transactions will not be completed with corresponding expense incurred, risk that the acquisitions will not successfully deliver the growth and profitability we expect, integration risk and other risks;

o	CSI’s ability to compete and increase revenues for the E&S Segment requires continual focus on delivering high-quality, innovative and competitively priced products and services and the regular introduction of new products and services that meet evolving customer requirements, but given the challenges and risks associated with our product development efforts, we cannot guarantee our ability to commercialize new E&S Segment products in a timely manner and generate substantial revenues from these products;

o	the view of the CSI board of directors starting in December 2020 that continued independent operation of the E&S Segment likely would require the development and execution of a transformative plan in order to offset the limited prospects for significant growth in the E&S Segment (and, therefore, CSI as a whole) and to address the challenges we historically have experienced, the fact that any transformative plan would require significant changes in business strategy and significant additional investment in the E&S Segment, lead to operating losses for one or more years, reduce our cash reserves, and the other risks, challenges and uncertainties that would be associated with a transformative plan, including the risk that it would not overcome our current and future challenges;

●	the business of the E&S Segment would be better served and provided more substantial long-term growth opportunities in Lantronix, which can leverage synergies, expand into adjacent markets, add scale, and broaden its existing product lines, which may benefit CSI in the short-term through the potential to achieve the earnout;

●	the structure of the E&S Sale Transaction is expected, subject to final analysis, to allow us to use the net operating loss carryforwards for U.S. federal income tax purposes to offset a substantial part of the gain recognized in the E&S Sale Transaction;

●	the securities purchase agreement permits, subject to certain limitations, CSI to be contacted regarding, and potentially consider, other proposals to purchase the business of the E&S Segment that may represent a “superior proposal” to the terms offered by Lantronix pursuant to the securities purchase agreement; and

●	the opinion of Northland, dated April 27, 2021, to the CSI board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CSI of the Aggregate Purchase Price to be paid to CSI for the E&S Segment business pursuant to the securities purchase agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications as more fully described below in the section entitled “Opinion of CSI’s Financial Advisor.”

The CSI board also considered potential drawbacks and risks relating to the E&S Sale Transaction, including, but not limited to:

●	up to $7.0 million of the purchase price is structured in the form of an earnout based on revenues generated by Lantronix in the 360 days following closing, and there is no guaranty that sufficient revenues will be generated for the earnout to become payable to us;

●	the restrictions placed on our ability to actively solicit competing bids, and the insistence by Lantronix as a condition to its offer that CSI would be obligated to pay a termination fee of $875,000 under certain circumstances, and that the potential payment of this fee might deter other potential acquirors of the E&S Segment;

●	that the transaction may not close in the expected time period or any event, change or other circumstance that could give rise to the termination of the securities purchase agreement and termination of the E&S Sale Transaction;

●	that we cannot guarantee that the net proceeds from the E&S Sale Transaction or the net proceeds from the planned divestiture of any of our remaining assets (such as our S&S Segment and headquarters) will result in any specific dividend amount to CSI shareholders;

●	our ability to obtain shareholder approval for the E&S Sale Transaction, which requires approval by the holders of at least two-thirds of our common stock outstanding and entitled to vote on the E&S Sale Proposal;

●	conditions to the closing of the E&S Sale Transaction may not be satisfied or the sale may involve unexpected costs, liabilities or delays;

●	conditions to the closing of the previously announced CSI-Pineapple merger may not be satisfied or the merger may involve unexpected costs, liabilities or delays;

●	risks that the E&S Sale Transaction will disrupt current CSI plans and operations or that the business or stock price of CSI may suffer as a result of uncertainty surrounding the E&S Sale Transaction;

●	the outcome of any legal proceedings related to the E&S Sale Transaction or the CSI-Pineapple merger; and

●	the fact that CSI cannot yet determine the exact amount and timing of any pre-CSI-Pineapple merger cash dividends or the value of the CVRs that CSI intends to distribute to its shareholders immediately prior to the effective date of the CSI-Pineapple merger.

After taking into account the material factors relating to the securities purchase agreement and the E&S Sale Transaction, including those factors set forth above, the CSI board of directors unanimously concluded that the benefits of the securities purchase agreement and the E&S Sale Transaction outweigh the risks and that the securities purchase agreement and the E&S Sale Transaction are advisable and in the best interests of CSI and our shareholders. The CSI board of directors did not assign relative weights to the material factors it considered. In addition, the CSI board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of the CSI board of directors may have given different weights to different factors.

For the reasons set forth above, the CSI board of directors has unanimously determined that the securities purchase agreement and the E&S Sale Transaction are advisable and in the best interests of our company and our shareholders, and unanimously recommends that shareholders vote “FOR” the E&S Sale Proposal.

Opinion of CSI’s Financial Advisor

CSI has engaged Northland as financial advisor to CSI in connection with the proposed E&S Sale Transaction. In connection with Northland’s engagement, the CSI board of directors requested that Northland evaluate the fairness, from a financial point of view, to CSI of the Aggregate Purchase Price to be paid to CSI for the E&S Segment business pursuant to the securities purchase agreement. At a meeting of the CSI board of directors held on April 27, 2021 to evaluate the proposed E&S Sale Transaction, Northland rendered an oral opinion, confirmed by delivery of a written opinion dated April 27, 2021, to the CSI board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, the Aggregate Purchase Price to be paid to CSI for the E&S Segment business pursuant to the securities purchase agreement was fair, from a financial point of view, to CSI.

The full text of Northland’s written opinion, dated April 27, 2021, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Appendix B to this proxy statement and is incorporated herein by reference. The description of Northland’s opinion set forth below is qualified in its entirety by reference to the full text of Northland’s opinion. Northland’s opinion was directed to the CSI board of directors (in its capacity as such) in connection with its evaluation of the Aggregate Purchase Price from a financial point of view to CSI and did not address any other terms, aspects or implications of the E&S Sale Transaction. Northland was not requested to opine as to, and its opinion did not address, the basic business decision of CSI to proceed with or effect the E&S Sale Transaction. Northland expressed no opinion or view as to the relative merits of the E&S Sale Transaction as compared to any alternative business strategies or transactions that might exist for the E&S Segment business or CSI or the effect of any other transaction in which CSI or TNI and TN Europe might engage. Northland’s opinion is not intended to be and does not constitute a recommendation to the CSI board of directors or to any shareholder as to how to act or vote with respect to the E&S Sale Transaction or any other matter.

In arriving at its opinion, Northland:

●	reviewed the financial terms of the execution version, provided to Northland on April 27, 2021, of the securities purchase agreement;

●	reviewed certain business, financial and other information and data relating to the E&S Segment business publicly available or made available to Northland from internal records of CSI;

●	reviewed certain internal financial projections and estimates relating to the E&S Segment business furnished to Northland by the management of CSI;

●	conducted discussions with members of the senior management of CSI with respect to the E&S Segment business and its prospects;

●	compared the financial performance of the E&S Segment business with that of certain publicly traded companies Northland deemed relevant in evaluating the E&S Segment business;

●	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions Northland deemed relevant in evaluating the E&S Sale Transaction; and

●	conducted a discounted cash flow analysis of the E&S Segment business based on the financial projections and estimates referred to above provided by the management of CSI.

In addition, Northland conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as it deemed necessary and appropriate in arriving at its opinion.

In conducting its review and in rendering its opinion, Northland relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting and other information furnished or otherwise made available to Northland, discussed with or reviewed by Northland, or publicly available, and did not assume any responsibility with respect to any such information. Northland also relied upon the assurances of the management of CSI that such management was not aware of any information or facts that would make the information provided to Northland incomplete or misleading. In addition, the management of CSI advised Northland, and Northland assumed, that the financial projections and estimates reviewed by Northland were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and were an appropriate basis upon which to evaluate, the future financial results and condition of the E&S Segment business and the other matters covered thereby. Northland also assumed that there was no change in the assets, liabilities, financial condition, results of operations, cash flows or prospects of the E&S Segment business since the dates of the most recent financial statements and other information, financial or otherwise, provided to Northland that would be meaningful in any respect to its analyses or opinion. For purposes of Northland’s analyses and opinion, Northland further assumed, at the direction of CSI and consistent with the financial projections and estimates provided by the management of CSI, that the full Earnout Amount will be received. Northland expressed no opinion or view with respect to any projections, estimates or other financial information provided to or reviewed by Northland or the assumptions on which they were based.

Northland relied upon the assessments of the management of CSI as to, among other things, (i) the potential impact on the E&S Segment business of macroeconomic, geopolitical, market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the electronics and software industry and the internet connectivity products sector thereof, (ii) implications for the E&S Segment business of the global COVID-19 pandemic, and (iii) the existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, manufacturers, suppliers distributors, resellers, integrators, and other commercial relationships of the E&S Segment business. Northland assumed that there would be no developments with respect to any such matters, or any adjustments to or allocations of the Aggregate Purchase Price, that would be meaningful in any respect to its analyses or opinion.

Northland assumed that the executed securities purchase agreement would be substantially similar to the execution version reviewed by Northland, without modification of material terms or conditions. Northland also assumed that the representations and warranties contained in the securities purchase agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the securities purchase agreement. Northland further assumed that the E&S Sale Transaction will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the E&S Sale Transaction or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would be meaningful in any respect to Northland’s analyses or opinion.

Northland did not perform any appraisals or evaluations of any specific assets or liabilities (fixed, contingent, accrued, derivative, off-balance sheet or otherwise) of the E&S Segment business, CSI or its affiliates or any other business or entity and Northland was not furnished with any such appraisals or evaluations, and Northland made no physical inspection of the property or assets of the E&S Segment business, CSI or its affiliates or any other business or entity. Northland did not evaluate the solvency, or liquidation or fair value, of the E&S Segment business, CSI or its affiliates or any other business or entity under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. Northland also did not undertake any independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities involving the E&S Segment business, CSI or its affiliates or any other business or entity or to which they may be subject and Northland made no assumption concerning, and its opinion did not consider, the potential impact of any claims, outcomes, damages, costs, recoveries or other aspects relating to any such matters.

Northland’s opinion was necessarily based upon the financial, market, economic and other conditions that existed on, and the information made available to Northland as of, the date of such opinion. Subsequent developments may affect Northland’s opinion and Northland disclaimed and disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date of its opinion. Northland did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion. As the CSI board of directors was aware, the credit, financial and stock markets have from time to time experienced unusual volatility and Northland expressed no opinion or view as to any potential effects of such volatility on the E&S Segment business, CSI or its affiliates, Lantronix or the E&S Sale Transaction and its opinion did not purport to address potential developments in any such markets.

Northland’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, to CSI of the Aggregate Purchase Price (to the extent expressly set forth therein) and did not address any other terms, aspects or implications of the E&S Sale Transaction, including, without limitation, the form or structure of the Aggregate Purchase Price or the E&S Sale Transaction, any adjustments to or allocations of the Aggregate Purchase Price, or any terms, aspects or implications of any transition services agreement, indemnification arrangements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the E&S Sale Transaction or otherwise. Northland was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of CSI or any other party. Northland expressed no opinion or view as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the E&S Sale Transaction by officers, directors or employees of CSI, or any class of such persons, relative to or in comparison with the Aggregate Purchase Price or otherwise. Northland also expressed no opinion or view as to the prices at which CSI common stock may trade, or the prices at which the Purchased Securities may be transferable, at any time.

Northland was not requested to opine as to, and its opinion did not address, the basic business decision of CSI to proceed with or effect the E&S Sale Transaction. Northland expressed no opinion or view as to the relative merits of the E&S Sale Transaction as compared to any alternative business strategies or transactions that might exist for the E&S Segment business or CSI or the effect of any other transaction in which CSI or TNI or TN Europe might engage. Northland did not render any financial, legal, accounting or other advice and Northland relied on the assumptions of the management of CSI as to all accounting, tax, regulatory, legal and similar matters with respect to the E&S Segment business and the securities purchase agreement, including, without limitation, as to tax or other consequences of the E&S Sale Transaction or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the E&S Segment business, CSI or its affiliates or the E&S Sale Transaction and Northland assumed that CSI obtained advice as to such matters from appropriate professionals. The issuance of Northland’s opinion was approved by the Northland Fairness Opinion Committee.

In accordance with customary investment banking practice, Northland employed generally accepted financial analyses in reaching its opinion. The preparation of analyses and an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. The summary set forth below does not contain a complete description of the analyses performed by Northland, but does summarize the material analyses performed by Northland in rendering its opinion. Northland believes that its analyses and the summary set forth below must be considered as a whole and in context and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying Northland’s financial analyses and opinion. In arriving at its opinion, Northland considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Northland made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the reference ranges resulting from any particular analysis described below should not be taken to be Northland’s view of the actual value of the E&S Segment business.

No company, business or transaction used in the analyses described below is identical or directly comparable to the E&S Segment business or the E&S Sale Transaction. Accordingly, an evaluation of these analyses or methodologies is not mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions reviewed or the results from any particular analysis or methodology.

Northland performed its analyses solely for purposes of providing its opinion to the CSI board of directors. In performing its analyses, Northland made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Northland are based upon forecasts of future results furnished to Northland, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties to the E&S Sale Transaction or their respective advisors. Northland does not assume responsibility if future results are materially different from forecasted results.

The Aggregate Purchase Price was determined through arm’s-length negotiations between CSI and Lantronix and was approved by the CSI board of directors. Northland did not recommend any specific consideration to CSI or the CSI board of directors or suggest that any specific consideration constituted the only appropriate consideration for the E&S Sale Transaction, including but not limited to, the Aggregate Purchase Price. In addition, Northland’s opinion and financial analyses were one of many factors taken into consideration by the CSI board of directors in deciding to approve the E&S Sale Transaction.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the CSI board of directors and performed by Northland in connection with its opinion, dated April 27, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Northland, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Northland. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material.

Selected Public Companies Analysis. Northland performed a selected public companies analysis of the E&S Segment business in which Northland reviewed certain financial information relating to the E&S Segment business and certain financial and stock market information for the following 12 selected publicly traded technology hardware or communications equipment companies with market capitalizations of up to $300 million that Northland considered generally relevant for purposes of analysis, consisting of seven such companies for which forward-looking estimates from Wall Street research analysts were available, collectively referred to in this subsection as the “selected companies with forward-looking estimates,” and five such companies for which forward-looking estimates from Wall Street research analysts were unavailable, collectively referred to in this subsection as the “selected companies without forward-looking estimates” and, together with the selected companies with forward-looking estimates, the “selected companies:”

Selected Companies with Forward-Looking Estimates	Selected Companies without Forward-Looking Estimates
● Applied Optoelectronics, Inc.	● BK Technologies Corporation
● Daktronics, Inc.	● Richardson Electronics, Ltd.
● KVH Industries, Inc.	● The LGL Group, Inc.
● PCTEL, Inc.	● UTStarcom Holdings Corp.
● RADCOM Ltd.	● Wayside Technology Group, Inc.
● RF Industries, Ltd.
● TESSCO Technologies Incorporated

Northland reviewed, among other information and to the extent publicly available and meaningful, enterprise values of the selected companies, calculated as implied equity values based on closing stock prices on April 26, 2021 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as multiples of such companies’ (i) most recent publicly reported last 12 months, referred to in this subsection as “LTM,” revenue and calendar years 2021 and 2022 estimated revenue, and (ii) LTM earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA,” adjusted for stock-based compensation expense and one-time non-recurring items, referred to as “adjusted EBITDA,” and calendar years 2021 and 2022 estimated EBITDA. Financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data for the E&S Segment business was based on financial projections and estimates of CSI’s management and public filings.

The overall low to high, and first and third quartile, LTM revenue and calendar years 2021 and 2022 estimated revenue multiples and LTM adjusted EBITDA and calendar years 2021 and 2022 estimated EBITDA multiples observed for the selected companies with forward-looking estimates were as follows:

●	Revenue multiples:

o	LTM revenue multiples: low to high of 0.2x to 1.7x, first and third quartiles of 0.8x and 1.5x, respectively (with a mean of 1.1x and a median of 1.3x)

o	Calendar year 2021 estimated revenue multiples: low to high of 0.3x to 1.6x, first and third quartiles of 0.7x and 1.4x, respectively (with a mean of 1.0x and a median of 1.1x)

o	Calendar year 2022 estimated revenue multiples: low to high of 0.2x to 1.5x, first and third quartiles of 0.5x and 1.2x, respectively (with a mean of 0.9x and a median of 1.1x)

●	EBITDA multiples:

o	LTM adjusted EBITDA multiples: low to high of 6.7x to 10.2x, first and third quartiles of 7.6x and 9.3x, respectively (with a mean and median of 8.4x)

o	Calendar year 2021 estimated EBITDA multiples: low to high of 6.7x to 26.7x, first and third quartiles of 10.5x and 17.4x, respectively (with a mean of 14.9x and a median of 13.0x)

o	Calendar year 2022 estimated EBITDA multiples: low to high of 6.1x to 18.8x, first and third quartiles of 7.8x and 13.1x, respectively (with a mean of 11.1x and a median of 9.8x)

The overall low to high, and first and third quartile, LTM revenue multiples and LTM adjusted EBITDA multiples observed for the selected companies without forward-looking estimates were as follows:

●	LTM revenue multiples: low to high of 0.3x to 1.5x, first and third quartiles of 0.4x and 1.4x, respectively (with a mean of 0.9x and a median of 1.2x)

●	LTM adjusted EBITDA multiples: low to high of 11.6x to 22.6x, first and third quartiles of 12.8x and 17.5x, respectively (with a mean of 15.8x and a median of 14.5x)

Northland then applied the first and third quartiles of the revenue, adjusted EBITDA and EBITDA multiples described above derived from the selected companies with forward-looking estimates and derived from the selected companies without forward-looking estimates, as applicable, to the LTM revenue and adjusted EBITDA, and calendar year 2021 and calendar year 2022 estimated revenue and adjusted EBITDA, as the case may be, of the E&S Segment business. This analysis indicated the following approximate implied aggregate enterprise value reference ranges for the E&S Segment business, as compared to the Aggregate Purchase Price:

Selected Companies with Forward-Looking Estimates			Aggregate Purchase Price
Implied Aggregate Enterprise Value Reference Ranges Based on:			$32,027,566
LTM Revenue	CY2021E Revenue	CY2022E Revenue
$28.1 million – $50.6 million	$27.2 million – $54.4 million	$23.2 million – $54.0 million
LTM Adjusted EBITDA	CY2021E Adjusted EBITDA	CY2022E Adjusted EBITDA
$6.3 million – $7.8 million	$29.1 million – $48.4 million	$32.8 million – $55.3 million
Selected Companies without Forward-Looking Estimates
Implied Aggregate Enterprise Value Reference Ranges Based on:
LTM Revenue		LTM Adjusted EBITDA
$14.4 million – $47.1 million		$10.7 million – $14.6 million

Selected Precedent Transactions Analysis. Using publicly available information, Northland reviewed financial data relating to the following 20 selected transactions that Northland considered generally relevant for purposes of analysis as transactions that closed during the three-year period prior to April 26, 2021 involving target companies with operations in the technology hardware or communications equipment industry and enterprise values of $20 million to $125 million, collectively referred to in this subsection as the “selected precedent transactions:”

Closed	Acquiror	Target
● December 2020	● Securitas AB	● FE Moran Security Solutions
● July 2020	● Standex International Corporation	● Renco Electronics, Inc.
● June 2020	● Motorola Solutions, Inc.	● IndigoVision Group plc
● January 2020	● Lantronix, Inc.	● Intrinsyc Technologies Corporation
● December 2019	● QinetiQ Group plc	● Manufacturing Techniques, Inc.
● July 2019	● Services Volex plc	● Servatron, Inc.
● July 2019	● Astronics Corporation	● Freedom Communication Technologies, Inc.
● July 2019	● Casa Systems, Inc.	● NetComm Wireless Limited
● May 2019	● MSA Safety Incorporated	● Sierra Monitor Corporation
● January 2019	● AGC Networks Pte. Limited	● Black Box Corporation
● December 2018	● Reliance Industries Limited	● Radisys Corporation
● November 2018	● The Vitec Group plc	● AMIMON, Inc.
● November 2018	● SMTC Corporation	● MC Test Service, Inc.
● October 2018	● Standex International Corporation	● Agile Magnetics, Inc.
● September 2018	● Adesto Technologies Corporation	● Echelon Corporation
● September 2018	● Sangoma Technologies US Inc.	● Digium, Inc.
● September 2018	● II-VI Incorporated	● CoAdna Holdings, Inc.
● August 2018	● Ribbon Communications Inc.	● Edgewater Networks Inc.
● June 2018	● SMART Global Holdings, Inc.	● Penguin Computing, Inc.
● April 2018	● TT Electronics plc	● Stadium Group plc

Northland reviewed transaction values in the selected precedent transactions, based on the consideration paid in such transactions, as multiples of the target company’s (i) LTM revenue and next 12 months, referred to as “NTM,” estimated revenue available as of the closing date of the relevant transaction, and (ii) LTM adjusted EBITDA and NTM estimated EBITDA available as of the closing date of the relevant transaction. Financial data of the selected precedent transactions were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data of the E&S Segment business was based on financial projections and estimates of CSI’s management and public filings.

The overall low to high, and first and third quartile, LTM revenue and NTM estimated revenue multiples and LTM adjusted EBITDA and NTM estimated EBITDA multiples observed for the selected precedent transactions were as follows:

●	Revenue multiples:

o	LTM revenue multiples: low to high of 0.1x to 3.0x, first and third quartiles of 0.7x and 1.6x, respectively (with a mean of 1.2x and a median of 0.9x)

o	NTM estimated revenue multiples: low to high of 0.7x to 1.0x, first and third quartiles of 0.8x and 1.0x, respectively (with a mean of 0.9x and a median of 1.0x)

●	EBITDA multiples:

o	LTM adjusted EBITDA multiples: low to high of 4.3x to 58.6x, first and third quartiles of 10.6x and 26.2x, respectively (with a mean of 21.6x and a median of 11.8x)

o	NTM estimated EBITDA multiples: low to high of 9.3x to 13.9x, first and third quartiles of 9.5x and 11.1x, respectively (with a mean of 10.7x and a median of 9.8x)

Northland then applied the first and third quartiles of the LTM revenue and NTM estimated revenue multiples described above derived from the selected precedent transactions to the calendar year 2020 (LTM) revenue and the calendar year 2021 (NTM) estimated revenue of the E&S Segment business, respectively, and applied the first and third quartiles of the LTM adjusted EBITDA and NTM estimated EBITDA multiples described above derived from the selected precedent transactions to the calendar year 2020 (LTM) adjusted EBITDA and calendar year 2021 (NTM) estimated adjusted EBITDA of the E&S Segment business, respectively. This analysis indicated the following approximate implied aggregate enterprise value reference ranges for the E&S Segment business, as compared to the Aggregate Purchase Price:

Implied Aggregate Enterprise Value Reference Ranges Based on:		Aggregate Purchase Price
LTM Revenue	NTM Estimated Revenue
$25.7 million – $54.6 million	$30.0 million – $39.4 million
$32,027,566
LTM Adjusted EBITDA	NTM Estimated Adjusted EBITDA
$8.8 million – $21.9 million	$26.4 million – $30.8 million

Discounted Cash Flow Analysis. Northland performed a discounted cash flow analysis of the E&S Segment business by calculating the estimated present value (as of April 26, 2021) of the stand-alone unlevered, after-tax free cash flows that the E&S Segment business was forecasted to generate during the calendar years ending December 31, 2021 through December 31, 2025 based on financial projections and estimates of CSI’s management. For purposes of this analysis, net operating loss carryforwards expected by CSI’s management to be utilized were taken into account. Northland calculated implied terminal values for the E&S Segment business by applying to the calendar year 2025 estimated unlevered, after-tax free cash flow of the E&S Segment business a selected range of perpetuity growth rates of 0.0% to 4.0%. The present values (as of April 26, 2021) of the cash flows and terminal values were then calculated using a selected range of discount rates of 14.7% to 17.7%. This analysis indicated the following first quartile to third quartile approximate implied aggregate enterprise value reference range for the E&S Segment business, as compared to the Aggregate Purchase Price:

Implied Aggregate Enterprise Value Reference Range	Aggregate Purchase Price
$29.3 million – $36.2 million	$32,027,566

Miscellaneous

CSI has agreed to pay Northland for its services in connection with the E&S Sale Transaction an aggregate fee currently estimated to be approximately $900,000, of which $200,000 was payable upon delivery of Northland’s opinion and approximately $700,000 is payable contingent upon consummation of the E&S Sale Transaction. In addition, CSI agreed to reimburse Northland for expenses, including fees and expenses of counsel, and to indemnify Northland against certain liabilities, including liabilities under federal securities laws, arising from Northland’s engagement.

In the ordinary course of business, Northland and its affiliates may actively trade securities of CSI, Lantronix or their respective affiliates for their own account or the account of their customers and, accordingly, may at any time hold a long or short position in such securities. Northland in the past provided financial advisory services to CSI and/or certain of its affiliates and may continue to do so, and received, and may receive, fees for the rendering of such services, including, during the approximately two-year period prior to the date of its opinion, having acted or acting as financial advisor to CSI and certain of its affiliates in connection with certain minority investments and acquisition and sale transactions, for which services Northland and its affiliates received or expect to receive fees of approximately $4.2 million. Although Northland did not in the two-year period prior to the date of its opinion provide financial advisory or financing services to Lantronix, Northland may provide such services to Lantronix and its affiliates in the future and may receive fees for the rendering of such services.

Consistent with applicable legal and regulatory requirements, Northland has adopted policies and procedures to establish and maintain the independence of Northland’s research department and personnel. As a result, Northland’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to CSI and the E&S Sale Transaction and other participants in the E&S Sale Transaction that differ from the views of Northland’s investment banking personnel.

Northland is a nationally recognized investment banking firm and, as a customary part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. CSI selected Northland as its financial advisor on the basis of Northland’s familiarity with CSI and Northland’s experience and reputation in connection with mergers, acquisitions and other similar transactions.

Projected Financial Results

Each year our management provides the CSI board of directors certain estimates of projected financial results as part of our budget and planning processes. Our management also provided certain projected financial results to parties that participated in the competitive sale process relating to the E&S Segment business, including Lantronix and its financial advisor. The projected results set forth below are included in this proxy statement only because this information was presented to and discussed with the CSI board of directors as part of its consideration of the E&S Sale Transaction. The projected financial results were provided to Northland, the CSI board’s financial advisor, for its use and reliance in connection with Northland’s financial analyses and opinion as described in the section entitled “Opinion of CSI’s Financial Advisor.”

The projected results described below were prepared by management of CSI and were not prepared with a view towards public disclosure. These projections do not purport to present the results of operations in accordance with generally accepted accounting principles. Our independent auditors have not examined or compiled the projections and accordingly, assume no responsibility for them. CSI’s internal financial projections are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by our management with respect to the financial performance of the E&S Segment business as part of Communications Systems, Inc., the allocation of costs for shared services, the continuing effects of competition, industry performance, general business, economic, market and financial conditions, and other matters, all of which are difficult to predict and many of which are beyond CSI’s control. Accordingly, there can be no assurance that the projected financial results would be necessarily realized, including if CSI retained the E&S Segment business.

Set forth below are projected financial results of certain income statement measures for the E&S Segment business for the fiscal years ending December 31, 2021 through December 31, 2025 (may reflect rounding). Selling, general and administrative expense (SG&A) below includes an allocation to the E&S Segment business of corporate shared services costs for finance, human resources, information technology, and facility.

The projected financial results below include adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP), which excludes interest, taxes, depreciation and amortization from net income, as well as stock-based compensation expense. For the purposes of the projected financial results, CSI calculated adjusted EBITDA below by starting with operating income for the E&S Segment, which does not include the impact of interest or taxes, and adding back depreciation, amortization and stock-based compensation expense.

We have reconciled the non-GAAP financial measure used in each of projected financial results with the most directly comparable GAAP financial measure below. CSI management believes that the non-GAAP financial measure not only provides CSI management with comparable financial data for internal financial analysis but also allows investors to better understand the performance of CSI’s E&S Segment business on a period-over-period basis from the same perspective as management. However, other companies may calculate these non-GAAP financial measures differently than CSI does. Investors should not consider the non-GAAP financial measures in isolation or as a substitute for analysis of CSI’s results or projections as reported under GAAP. CSI’s presentation of non-GAAP financial measures should not be construed to imply that CSI’s future results will be unaffected by the adjustments made to calculate adjusted EBITDA, such as interest, taxes, depreciation, amortization, and stock-based compensation expense.

	2021E	2022E	2023E	2024E	2025E
Revenue	$39,435,000	$43,200,867	$47,352,471	$52,452,332	$57,697,565
Product Profit	$22,593,000	$25,013,302	$28,032,663	$31,995,923	$35,830,188
Product Margin	57.3%	57.9%	59.2%	61.0%	62.1%

	2021E	% of Sales	2022E	% of Sales	2023E	% of Sales	2024E	% of Sales	2025E	% of Sales
Revenue	$39,435,000		$43,201,000		$47,352,000		$52,452,000		$57,698,000
Product Margin	22,593,000	57%	25,013,000	58%	28,033,000	59%	31,996,000	61%	35,830,000	62%
Other Cost of Goods Sold	4,450,000	11%	4,568,000	11%	4,854,000	10%	5,084,000	10%	5,440,000	9%
Gross Margin	18,143,000	46%	20,446,000	47%	23,179,000	49%	26,911,000	51%	30,390,000	53%
SG&A	15,655,000	40%	16,516,000	38%	17,578,000	37%	18,736,000	36%	20,297,000	35%
Operating Income	$2,488,000	6%	$3,930,000	9%	$5,601,000	12%	$8,176,000	16%	$10,093,000	17%

Reconciliation of Operating Income to Adjusted EBITDA:
Depreciation and Amortization	$200,000		$200,000		$200,000		$200,000		$200,000
Stock-Based Compensation	$100,000		$100,000		$100,000		$100,000		$100,000
Adjusted EBITDA	$2,788,000		$4,230,000		$5,901,000		$8,476,000		$10,393,000

The projected results described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by management. The projections above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations, including risks and uncertainties described under “CAUTION CONCERNING FORWARD-LOOKING STATEMENTS” and “RISK FACTORS.” There can be no assurance that the assumptions and adjustments made in preparing the projected financials results above will prove appropriate, or that the projected financial results necessarily will be realized. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projected results above. The inclusion of these projections should not be regarded as an indication that CSI or its affiliates or representatives, considered or consider the projections to be an actual prediction of future events, and the projections should not be relied upon as such. Neither CSI nor its affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of CSI or the E&S Segment business compared to the information contained in the projected financial results, and none of them intends to provide any update or revision thereof.

Financing

Lantronix estimates that approximately $26.0 million will be required to complete the E&S Sale Transaction. Lantronix anticipates that these amounts will be funded with bank financing in accordance with the commitment letter from Silicon Valley Bank and the commitment letter from SVB Innovation Credit Fund VIII, L.P., each dated April 28, 2021 and issued to Lantronix (together, the “commitment letters”), and cash on hand of Lantronix. The securities purchase agreement provides that in no event will the receipt by, or the availability of any funds or financing to, Lantronix or any other financing be a condition to the obligation of Lantronix to consummate the E&S Sale Transaction. Pursuant to the securities purchase agreement, Lantronix has delivered to us copies of the commitment letters and the corresponding fee letters.

Pursuant to the commitment letters, Lantronix intends to (a) refinance all existing indebtedness of Lantronix and Lantronix Holding Company, a Delaware corporation, owing to Silicon Valley Bank, and (b) finance the E&S Sale Transaction, costs and expenses related to the E&S Sale Transaction and the ongoing working capital and other general corporate purposes of Lantronix, the E&S Companies and their subsidiaries after consummation of the E&S Sale Transaction, from, among others, the following sources: (i) up to $20,000,000 in senior secured credit facilities comprised of (A) a term loan facility in an aggregate principal amount equal to $17,500,000 and (B) a revolving credit facility of up to $2,500,000, and (ii) a $12,000,000 junior secured credit facility provided by SVB Innovation Credit Fund VIII, L.P. The commitments contained in the commitment letters expire on August 31, 2021.

Under the commitment letters, (a) Silicon Valley Bank will have a first priority perfected security interest in substantially all assets of Lantronix and its affiliates (including the E&S Companies after the closing of the E&S Sale Transaction), including intellectual property, and (b) SVB Innovation Credit Fund VIII, L.P. will have a perfected security interest in substantially all assets of Lantronix and its affiliates (including the E&S Companies after the closing of the E&S Sale Transaction), including intellectual property. Such collateral will also include a stock pledge equal to 65% of the shares of material foreign subsidiaries that are not borrowers or guarantors.

The commitment letters are subject to standard closing conditions, including (a) the negotiation, execution and delivery of final loan documentation, (b) evidence of certain filings, recordings and endorsements, (c) delivery of satisfactory opinions of counsel and evidence of lien and security interests, (d) delivery of certain pro forma consolidated financial statements as to the borrower and its subsidiaries, (e) delivery of a quality of earnings report from the E&S Companies and borrower and its subsidiaries, (f) final terms and conditions of the E&S Sale Transaction documents, (g) payment of all fees and expenses of Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., (h) a bring-down in the accuracy of all representations and warranties in the loan documentation as of the funding date and (i) that no event of default or material adverse change has occurred.

When the E&S Sale Transaction is Expected to be Completed

We expect to complete the E&S Sale Transaction promptly after all of the closing conditions in the securities purchase agreement, including approval of the E&S Sale Proposal by our shareholders. Subject to the uncertainty concerning the satisfaction or waiver of these conditions, we expect the E&S Sale Transaction to close by August 31, 2021. However, there can be no assurance that the E&S Sale Transaction will be completed at all or, if completed, when it will be completed.

Effects on Our Company if the E&S Sale Transaction is Completed and the Nature of Our Business Following the Transaction

If the E&S Sale Transaction is completed, we will no longer conduct the E&S Segment business, and will be prevented by the securities purchase agreement from competing with the E&S Segment business for a period of five years.

Prior to and after the closing of the E&S Sale Transaction, we expect to continue our efforts to divest substantially all our current operating and non-operating assets as part of our planned strategy to monetize our assets for the benefit of the CSI shareholders existing prior to the effective date of the proposed merger with Pineapple. Prior to and after the closing of the E&S Sale Transaction, we also plan on continuing to pursue the proposed merger with Pineapple. A meeting of the Company’s shareholders to approve the merger agreement with Pineapple is expected to be held later in 2021. There can be no assurance that the proposed merger with Pineapple will be completed or completed within any specific timeframe. The E&S Sale Transaction is not conditioned upon the Pineapple merger in any way.

The E&S Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A shareholder who owns shares of our common stock immediately prior to the closing of the E&S Sale Transaction will continue to hold the same number of shares immediately following the closing. A meeting of the Company's shareholders to approve the merger agreement with Pineapple is expected to be held later in 2021. If the merger is approved by our shareholders, upon shareholders of CSI as of immediately prior to the closing of the merger with Pineapple will receive one non-transferable contingent value right (CVR) for each outstanding share of common stock of CSI held as of the close of business on the day immediately before the effective time (as defined in the agreement governing the CVRs). The E&S Sale Transaction will not change the number of CVRs a shareholder of CSI as of immediately prior to the closing of the merger with Pineapple would receive under the agreement governing the CVRs.

Our SEC reporting obligations as a public company will not be affected as a result of completing the E&S Sale Transaction. We believe that immediately after the E&S Sale Transaction we will continue to qualify for listing on the Nasdaq Global Market.

Effects on Our Company if the E&S Sale Transaction is Not Completed

If the E&S Sale Transaction is not completed, we will continue our efforts to divest substantially all our current operating and non-operating assets as part of our planned strategy to monetize our assets for the benefit of the CSI shareholders existing prior to the effective date of the proposed merger with Pineapple, and we may consider and evaluate other strategic opportunities for the E&S Segment. In such a circumstance, there can be no assurances that our continued operation of the E&S Segment business or any alternative strategic opportunities will result in the same or greater value to our shareholders as the E&S Sale Transaction.

The securities purchase agreement may be terminated under certain circumstances as set forth in the securities purchase agreement and summarized in this proxy statement. We have agreed to pay Lantronix a termination fee of $875,000 if the securities purchase agreement is terminated under certain circumstances. See “SECURITIES PURCHASE AGREEMENT—Remedies; Termination Fees” below.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our shareholders under Minnesota law or our articles of incorporation or bylaws in connection with the E&S Sale Proposal.

Interests of Our Directors and Executive Officers in the E&S Sale Transaction

In considering the recommendation of our board to vote “FOR” the E&S Sale Proposal, you should be aware that, aside from their interests as Company shareholders, our directors and executive officers have interests in the E&S Sale Transaction that are different from, or in addition to, the interests of our shareholders generally.

Members of our board were aware of and considered these interests, among other matters, in evaluating and negotiating the E&S Sale Transaction, and in recommending to our shareholders that the E&S Sale Proposal be approved. For more information see the sections entitled “Proposal #1: E&S Sale Proposal—Background of the E&S Sale Transaction” and “Proposal #1: E&S Sale Proposal—Reasons for the E&S Sale Transaction and Recommendation of our Board of Directors” above. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Additional information concerning these potential payments and the vesting of outstanding equity awards held by our directors and executive officers is provided in the discussion and table below.

Treatment of Outstanding Equity Awards. All of our outstanding equity incentive awards, consisting of stock options and restricted stock units (RSUs), have been granted under our 2011 Executive Incentive Compensation Plan (the “2011 Plan”), which is administered by the CSI compensation committee. As of June [ • ], 2021, there were outstanding under the 2011 Plan stock options to purchase [1,113,825] shares of CSI common stock and RSUs for [98,705] shares of CSI common stock.

The 2011 Plan provides that upon a change of control any outstanding incentive award that is not assumed or substituted will immediately vest and be exercisable and any restrictions on the incentive award will lapse. The 2011 Plan provides that the compensation committee may take any or all actions in respect of these accelerated incentive awards. The E&S Sale Transaction will constitute a change of control under the 2011 Plan.

In view of its authority under the 2011 Plan, the terms of the E&S Sale Transaction, and after considering our proposed merger transaction with Pineapple, our compensation committee has determined that if the E&S Sale Transaction occurs before the effective time of the proposed merger with Pineapple, then the outstanding incentive awards of the 2011 Plan will be affected as follows, all as of the closing date of the E&S Sale Transaction:

•	All outstanding incentive awards will immediately vest and be exercisable and any restrictions on the incentive award will lapse.

•	All then outstanding restricted stock units (RSUs) would be settled by exchanging them for the equivalent number of shares specified in the respective RSU agreements, reduced by that number of whole shares (rounded up to the nearest whole share) having a Fair Market Value (as defined in the 2011 Plan) equal to the amount of any tax withholding required. The shares of CSI common stock issued on settlement of the RSUs will be issued and outstanding as of the closing date of the E&S Sale Transaction.

•	All stock options on the closing date having an exercise price less than the fair market value of CSI’s common stock (i.e. in-the-money stock options) would be settled by exchanging the options for a “net” number of shares of CSI common stock as if exercised on a net or cashless basis as provided in the 2011 Plan. The shares of CSI common stock issued on settlement of in-the-money stock options will be further reduced by that number of whole shares (rounded up to the nearest whole share) having a Fair Market Value equal to the amount of any tax withholding required. The shares of CSI common stock issued on settlement of the in-the-money stock options will be issued and outstanding as of the closing date of the E&S Sale Transaction.

•	Following the settlement of outstanding RSUs and in-the-money stock options as provided above, these awards will terminate and be cancelled.

•	All stock options on the closing date having an exercise price equal to or greater than the fair market value of CSI’s common stock (i.e. out-of-the-money stock options) will terminate and be cancelled without any payment therefor.

The intention of our compensation committee is that the closing date of the E&S Sale Transaction would be set to ensure that the holders of RSUs and in-the-money stock options would receive any dividends paid to CSI shareholders generally prior to the effective time of the merger with Pineapple.

If the outstanding stock options and RSUs granted under the 2011 Plan are treated as described above, we would issue [252,564] shares of CSI common stock in respect of stock options and [98,705] shares of CSI common stock in respect of RSUs, assuming all stock options have not previously been exercised and all restricted stock unit awards have not previously been settled. These amounts assume (a) a price per share of CSI common stock of $6.62 (which is the average of the closing prices for a share of the Company’s common stock for the first five trading days following the public announcement of the E&S Sale Transaction) and (b) the E&S Sale Transaction was consummated on June [ • ], 2021, which is the last practicable date prior to the filing of this proxy statement.

Our non-employee directors are: Randall D. Sampson, Richard A. Primuth, Steven C. Webster and Michael R. Zapata. The estimated value to CSI’s non-employee directors as a group for the unvested stock options that would accelerate in connection with the closing of the E&S Sale Transaction is $67,200, which assumes the E&S Sale Transaction was consummated on June [ • ], 2021, which is the last practicable date prior to the filing of this proxy statement. None of the non-employee directors hold any outstanding RSU awards. The value of the unvested stock option awards that would accelerate in connection with the closing of the E&S Sale Transaction is calculated as follows: the product of (a) the excess, if any, of $6.62 (the assumed value of a share of the CSI’s common stock) over the exercise price per share of such stock option, multiplied by (b) the number of shares of common stock subject to the unvested portion of such stock option

The number of shares issuable in respect of outstanding stock options or RSUs may be more or less based on the incentive awards outstanding on, and fair market value of CSI’s common stock on, the closing date of the E&S Sale Transaction. For an estimate of the amounts that would be payable to each of the Company’s executive officers in connection with the Company equity incentive awards, see the “Golden Parachute Compensation” table below.

Employment and Change of Control Agreements. CSI entered into an employment agreement with Anita Kumar on December 1, 2020 in connection with CSI’s hiring of Ms. Kumar as its Chief Executive Officer. If CSI terminates the employment agreement with Ms. Kumar without Cause (as defined in the employment agreement) prior to December 31, 2021, Ms. Kumar will receive a guaranteed separation payment equivalent to 6 months base salary, subject to Ms. Kumar’s continued compliance with certain covenants and delivery of a general release.

We have entered into change of control agreements (“CIC Agreements”) with each named executive officer. The CIC Agreements provide for payment of severance compensation if there is a change in control of CSI and within 24 months following this change of control, there is either an involuntary termination of employment other than for cause, death, disability or retirement or a voluntary termination of employment for good reason (each a “Triggering Event”). The closing of the E&S Sale Transaction will constitute a change of control under the CIC Agreements.

Under the securities purchase agreement, we are obligated to terminate the employment of certain E&S Companies personnel who accept Lantronix’s offer of employment and we will be responsible for any severance obligations to these E&S Companies transferred personnel in connection with that termination of employment. Lantronix has indicated its intention to make an offer of employment to Ms. Kumar. Additionally, we intend to terminate employees of the E&S Companies not hired by Lantronix around the time of the completion of the E&S Sale Transaction. However, we do not expect to terminate Roger H.D. Lacey, Executive Chairman of CSI, and Mark Fandrich, CSI’s Chief Financial Officer, following the completion of the E&S Sale Transaction as they are expected to remain in these same roles following the closing of the CSI-Pineapple merger as stated in our March 2, 2021 announcement of the proposed Pineapple merger. Additionally, we also do not expect to terminate Scott Fluegge, CSI’s Vice President of Information Technology and Digital Transformation, following the completion of the E&S Sale Transaction as he is expected to continue employment following the closing of the CSI-Pineapple merger.

The severance benefit is a specified multiple of the executive’s annual compensation at the date of the change of control, payable in a lump sum within 75 days following the date of the Triggering Event. The multiple of the executive’s annual compensation for our named executive officers is as follows: Mr. Lacey, 1.0 times; Ms. Kumar, 1.5 times; Mr. Fandrich, 1.5 times; and Mr. Fluegge, 1.0 times. Additionally, each executive will be entitled to receive medical and dental insurance and life insurance substantially in the form and expense to the executive as received by the executive on the date of the Triggering Event.

The CIC Agreements provide that the payments made to the executive will be one dollar less than the amount which would cause all payments to the executive (including payments to the executive which are not included in the CIC Agreement) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Executive officers are not entitled to any gross-up payment under CIC Agreements for such excise taxes.

The CIC Agreements include provisions requiring each executive to maintain confidentiality of information acquired during the period of employment, to refrain for a period of one year from competing with CSI or soliciting other CSI employees to leave their employment with us and to provide a release of all claims against CSI in exchange for the benefit paid pursuant to the CIC agreement.

LTI Plan Awards. Over the last several years, we have granted our named executive officers and senior executives awards under our Long-Term Incentive Plan (“LTI Plan”), which is a subplan of the 2011 Plan. The LTI Plan awards provide the opportunity to earn a payout in CSI equity awards or cash awards after the end of three-year performance periods. There are two performance periods currently outstanding under the LTI Plan, the three-year performance period of 2019 to 2021 and the three year performance period of 2020 to 2022. All CSI equity awards for all prior performance periods have been granted under the LTI Plan and are included in the awards outstanding under the 2011 Plan, which will be settled as described above under “Treatment of Outstanding Equity Awards.” As of June [ • ], 2021, participants had opportunities for cash awards under the LTI Plan of $127,737 for 2019 to 2021 and $188,760 for 2020 to 2022.

The closing of the E&S Sale Transaction will constitute a change in control under the LTI Plan. A participant will be entitled to a payment from the LTI Plan upon a change in control. The amount of the payment to each participant must be equitably prorated based on the period between the beginning of the three-year performance period and the change in control. However, the compensation committee has the discretion to extend this period to be a longer period not to exceed the conclusion of the year in which the change in control occurred. The compensation committee intends to determine the amount of the cash payments to LTI Plan participants prior to the closing of the E&S Sale Transaction. For an estimate of the amounts that would be payable to each of the Company’s executive officers in connection with the LTI Plan cash awards, see the “Golden Parachute Compensation” table below.

Golden Parachute Compensation. The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the E&S Sale Transaction, based on a number of assumptions. The table below assumes that:

•	the E&S Sale Transaction was consummated on June [ • ], 2021, which is the last practicable date prior to the filing of this proxy statement, and that the E&S Sale Transaction is consummated prior to the effective time of our proposed merger with Pineapple;

•	the employment of each of our named executive officers is terminated by CSI immediately following the closing of the E&S Sale Transaction if it were consummated on June [ • ], 2021, which is the last practicable date prior to the filing of this proxy statement, constituting a Triggering Event under the CIC Agreements (but see “Employment and Change of Control Agreements” above for a description of our current intentions relating to the termination of the named executive officers);

•	the price per share of the Company’s common stock is $6.62 (which, in accordance with the SEC rules, is the average of the closing prices for a share of the Company’s common stock for the first five trading days following the public announcement of the E&S Sale Transaction); and

•	the compensation levels and outstanding and unvested equity awards for the named executive officers at the relevant time are the levels in effect and the equity awards outstanding and unvested.

Golden Parachute Compensation (1)
Name	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total
Roger H. D. Lacey	$410,301	$229,201	$782	$640,284
Anita Kumar	$487,540	$128,031	$3,487	$619,058
Mark Fandrich	$646,820	$172,091	$15,790	$834,701
Scott Fluegge	$299,266	$119,300	$26,302	$444,868

(1) There are no tax reimbursement, pension benefits or other payments to the named executive officers that are required to be disclosed in this table pursuant to Item 402(t) of Regulation S-K.

(2) The amounts reported in this column represent (a) the cash severance payment that each named executive officer would be entitled to receive under his or her CIC Agreement, which is a “double trigger” arrangement requiring both a change of control and a qualifying termination of employment within 24 months following the change of control, and for Ms. Kumar includes the cash severance to which she is entitled under her employment agreement upon a termination of employment without Cause and (b) the amount of cash payable to each named executive officer in respect of the LTI cash awards, which is a “single trigger” arrangement, assuming the compensation committee exercised its discretion to extend the period for equitable proration to the end of 2021. See the section entitled “Employment and Change of Control Agreements” and “LTI Plan Awards” above for additional details. The following table presents the allocation of the value as between cash severance payment and LTI Plan cash awards for each named executive officer:

Name	Value of Cash Severance Payment	Value of LTI Plan Cash Awards
Roger H. D. Lacey	$350,301	$60,000
Anita Kumar	$469,769	$17,771
Mark Fandrich	$593,015	$53,805
Scott Fluegge	$262,362	$36,904

(3) The amounts reported in this column represent the value of acceleration in connection with the closing of the E&S Sale Transaction of stock options and restricted stock units (RSUs) outstanding to our named executive officers under the 2011 Plan after giving effect to the determinations of our compensation committee as described above in the section entitled “Treatment of Outstanding Equity Awards.” The value of the unvested equity awards that would accelerate in connection with the closing of the E&S Sale Transaction is calculated as follows: (a) in the case of a CSI stock option, the product of (i) the excess, if any, of $6.62 (the assumed value of a share of the CSI’s common stock) over the exercise price per share of such stock option, multiplied by (ii) the number of shares of common stock subject to the unvested portion of such stock option; and (b) in the case of CSI RSU awards, the assumed value of a share of the Company’s common stock ($6.62) multiplied by the number of shares of common stock subject to the RSU award. The following table presents the allocation of the value as between the accelerated stock options and the accelerated RSUs for each named executive officer:

Name	Aggregate Value of Accelerated Stock Options	Aggregate Value of Accelerated Restricted Stock Unit Awards
Roger H. D. Lacey	$93,862	$135,339
Anita Kumar	$50,345	$77,686
Mark Fandrich	$64,516	$107,575
Scott Fluegge	$45,672	$73,628

(4) The amounts reported in this column represent the estimated cost of the employer portion of medical and dental insurance and life insurance premiums payable by CSI under the CIC Agreements assuming a qualifying termination of the named executive officer’s employment within 24 months following the change of control as described in note 2 above.

Anticipated Accounting Treatment

Under generally accepted accounting principles in the United States of America, commencing with the quarter during which our shareholders approve the E&S Sale Proposal, we expect to reflect the results of operations of the E&S Segment business as discontinued operations.  The related anticipated gain on the sale, net of any applicable taxes, will also be reported within discontinued operations upon completion of the E&S Sale Transaction. For further information, see “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” attached to this proxy statement as Appendix C.

Use of Proceeds

Communications Systems, and not our shareholders, will receive the proceeds from the E&S Sale Transaction.

As we have previously communicated in connection with the proposed Pineapple merger, CSI expects the net sale proceeds from any pre-merger divestitures, such as the E&S Sale Transaction, to be distributed in the form of a cash dividend to existing CSI shareholders prior to the effective date of the proposed merger with Pineapple.

Currently, we expect to distribute to our shareholders a cash dividend of $3.50 per share or approximately $35.0 million from the net proceeds from the E&S Sale Transaction and other available cash resources. We have not determined the exact timing of the cash dividend or set a record date for CSI shareholders entitled to the dividend.

We also intend to make additional cash dividends from cash, cash equivalents, and investments, net proceeds from the sale of legacy CSI assets and businesses sold after the merger, and any net proceeds we receive from Lantronix from the earnout in connection with the E&S Sale Transaction, through the contingent value rights (CVRs). The record date for CSI shareholders entitled to the CVRs will be set as of immediately prior to the closing of the merger with Pineapple under the agreement governing the CVRs. We expect the closing of the proposed merger with Pineapple will occur following receipt of CSI shareholder approval of the merger at a shareholder meeting to be held later in 2021.

Material U.S. Federal Income Tax Consequences of the E&S Sale Transaction

The following is a general discussion of the anticipated material U.S. federal income tax consequences of the E&S Sale Transaction. The discussion addresses only the specific U.S. federal income tax consequences set forth below and does not address any other U.S. federal, state, local or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the E&S Sale Transaction or any other transaction.

The following discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, currently applicable and proposed Treasury regulations and published rulings and decisions, all as currently in effect as of the date of this proxy statement, an all of which are subject to change, possibly with retroactive effect. Tax considerations under state and local laws, federal laws other than those pertaining to income tax, or non-U.S. tax laws are not addressed in this proxy statement. The following discussion has no binding effect on the Internal Revenue Service or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of E&S Sale Transaction, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the E&S Sale Transaction or that any such position would not be sustained.

The E&S Sale Transaction is entirely a corporate level action. Accordingly, the E&S Sale Transaction will not be a taxable event for U.S. federal income tax purposes to our shareholders.

The E&S Sale Transaction will be treated for U.S. federal income tax purposes as a taxable transaction for which Communications Systems will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of the stock of TNI and the sale of the ordinary shares of TN Europe will be measured by the difference between the amount realized by us on the sale of that particular equity interest and our tax basis in that equity interest. The determination of whether we recognize gain or loss will be made separately with respect to our equity interests in each of TNI and TN Europe.

Management of CSI anticipates that the E&S Sale Transaction will likely result in some taxable gain to the CSI for U.S. federal income tax purposes. To the extent the E&S Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, we expect that our available net operating loss carryforwards will offset all or a substantial part of such gain.

Each shareholder is encouraged to consult his, her, or its own tax advisor as to the U.S. federal income tax consequences of the E&S Sale Transaction, and as to any state, local, foreign or other tax consequences based on his or her particular facts and circumstances.

Vote Required

The approval of the E&S Sale Proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of CSI common stock that are entitled to vote at the special meeting. A vote of ABSTAIN on the E&S Sale Proposal will have the same effect as a vote AGAINST the approval of the E&S Sale Proposal.

Other than with respect to any shares allocated to you as a participant in the CSI ESOP, if you are a record holder and do not vote, your shares will not be voted at the special meeting and this failure to vote will have the same effect as a vote against the E&S Sale Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the E&S Sale Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the E&S Sale Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received were voted on the E&S Sale Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #1, THE E&S SALE PROPOSAL.

SECURITIES PURCHASE AGREEMENT

This section describes the material terms of the securities purchase agreement. Please note that the summary below and elsewhere in this proxy statement regarding the securities purchase agreement may not contain all of the information that is important to you. The summary below and elsewhere in this proxy statement of the securities purchase agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the securities purchase agreement, a copy of which is attached to this proxy statement as Appendix A. We encourage you to read the securities purchase agreement carefully in its entirety for a more complete understanding of the E&S Sale Transaction, the terms of the securities purchase agreement, and other information that may be important to you.

The securities purchase agreement has been included to provide shareholders with information regarding its terms. The securities purchase agreement also references certain of the other transaction documents, including the transition services agreement. Certain of the other transaction documents are summarized below, but are not binding upon any party until executed and delivered. This proxy statement is not soliciting shareholder approval for any transaction or agreement other than the E&S Sale Transaction as described in the E&S Sale Proposal.

General

On April 28, 2021, we entered into a securities purchase agreement with Lantronix pursuant to which we have agreed, subject to specified terms and conditions, including approval of the E&S Sale Proposal by our shareholders at the special meeting, to sell to Lantronix all of the issued and outstanding shares of stock of our wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of our wholly owned subsidiary, Transition Networks Europe Limited. In this proxy statement, we sometimes refer to Transition Networks, Inc. as “TNI,” to Transition Networks Europe Limited as “TN Europe” and to both of the companies collectively with their respective subsidiaries, if any, as the “E&S Companies.”

CSI classifies its businesses into the following two segments:

•	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

•	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

The E&S Segment is comprised of the Transition Networks and Net2Edge businesses conducted by TNI and TN Europe. For the purposes of this proxy statement, we refer to these businesses as the “E&S Segment business.”

We are not selling to Lantronix any of the assets relating to our S&S Segment business.

Purchase and Sale of the Securities of the E&S Companies

Subject to certain exceptions described below, we agreed to sell to Lantronix:

•	all of the issued and outstanding stock of our wholly owned subsidiary, Transition Networks, Inc., a Minnesota corporation; and

•	the entire issued share capital of our wholly owned subsidiary, Transition Networks Europe Limited, a private limited company incorporated in England and Wales.

The TNI stock and the TN Europe ordinary shares we have agreed to sell to Lantronix are sometimes referred to as the “purchased securities.”

Base Purchase Price and Earnout

The base purchase price for the purchased securities will be approximately $25,027,566. At the closing of the E&S Sale Transaction, Lantronix will pay us the base purchase price in cash.

Following the closing date, the base purchase price will be recalculated based upon final determinations of net working capital. The base purchase price then will be adjusted upward or downward for the amount by which the base purchase price recalculated using these final amounts is more than or less than the base purchase price paid at closing. If the recalculated base purchase price is more than base purchase price paid at closing, Lantronix will pay to CSI such amount within five business days. If the recalculated base purchase price is less than base purchase price paid at closing, we will pay to Lantronix such amount within five business days.

In addition to the base purchase price, Lantronix will pay us, if earned, earnout payments of up to $7.0 million, payable following two successive 180-day intervals after the closing of the E&S Sale Transaction based on revenue targets for the business of the E&S Companies as specified in the securities purchase agreement, subject to certain adjustments and allocations as further described in the securities purchase agreement. The earnout amount, if any, would be payable as follows:

•	On a sliding scale from $1.0 million up to $3.0 million based on revenue generated by the business of the E&S Companies in the first 180 days after the closing of the E&S Sale Transaction meeting or exceeding $18 million; and

•	On a sliding scale from $1.0 million up to $4.0 million based on revenue generated by the business of the E&S Companies in the subsequent 180 days after the closing of the E&S Sale Transaction meeting or exceeding $19 million.

For purposes of calculating the earnout amount, “revenue” includes all revenue recognized by Lantronix from the current business of the E&S Companies, and also includes revenue from all products that are either in development by the E&S Companies as of the closing or subsequently developed by the E&S Companies after the closing, but that were on the roadmap of the business and under development, and all products substantially similar to or readily derivative of a current product or development product on the roadmap, but excluding any revenue recognized from products, software or services of Lantronix that are currently sold or offered for sale by Lantronix or are being developed by Lantronix as of the date of the securities purchase agreement.

Financing

Lantronix estimates that approximately $26.0 million will be required to complete the E&S Sale Transaction. Lantronix anticipates that these amounts will be funded with bank financing in accordance with the commitment letter from Silicon Valley Bank and the commitment letter from SVB Innovation Credit Fund VIII, L.P., each dated April 28, 2021 and issued to Lantronix (together, the “commitment letters”), and cash on hand of Lantronix. The securities purchase agreement provides that in no event will the receipt by, or the availability of any funds or financing to, Lantronix or any other financing be a condition to the obligation of Lantronix to consummate the E&S Sale Transaction. Pursuant to the securities purchase agreement, Lantronix has delivered to us copies of the commitment letters and the corresponding fee letters.

Pursuant to the commitment letters, Lantronix intends to (a) refinance all existing indebtedness of Lantronix and Lantronix Holding Company, a Delaware corporation, owing to Silicon Valley Bank, and (b) finance the E&S Sale Transaction, costs and expenses related to the E&S Sale Transaction and the ongoing working capital and other general corporate purposes of Lantronix, the E&S Companies and their subsidiaries after consummation of the E&S Sale Transaction, from, among others, the following sources: (i) up to $20,000,000 in senior secured credit facilities comprised of (A) a term loan facility in an aggregate principal amount equal to $17,500,000 and (B) a revolving credit facility of up to $2,500,000, and (ii) a $12,000,000 junior secured credit facility provided by SVB Innovation Credit Fund VIII, L.P. The commitments contained in the commitment letters expire on August 31, 2021.

Under the commitment letters, (a) Silicon Valley Bank will have a first priority perfected security interest in substantially all assets of Lantronix and its affiliates (including the E&S Companies after the closing of the E&S Sale Transaction), including intellectual property, and (b) SVB Innovation Credit Fund VIII, L.P. will have a perfected security interest in substantially all assets of Lantronix and its affiliates (including the E&S Companies after the closing of the E&S Sale Transaction), including intellectual property. Such collateral will also include a stock pledge equal to 65% of the shares of material foreign subsidiaries that are not borrowers or guarantors.

The commitment letters are subject to standard closing conditions, including (a) the negotiation, execution and delivery of final loan documentation, (b) evidence of certain filings, recordings and endorsements, (c) delivery of satisfactory opinions of counsel and evidence of lien and security interests, (d) delivery of certain pro forma consolidated financial statements as to the borrower and its subsidiaries, (e) delivery of a quality of earnings report from the E&S Companies and borrower and its subsidiaries, (f) final terms and conditions of the E&S Sale Transaction documents, (g) payment of all fees and expenses of Silicon Valley Bank and SVB Innovation Credit Fund VIII, L.P., (h) a bring-down in the accuracy of all representations and warranties in the loan documentation as of the funding date and (i) that no event of default or material adverse change has occurred.

Conditions to Closing

The obligation of CSI and Lantronix to complete the E&S Sale Transaction is subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of the following conditions:

•	The securities purchase agreement and the E&S Sale Transaction must have been duly approved and adopted by the requisite shareholders of CSI at the special meeting in accordance with the Minnesota Business Corporation Act and CSI’s organizational documents; and

•	No government entity has enacted, issued, promulgated, enforced, or entered any law or order, decree, ruling or other action that makes illegal, enjoins or otherwise prohibits consummation of the E&S Sale Transaction.

The obligation of Lantronix to complete the E&S Sale Transaction is subject to the satisfaction (or waiver by Lantronix) of the following conditions:

•	CSI’s representations and warranties identified as fundamental must be true and correct in all respects on the date of the securities purchase agreement and the closing date, or in the case of representations and warranties made as of a specified date earlier than the closing date, as of such earlier date;

•	CSI’s representations and warranties (other than its representations and warranties identified as fundamental) must be true and correct in all material respects on the date of the securities purchase agreement and the closing date, or in the case of representations and warranties made as of a specified date earlier than the closing date, as of such earlier date;

•	CSI must have performed and complied with, in all material respects, all obligations, agreements and covenants as specified in the securities purchase agreement;

•	CSI must have delivered to Lantronix a certificate, executed by a duly authorized officer, that the preceding three conditions are satisfied; and

•	CSI must have delivered to Lantronix all of the required closing deliveries contemplated by the securities purchase agreement (including a certificate of good standing of TNI; appropriate assignment of the purchased securities; resolutions of the directors of each of TN Europe and each subsidiary thereof to approve various closing matters; a certificate of the secretary of CSI certifying to the resolutions duly adopted by CSI’s board of directors authorizing and approving the securities purchase agreement and the E&S Sale Transaction; the executed transition services agreement; resignations of certain directors and officers of the E&S Companies; evidence of certain required consents, waivers or approvals; register of members of each of TN Europe and its subsidiaries together with all of the other statutory registers and statutory books of each of TN Europe and its subsidiaries; the share certificates for all issued shares in TN Europe and each subsidiary thereof (or, if such share certificates are lost, indemnities for lost share certificate); a power of attorney duly executed by CSI appointing Lantronix as CSI’s duly authorized attorney to exercise all voting and other rights attaching to the TN Europe share pending stamping of the transfer of the TN Europe share and the registration of Lantronix of the holder of the TN Europe share; a letter from CSI confirming that at closing it will cease to be a relevant registrable entity in relation to TN Europe; release and termination of all liens with respect to the E&S Companies and the purchased securities; and a Deed of Waiver to cause a waiver of the debt of £2,334,258 owed by TN Europe to CSI).

The obligation of CSI to complete the E&S Sale Transaction is subject to the satisfaction (or waiver by CSI) of the following conditions:

•	Lantronix’s representations and warranties identified as fundamental must be true and correct in all respects on the date of the securities purchase agreement and the closing date, or in the case of representations and warranties made as of a specified date earlier than the closing date, as of such earlier date;

•	Lantronix’s representations and warranties (other than its representations and warranties identified as fundamental) must be true and correct in all material respects on the date of the securities purchase agreement and the closing date, or in the case of representations and warranties made as of a specified date earlier than the closing date, as of such earlier date;

•	Lantronix must have performed and complied with, in all material respects, all obligations, agreements and covenants as specified in the securities purchase agreement;

•	Lantronix must have delivered to CSI a certificate, executed by a duly authorized officer, that the preceding three conditions are satisfied; and

•	Lantronix must have delivered to CSI all of the required closing deliveries contemplated by the securities purchase agreement (including a certificate of good standing of Lantronix; a certificate of the secretary of Lantronix certifying to the resolutions duly adopted by Lantronix’s board of directors authorizing and approving the securities purchase agreement and the E&S Sale Transaction; the executed transition services agreement; evidence that the landlord under the UK lease has released CSI from all obligations as guarantor under such lease as of the closing (subject to certain additional terms set forth in the securities purchase agreement); and evidence of certain required consents, waivers or approvals).

Representations and Warranties

In the securities purchase agreement and subject to the exceptions, qualifications and schedules to the securities purchase agreement, as applicable, CSI makes representations and warranties to Lantronix relating to, among other things:

•	the organization, power and authority of CSI and the E&S Companies to enter into and perform their respective obligations under the securities purchase agreement and the other documents contemplated thereby, together with other corporate matters with respect to CSI and the E&S Companies;

•	the binding effect of the securities purchase agreement and the other documents contemplated thereby;

•	the absence of conflicts with, or defaults under, CSI’s or the E&S Companies’ organizational documents, certain material contracts and the absence of violations of applicable laws;

•	required consents and approvals of third parties or government entities;

•	broker, finder, investment banker or other intermediary fees;

•	ownership of the purchased securities;

•	CSI’s filings with the SEC;

•	the capitalization of the E&S Companies and their respective subsidiaries;

•	the financial statements of the E&S Companies;

•	undisclosed liabilities and indebtedness of the E&S Companies;

•	conduct of the E&S Companies since December 31, 2020, including the absence of any event or occurrence which has had a material adverse effect and the absence, subject to certain threshold limitations, of certain changes;

•	title to, condition of and sufficiency of personal property;

•	compliance with laws;

•	certain tax matters;

•	certain environmental matters;

•	intellectual property owned, licensed or used by the E&S Companies;

•	matters relating to the real property leased by the E&S Companies;

•	litigation and other proceedings;

•	employee benefit plans;

•	insurance policies, bonds or other insurance maintained by the E&S Companies;

•	material contracts of the E&S Companies and certain information relating thereto;

•	labor and employment matters;

•	certain affiliate transactions;

•	inventory of the E&S Companies;

•	accounts receivable of the E&S Companies;

•	permits and licenses of the E&S Companies;

•	compliance with certain anti-corruption laws;

•	books and records of the E&S Companies; and

•	a disclaimer of other representations and warranties regarding CSI or the E&S Companies.

Pursuant to the securities purchase agreement and subject to the exceptions, qualifications and schedules to the securities purchase agreement, as applicable, Lantronix makes representations and warranties to CSI relating to, among other things:

•	the organization, power and authority of Lantronix to enter into and perform its obligations under the securities purchase agreement and the other documents contemplated thereby, together with other corporate matters with respect to Lantronix;

•	the binding effect of the securities purchase agreement and the other documents contemplated thereby;

•	the absence of conflicts with, or defaults under, Lantronix’s organizational documents and the absence of violations of applicable laws;

•	required consents and approvals of third parties or government entities;

•	broker, finder, investment banker or other intermediary fees;

•	litigation and other proceedings;

•	investment intent and “accredited investor” status;

•	type, terms, validity and sufficiency of the bank financing obtained by Lantronix in accordance with the commitment letters delivered to us;

•	no beneficial ownership of CSI’s voting stock in the prior four years; and

•	the independent investigation conducted by Lantronix and its representatives relating to the E&S Sale Transaction and no reliance on any extra-contractual statements.

Covenants

Conduct of the E&S Companies

From and after the date of the securities purchase agreement and until the effective time of the E&S Sale Transaction or until the earlier termination of the securities purchase agreement, we have agreed to (a) conduct the E&S Segment business in the ordinary course of business; (b) use commercially reasonable efforts to preserve intact the E&S Segment business and to keep available the services of the employees of TN Europe or any subsidiary thereof and the TNI personnel; (c) use commercially reasonable efforts to preserve the goodwill of, and maintain satisfactory relationships with, all material customers, suppliers, distributors, lessors, tenants, creditors, debtors, employees, consultants and agents of the E&S Segment business; and (d) not take or omit to take certain specified other actions. Our obligations relating to the conduct of the E&S Segment business prior to the closing date are subject to exceptions for actions that are specified by the parties and those otherwise contemplated by the securities purchase agreement, required by applicable legal requirements, or as Lantronix may consent to in writing (which may not be unreasonably withheld, conditioned or delayed).

Access to Business

We are required to give Lantronix, upon reasonable notice to us, reasonable access to any employee of the E&S Companies for in-person, phone or video meetings during normal business hours. We are also required to provide Lantronix with reasonable access at reasonable times and upon reasonable advance notice to the offices, properties, personnel, books and records of the E&S Companies; provided, that such access does not unreasonably interfere with the normal operations of the E&S Companies.

Solicitation of Transactions

Subject to certain exceptions in the securities purchase agreement, following the date of the securities purchase agreement and until the effective time of the E&S Sale Transaction, CSI and its subsidiaries (including the E&S Companies) will not, and will cause its representatives not to, directly or indirectly:

•	solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal,” or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an acquisition proposal;

•	enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any acquisition proposal, or furnish to any person any non-public information or afford any person other than Lantronix access to such party’s property, books or records (except pursuant to a request by a government entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an acquisition proposal.

Notwithstanding the foregoing, prior to receipt of the required vote of our shareholders of the E&S Sale Transaction, we may furnish non-public information with respect to the E&S Companies to any “qualified person,” or engage in discussions or negotiations (including solicitation of revised acquisition proposals) with any qualified person regarding any such acquisition proposal. However, before taking these actions, we must have received a bona fide written unsolicited acquisition proposal from a qualified person, we must have received an executed confidentiality agreement from such qualified person, and the CSI board of directors must have determined, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with the its fiduciary duties under applicable law. Any information made available or provided to a qualified person by or on behalf of CSI will, substantively concurrently therewith, be made available or provided to Lantronix.

Following the date of the securities purchase agreement and until the effective time of the E&S Sale Transaction, the CSI board of directors may not, except as set forth in the securities purchase agreement:

•	(a) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to Lantronix, the approval or recommendation by the CSI board of directors with respect to the E&S Sale Transaction, (b) fail to include the CSI board of directors’ recommendation that you vote for the E&S Sale Proposal in this proxy statement or (c) if any person (other than Lantronix) has publicly announced an acquisition proposal (or publicly announced any material modification thereto), fail to publicly reaffirm the CSI board of directors’ recommendation that you vote for the E&S Sale Proposal within 10 business days (with certain exceptions) of being requested to do so by Lantronix (any of clauses (a), (b) or (c), a “seller board recommendation change”);

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, purchase agreement, exchange agreement or similar agreement contemplating any acquisition proposal (other than a confidentiality agreement); and

•	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal.

The CSI board of directors unanimously recommends that you vote for the E&S Sale Proposal.

Prior to receipt of the required vote of our shareholders of the E&S Sale Transaction, the CSI board of directors may effect a seller board recommendation change or terminate the securities purchase agreement in order to enter into an alternative acquisition agreement, with respect to an unsolicited bona fide acquisition proposal that did not result from a breach of the securities purchase agreement if:

•	the CSI board of directors has determined after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes a “superior proposal” and, after consultation with outside legal counsel, that the failure to make such seller board recommendation change would reasonably be expected to be inconsistent with the CSI board of directors’ fiduciary obligations under applicable law;

•	we have provided at least four business days prior written notice to Lantronix that we intend to effect a seller board recommendation change;

•	during such four business day period, we negotiate with Lantronix in good faith to make adjustments in the terms and conditions of the securities purchase agreement so that the acquisition proposal ceases to constitute a superior proposal, if Lantronix, in its discretion, proposes to make adjustments; and

•	if Lantronix has delivered to us a written offer to alter the terms or conditions of the securities purchase agreement during such four business day period, the CSI board of directors has determined in good faith, after considering the terms of such offer by Lantronix, that a seller board recommendation change would still be required for the CSI board of directors to be consistent with its fiduciary obligations under applicable law.

We must notify Lantronix of our receipt of any acquisition proposal and provide Lantronix a copy of such acquisition proposal (if written), or a summary of the material terms and conditions of such acquisition proposal (if oral). We further agreed to cease immediately all discussions and negotiations that commenced prior to the date of the securities purchase agreement regarding any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

As used in the securities purchase agreement, “acquisition proposal” means any inquiry, proposal or offer from any person, other than Lantronix or its subsidiaries, relating to any:

•	merger, consolidation, sale of assets, dissolution, liquidation, joint venture, recapitalization, reorganization, share exchange, tender offer, exchange offer, or other business combination transaction or series of related transactions involving any E&S Company, CSI or any other subsidiary of CSI, under which (a) such person would, directly or indirectly, acquire assets equal to 20% or more of the consolidated assets of CSI or any E&S Company, or to which 20% or more of the revenues CSI or of the E&S Companies on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, or (b) the equity holders of such person immediately after giving effect to such transaction(s) would beneficially own 20% or more of any class of equity or voting securities of CSI or any E&S Company or the surviving or resulting entity in such transaction(s);

•	issuance by CSI or any E&S Company of 20% or more of its equity or voting securities; or

•	acquisition in any manner, directly or indirectly, of 20% or more of the equity securities or consolidated total assets of CSI or any E&S Company, in each case other than the transactions contemplated by the securities purchase agreement.

For clarity, CSI and Lantronix have agreed that the transactions contemplated by our proposed merger agreement with Pineapple are expressly excluded from the definition of “acquisition proposal” in the securities purchase agreement.

As used in the securities purchase agreement, “superior proposal” means a bona fide, unsolicited written acquisition proposal that was first received after the date of the securities purchase agreement that is:

•	on terms which the CSI board of directors determines in its good faith judgment to be more favorable to the holders of our capital stock from a financial point of view than the transactions contemplated by the securities purchase agreement, taking into account all the terms and conditions of such proposal and this Agreement that the CSI board of directors determines to be relevant;

•	is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party);

•	is reasonably capable of being completed on the terms proposed without unreasonable delay; and

•	includes termination rights no less favorable than the terms set forth in the securities purchase agreement, and in all respects from a third party capable of performing such terms.

If an “intervening event” occurs after the date of the securities purchase agreement but prior to the receipt of the required vote of our shareholders of the E&S Sale Transaction, the CSI board of directors may effect a seller board recommendation change if:

•	the CSI board of directors has determined (after consultation with outside legal counsel) that the failure to make such seller board recommendation change would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law,

•	prior to effecting the seller board recommendation change, we notify Lantronix, in writing, at least five business days before taking such action of the CSI board of directors’ intent to consider such action;

•	during such period we negotiate with Lantronix in good faith to make such adjustments in the terms and conditions of the securities purchase agreement so that the underlying facts giving rise to, and the reasons for taking such action, cease to constitute an intervening event, if Lantronix, in its reasonable discretion, proposes to make such adjustments; and

•	the CSI board of directors still determines in good faith, after consulting with outside legal counsel, that the failure to effect such seller board recommendation change, after taking into account any adjustments made by Lantronix, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

As used in the securities purchase agreement, “intervening event” means with respect to CSI any material event, circumstance, change, effect, development, or condition occurring or arising after the date of the securities purchase agreement that (a) affects the business, assets or operations of the E&S Companies; (b) was not known to, nor reasonably foreseeable by, or if known, the effect of which was not reasonably foreseeable by, any member of the CSI board of directors as of or prior to the date of the securities purchase agreement; (c) becomes known to the CSI board of directors prior to the receipt of the required vote of our shareholders of the E&S Sale Transaction; and (d) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by either Lantronix or CSI (or to be refrained from being taken by Lantronix or CSI) pursuant to, the securities purchase agreement. However, neither an acquisition proposal nor a change in the market price or trading volume of our securities constitutes an intervening event.

Preparation of the Proxy Statement; Shareholder Meeting

The securities purchase agreement requires that we prepare and file a proxy statement to be delivered to our shareholders in connection with a meeting of our shareholders to approve the E&S Sale Transaction as promptly as practicable following the date of the securities purchase agreement (and in any event within 45 days after the date of the securities purchase agreement). In connection with the preparation of this proxy statement, Lantronix and its advisors were required to and have provided certain information for inclusion in this proxy statement. Prior to any filing or mailing of the proxy statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, we have and will provide Lantronix a reasonable opportunity to review and comment on such document or response and have and will consider in good faith any such comments proposed by Lantronix. As soon as reasonably practicable following the establishment of the record date for a meeting of our shareholders to approve the E&S Sale Transaction and clearance of the proxy statement by the SEC, we will cause the proxy statement to be mailed to each of our shareholders entitled to vote at such meeting. We may adjourn or postpone such meeting (a) to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to our shareholders within a reasonable amount of time in advance of such meeting, (b) as otherwise required by applicable law or (c) if as of the time for which such meeting is scheduled as set forth in the proxy statement, there are insufficient shares of our capital stock represented to constitute a quorum necessary to conduct the business of such meeting. We and Lantronix must each promptly make all necessary filings with respect to the transactions contemplated by the securities purchase agreement under the Securities Exchange Act of 1934, as amended, applicable state blue sky laws and the rules and regulations thereunder, and each party will furnish to the other party all information concerning the other party as may be reasonably requested in connection with any such actions.

Subject to the terms of the securities purchase agreement, the CSI board of directors must recommend that our shareholders vote in favor of the E&S Sale Transaction, and we are required to use our reasonable best efforts to obtain approval and adoption of the securities purchase agreement and the transactions contemplated thereby by our requisite shareholders at a meeting of our shareholders in accordance with the Minnesota Business Corporation Act and our organizational documents.

Notice of Breaches

During the period between the date of the securities purchase agreement and the closing of the E&S Sale Transaction, each party will give prompt written notice to the other if such notifying party becomes aware of any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty, covenant or agreement of such notifying party or of such other party that would cause a failure of the conditions to closing set forth in the securities purchase agreement with respect to such party.

Efforts to Consummate

Subject to the terms and conditions of the securities purchase agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, and to assist and cooperate with the other party in taking or causing to be taken, all actions and to use its commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under the securities purchase agreement and applicable law to cause the conditions set forth in the securities purchase agreement to be satisfied and to consummate and make effective the transactions contemplated thereby.

Financing Cooperation

Prior to the closing of the E&S Sale Transaction, we will cooperate with Lantronix in connection with obtaining its bank financing. Lantronix will keep us informed on a reasonable basis and in reasonable details regarding the status of the bank financing and will reimburse and indemnify us for our cooperation with its bank financing.

Non-Competition and Non-Solicitation

For five years after the closing of the E&S Sale Transaction, neither CSI nor its affiliates or designees will:

•	design, develop, license, manufacture, distribute, sell or support (or knowingly assist any third party, directly or indirectly, in designing, developing, licensing, manufacturing, distributing, selling or supporting) any existing product of the E&S Segment business or on any related roadmap or any other similar product anywhere in the world (subject to certain customary exceptions and specifically excluding the S&S Segment and strategic investments in Quortus Limited, Spyrus Solutions, Inc. and Kogniz, Inc.);

•	directly or indirectly (a) solicit for employment or any similar arrangement any employee of the E&S Companies or their subsidiaries or (b) hire or knowingly assist any other person in hiring any employee of the E&S Companies or their subsidiaries (subject to certain customary exceptions); or

•	directly or indirectly cause, solicit, induce or encourage any client, customer, supplier or licensor of the E&S Segment business or the E&S Companies prior to the closing to terminate or modify such relationship.

Employee Matters

Lantronix will offer employment to all TNI personnel listed on Schedule 7.2(a) attached to the securities purchase agreement; provided, however, that Lantronix may amend such schedule and the TNI personnel listed thereon for up to 30 days following the date of the securities purchase agreement. Effective prior to 11:59:59 p.m. on the day prior to the closing of the E&S Sale Transaction, we will terminate the employment of the TNI personnel, and we will be solely responsible for any severance obligations arising out of such termination. The employment of the employees of TN Europe or any subsidiary thereof will not be terminated by the closing of the E&S Sale Transaction.

Lantronix will, for one year following the closing of the E&S Sale Transaction, provide each “transferred employee” with employee benefits that are substantially comparable to the employee benefits offered to similarly-situated employees of Lantronix, and, for six months following the closing of the E&S Sale Transaction, each transferred employee who continues to be employed by Lantronix or its affiliates will continue to be provided with a salary that is substantially comparable in the aggregate to the salary in effect with respect to such transferred employee immediately prior to the closing. For clarity, nothing in the securities purchase agreement limits Lantronix’s right to terminate the employment of any of the transferred employees after the closing.

With respect to any employees of TN Europe or any subsidiary thereof terminated by Lantronix during the 60 day period after the closing of the E&S Sale Transaction, Lantronix may, within such 60 day period, submit to us an invoice detailing any statutory redundancy and minimum notice period costs incurred by Lantronix with respect to any such terminations and we will promptly pay such invoice. However, Lantronix is required to use commercially reasonable efforts to minimize such statutory redundancy and minimum notice period costs incurred by Lantronix and in no event will CSI be responsible for more than $400,000 in costs, fees or expenses arising out of the termination of these employees following the closing.

With respect to each employee benefit plan and arrangement of Lantronix providing medical, dental, pharmaceutical and vision benefits in which any transferred employee becomes eligible to participate after the closing of the E&S Sale Transaction, Lantronix will waive or use commercially reasonable efforts to cause the applicable provider to waive, all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the transferred employees and their eligible dependents, other than any such limitations, exclusions and waiting periods that are in effect with respect to such individuals and have not been satisfied under the analogous welfare benefit plan sponsored or participated in by CSI or its subsidiary, as applicable, immediately prior to the closing.

Tax Matters

We will prepare and timely file all tax returns with respect to the E&S Companies for all tax periods ending on or prior to the closing of the E&S Sale Transaction. Lantronix will prepare and timely file all other tax returns required to be filed in respect to the E&S Companies for all tax periods ending after the closing date of the E&S Sale Transaction. In the case of any tax return of any E&S Company for a pre-closing tax period, such tax return will be prepared in a manner that is consistent with practices, procedures, and accounting methods of such E&S Company in existence on the date of the securities purchase agreement. At least 30 days prior to the due date of any tax return relating to the pre-closing tax period other than a “straddle period,” the party responsible for preparing such tax return will deliver such tax return to the other party for the reviewing party’s review and comment.

Lantronix is prohibited from taking certain actions following the closing pertaining to the pre-closing tax period, and Lantronix will indemnify CSI for any liability for taxes resulting from any such prohibited actions taken by it without the prior written consent of CSI, save where such consent has been unreasonably withheld or delayed.

All refunds of taxes of the E&S Companies for any pre-closing tax period will be the property of CSI to the extent not included in the computation of final net working capital and only to the extent that such refunds are not the result of a voluntary act, transaction or omission of Lantronix after the closing or the utilization of a “buyer’s relief” (defined as any loss, relief, allowance, exemption, set-off or deduction for any tax purpose that is (a) a relief of the relevant E&S Company which arises in any period other than a pre-closing tax period; or (b) a relief of Lantronix which arises at any time).

Lantronix will pay to CSI all amounts received by Net2Edge Limited, a private limited company incorporated in England and Wales, that constitute relief in the form of a tax credit claimed pursuant to Section 1054 of the UK Corporation Tax Act 2009 arising as a result of any expenditure incurred (or otherwise accrued) by Net2Edge during the last accounting period ending on or before the closing of the E&S Sale Transaction.

CSI and Lantronix will equally share the payment of any stamp, transfer, recordation, documentary, sales and use, value added, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with, or as a consequence of, the securities purchase agreement or any other transaction contemplated thereby; provided, however, that Lantronix will be solely responsible for all costs incurred in connection with the stamp duty tax submission in the United Kingdom for the one ordinary share of TN Europe.

Transaction Litigation

We will control the defense of any litigation brought by our shareholders against us and/or our directors or officers relating to the transactions contemplated by the securities purchase agreement, and we will promptly provide Lantronix with copies of all proceedings and correspondence relating to such litigation (to the extent permitted by applicable law). Prior to the earlier of the closing and the termination of the securities purchase agreement, we will not settle any litigation against us or any of our directors or officers by any shareholder relating to the securities purchase agreement or the transactions contemplated thereby that would materially and adversely affect Lantronix or the E&S Companies, in each case, without the prior written consent of Lantronix, which may not be unreasonably withheld, conditioned or delayed.

Confidentiality

The parties have agreed that an existing confidentiality agreement between us and Lantronix protecting our confidential information will continue in full force and effect in accordance with its terms, except as expressly modified by the securities purchase agreement. Following closing, we have agreed to maintain in confidence confidential and non-public information regarding the E&S Companies subject to certain customary exceptions.

Release

Effective as of the closing, CSI and its affiliates will provide a customary release of claims against Lantronix, the E&S Companies and certain persons and parties relating thereto.

CSI Stock Awards

Lantronix will not assume, substitute or have any responsibility or liability with respect to any of the equity or equity-based awards under our 2011 Executive Incentive Compensation Plan or any other equity incentive plan of CSI that has any equity award outstanding.

UK Lease

CSI and Lantronix will use commercially reasonable efforts to have the landlord under the Lease dated July 20, 2016 in respect of the premises at Kulite House, Stroudley Road, Basingstoke RU24 8UG, UK, release us from all obligations as guarantor effective as of the closing. If such release is not received prior to or as of the closing of the E&S Sale Transaction, (a) CSI and Lantronix will continue to use commercially reasonable efforts to have the landlord release us therefrom, and (b) CSI and Lantronix will enter into a mutually acceptable indemnity agreement pursuant to which Lantronix will indemnify us for all losses suffered or incurred by us arising out of or relating to our continuing status as the guarantor under such lease.

Termination

The securities purchase agreement may be terminated prior to the closing of the E&S Sale Transaction in certain circumstances summarized as follows:

•	by mutual written consent of the parties;

•	by us or Lantronix if the closing does not occur on or before August 31, 2021, [however if (a) the proxy statement is still being reviewed or commented on by the SEC or (b) the SEC has cleared or approved the proxy statement but our special meeting has not yet been held and completed, either party is permitted to extend the date for termination of the securities purchase agreement for an additional 30 days];

•	by Lantronix or by us if a court of competent jurisdiction or other government entity has issued a final and nonappealable order, or has taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the E&S Sale Transaction;

•	by Lantronix or by us if a meeting of our shareholders to approve the securities purchase agreement has been held (including any adjournment or postponement) and the requisite vote of our shareholders in favor of such approval was not obtained;

•	by Lantronix, at any time prior to the receipt of approval by our shareholders of the securities purchase agreement, if either a seller board recommendation change has occurred or we breached the no-solicitation provisions of the securities purchase agreement in any material respect;

•	by us, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in the securities purchase agreement on the part of Lantronix, which breach would cause the corresponding closing conditions not to be satisfied, subject to a 10-day cure period;

•	by Lantronix, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in the securities purchase agreement on the part of us, which breach would cause the corresponding closing conditions not to be satisfied, subject to a 10-day cure period; and

•	by us if, at any time prior to the receipt of the approval by our shareholders of the securities purchase agreement, each of the following occur: (a) we receive a superior proposal and we did not breach the no-solicitation provisions of the securities purchase agreement, including with respect to making a seller board recommendation change with respect to such superior proposal; (b) the CSI board of directors approves, and we concurrently with the termination of the securities purchase agreement enter into, a definitive agreement with respect to such superior proposal and (c) we pay Lantronix the termination fee described below.

The termination of the securities purchase agreement generally relieves the parties from their obligations, except that certain obligations will survive any termination including obligations relating to confidentiality, remedies, termination fees and indemnification, and such termination will not relieve any party from any liability for fraud or intentional misconduct.

Termination Fee

We have agreed to pay Lantronix a termination fee of $875,000 if:

•	the securities purchase agreement is terminated by Lantronix if a seller board recommendation change occurs or we breached or must be deemed to have breached the no-solicitation provisions of the securities purchase agreement;

•	the securities purchase agreement is terminated by us and if, at any time prior to the receipt of the approval by our shareholders of the securities purchase agreement, each of the following occur: (a) we receive a superior proposal and we did not breach the no-solicitation provisions of the securities purchase agreement, including with respect to making a seller board recommendation change with respect to such superior proposal; (b) the CSI board of directors approves, and we concurrently with the termination of the securities purchase agreement enter into, a definitive agreement with respect to such superior proposal and (c) we pay Lantronix the termination fee; or

•	(a) after the date of the securities purchase agreement, an acquisition proposal is made, proposed or communicated to the CSI board of directors or becomes publicly known; (b) thereafter the securities purchase agreement is terminated by either us or Lantronix pursuant to certain specified sections in the securities purchase agreement and (c) within 12 months after such termination (i) any transaction included within the definition of an acquisition proposal is consummated or (ii) we enter into a definitive agreement providing for the consummation of any transaction within the definition of acquisition proposal; provided that, in connection therewith, the term “acquisition proposal” has the meaning ascribed thereto in the securities purchase agreement, except that all references to 20% must be changed to 50%.

Indemnification

All of the representations and warranties contained in the securities purchase agreement will survive the closing of the E&S Sale Transaction and continue in full force and effect for a period of 12 months thereafter, except that the representations and warranties identified as fundamental and the tax matters representations and warranties will survive until the expiration of the applicable statute of limitations.

Subject to the limitations described below, we will indemnify Lantronix and its other indemnified persons from and against any loss that Lantronix or such other indemnified persons incur or suffer arising out of or relating to the breach of our representations, warranties, covenants or agreements, certain taxes for pre-closing tax periods, certain “indemnified liabilities” (including indebtedness, transaction expenses, intercompany payables, pension liabilities and liabilities arising out of the securities purchase agreement solely to the extent brought by or on behalf of holders of our equity securities) and any actual fraud of CSI or any of the E&S Companies prior to or as of the closing.

Subject to the limitations described below, Lantronix will indemnify us and our other indemnified persons from and against any loss that we or such other indemnified person incur or suffer arising out of or relating to the breach of Lantronix’s representations, warranties, covenants or agreements, certain taxes for post-closing tax periods, and any actual fraud of Lantronix prior to or as of the closing.

The applicable indemnified party will not be entitled to indemnification with respect to breaches of representations and warranties unless and until all losses in connection therewith exceeds a deductible amount of $200,000, and then only for the amount of losses in excess of such deductible. This deductible amount does not apply to the representations and warranties identified as fundamental representations.

Each party’s maximum aggregate obligation to indemnify the other party and their respective other indemnified persons with respect to breaches of representations and warranties will not exceed a cap amount equal to the sum of (a) $2.5 million plus (b) 10% of the earnout payments actually earned pursuant to the securities purchase agreement. This cap amount does not apply to the representations and warranties identified as fundamental representations. Further, a party’s liability for any losses claimed by the other party and their respective other indemnified persons under the securities purchase agreement may not exceed the purchase price.

Except in the event of our actual fraud, with respect to any indemnification payment for losses to which Lantronix is entitled under the securities purchase agreement, Lantronix will (a) first seek to recover such losses pursuant to an offset by Lantronix against any earnout payment otherwise due and payable to us or that is reasonably likely to become owing in the subsequent 90 days and (b) second, to the extent that the offset contemplated by clause (a) is not sufficient or not available to satisfy in full the amount of losses to which Lantronix is entitled, then Lantronix may recover the remainder of such losses directly from us.

CSI and Lantronix will equally share all losses incurred by either party arising out of or relating to the Brazilian litigation (as defined in the disclosure schedule to the securities purchase agreement) from and after the closing. We will have the exclusive right to conduct and control the defense, compromise and settlement of the Brazilian litigation (provided, we will not compromise or settle the Brazilian litigation without the consent of Lantronix, which consent may not be unreasonably withheld, conditioned or delayed). Lantronix will reimburse us for 50% of all costs, fees and expenses (including court costs, arbitration costs and reasonable attorneys’ fees and expenses) incurred by us or our affiliates arising out of or relating to conducting, controlling and/or settling or otherwise resolving the Brazilian litigation from and after the closing of the E&S Sale Transaction.

Transition Services Agreement

At the closing, we and Lantronix will enter into a transition services agreement pursuant to which we will provide services to Lantronix to enable it to operate the E&S Segment business immediately following the closing date. Under the transition services agreement, we will provide Lantronix with licensed space in our current headquarters and transition services in areas such as accounting, information technology, and IFS ERP application software. Lantronix will pay us the monthly cost for each service specified in the transition services agreement. Each service will continue for the duration specified for such service in the transition services agreement, subject to earlier termination in accordance with the terms set forth therein. The transition services agreement contains limitation of liability provisions limiting the parties’ respective liability arising out of the transition services agreement; provided, that certain breaches relating to access to the licensed space and the IFS application software are excluded therefrom and instead governed by separate liability limitations and remedies. The transition services agreement also contains confidentiality provisions that prohibit each party from using or disclosing the confidential information of the other party received pursuant to or in connection with the transition services agreement.

PROPOSAL #2
ADVISORY COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that has, will or may be paid or become payable to our named executive officers in connection with the E&S Sale Transaction, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 42.

As required by Section 14A of the Exchange Act, we are asking our shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the E&S Sale Transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the proxy statement for this meeting under “Proposal #1: E&S Sale Proposal – Interests of Our Directors and Executive Officers in the E&S Sale Transaction – Golden Parachute Compensation,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

Shareholders should note that this proposal is advisory in nature and will not be binding on CSI or the CSI board of directors. The vote to approve the named executive officers’ compensation in this Proposal #2 is separate and apart from the vote to approve the E&S Sale Transaction in Proposal #1, the E&S Sale Proposal. Accordingly, you may vote to approve the E&S Sale Proposal and vote not to approve this Advisory Compensation Proposal and vice versa. Further, because we are contractually obligated to make the potential payments detailed in the sections described above, such compensation may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Advisory Compensation Proposal.

Vote Required

The approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of CSI common stock present at the special meeting and entitled to vote on this proposal.

If you vote ABSTAIN on the Advisory Compensation Proposal, it will have the same effect as a vote against the Advisory Compensation Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Advisory Compensation Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the Advisory Compensation Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Advisory Compensation Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received were voted on the Advisory Compensation Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #2, THE ADVISORY COMPENSATION PROPOSAL.

PROPOSAL #3
ADJOURNMENT PROPOSAL

At the special meeting, we are also submitting for shareholder consideration Proposal #3, which is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, there are insufficient votes to approve the E&S Sale Proposal. This Proposal #3 is referred to in this proxy statement as the Adjournment Proposal.

In this Adjournment Proposal, we are asking you to authorize the holder of any proxy solicited by the CSI board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If our shareholders approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the E&S Sale Proposal, including the solicitation of proxies from holders of our common stock that have previously voted against the E&S Sale Proposal. If the Adjournment Proposal is approved, we could adjourn the special meeting without a vote on the E&S Sale Proposal even if we had received proxies representing two-thirds of the votes against the E&S Sale Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the E&S Sale Proposal. If you have previously submitted a proxy on either the E&S Sale Proposal or the Adjournment Proposal and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

The length of time the special meeting is adjourned or postponed will depend on the circumstances and will be determined by CSI. If the special meeting is adjourned for more than 120 days after the date fixed for the original meeting date, we will be required to provide our shareholders with formal notice of the adjourned meeting.

The CSI board of directors believes that if the number of shares of our common stock present or represented at the special meeting is insufficient to approve the E&S Sale Proposal, it is in the best interests of our shareholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the E&S Sale Proposal.

Vote Required

If a quorum is present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If a quorum is not present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present at the special meeting and no other business will be transacted thereat. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the vote on the Adjournment Proposal. If you vote ABSTAIN, it will have no effect on the outcome of the vote on the Adjournment Proposal if it is submitted for shareholder approval when a quorum is present at the meeting. If you vote ABSTAIN, it would have the same effect as a vote against the Adjournment Proposal if it is submitted for approval when a quorum is not present at the special meeting.

If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP, your shares will be voted at the special meeting on the Adjournment Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Adjournment Proposal the same proportion as all shares of CSI common stock allocated to ESOP participants were voted on the Adjournment Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #3, THE ADJOURNMENT PROPOSAL.

RISK FACTORS

You should carefully consider the special risks described below relating to the E&S Sale Transaction and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our subsequent SEC filings, along with other information provided to you in this proxy statement, in deciding how to vote on the E&S Sale Proposal. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 64. The special risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risks actually occurs, our business, financial condition or results of operations could be materially adversely affected, the market price of our common stock may decline, and you may lose all or part of your investment.

The E&S Sale Transaction may not be completed even if the shareholders approve the E&S Sale Proposal.

Lantronix’s obligation to close the E&S Sale Transaction is subject to a number of conditions, including approval by our shareholders, as well as other closing conditions set forth in the securities purchase agreement. We cannot control some of these conditions and we cannot ensure that they will be satisfied or that Lantronix will waive any that are not satisfied.

There can be no certainty, nor can we provide any assurance to shareholders, that, even if the shareholders approve the E&S Sale Proposal, these conditions will be satisfied or, if satisfied, when they will be satisfied. If the E&S Sale Transaction is not completed by August 31, 2021, either we or Lantronix may terminate the securities purchase agreement.

There is no assurance that the Pineapple merger will be completed and the E&S Sale Transaction is not conditioned upon the Pineapple merger.

The closing of the proposed merger of Communications Systems with Pineapple Energy, LLC that was announced on March 2, 2021 is subject to a number of conditions and these conditions to the closing of the merger may not be satisfied in the timeframe the parties expect or at all. While the E&S Sale Transaction is part of CSI’s planned strategy to monetize its assets for the benefit of the pre-merger CSI shareholders as contemplated by the Pineapple merger transaction, there can be no assurance that the Pineapple merger transaction will be consummated. The E&S Sale Transaction is not conditioned upon the Pineapple merger. Accordingly, it is possible that the E&S Sale Transaction is consummated but that the Pineapple merger is not consummated.

Additionally, the proposed merger of CSI with Pineapple is expected to close after the date of this special meeting and after the date of the closing of the E&S Sale Transaction, if the E&S Sale Proposal is approved by our shareholders and the other closing conditions to the E&S Sale Transaction are met. Risks associated with the Pineapple merger, such as the risk that the merger will not be consummated within the expected time period or any event, change or other circumstances that could give rise to the termination of the merger agreement between CSI and Pineapple, may become known to us and our shareholders after the date of this special meeting or after the date of the closing of the E&S Sale Transaction.

If our shareholders approve the E&S Sale Proposal and we complete the E&S Sale Transaction, but the CSI-Pineapple merger is terminated for any reason, it is expected that the CSI board of directors will consider the full range of strategic alternatives regarding the use of the net proceeds from the consummation of E&S Sale Transaction and the future of CSI, with a view to maximizing value for our shareholders under the circumstances. These strategic alternatives may include pursuing an alternative transaction to the CSI-Pineapple merger, retaining some or all of the net proceeds from the E&S Sale Transaction, the acquisition of a new business or an investment in our S&S Segment business, adoption of a plan of liquidation, or a combination of these.

The failure to complete the E&S Sale Transaction may result in a decrease in the market value of our common stock and delay our strategy to divest substantially all our current operating and non-operating assets or result in a reduced price for the E&S Segment business.

If the E&S Sale Transaction is not completed, we may be subject to a number of risks, including the following:

•	there may not be another party interested in and able to purchase the E&S Segment business;

•	if an alternate purchaser and transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the E&S Sale Transaction;

•	the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the E&S Sale Transaction will be completed;

•	our financial position will be negatively impacted by the expenses we have incurred with respect to the E&S Sale Transaction;

•	our efforts to divest substantially all of our current operating and non-operating assets may suffer because of the diversion of management attention to continuing the E&S Segment business and delay in the E&S Segment divestiture;

•	our relationships with our E&S Segment customers, suppliers and employees may be damaged and our E&S Segment business may be harmed, making it even more challenging to later divest the E&S Segment business in an alternative transaction with an equivalent price to what is proposed in the E&S Sale Transaction; and

•	we may be required to pay the $875,000 termination fee if the securities purchase agreement is terminated under certain circumstances.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations and the market value of our common stock may decline.

While the E&S Sale Transaction is pending, it creates uncertainty about our future, which could have a material adverse effect on our business, financial condition and results of operations.

While the E&S Sale Transaction is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential customers of either the E&S Segment or the S&S Segment may decide to delay, defer or cancel orders with us pending completion or termination of the E&S Sale Transaction. In addition, while the E&S Sale Transaction is pending, we are subject to a number of risks, including:

•	the diversion of management and employee attention from our proposed merger transaction with Pineapple and our efforts to divest our other current operating and non-operating assets;

•	the potential disruption to business partners and other service providers of either the E&S Segment or the S&S Segment; and

•	the loss of employees who may depart due to concerns regarding uncertainty relating to their jobs following the closing of the E&S Sale Transaction.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations. Additionally, we have incurred substantial transaction costs and diversion of management resources in connection with the E&S Sale Transaction, and we will continue to do so until the closing.

We expect to incur substantial employee separation and similar expenses related to the E&S Sale Transaction.

We expect to incur approximately $1.26 million in expenses for employee separations, including severance costs, relating to the E&S Sale Transaction. Under the securities purchase agreement, we are obligated to terminate the employment of certain E&S Companies personnel who accept Lantronix’s offer of employment and we will be responsible for any severance obligations to these transferred personnel in connection with their termination of employment. Additionally, we intend to terminate employees of the E&S Companies not hired by Lantronix at some time following the completion of the E&S Sale Transaction and we will be responsible for any severance obligations to these terminated personnel.

We also expect to incur approximately $424,000 in non-cash expense relating to the acceleration and settlement of outstanding equity awards under the 2011 Plan as provided in the section entitled “Interests of Our Directors and Executive Officers in the E&S Sale Transaction – Treatment of Outstanding Equity Awards.”

There are many factors beyond our control that could affect the total amount or the timing of employee separation and similar expenses relating to the E&S Sale Transaction. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. Our future operating results and financial condition may be materially adversely affected by these expenses.

We expect to incur substantial expenses related to the E&S Sale Transaction.

We expect to incur approximately $1.5 million in transaction expenses relating to the E&S Sale Transaction. These expenses include, but are not limited to, legal, accounting and financial advisory fees and expenses, filing fees, printing expenses, and other related fees and expenses. There are many factors beyond our control that could affect the total amount or the timing of E&S Sale Transaction and divestiture expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. Our future operating results and financial condition may be materially adversely affected by transaction and divestiture expenses. Additionally, many of these expenses will be payable by us regardless of whether the E&S Sale Transaction is completed.

Following the E&S Sale Transaction, the continuing costs and burdens associated with being a public company will constitute a much larger percentage of our annual revenue.

If the E&S Sale Transaction is completed, we will remain a public company and will continue to be subject to Nasdaq Stock Market listing standards and SEC rules and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. While all public companies face the costs and burdens associated with being public companies, the costs and burden of being a public company will be a significant portion of our annual revenues, which will be significantly reduced if the E&S Segment business is sold in the E&S Sale Transaction.

Our future results following the E&S Sale Transaction may differ materially from the unaudited pro forma financial statements attached as Appendix C to this proxy statement.

The unaudited pro forma condensed consolidated financial statements attached to this proxy statement as Appendix C presents our historical consolidated financial statements as adjusted to give effect to the contemplated E&S Sale Transaction. The unaudited pro forma condensed consolidated financial statements reflect the sale of the E&S Segment business, as well as the allocation of certain expenses to the E&S Segment business. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial condition or results of operations of the S&S Segment business, which will be our remaining business, following the E&S Sale Transaction. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the E&S Sale Transaction. Any change in our financial condition or results of operations may cause significant variations in the price of our common stock. See “UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS” at Appendix C for more information.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple shareholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a shareholder’s broker, bank or other nominee holding shares of our common stock for such shareholder or to us at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, MN 55343, Attention: Secretary, or call our Secretary at (952) 996-1674. Shareholders wishing to receive separate copies of our proxy statements in the future, and shareholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact their bank, broker or other nominee record holder, or may contact the Secretary at the above address.

SHAREHOLDER PROPOSALS

Pursuant to our bylaws, the business transacted at all special meetings must be confined to the purposes stated in the notice and accordingly, shareholder proposals cannot be submitted for the special meeting.

Whether or not the E&S Sale Transaction is consummated, our SEC reporting obligations as a public company will not be affected. We have not yet held a 2021 annual meeting of shareholders. As a result, under Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”), a stockholder may submit proposals before our 2021 annual meeting of shareholders if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received by our Secretary within a reasonable time before we print and mail materials for our 2021 annual meeting of shareholders. We anticipate that we will disclose the deadline for shareholders to submit proposals for the 2021 annual meeting of shareholders under Rule 14a-8 on a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K once such deadline is known.

Pursuant to our bylaws, except in the case of proposals made in accordance with Rule 14a-8, at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the CSI board of directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of CSI of the shareholder’s intention to bring the business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of our bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The reports and other information that we file with the SEC are also available in the “Financial Reports” section of our corporate website at www.commsystems.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request a copy of this proxy statement or any of its appendices, without charge, by written request directed to the attention of our Secretary at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, MN 55343, or by calling our Secretary at (952) 996-1674.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

This proxy statement is dated June [ • ], 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

FINANCIAL STATEMENTS

The following is an index to the financial statements of Communications Systems, Inc. and its subsidiaries included in this proxy statement:

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS
	March 31	December 31
	2021	2020
CURRENT ASSETS:
Cash and cash equivalents	$14,747,054	$13,092,484
Investments	693,424	2,759,024
Trade accounts receivable, less allowance for
doubtful accounts of $137,000 and $121,000, respectively	8,673,414	10,177,445
Inventories	8,218,822	8,696,880
Prepaid income taxes	—	35,948
Other current assets	1,330,487	996,472
TOTAL CURRENT ASSETS	33,663,201	35,758,253

PROPERTY, PLANT AND EQUIPMENT, net	7,088,892	7,242,072
OTHER ASSETS:
Investments	7,064,665	7,109,212
Goodwill	2,086,393	2,086,393
Operating lease right of use asset	362,812	413,415
Intangible assets, net	2,661,541	2,775,361
Other assets, net	180,734	171,619
TOTAL OTHER ASSETS	12,356,145	12,556,000
TOTAL ASSETS	$53,108,238	$55,556,325

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,685,775	$2,378,449
Accrued compensation and benefits	1,776,982	2,298,075
Operating lease liability	217,133	213,553
Other accrued liabilities	1,440,107	1,524,515
Accrued consideration	—	550,000
Income taxes payable	2,225	—
Dividends payable	5,387	16,147
Deferred revenue	589,444	456,912
TOTAL CURRENT LIABILITIES	6,717,053	7,437,651
LONG TERM LIABILITIES:
Long-term compensation plans	142,835	116,460
Operating lease liability	140,105	197,308
Deferred revenue	386,314	310,179
TOTAL LONG-TERM LIABILITIES	669,254	623,947
COMMITMENTS AND CONTINGENCIES (Footnote 9)
STOCKHOLDERS' EQUITY
Preferred stock, par value $1.00 per share; 3,000,000 shares authorized; none issued
Common stock, par value $.05 per share; 30,000,000 shares
authorized; 9,448,129 and 9,321,927 shares issued and
outstanding, respectively	472,406	466,096
Additional paid-in capital	43,969,776	43,572,114
Retained earnings	1,948,084	4,135,284
Accumulated other comprehensive loss	(668,335)	(678,767)
TOTAL STOCKHOLDERS' EQUITY	45,721,931	47,494,727
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$53,108,238	$55,556,325

The accompanying notes are an integral part of the condensed consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended March 31
	2021	2020

Sales	$10,159,315	$9,162,742
Cost of sales	5,942,677	5,425,595
Gross profit	4,216,638	3,737,147
Operating expenses:
Selling, general and administrative expenses	5,219,731	4,960,890
Acquisition-related costs	1,143,423	—
Total operating expenses	6,363,154	4,960,890
Operating loss from continuing operations	(2,146,516)	(1,223,743)
Other income (expenses):
Investment and other (expense) income	(10,855)	111,757
Gain on sale of assets	—	308,403
Interest and other expense	(2,277)	(9,593)
Other (expense) income, net	(13,132)	410,567
Operating loss from continuing operations before income taxes	(2,159,648)	(813,176)
Income tax expense (benefit)	1,203	(4,457)
Net loss from continuing operations	(2,160,851)	(808,719)
Net income from discontinued operations, net of tax	—	2,313,352
Net (loss) income	(2,160,851)	1,504,633

Other comprehensive income (loss), net of tax:
Unrealized loss on available-for-sale securities	(9,299)	(14,452)
Foreign currency translation adjustment	19,731	(132,103)
Total other comprehensive income (loss)	10,432	(146,555)
Comprehensive (loss) income	$(2,150,419)	$1,358,078

Basic net (loss) income per share:
Continuing operations	$(0.23)	$(0.09)
Discontinued operations	—	0.25
	$(0.23)	$0.16

Diluted net (loss) income per share:
Continuing operations	$(0.23)	$(0.09)
Discontinued operations	—	0.25
	$(0.23)	$0.16

Weighted Average Basic Shares Outstanding	9,332,589	9,265,590
Weighted Average Dilutive Shares Outstanding	9,332,589	9,445,299
Dividends declared per share	$—	$0.02

The accompanying notes are an integral part of the condensed consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited)

For the Three Months Ended March 31, 2021
					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
BALANCE AT DECEMBER 31, 2020	9,321,927	$466,096	$43,572,114	$4,135,284	$(678,767)	$47,494,727
Net loss	—	—	—	(2,160,851)	—	(2,160,851)
Issuance of common stock under
Employee Stock Purchase Plan	5,647	282	25,524	—	—	25,806
Issuance of common stock to
Employee Stock Ownership Plan	72,203	3,610	326,358	—	—	329,968
Issuance of common stock under
Executive Stock Plan	68,959	3,448	—	—	—	3,448
Share based compensation	—	—	141,836	—	—	141,836
Other share retirements	(20,607)	(1,030)	(96,056)	(26,347)	—	(123,433)
Shareholder dividends ($0.00 per share)	—	—	—	(2)	—	(2)
Other comprehensive income	—	—	—	—	10,432	10,432
BALANCE AT MARCH 31, 2021	9,448,129	$472,406	$43,969,776	$1,948,084	$(668,335)	$45,721,931

For the Three Months Ended March 31, 2020
					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
BALANCE AT DECEMBER 31, 2019	9,252,749	$462,637	$42,977,914	$4,649,395	$(697,664)	$47,392,282
Net income	—	—	—	1,504,633	—	1,504,633
Issuance of common stock under
Employee Stock Purchase Plan	3,549	177	21,720	—	—	21,897
Issuance of common stock to
Employee Stock Ownership Plan	66,059	3,303	404,281	—	—	407,584
Issuance of common stock under
Executive Stock Plan	46,584	2,329	—	—	—	2,329
Share based compensation	—	—	79,168	—	—	79,168
Other share retirements	(21,975)	(1,099)	(101,305)	(6,382)	—	(108,786)
Shareholder dividends ($0.02 per share)	—	—	—	(189,850)	—	(189,850)
Other comprehensive loss	—	—	—	—	(146,555)	(146,555)
BALANCE AT MARCH 31, 2020	9,346,966	$467,347	$43,381,778	$5,957,796	$(844,219)	$48,962,702

The accompanying notes are an integral part of the condensed consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(2,160,851)	$1,504,633
Net income from discontinued operations, net of tax	—	2,313,352
Net loss from continuing operations	(2,160,851)	(808,719)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation and amortization	260,321	211,461
Share based compensation	141,836	79,168
Deferred taxes	—	9,534
Gain on sale of assets	—	(308,403)
Changes in assets and liabilities:
Trade accounts receivable	1,506,254	3,641,383
Inventories	478,058	371,202
Prepaid income taxes	35,948	(4,085)
Other assets, net	(326,681)	25,874
Accounts payable	306,881	(1,025,979)
Accrued compensation and benefits	(165,147)	(811,873)
Other accrued liabilities	120,736	(373,465)
Income taxes payable	2,225	—
Net cash provided by operating activities - continuing operations	199,580	1,006,098
Net cash used in operating activities - discontinued operations	—	(765,468)
Net cash provided by operating activities	199,580	240,630
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,818)	(56,917)
Purchases of investments	—	(8,417,689)
Proceeds from the sale of property, plant and equipment	—	420,000
Proceeds from the sale of investments	2,100,848	6,448,284
Net cash provided by (used in) investing activities - continuing operations	2,092,030	(1,606,322)
Net cash provided by investing activities - discontinued operations	—	8,110,179
Net cash provided by investing activities	2,092,030	6,503,857
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(10,762)	(189,505)
Proceeds from issuance of common stock, net of shares withheld	29,254	24,226
Payment of contingent consideration related to acquisition	(550,000)	—
Purchase of common stock	(123,433)	(108,786)
Net cash used in financing activities	(654,941)	(274,065)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	17,901	(36,822)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,654,570	6,433,600
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	13,092,484	14,607,510
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$14,747,054	$21,041,110
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes refunded	$(36,971)	$(7,398)
Interest paid	2,363	9,467
Dividends declared not paid	5,387	200,708

The accompanying notes are an integral part of the condensed consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Communications Systems, Inc. (herein collectively referred to as “CSI,” “our,” “we” or the “Company”) is a Minnesota corporation organized in 1969 that classifies its business into two segments: (1) the Electronics & Software segment (consisting of US-based subsidiary Transition Networks and UK-based subsidiary Net2Edge) which (i) manufactures and sells solutions that provide actionable intelligence, power and connectivity at the edge of networks through PoE products, software and services as well as traditional products such as media converters, network adapters and other connectivity products and (ii) designs, develops, and sells edge network access products, TDM (time-division multiplexing) over IP and other circuit emulation solutions, along with specialized cloud-based software solutions, primarily within the telecommunications market; and (2) the Services and Support segment (consisting of subsidiaries JDL and Ecessa), which (i) provides technology solutions including virtualization, managed services, wired and wireless network design and implementation, and hybrid cloud infrastructure and deployment and (ii) designs, develops, and sells SD-WAN (software-designed wide-area network) solutions.

The Company classifies its businesses into the two segments discussed above. Non-allocated general and administrative expenses are separately accounted for as “Other” in the Company’s segment reporting. Intersegment revenues are eliminated upon consolidation.

Financial Statement Presentation

The condensed consolidated balance sheets as of March 31, 2021, the condensed consolidated statement of changes in stockholders’ equity for the three months ended March 31, 2021 and 2020, and the related condensed consolidated statements of income (loss) and comprehensive income (loss), and the condensed consolidated statements of cash flows for the periods ended March 31, 2021 and 2020 have been prepared by Company management. In the opinion of management, all adjustments (which include only normal recurring adjustments, except where noted) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2021 and 2020 and for the periods then ended have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. We recommend these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2020 Annual Report to Shareholders on Form 10-K (“2020 Form 10-K”). The results of operations for the period ended March 31, 2021 are not necessarily indicative of operating results for the entire year.

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions used in the accompanying condensed consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the time of the financial statements. Actual results could differ from those estimates.

Except to the extent updated or described below, the significant accounting policies set forth in Note 1 to the consolidated financial statements in the December 31, 2020 Form 10-K, appropriately represent, in all material respects, the current status of accounting policies, and are incorporated herein by reference.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, net of tax, are as follows:

	Foreign Currency Translation	Unrealized gain (loss) on securities	Accumulated Other Comprehensive Loss
December 31, 2020	$(700,000)	$21,000	$(679,000)

Net current period change	20,000	(9,000)	11,000

March 31, 2021	$(680,000)	$12,000	$(668,000)

NOTE 2 – REVENUE RECOGNITION

Electronics & Software

The Company has determined that the revenue recognition for its Electronics & Software segment occurs upon delivery of the Company’s connectivity infrastructure and data transmission products. To determine when revenue should be recognized, it is important to determine when the transfer of control has occurred. The Company has determined that control transfers for these products upon shipment or delivery to the customer, in accordance with the agreed upon shipping terms. As such, the timing of revenue recognition occurs at a specific point in time.

Services & Support

The Company has determined that the following performance obligations identified in its Services & Support segment are transferred over time: managed services and professional services (time and materials (“T&M”) and fixed price) as well as services under maintenance and service contracts. The managed services performance obligation is a bundled solution consisting of a series of distinct services that are substantially the same and that have the same pattern of transfer to the customer and are therefore recognized evenly over the term of the contract. T&M professional services arrangements are recognized over time with an input method based on hours expended towards satisfying the performance obligation. Fixed price professional service arrangements under a relatively longer-term service are also recognized over time with an input method based on hours expended. Maintenance and service contracts are recognized evenly over the life of the contract.

The Company has also identified the following performance obligations within its Services & Support segment that are recognized at a point in time which include resale of third-party hardware and software, installation, arranging for another party to transfer services to the customer, and certain professional services. The resale of third-party hardware and software is recognized at a point in time, when the goods are shipped or delivered to the customer’s location, in accordance with the shipping terms. Installation services are recognized at a point in time when the services are completed. The service the Company provides to arrange for another party to transfer services to the customer is satisfied at a point in time after the Company has transferred control when the service is first available to the customer by the third-party vendor. The Company reports revenue from these third-party services on a net basis in its financial statements. Depending on the nature of the service, certain professional services transfer control at a point in time. The Company evaluates these circumstances on a case by case basis to determine if revenue should be recognized over time or at a point in time.

Disaggregation of revenue

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that best reflects the consideration we expect to receive in exchange for those goods or services. In accordance with ASC 606-10-50-5, the following tables present how we disaggregate our revenues, which is different for each segment.

For the Electronics & Software segment, we analyze revenue by region and product group, which is as follows for the three months ended March 31, 2021 and 2020:

	Electronics & Software Sales by Region
	Three Months Ended March 31
	2021	2020
North America	$7,201,000	$7,448,000
International	1,164,000	1,088,000
	$8,365,000	$8,536,000

	Electronics & Software Sales by Product Group
	Three Months Ended March 31
	2021	2020
Intelligent edge solutions	$3,713,000	$3,354,000
Traditional products	4,652,000	5,182,000
	$8,365,000	$8,536,000

For the Services & Support segment, we analyze revenue by customer group and type, which is as follows for the three months ended March 31, 2021 and 2020:

	Services & Support Revenue by Customer Group
	Three Months Ended March 31
	2021	2020
Financial	$424,000	$94,000
Healthcare	253,000	190,000
Education	63,000	93,000
Other commercial clients	1,054,000	250,000
CSI IT operations	144,000	200,000
	$1,938,000	$827,000

	Services & Support Revenue by Type
	Three Months Ended March 31
	2021	2020
Project & product revenue	$385,000	$141,000
Services & support revenue	1,553,000	686,000
	$1,938,000	$827,000

NOTE 3 – DISCONTINUED OPERATIONS

On March 11, 2020, the Company sold the remainder of its Suttle business lines, including the SoHo, MediaMAX, and SpeedStar brands and inventory as well as working capital, certain capital equipment, intellectual property, and customer relationships to Oldcastle Infrastructure, Inc. (“Oldcastle”) for $8,000,000, with a working capital adjustment 90 days after close. Oldcastle will operate the majority of the acquired Suttle business through its wholly-owned subsidiary, Primex Technologies, Inc. The Company received proceeds of $8,900,000 and recorded a gain on the sale of $2,247,000 during 2020.

Concurrent with the closing of the transaction, the Company and Oldcastle entered into a Transition Services Agreement (“TSA”) under which Suttle continued to manufacture products for Oldcastle for six months, to ensure seamless supply and quality assurance to the existing customer base. Concurrently with the closing of the transaction and the TSA, the Company and Oldcastle also entered into a lease agreement under which Oldcastle agreed to lease two buildings in Hector, Minnesota, where Suttle had conducted operations. Base rents under the lease agreement range from $6,970 to $7,180 per month. The presentation of discontinued operations has been retrospectively applied to all prior periods presented.

The financial results of the discontinued operations are as follows:

	Three Months Ended March 31
	2021	2020

Sales	$—	$3,025,000
Cost of sales	—	2,050,000
Selling, general and administrative expenses	—	500,000
Restructuring expenses	—	320,000
Gain on sale of assets	—	(2,161,000)
Operating income before income taxes	—	2,316,000
Income tax expense	—	3,000
Income from discontinued operations	$—	$2,313,000

During the three months ended March 31, 2020, the Company recorded $320,000 in restructuring expense. This consisted of severance and related benefits costs due to the sale of the remainder of Suttle’s business lines and the closure of the plant. The Company had no restructuring costs for the three months ended March 31, 2021, paid $186,000 in restructuring charges during the first three months of 2021 and had $66,000 in restructuring accruals recorded in accrued compensation and benefits at March 31, 2021 that are expected to be paid during the second quarter of 2021.

NOTE 4 – CASH EQUIVALENTS AND INVESTMENTS

The following tables show the Company’s cash equivalents and available –for-sale securities’ amortized cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash and cash equivalents or short- and long-term investments as of March 31, 2021 and December 31, 2020:

March 31, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments

Cash equivalents:
Money Market funds	$11,530,000	$—	$—	$11,530,000	$11,530,000	$—	$—
Subtotal	11,530,000	—	—	11,530,000	11,530,000	—	—

Investments:
Corporate Notes/Bonds	6,257,000	—	(3,000)	6,254,000	—	693,000	5,561,000
Convertible Debt	605,000	—	—	605,000	—	—	605,000
Subtotal	6,862,000	—	(3,000)	6,859,000	—	693,000	6,166,000

Total	$18,392,000	$—	$(3,000)	$18,389,000	$11,530,000	$693,000	$6,166,000

December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments

Cash equivalents:
Money Market funds	$9,424,000	$—	$—	$9,424,000	$9,424,000	$—	$—
Subtotal	9,424,000	—	—	9,424,000	9,424,000	—	—

Investments:
Commercial Paper	700,000	—	—	700,000	—	700,000	—
Corporate Notes/Bonds	7,658,000	7,000	(1,000)	7,664,000	—	2,059,000	5,605,000
Convertible Debt	605,000	—	—	605,000	—	—	605,000
Subtotal	8,963,000	7,000	(1,000)	8,969,000	—	2,759,000	6,210,000

Total	$18,387,000	$7,000	$(1,000)	$18,393,000	$9,424,000	$2,759,000	$6,210,000

The following table summarizes the estimated fair value of our investments, designated as available-for-sale and classified by the contractual maturity date of the securities as of March 31, 2021:

	Amortized Cost	Estimated Market Value

Due within one year	$693,000	$693,000
Due after one year through five years	6,169,000	6,166,000
	$6,862,000	$6,859,000

The Company did not recognize any gross realized gains or losses during either of the three-month periods ending March 31, 2021 and 2020, respectively. If the Company had realized gains or losses, they would be included within investment and other income in the accompanying condensed consolidated statement of income (loss) and comprehensive income (loss).

In April 2020, the Company made an $899,000 investment in the common stock of Quortus Ltd., a UK-based company that provides virtual core network software for Private LTE solutions for critical and secure communications. This investment was important for the Company’s Electronics & Software segment because this segment has been partnering with Quortus to integrate the Quortus Private LTE core in existing and new products for that segment’s federal business, network extensions, and private networks for enterprises. The Company’s investment represents less than 10% of the outstanding equity of Quortus Ltd. The Company uses the cost method to account for investments in common stock of entities such as Quortus if the Company does not have the ability to exercise significant influence over the operating and financial matters of the entity. The Company also uses the cost method to account for its investments that are not in the form of common stock or in-substance common stock in entities if the Company does not have the ability to exercise significant influence over the entity’s operating and financial matters.

NOTE 5 - STOCK-BASED COMPENSATION

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“ESPP”), employees are able to acquire shares of common stock at 85% of the price at the end of each current quarterly plan term. The most recent term ended March 31, 2021. The ESPP is considered compensatory under current Internal Revenue Service rules. At March 31, 2021, after giving effect to the shares issued as of that date, 63,196 shares remain available for future issuance under the ESPP. The ESPP was suspended effective March 31, 2021 due to conditions of the Pineapple Energy Merger Agreement.

2011 Executive Incentive Compensation Plan

On March 28, 2011 the Board adopted and on May 19, 2011 the Company’s shareholders approved the Company’s 2011 Executive Incentive Compensation Plan (“2011 Incentive Plan”). The 2011 Incentive Plan authorizes incentive awards to officers, key employees and non-employee directors in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock units (“deferred stock”), performance cash units, and other awards in stock, cash, or a combination of stock and cash. The 2011 Incentive Plan, as amended, allows the issuance of up to 2,500,000 shares of common stock.

At March 31, 2021, 499,991 shares have been issued under the 2011 Incentive Plan, 1,239,452 shares are subject to currently outstanding options, deferred stock awards, and unvested restricted stock units, and 760,557 shares are eligible for grant under future awards.

Changes in Stock Options Outstanding

The following table summarizes changes in the number of outstanding stock options under the 2011 Incentive Plan over the period December 31, 2020 to March 31, 2021:

			Weighted average
		Weighted average	remaining
		exercise price	contractual term
	Options	per share	in years
Outstanding – December 31, 2020	1,173,190	$6.52	3.35
Awarded	—	—
Exercised	—	—
Forfeited	(59,365)	12.97
Outstanding – March 31, 2021	1,113,825	6.18	3.27

Exercisable at March 31, 2021	885,855	$6.55	2.61
Expected to vest March 31, 2021	1,113,825	6.18	3.27

The aggregate intrinsic value of all options (the amount by which the market price of the stock on the last day of the period exceeded the market price of the stock on the date of grant) outstanding at March 31, 2021 was $1,215,000. The intrinsic value of all options exercised during the three months ended March 31, 2021 was $0. Net cash proceeds from the exercise of all stock options were $0 in each of the three-month periods ended March 31, 2021 and 2020.

Changes in Deferred Stock Outstanding

The following table summarizes the changes in the number of deferred stock shares under the 2011 Incentive Plan over the period December 31, 2020 to March 31, 2021:

		Weighted Average
		Grant Date
	Shares	Fair Value
Outstanding – December 31, 2020	272,695	$3.91
Granted	—	—
Vested	(68,959)	3.07
Forfeited	(78,109)	3.56
Outstanding – March 31, 2021	125,627	4.58

Compensation Expense

Share-based compensation expense recognized for the three months ended March 31, 2021 was $142,000 before income taxes and $112,000 after income taxes. Share-based compensation expense recognized for the three months ended March 31, 2020 was $79,000 before income taxes and $63,000 after income taxes. Unrecognized compensation expense for the Company’s plans was $424,000 at March 31, 2021 and is expected to be recognized over a weighted-average period of 2.2 years. Share-based compensation expense is recorded as a part of selling, general and administrative expenses.

Employee Stock Ownership Plan (ESOP)

All eligible employees of the Company participate in the ESOP after completing one year of service. Contributions are allocated to each participant based on compensation and vest 20% after two years of service and incrementally thereafter, with full vesting after six years. The Company contributed $329,968 for which the Company issued 72,203 shares in March 2021 for the 2020 ESOP contribution.

NOTE 6 - INVENTORIES

Inventories summarized below are priced at the lower of first-in, first-out cost or net realizable value:

	March 31	December 31
	2021	2020
Finished goods	$7,462,000	$7,871,000
Raw and processed materials	757,000	826,000
	$8,219,000	$8,697,000

NOTE 7 – BUSINESS COMBINATIONS

On May 14, 2020, in a reverse triangular merger, the Company completed the acquisition of 100% of Ecessa Corporation. Ecessa designs and distributes software-defined wide area networking (SD-WAN) solutions for businesses through the deployment of over 10,000 field installations (since 2002) of Ecessa Edge®, PowerLink®, and WANworX® controllers. The acquisition expands the Company’s IoT intelligent edge products and services and provides opportunities to expand the Company’s services platform. The purchase price was $4,642,000, with cash acquired totaling $666,000. The purchase price includes initial consideration of $4,666,000 and $ (24,000) in working capital adjustments.

The assets and liabilities of Ecessa were recorded in the consolidated balance sheet within the Services & Support segment as of the acquisition date, at their respective fair values. The purchase price allocation is based on the estimated fair value of assets acquired and liabilities assumed and has been allocated as follows:

May 14, 2020

Current assets	$1,101,000
Property, plant, and equipment	127,000
Other long-term assets	421,000
Intangible assets	2,260,000
Goodwill	1,341,000
Total assets	5,250,000

Total liabilities	608,000

Net assets acquired	$4,642,000

Identifiable intangible assets are definite-lived assets. These assets include trade name/trademark/internet domain assets, non-compete agreements, customer relationships, and internally developed software intangible assets, and have a weighted average amortization period of 7 years, which matches the weighted average useful life of the assets. Goodwill recorded as part of the purchase price allocation is not tax deductible.

On November 3, 2020, the Company acquired the operating assets of privately held IVDesk Minnesota, Inc. (“IVDesk”) from a third-party receiver (“Receiver”). IVDesk provides private cloud services to small- and mid-size businesses (SMB), with a particular focus on the financial services industry. The acquisition expands the Company’s monthly recurring revenue service model, bringing additional resources and experience in cloud-delivered applications. The purchase price was $1,368,000 and includes initial consideration of $950,000, working capital adjustments of $ (132,000), and $550,000 in contingent consideration. The Company agreed to pay up to $550,000 in additional consideration upon retaining a certain customer level 120 days after closing. During March 2021, upon meeting the requirements of the earn-out, the Company paid the Receiver the additional consideration. At March 31, 2021, the Company had no further liabilities related to the contingent consideration.

The assets and liabilities of IVDesk are recorded in the consolidated balance sheet within the Services & Support segment at March 31, 2021. The purchase price allocation was based on estimates of the fair value of assets acquired and liabilities assumed, and included total assets of $1,500,000, including property, plant, and equipment of $35,000, goodwill of $745,000 and intangible assets of $720,000, and total liabilities of $132,000. Identifiable intangible assets are definite-lived assets. These assets include customer relationships and have a weighted average amortization period of 8 years, which matches the weighted average useful life of the assets.

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year ended December 31, 2020 and three months ended March 31, 2021 by company are as follows:

	Ecessa	IVDesk	Total

January 1, 2020	$—	$—	$—

Acquisition	1,341,000	745,000	2,086,000

December 31, 2020	$1,341,000	$745,000	$2,086,000

March 31, 2021	$1,341,000	$745,000	$2,086,000

Gross goodwill	1,341,000	745,000	2,086,000
Accumulated impairment loss	—	—	—
Balance at March 31, 2021	$1,341,000	$745,000	$2,086,000

The Company’s identifiable intangible assets with finite lives are being amortized over their estimated useful lives and were as follows:

	March 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net

Trade Name/Trademark/Internet Domain Assets	$101,000	$(7,000)	$94,000
Non-compete Agreements	80,000	(22,000)	58,000
Customer Relationships	1,010,000	(86,000)	924,000
Internally Developed Software	1,800,000	(214,000)	1,586,000
	$2,991,000	$(329,000)	$2,662,000

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net

Trade Name/Trademark/Internet Domain Assets	$90,000	$(5,000)	$85,000
Non-compete Agreements	80,000	(16,000)	64,000
Customer Relationships	1,010,000	(34,000)	976,000
Internally Developed Software	1,800,000	(150,000)	1,650,000
	$2,980,000	$(205,000)	$2,775,000

Amortization expense on these identifiable intangible assets was $124,000 and $0 in first three months of 2021 and 2020 respectively. The amortization expense is included in selling, general and administrative expenses. The estimated future amortization expense for identifiable intangible assets during the next five fiscal years is as follows:

Year Ending December 31:
Q2 - Q4 2021	$264,000
2022	352,000
2023	336,000
2024	325,000
2025	292,000
Thereafter	410,000

NOTE 9 – CONTINGENCIES

In the ordinary course of business, the Company is exposed to legal actions and claims and incurs costs to defend against these actions and claims. Company management is not aware of any outstanding or pending legal actions or claims that could materially affect the Company’s financial position or results of operations.

NOTE 10 – DEBT

Line of Credit

On August 28, 2020, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association, establishing a $5,000,000 line of credit facility agreement, that replaced a prior facility. On October 29, 2020, the Company entered into a First Amendment to the Credit Agreement. Under the Credit Agreement, as amended, the Company has the ability to obtain one or more letters of credit in an aggregate amount up to $2,000,000, subject to the general terms of the credit agreement.

The Company had no outstanding borrowings against the line of credit, or the prior credit facility, at March 31, 2021 or December 31, 2020 and $2,101,000 of the credit line is available for use. Due to the revolving nature of loans under this credit facility, additional borrowings and periodic repayments and re-borrowings may be made until the maturity date. Interest on borrowings on the credit line is at LIBOR plus 1.25% , with a minimum LIBOR rate of 0.75%, (2.0% at March 31, 2021). The Credit Agreement expires August 28, 2021 and is secured by government securities owned and pledged by the Company. The Credit Agreement contains financial covenants including a tangible net worth minimum. The Company was in compliance with its financial covenants at March 31, 2021.

NOTE 11 – INCOME TAXES

In the preparation of the Company’s consolidated financial statements, management calculates income taxes based upon the estimated effective rate applicable to operating results for the full fiscal year. This includes estimating the current tax liability as well as assessing differences resulting from different treatment of items for tax and book accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded on the balance sheet. Management analyzes these assets and liabilities regularly and assesses the likelihood that deferred tax assets will be recovered from future taxable income.

At March 31, 2021 there was $116,000 of net uncertain tax benefit positions that would reduce the effective income tax rate if recognized. The Company records interest and penalties related to income taxes as income tax expense in the condensed consolidated statements of income (loss) and comprehensive income (loss).

The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The tax years 2017-2020 remain open to examination by the Internal Revenue Service and the years 2016-2020 remain open to examination by various state tax departments. The tax years from 2017-2020 remain open in Costa Rica.

The Company’s effective income tax rate was (0.1%) for the first three months of 2021. The effective tax rate differs from the federal tax rate of 21% due to state income taxes, foreign tax rate differences, foreign losses not deductible for U.S. income tax purposes, the effect of uncertain income tax positions, stock compensation windfalls and changes in valuation allowances related to deferred tax assets. The foreign operating losses may ultimately be deductible in the countries in which they occurred; however, the Company has not recorded a deferred tax asset for these losses due to uncertainty regarding the eventual realization of the benefit. The effect of the foreign operations was an overall rate decrease of approximately 0.5% for the three months ended March 31, 2021. There were no additional uncertain tax positions identified in the first three months of 2021. The Company's effective income tax rate for the three months ended March 31, 2020 was 0.5%, and differed from the federal tax rate due to state income taxes, foreign tax rate differences, foreign losses not deductible for U.S. income tax purposes, changes in the reserve for uncertain income tax positions, provisions for interest charges for uncertain income tax positions, stock compensation windfalls and changes in valuation allowances related to deferred tax assets.

NOTE 12 – SEGMENT INFORMATION

The Company classifies its businesses into two segments as follows:

●	Electronics & Software: designs, develops and sells Intelligent Edge solutions that provide connectivity and power through PoE products and actionable intelligence to end devices in an IoT ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and
●	Services & Support: provides technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

Management has chosen to organize the Company and disclose reportable segments based on our products and services. Intersegment revenues are eliminated upon consolidation. “Other” includes non-allocated corporate overhead costs. As a result of our treatment of Suttle as discontinued operations, “Other” includes amounts previously allocated to Suttle that do not meet the criteria to be included in income from discontinued operations.

Information concerning the Company’s continuing operations in these two segments for the three-month periods ended March 31, 2021 and 2020 are as follows:

	Electronics &	Services &		Intersegment
	Software	Support	Other	Eliminations	Total
Three Months Ended March 31, 2021
Sales	$8,365,000	$1,938,000	$—	$(144,000)	$10,159,000
Cost of sales	4,781,000	1,162,000	—	—	5,943,000
Gross profit	3,584,000	776,000	—	(144,000)	4,216,000
Selling, general and
administrative expenses	3,608,000	979,000	777,000	(144,000)	5,220,000
Acquisition-related costs	—	—	1,143,000	—	1,143,000
Operating loss	(24,000)	(203,000)	(1,920,000)	—	(2,147,000)
Other (expense) income	(19,000)	—	6,000	—	(13,000)
Loss before income tax	$(43,000)	$(203,000)	$(1,914,000)	$—	$(2,160,000)

Depreciation and amortization	$68,000	$154,000	$38,000	$—	$260,000

Capital expenditures	$4,000	$5,000	$—	$—	$9,000

Assets	$14,571,000	$7,950,000	$30,614,000	$(27,000)	$53,108,000

	Electronics &	Services &		Intersegment
	Software	Support	Other	Eliminations	Total
Three Months Ended March 31, 2020
Sales	$8,536,000	$827,000	$—	$(200,000)	$9,163,000
Cost of sales	4,807,000	620,000	—	(1,000)	5,426,000
Gross profit	3,729,000	207,000	—	(199,000)	3,737,000
Selling, general and
administrative expenses	3,897,000	328,000	935,000	(199,000)	4,961,000
Operating loss	(168,000)	(121,000)	(935,000)	—	(1,224,000)
Other income	14,000	—	397,000	—	411,000
Loss before income tax	$(154,000)	$(121,000)	$(538,000)	$—	$(813,000)

Depreciation and amortization	$71,000	$13,000	$127,000	$—	$211,000

Capital expenditures	$43,000	$—	$13,000	$—	$56,000

Assets	$15,665,000	$1,394,000	$39,807,000	$(27,000)	$56,839,000

NOTE 13 – NET INCOME (LOSS) PER SHARE

Basic net income (loss) per common share is based on the weighted average number of common shares outstanding during each period and year. Diluted net income per common share takes into effect the dilutive effect of potential common shares outstanding. The Company’s only potential common shares outstanding are stock options and shares associated with the long-term incentive compensation plans, which resulted in a dilutive effect of 0 and 179,709 shares for the three months ended March 31, 2021 and 2020, respectively.  The Company calculates the dilutive effect of outstanding options using the treasury stock method. Due to the net losses in the first three months ended March 31, 2021, there was no dilutive impact from stock options or unvested shares. Options totaling 485,108 and 632,114 were excluded from the calculation of diluted earnings per share for the three months ended March 31, 2021 and 2020, respectively because the exercise price was greater than the average market price of common stock during the period and deferred stock awards totaling 0 and 117,688 shares would not have been included for the three months ended March 31, 2021 and 2020, because of unmet performance conditions.

NOTE 14 – FAIR VALUE MEASUREMENTS

The accounting guidance establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.

Level 2 – Observable inputs such as quoted prices for similar instruments and quoted prices in markets that are not active, and inputs that are directly observable or can be corroborated by observable market data. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts, such as treasury securities with pricing interpolated from recent trades of similar securities, or priced with models using highly observable inputs, such as commodity options priced using observable forward prices and volatilities.

Level 3 – Significant inputs to pricing that have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine the fair value of financial instruments.

Financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020, are summarized below:

	March 31, 2021

	Level 1	Level 2	Level 3	Total Fair Value

Cash equivalents:
Money Market Funds	$11,530,000	$—	$—	$11,530,000
Subtotal	11,530,000	—	—	11,530,000

Short-term investments:
Corporate Notes/Bonds	—	693,000	—	693,000
Subtotal	—	693,000	—	693,000

Long-term investments:
Corporate Notes/Bonds	—	5,561,000	—	5,561,000
Convertible debt	—	—	605,000	605,000
Subtotal	—	5,561,000	605,000	6,166,000

Total	$11,530,000	$6,254,000	$605,000	$18,389,000

	December 31, 2020

	Level 1	Level 2	Level 3	Total Fair Value

Cash equivalents:
Money Market Funds	$9,424,000	$—	$—	$9,424,000
Subtotal	9,424,000	—	—	9,424,000

Short-term investments:
Commercial Paper	—	700,000	—	700,000
Corporate Notes/Bonds	—	2,059,000	—	2,059,000
Subtotal	—	2,759,000	—	2,759,000

Long-term investments:
Corporate Notes/Bonds	—	5,605,000	—	5,605,000
Convertible debt	—	—	605,000	605,000
Subtotal	—	5,605,000	605,000	6,210,000

Current Liabilities:
Contingent Consideration	—	—	(550,000)	(550,000)
Subtotal	—	—	(550,000)	(550,000)

Total	$9,424,000	$8,364,000	$55,000	$17,843,000

The estimated fair value of contingent consideration as of December 31, 2020 was $550,000, as noted above. The estimated fair value is considered a level 3 measurement because the probability weighted discounted cash flow methodology used to estimate fair value includes the use of significant unobservable inputs, primarily the contractual contingent consideration revenue targets and assumed probabilities. The Company paid the full amount of the contingent consideration during the three months ended March 31, 2021 and there was no liability at March 31, 2021.

We record transfers between levels of the fair value hierarchy, if necessary, at the end of the reporting period. There were no transfers between levels during the three months ended March 31, 2021.

NOTE 15 – RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, FASB issued ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments." The amendments in this update replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses. This ASU is intended to provide financial statement users with more decision-useful information about the expected credit losses and is effective for annual periods and interim periods for those annual periods beginning after December 15, 2022, which for us is the first quarter ending March 31, 2023. Entities may early adopt beginning after December 15, 2018. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

NOTE 16 – SUBSEQUENT EVENTS

On April 28, 2021 the Company entered into a definitive securities purchase agreement with Lantronix, Inc. (Nasdaq: LTRX) (“Lantronix”), under which CSI agreed to sell to Lantronix CSI’s Transition Networks and Net2Edge businesses, which comprise substantially all the assets of the Company’s E&S segment, for an aggregate purchase price of up to $32,027,566, consisting of (i) $25,027,566 in cash payable at closing, subject to a working capital adjustment following closing, plus (ii) earnout payments of up to $7,000,000, payable following two successive 180-day intervals after the closing of the transaction based on revenue targets for these companies. The sale requires CSI shareholder approval and is expected to close in June 2021. Concurrently with the closing of the transaction, CSI and Lantronix will enter into a Transition Services Agreement under which CSI will perform administrative and IT services, and lease office, warehouse and production space to Lantronix at CSI’s Minnetonka, Minnesota facility for a period of up to twelve months.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Communications Systems, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Communications Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Intangible Assets Acquired in Business Combinations

Critical Audit Matter Description

As described in Note 5 to the consolidated financial statements, the Company completed the acquisitions of Ecessa Corporation and IVDesk Minnesota, Inc. during the year ended December 31, 2020. The aggregate consideration for the acquisitions was $6,010,000. Both acquisitions were accounted for as business combinations. The Company measured the assets acquired and liabilities assumed at fair value, which resulted in the recognition of intangible assets totaling $2,980,000, which consisted primarily of internally developed software of $1,800,000 and customer relationships of $1,010,000. The Company has also recorded goodwill of $2,086,000 as a result of these acquisitions.

The valuation of the intangible assets is complex and judgmental due to the use of subjective assumptions in the valuation models used by management when determining the estimated fair values of the assets. The determination of the fair values of the intangible assets requires management to make significant estimates and assumptions related to forecasts of future revenues, expenses, discount rates, risk-free rates, weighted-average cost of capital, equity risk premium, and royalty rates.

Auditing management’s valuation of the acquired intangible assets is complex due to the judgments required to evaluate management’s previously noted estimates and assumptions.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

■	Obtained an understanding of the design and implementation of internal controls relating to the evaluation of the assumptions used to estimate the fair value of the intangible assets acquired, including controls addressing:

■	Management’s evaluation of the identification of the assets acquired.

■	Management’s evaluation of the completeness, accuracy and reasonableness of the prospective financial information used to determine the fair values of assets acquired.

■	Management’s evaluation of the completeness and accuracy of key assumptions and inputs used by a third-party valuation specialist, including discount rate, risk-free rate, weighted-average cost of capital, equity risk premium, and royalty rates used to determine fair values.

■	Management’s evaluation of the clerical accuracy of the model used to determine the fair values of assets acquired.

■	Substantively tested, with the assistance of firm personnel with experience in the application of fair value and valuation methodologies, the appropriateness of the judgments and assumptions used in management’s estimation process for determining the fair value of the intangible assets acquired, including:

■	Tested the mathematical accuracy of the calculations performed along with assessing the completeness of the information used in the calculations.

■	Evaluated the appropriateness of the valuation methodologies used, as well as the key assumptions and inputs used, including discount rate, risk-free rate, weighted-average cost of capital, equity risk premium and royalty rates.

■	Performed sensitivity analyses to evaluate the changes in the fair value of the intangible assets that would result from changes in the assumptions.

■	Compared significant assumptions used by management to current industry and competitor data, historical results, third-party market data and evidence obtained in other areas of the audit.

Assessment of Impairment of Long-Lived Assets

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company reviews its long-lived assets periodically to determine whether indicators of potential impairment exist. Potential impairment is determined by comparing the carrying value of the assets with the expected future cash flows to be provided by operating activities of the business or related asset groups. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the asset. Management identified triggering events during the year ended December 31, 2020, that indicated that long-lived assets could potentially be impaired, and performed an impairment test as of December 31, 2020.

While the impairment test did not result in the recording of any impairment loss, the impairment test is complex and judgmental due to the use of subjective assumptions used by management when determining the asset groups to be evaluated for impairment, estimating expected future cash flows to be provided by operating activities of the identified asset groups, and estimating fair values of the assets or asset groups when applicable.

Auditing management’s impairment analysis is complex due to the judgments required to evaluate management’s forecasts of expected future cash flows and estimated fair values when applicable.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

●	Obtained an understanding of the design and implementation of internal controls relating to the evaluation of the assumptions used by management in conducting its impairment analysis, including controls addressing:

■	Management’s evaluation of the asset groups evaluated for potential impairment.

■	Management’s evaluation of the accuracy and reasonableness of the net cash flows expected to be provided by operating activities of the asset groups.

■	Management’s evaluation of the completeness and accuracy of information used to determine fair values of assets or asset groups, including the methodologies used to determine fair values, when applicable.

●	Substantively tested the appropriateness of the judgments and assumptions used by management in conducting its impairment analysis, including:

■	Confirmed the appropriateness of the asset groups evaluated in performing management’s impairment analysis.

■	Tested management’s assumptions used in estimating the net cash flows expected to be provided by operating activities of the asset groups, including the completeness and accuracy of the underlying data supporting the assumptions.

■	Utilized an internal valuation specialist to assist in testing the Company’s valuation model and significant assumptions related to the fair value of certain long-lived assets.

■	Evaluated audit evidence from events and transactions occurring after the measurement date.

Goodwill Impairment Evaluation

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company tests goodwill for impairment annually, or more frequently if events have occurred or circumstances exist that indicate the carrying amount of goodwill may not be recoverable. Due to the presence of the triggering events noted in the Assessment of Impairment of Long-Lived Assets critical audit matter, management performed an impairment test for goodwill as of December 31, 2020. The Company performed qualitative assessments to determine whether It was more likely than not (that is, a likelihood of more than 50 percent) that the fair value of the reporting units were less than their carrying amounts, including goodwill.

While the impairment test did not result in the recording of any impairment loss, the identification of triggering events indicates potential impairment of goodwill, which requires management to make significant judgments in performing its assessment including the evaluation of macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other entity-specific events, events affecting the reporting units, and trends in the Company’s share price.

Auditing management’s impairment analysis is complex due to the judgments required to evaluate management’s assessment of those factors identified above.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

●	Obtained an understanding of the design and implementation of internal controls relating to the evaluation of the assumptions used by management in conducting its impairment analysis, including controls addressing:

■	Management’s assessment of identified triggering events indicating potential impairment.

■	Management’s evaluation of the reporting units evaluated for potential impairment.

■	Management’s assessment of qualitative factors that may indicate potential impairment of goodwill.

●	Substantively tested the appropriateness of the judgments and assumptions used by management in conducting its impairment analysis, including:

■	Confirmed the appropriateness of the reporting units evaluated in performing management’s impairment analysis.

■	Evaluated the factors management considered in its qualitative assessment to determine that goodwill was not impaired, including the evaluation of macroeconomic conditions, industry and market conditions, cost factors, the past financial performance of the reporting units, the projected financial performance of the reporting units, other entity-specific events, events affecting the reporting units, and trends in the Company’s share price.

/s/ Baker Tilly US, LLP

(formerly known as Baker Tilly Virchow Krause, LLP)

We have served as the Company’s auditor since 2017.

Minneapolis, Minnesota

March 31, 2021

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31	December 31
	2020	2019
CURRENT ASSETS:
Cash and cash equivalents	$13,092,484	$13,928,504
Restricted cash	—	679,006
Investments	2,759,024	9,449,650
Trade accounts receivable, less allowance for doubtful accounts of $121,000 and $154,000, respectively	10,177,445	10,242,405
Inventories	8,696,880	8,531,112
Prepaid income taxes	35,948	72,994
Other current assets	996,472	1,160,865
Current assets held for sale	—	5,337,274
TOTAL CURRENT ASSETS	35,758,253	49,401,810

PROPERTY, PLANT AND EQUIPMENT, net	7,242,072	8,238,089
OTHER ASSETS:
Investments	7,109,212	250,000
Goodwill	2,086,393	—
Deferred income taxes	—	9,534
Right of use asset	413,415	367,909
Intangible assets	2,775,361	—
Other assets	171,619	—
Noncurrent assets held for sale	—	883,370
TOTAL OTHER ASSETS	12,556,000	1,510,813
TOTAL ASSETS	$55,556,325	$59,150,712
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,378,449	$3,720,445
Accrued compensation and benefits	2,298,075	3,517,331
Operating lease liability	213,553	115,935
Other accrued liabilities	1,524,515	2,602,752
Accrued consideration	550,000	—
Dividends payable	16,147	200,363
Deferred revenue	456,912	—
Current liabilities held for sale	—	1,193,218
TOTAL CURRENT LIABILITIES	7,437,651	11,350,044
LONG TERM LIABILITIES:
Long-term compensation plans	116,460	164,348
Operating lease liability	197,308	244,038
Deferred revenue	310,179	—
TOTAL LONG-TERM LIABILITIES	623,947	408,386
COMMITMENTS AND CONTINGENCIES (Footnote 10)
STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share; 3,000,000 shares authorized; none issued
Common stock, par value $.05 per share; 30,000,000 shares authorized; 9,321,927 and 9,252,749 shares issued and outstanding, respectively	466,096	462,637
Additional paid-in capital	43,572,114	42,977,914
Retained earnings	4,135,284	4,649,395
Accumulated other comprehensive loss	(678,767)	(697,664)
TOTAL STOCKHOLDERS’ EQUITY	47,494,727	47,392,282
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,556,325	$59,150,712

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
	2020	2019

Sales	$42,575,546	$50,906,179
Cost of sales	25,369,118	28,720,367
Gross profit	17,206,428	22,185,812
Operating expenses:
Selling, general and administrative expenses	19,218,922	22,176,598
Acquisition costs	684,856	—
Total operating expenses	19,903,778	22,176,598
Operating (loss) income from continuing operations	(2,697,350)	9,214
Other income (expenses):
Investment and other income	661,754	284,944
Gain (loss) on sale of assets	288,778	(20,368)
Interest and other expense	(28,514)	(38,440)
Other income, net	922,018	226,136
Operating (loss) income from continuing operations before income taxes	(1,775,332)	235,350
Income tax expense (benefit)	20,342	(15,269)
Net (loss) income from continuing operations	(1,795,674)	250,619
Net income from discontinued operations, net of tax	1,624,016	6,218,430
Net (loss) income	(171,658)	6,469,049
Other comprehensive income (loss), net of tax:
Unrealized gains/(losses) on available-for-sale securities	9,249	(1,793)
Foreign currency translation adjustment	9,648	55,422
Total other comprehensive income	18,897	53,629
Comprehensive (loss) income	$(152,761)	$6,522,678

Basic net (loss) income per share:
Continuing operations	$(0.19)	$0.03
Discontinued operations	0.17	0.67
	$(0.02)	$0.70

Diluted net (loss) income per share:
Continuing operations	$(0.19)	$0.03
Discontinued operations	0.17	0.66
	$(0.02)	$0.69

Weighted Average Basic Shares Outstanding	9,322,672	9,272,259
Weighted Average Dilutive Shares Outstanding	9,322,672	9,337,422

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Retained	Accumulated
			Additional	Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
BALANCE AT DECEMBER 31, 2018	9,158,438	$457,922	$42,680,499	$(734,001)	$(751,293)	$41,653,127
Net income	—	—	—	6,469,049	—	6,469,049
Issuance of common stock under
Employee Stock Purchase Plan	34,469	1,723	93,437	—	—	95,160
Issuance of common stock to
Employee Stock Ownership Plan	132,826	6,641	262,995	—	—	269,636
Issuance of common stock under
Executive Stock Plan	156,525	7,826	612,424	—	—	620,250
Share based compensation	—	—	412,776	—	—	412,776
Other share retirements	(229,509)	(11,475)	(1,084,217)	(326,556)	—	(1,422,248)
Shareholder dividends ($0.08 per share)	—	—	—	(759,097)	—	(759,097)
Other comprehensive income	—	—	—	—	53,629	53,629
BALANCE AT DECEMBER 31, 2019	9,252,749	462,637	42,977,914	4,649,395	(697,664)	47,392,282
Net loss	—	—	—	(171,658)	—	(171,658)
Issuance of common stock under
Employee Stock Purchase Plan	20,279	1,014	93,882	—	—	94,896
Issuance of common stock to
Employee Stock Ownership Plan	66,059	3,303	404,281	—	—	407,584
Issuance of common stock under
Executive Stock Plan	65,952	3,298	20,720	—	—	24,018
Share based compensation	—	—	463,274	—	—	463,274
Other share retirements	(83,112)	(4,156)	(387,957)	37,213	—	(354,900)
Shareholder dividends ($0.04 per share)	—	—	—	(379,666)	—	(379,666)
Other comprehensive income	—	—	—	—	18,897	18,897
BALANCE AT DECEMBER 31, 2020	9,321,927	$466,096	$43,572,114	$4,135,284	$(678,767)	$47,494,727

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(171,658)	$6,469,049
Net income from discontinued operations, net of tax	1,624,016	6,218,430
Net (loss) income from continuing operations	(1,795,674)	250,619
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	962,307	1,032,797
Share based compensation	463,274	412,776
Deferred taxes	9,534	9,534
(Gain) loss on sale of assets	(284,273)	20,368
Changes in assets and liabilities:
Trade accounts receivables	261,192	(618,663)
Inventories	(83,977)	2,469,800
Prepaid income taxes	37,046	75,298
Other assets	339,712	1,348,481
Accounts payable	(1,392,457)	(381,293)
Accrued compensation and benefits	(939,758)	1,057,428
Other accrued liabilities	(714,425)	(515,279)
Income taxes payable	—	(28,267)
Net cash (used in) provided by operating activities - continuing operations	(3,137,499)	5,133,599
Net cash (used in) provided by operating activities - discontinued operations	(1,546,030)	5,097,537
Net cash (used in) provided by operating activities	(4,683,529)	10,231,136

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(249,727)	(424,988)
Acquisition of business, net of cash acquired	(4,797,919)	—
Purchases of investments	(18,665,534)	(18,673,530)
Proceeds from the sale of fixed assets	435,000	—
Proceeds from the sale of investments	18,506,198	8,972,087
Net cash used in investing activities - continuing operations	(4,771,982)	(10,126,431)
Net cash provided by investing activities - discontinued operations	8,702,213	4,904,456
Net cash provided by (used in) investing activities	3,930,231	(5,221,975)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(563,882)	(743,276)
Proceeds from issuance of common stock, net of shares withheld	118,914	715,410
Purchase of common stock	(354,900)	(1,422,248)
Net cash used in financing activities	(799,868)	(1,450,114)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	38,140	(7,963)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,515,026)	3,551,084
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	14,607,510	11,056,426
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$13,092,484	$14,607,510
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes refunded	$(27,722)	$(73,151)
Interest paid	26,327	37,974
Dividends declared not paid	16,147	200,363
Capital expenditures in accounts payable	—	10,663
Operating right of use assets obtained in exchange for lease obligations	208,650	449,995
Accrued consideration	550,000	—

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020 and 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business: Communications Systems, Inc. (herein collectively referred to as “CSI,” “our,” “we” or the “Company”) is a Minnesota corporation organized in 1969 that classifies its business into two segments: (1) the Electronics & Software segment (consisting of US-based subsidiary Transition Networks and UK-based subsidiary Net2Edge) which (i) manufactures and sells solutions that provide actionable intelligence, power and connectivity at the edge of networks through PoE products, software and services as well as traditional products such as media converters, network adapters and other connectivity products and (ii) designs, develops, and sells edge network access products, TDM (time-division multiplexing) over IP and other circuit emulation solutions, along with specialized cloud-based software solutions, primarily within the telecommunications market; and (2) the Services and Support segment (consisting of subsidiaries JDL and Ecessa), which (i) provides technology solutions including virtualization, managed services, wired and wireless network design and implementation, and hybrid cloud infrastructure and deployment and (ii) designs, develops, and sells SD-WAN (software-designed wide-area network) solutions.

The Company classifies its businesses into two segments. Non-allocated general and administrative expenses are separately accounted for as “Other” in the Company’s segment reporting. Intersegment revenues are eliminated upon consolidation.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and accounts have been eliminated.

Use of estimates: The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company uses estimates based on the best information available in recording transactions and balances resulting from operations. Actual results could differ from those estimates. The Company’s estimates consist principally of reserves for doubtful accounts, sales returns, warranty costs, asset impairment evaluations, accruals for compensation plans, self-insured medical and dental accruals, lower of cost or market inventory adjustments, provisions for income taxes and deferred taxes, and depreciable lives of fixed assets.

Cash equivalents: For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2020, the Company had $13,092,000 in cash and cash equivalents. Of this amount, $9,424,000 was invested in short-term money market funds that are not considered to be bank deposits and are not insured or guaranteed by the federal deposit insurance company (FDIC) or other government agency. These money market funds seek to preserve the value of the investment at $1.00 per share; however, it is possible to lose money investing in these funds. The remainder is operating cash and certificates of deposit which are fully insured through the FDIC.

Investments: Investments consist of corporate notes and bonds, and commercial paper that are traded on the open market and are classified as available-for-sale and minority investments in strategic technology companies. Available-for-sale investments are reported at fair value with unrealized gains and losses excluded from operations and reported as a separate component of stockholders’ equity, net of tax (see Accumulated other comprehensive loss below).

Inventories: Inventories are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method. Provision to reduce inventories to the lower of cost or net realizable value is made based on a review of excess and obsolete inventories, estimates of future sales, examination of historical consumption rates and the related value of component parts.

Property, plant and equipment: Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method. Depreciation included in cost of sales and selling, general and administrative expenses for continuing operations was $757,000 and $1,028,000 for 2020 and 2019, respectively. Maintenance and repairs are charged to operations and additions or improvements are capitalized. Items of property sold, retired or otherwise disposed of are removed from the asset and accumulated depreciation accounts and any gains or losses on disposal are reflected in operations.

Goodwill and Other Intangible Assets: Goodwill represents the amount by which the purchase prices (including liabilities assumed) of acquired businesses exceed the estimated fair value of the net tangible assets and separately identifiable assets of these businesses. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested at least annually for impairment. The Company reassesses the value of our reporting units and related goodwill balances annually on April 1 and at other times if events have occurred or circumstances exist that indicate the carrying amount of goodwill may not be recoverable.

Recoverability of long-lived assets: The Company reviews its long-lived assets periodically when impairment indicators exist as required under generally accepted accounting principles. Potential impairment is determined by comparing the carrying value of the assets with expected net cash flows expected to be provided by operating activities of the business or related products. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the asset.

Warranty: The Company reserves for the estimated cost of product warranties at the time revenue is recognized. We estimate the costs of our warranty obligations based on our warranty policy or applicable contractual warranty, historical experience of known product failure rates, and use of materials and service delivery costs incurred in correcting product failures. Management reviews the estimated warranty liability on a quarterly basis to determine its adequacy.

The following table presents the changes in the Company’s warranty liability, included in other accrued liabilities in the consolidated balance sheets, for the years ended December 31, 2020 and 2019, which relate to normal product warranties and a five-year obligation to provide for potential future liabilities for certain network equipment sales:

	Year Ended December 31
	2020	2019
Beginning balance	$513,000	$554,000
Amounts charged to expense	59,000	10,000
Actual warranty costs paid	(67,000)	(51,000)
Ending balance	$505,000	$513,000

Accumulated other comprehensive loss: The components of accumulated other comprehensive loss are as follows:

	Foreign Currency Translation	Unrealized (loss)/gain on securities	Accumulated Other Comprehensive Loss
December 31, 2018	$(764,000)	$13,000	$(751,000)

Net current period change	55,000	(2,000)	53,000

December 31, 2019	$(709,000)	$11,000	$(698,000)

Net current period change	9,000	10,000	19,000

December 31, 2020	$(700,000)	$21,000	$(679,000)

Revenue recognition: The Company’s manufacturing operations (Electronics & Software segment) recognize revenue upon delivery of the Company’s connectivity infrastructure and data transmission products. To determine when revenue should be recognized, it is important to determine when the transfer of control has occurred. The Company has determined that control transfers for these products upon shipment or delivery to the customer, in accordance with the agreed upon shipping terms. As such, the timing of revenue recognition occurs at a specific point in time. Sales are made directly to customers and through distributors. Payment terms for distributors are consistent with the terms of the Company’s direct customers. The Company records a provision for sales returns, sales incentives and warranty costs at the time of the sale based on historical experience and current trends.

The Company has determined that the following performance obligations identified in its Services and Support segment are transferred over time: managed services and professional services (time and materials (“T&M”) and fixed price). This segment’s managed services performance obligation is a bundled solution, a series of distinct services that are substantially the same and that have the same pattern of transfer to the customer and are recognized evenly over the term of the contract. T&M professional services arrangements are measured over time with an input method based on hours expended towards satisfying this performance obligation. Fixed price professional service arrangements under a relatively longer-term service will also be measured over time with an input method based on hours expended.

The Company has also identified the following performance obligations within its Services and Support segment that are recognized at a point in time which include resale of third-party hardware and software, installation, arranging for another party to transfer services to the customer, and certain professional services. The resale of third-party hardware and software is recognized at a point in time, when the goods are shipped or delivered to the customer’s location, in accordance with the agreed upon shipping terms. Installation services are recognized at a point in time when the services are completed. The service the Company provides to arrange for another party to transfer services to the customer is satisfied at a point in time as the Company has transferred control upon the service first being made available to the customer by the third-party vendor, which are required to be presented on a net basis. Depending on the nature of the service, certain professional services transfer control at a point in time. The Company evaluates these circumstances on a case by case basis to determine if revenue should be recognized over time or at a point in time. See Note 2 for further discussion regarding revenue recognition.

Research and development: Research and development costs consist of outside testing services, equipment and supplies associated with enhancing existing products and developing new products. Research and development costs are expensed when incurred and totaled $2,808,000 in 2020 and $3,600,000 in 2019.

Employee Retirement Benefits: The Company has an Employee Savings Plan (401(k)) and matches a percentage of employee contributions up to six percent of compensation. Contributions to the plan in 2020 and 2019 were $371,000 and $401,000, respectively.

Net income (loss) per share: Basic net income (loss) per common share is based on the weighted average number of common shares outstanding during each year. Diluted net income (loss) per common share adjusts for the dilutive effect of potential common shares outstanding. The Company’s only potential common shares outstanding are stock options and shares associated with the long-term incentive compensation plans, which resulted in no dilutive effect for 2020 and a dilutive effect of 65,163 shares in 2019. Due to the net loss in 2020, there was no dilutive impact from outstanding stock options or unvested shares. The Company calculates the dilutive effect of outstanding options and unvested shares using the treasury stock method. Options totaling 697,201 would have been excluded from the calculation of diluted earnings per share for year ended December 31, 2020, because the exercise price was greater than the average market price of common stock during the year and deferred stock awards totaling 110,308 shares would not have been included because of unmet performance conditions. Options totaling 860,539 were excluded from the calculation of diluted earnings per share for year ended December 31, 2019, because the exercise price was greater than the average market price of common stock during the year and deferred stock awards totaling 178,278 shares were not included because of unmet performance conditions.

Share based compensation: The Company accounts for share based compensation awards on a fair value basis. The estimated grant date fair value of each stock-based award is recognized in income over the requisite service period (generally the vesting period). The estimated fair value of each option is calculated using the Black-Scholes option-pricing model.

Accounting standards issued:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The amendments in this update replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses. This ASU is intended to provide financial statement users with more decision-useful information about expected credit losses and is effective for annual periods and interim periods for those annual periods beginning after December 15, 2022, which for us is the first quarter ending March 31, 2023. Entities may early adopt beginning after December 15, 2018. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

Accounting standards adopted:

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement.” This new standard requires changes to the disclosure requirements for fair value measurements for certain Level 3 items and specifies that some of the changes must be applied prospectively, while others should be applied retrospectively. This standard is effective for public business entities in fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. the company adopted this standard during 2020 with an immaterial impact to our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes”, which, as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes, removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company adopted this standard during 2020 with an immaterial impact to our consolidated financial statements.

NOTE 2 – REVENUE RECOGNITION

In accordance with Accounting Standards Codification (“ASC”) 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services.

Electronics & Software

The Company has determined that the revenue recognition for its Electronics & Software segment occurs upon delivery of the Company’s connectivity infrastructure and data transmission products. To determine when revenue should be recognized, it is important to determine when the transfer of control has occurred. The Company has determined that control transfers for these products upon shipment or delivery to the customer, in accordance with the agreed upon shipping terms. As such, the timing of revenue recognition occurs at a specific point in time.

Services & Support

The Company has determined that the following performance obligations identified in its Services & Support segment are transferred over time: managed services and professional services (time and materials (“T&M”) and fixed price). The managed services performance obligation is a bundled solution, a series of distinct services that are substantially the same and that have the same pattern of transfer to the customer and are recognized evenly over the term of the contract. T&M professional services arrangements are measured over time with an input method based on hours expended towards satisfying this performance obligation. Fixed price professional service arrangements under a relatively longer-term service will also be measured over time with an input method based on hours expended.

The Company has also identified the following performance obligations within its Services & Support segment that are recognized at a point in time which include resale of third-party hardware and software, installation, arranging for another party to transfer services to the customer, and certain professional services. The resale of third-party hardware and software is recognized at a point in time, when the goods are shipped or delivered to the customer’s location, in accordance with the agreed upon shipping terms. Installation services are recognized at a point in time when the services are completed. The service the Company provides to arrange for another party to transfer services to the customer is satisfied at a point in time as the Company has transferred control upon the service first being made available to the customer by the third-party vendor, which are required to be presented on a net basis. Depending on the nature of the service, certain professional services transfer control at a point in time. The Company evaluates these circumstances on a case-by-case basis to determine if revenue should be recognized over time or at a point in time.

Significant Judgments

To determine the transaction price, the Company estimates the amount of variable consideration at the outset of the contract, depending on the facts and circumstances relative to the contract. The Company may provide credits or incentives to its customers, which are accounted for as either variable consideration or consideration payable to the customer. The Company estimates product returns based on historical return rates. The Company constrains (reduces) the estimates of variable consideration such that it is probable that a significant revenue reversal of previously recognized revenue will not occur throughout the life of the contract. When determining if variable consideration should be constrained, management considers whether there are factors outside the Company’s control that could result in a significant reversal of revenue. In making these assessments, the Company considers the likelihood and magnitude of a potential reversal of revenue. The Company will assess if any incentives it offers to its customer is a consideration payable. The Company accounts for consideration payable to a customer as a reduction of the transaction price, and therefore, of revenue. For contracts with more than one performance obligation, the consideration is allocated between separate products and services based on their stand-alone selling prices. Judgment is required to determine standalone selling prices for each distinct performance obligation. The Company generally determines standalone selling prices based on the actual prices charged to customers and has an established range of amounts that fall within stand-alone selling price for its distinct performance obligations. The Company evaluates this range quarterly.

Costs to Obtain or Fulfill a Contract

The Company evaluates “Other Assets and Deferred Costs” (ASC 340-40), for the accounting for certain costs to obtain and fulfill contracts (or, in some cases, an anticipated contract) with a customer. ASC 340-40 is applicable only to incremental contract costs, those that an entity would not have incurred if the contract had not been obtained, and requires the capitalization of these costs as well as provides guidance on the amortization and impairment considerations. The Company elects the practical expedient and expenses certain costs to obtain contracts when applicable. Within Services & Support, commissions were paid upfront on certain long-term recurring revenue agreements. Total costs to obtain a contract in the years ended December 31, 2020 and 2019 were $52,000 and $0, respectively.

Transaction Price Allocated to Future Performance Obligations

To determine the allocation of the transaction price and amounts allocated to the performance obligations, the Company first determined the standalone selling price for each distinct performance obligation in the contract in order to determine the allocations of the transaction price in proportion to the standalone selling price for each performance obligation in the contract in accordance with ASC 606-10-32-31 and 32-33. Judgment is required to determine standalone selling price for each distinct performance obligation. The Company generally determines standalone selling prices based on the actual prices charged to customers and has an established range of amounts that fall within stand-alone selling price for its distinct performance obligations. The Company evaluates this range quarterly.

Practical Expedients and Exemptions

The Company adopted various practical expedients and policy elections related to the accounting for significant finance components, sales taxes, shipping and handling, costs to obtain a contract and immaterial promised goods or services. The practical expedient to disclose the unfulfilled performance obligations was not made as they are expected to be fulfilled within one year.

Disaggregation of revenue

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that best reflects the consideration we expect to receive in exchange for those goods or services. In accordance with ASC 606-10-50-5, the following tables present how we disaggregate our revenues, which is different for each segment.

For the Electronics & Software segment, we analyze revenue by region and product group, which is as follows for the years ended December 31, 2020 and 2019:

	Electronics & Software Revenue by Region
	2020	2019
North America	$29,721,000	$39,771,000
International	4,775,000	7,236,000
	$34,496,000	$47,007,000

	Electronics & Software Revenue by Product Group
	2020	2019
Intelligent edge solutions	$12,162,000	$18,442,000
Traditional products	22,334,000	28,565,000
	$34,496,000	$47,007,000

For the Services & Support segment, we analyze revenue by customer group and type, which is as follows for the years ended December 31, 2020 and 2019:

	Services & Support Revenue by Customer Group
	2020	2019
Education	$4,483,000	$1,926,000
Healthcare	887,000	705,000
Financial and other commercial clients	2,708,000	1,268,000
CSI IT operations	699,000	842,000
	$8,777,000	$4,741,000

	Services & Support Revenue by Type
	2020	2019
Project & product revenue	$5,120,000	$2,242,000
Services & support revenue	3,657,000	2,499,000
	$8,777,000	$4,741,000

Contract Balances

The contract assets associated with the commission costs noted above were $267,000 and $0 at December 31, 2020 and 2019, respectively. The Company does not have material contract liabilities.

NOTE 3 – LEASES

In accordance with ASC Topic 842, the Company recognizes assets and liabilities for the rights and obligations created by leases that extend more than twelve months from the date of the balance sheet. Right of use (“ROU”) assets represent our right to use an underlying asset for the lease term, while lease liabilities represent our obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at the commencement date of a lease based on the present value of lease payments over the lease term. Because the rate implicit in each individual lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

The Company has entered into operating leases for three office locations, including one in February 2019 and one in May 2020 upon the acquisition of Ecessa. These leases have remaining lease terms of 2 to 7 years. One of the leases includes two options to extend the lease for 5 years each, and the other lease includes an option to terminate the lease in 2022. One lease includes a 3% rent adjustment on each anniversary of the lease and another includes a 2.5% annual rent adjustment as well as one free month each year. As of December 31, 2020, total ROU assets and operating lease liabilities were $413,000 and $411,000, respectively. As of December 31, 2019, total ROU assets and operating lease liabilities were $368,000 and $360,000, respectively. All operating lease expense is recognized on a straight-line basis over the lease term. In the years ended December 31, 2020 and 2019, the Company recognized $180,000 and $124,000 in lease expense, respectively. The Company also recognized $82,000 and $0 in sublease income for the years ended December 31, 2020 and 2019, respectively.

Information related to the Company’s ROU assets and related lease liabilities were as follows:

	Year Ended December 31
	2020	2019

Cash paid for operating leases	$185,000	$112,000
Right-of-use assets obtained in exchange for new operating lease obligations (1)	$209,000	$450,000

	As of December 31
	2020	2019
Weighted-average remaining lease term	2.2 years	3.3 years
Weighted-average discount rate	3.6%	4.5%

(1)	2019 includes $280,000 for operating leases existing on January 1, 2019 and $188,000 for operating leases that commenced in the first quarter of 2019. 2020 includes $209,000 for an operating lease assumed with the Ecessa acquisition in the second quarter.

Maturities of lease liabilities as of December 31, 2020 were as follows:

2021	$225,000
2022	152,000
2023	47,000
2024	4,000
Total lease payments	428,000
Less imputed interest	(17,000)
Total operating lease liabilities	$411,000

As of December 31, 2020, the Company does not have any additional future operating lease obligations that have not yet commenced.

NOTE 4 – DISCONTINUED OPERATIONS

On April 5, 2019, the Company sold its Suttle FutureLink™ Fiber business line, including inventory, equipment, and customer relationships, to PPC Broadband Inc. (“PPC”). The transaction was structured as an Asset Purchase Agreement with a simultaneous signing and closing. The sale price was $5,000,000 cash, of which $500,000 was deferred into an escrow account until certain criteria were met and was recorded as restricted cash within the consolidated balance sheet. The Company recognized a gain on the sale of inventory and capital equipment totaling $2,967,000 during the second quarter of 2019. Concurrent with the closing of the transaction, Suttle and PPC entered into a Transition Services Agreement under which Suttle agreed to manufacture products related to the FutureLink™ Fiber business line until September 30, 2019, to ensure seamless supply to the customer base.

On March 11, 2020, the Company sold the remainder of its Suttle business lines, including the SoHo, MediaMAX, and SpeedStar brands and inventory as well as working capital, certain capital equipment, intellectual property, and customer relationships to Oldcastle Infrastructure, Inc. (“Oldcastle”) for $8,000,000, with a working capital adjustment 90 days after close. Oldcastle will operate the majority of the acquired Suttle business through its wholly-owned subsidiary, Primex Technologies, Inc. Through the sale to Primex, a separate online equipment auction held in the fourth quarter of 2020, and various other sales, the Company received total proceeds of $8,900,000 and recorded a gain on the sale of $2,247,000 in 2020.

Concurrent with the closing of the transaction, the Company and Oldcastle entered into a Transition Services Agreement (“TSA”) under which Suttle continued to manufacture products for Oldcastle for six months, to ensure seamless supply and quality assurance to the existing customer base. Concurrently with the closing of the transaction and the TSA, the Company and Oldcastle also entered into a lease agreement under which Oldcastle will lease two buildings in Hector, Minnesota, where Suttle had conducted operations. Base rents under the lease agreement range from $6,970 to $7,180 per month. The associated assets and liabilities related to this sale were classified as held for sale at December 31, 2019. The presentation of discontinued operations has been retrospectively applied to all prior periods presented.

The assets and liabilities of this discontinued operation that are classified as held for sale are as follows:

	December 31, 2020	December 31, 2019

Trade accounts receivable	$—	$2,235,000
Inventories	—	3,009,000
Other current assets	—	93,000
Total current assets	$—	$5,337,000

Property, plant, and equipment	$—	$883,000
Total noncurrent assets	$—	$883,000

Total assets held for sale	$—	$6,220,000

Accounts payable	$—	$1,111,000
Other accrued liabilities	—	82,000
Total liabilities held for sale	$—	$1,193,000

The financial results of the discontinued operations are as follows:

	Year Ended December 31
	2020	2019

Sales	$3,024,000	$18,879,000
Cost of sales	2,167,000	12,965,000
Selling, general and administrative expenses	520,000	2,684,000
Restructuring expenses	960,000	—
(Gain) loss on sale of assets	(2,247,000)	(2,990,000)
Other income	—	—
Operating income before income taxes	1,624,000	6,220,000
Income tax expense	—	2,000
Income (loss) from discontinued operations	$1,624,000	$6,218,000

During the year ended December 31, 2020, the Company recorded $960,000 in restructuring expense. This consisted of severance and related benefits costs due to the sale of the remainder of Suttle’s business lines and the closure of the plant now that the TSA is completed. We expect total restructuring costs to be $1,000,000, including any remaining shut down costs. The Company paid $708,000 in restructuring charges during 2020 and had $252,000 in restructuring accruals recorded in accrued compensation and benefits at December 31, 2020 that are expected to be paid during 2021.

NOTE 5 –BUSINESS COMBINATIONS

On May 14, 2020, in a reverse triangular merger, the Company completed the acquisition of 100% of Ecessa Corporation. Ecessa designs and distributes software-defined wide area networking (SD-WAN) solutions for businesses through the deployment of over 10,000 field installations (since 2002) of Ecessa Edge®, PowerLink®, and WANworX® controllers. The acquisition expands the Company’s IoT intelligent edge products and services and provides opportunities to expand the Company’s services platform. The purchase price was $4,642,000, with cash acquired totaling $666,000. The purchase price includes initial consideration of $4,666,000 and $ (24,000) in working capital adjustments.

The assets and liabilities of Ecessa were recorded in the consolidated balance sheet within the Services & Support segment as of the acquisition date, at their respective fair values. The purchase price allocation is based on the estimated fair value of assets acquired and liabilities assumed and has been allocated as follows:

May 14, 2020

Current assets	$1,101,000
Property, plant, and equipment	127,000
Other long-term assets	421,000
Intangible assets	2,260,000
Goodwill	1,341,000
Total assets	5,250,000

Total liabilities	608,000

Net assets acquired	$4,642,000

Identifiable intangible assets are definite-lived assets. These assets include trade name/trademark/internet domain assets, non-compete agreements, customer relationships, and internally developed software intangible assets, and have a weighted average amortization period of 7 years, which matches the weighted average useful life of the assets. Goodwill recorded as part of the purchase price allocation is not tax deductible. The pro forma impact of Ecessa was not significant to the Company’s results for the year ended December 31, 2020. Ecessa’s revenue and operating loss since acquisition are $1,265,000 and $ (598,000), respectively. The operating loss is primarily due to the revaluation of $1,561,000 of pre-acquisition deferred revenue to a preliminary fair value of $257,000 as of the opening balance sheet date and $205,000 of intangibles amortization, thus lowering revenue recognized and increasing post-acquisition expenses on a similar operating cost structure. The Company is still in process of integrating Ecessa into its operations and therefore has not realized all potential cost-saving synergies.

On November 3, 2020, the Company acquired the operating assets of privately held IVDesk Minnesota, Inc. (“IVDesk”) from a third-party receiver (“Receiver”). IVDesk provides private cloud services to small- and mid-size businesses (SMB), with a particular focus on the financial services industry. The acquisition expands the Company’s monthly recurring revenue service model, bringing additional resources and experience in cloud-delivered applications. The purchase price was $1,368,000 and includes initial consideration of $950,000, working capital adjustments of $ (132,000), and $550,000 in contingent consideration. The Company has agreed to pay up to $550,000 in additional consideration upon retaining a certain customer level 120 days after closing. The Company provided the Receiver as seller a $550,000 letter of credit to secure its obligation to pay the earn-out under the asset purchase agreement. At December 31, 2020, the Company had estimated liabilities of $550,000 related to the outstanding consideration. During March 2021, upon meeting the requirements of the earn-out, the Company paid the Receiver the additional consideration.

The estimated assets and liabilities of IVDesk are recorded in the consolidated balance sheet within the Services & Support segment at December 31, 2020. The preliminary purchase price allocation was based on estimates of the fair value of assets acquired and liabilities assumed, and included total assets of $1,500,000, including estimated goodwill of $745,000 and estimated intangibles of $720,000, and total liabilities of $132,000. The fair value of acquired identifiable intangible assets of $720,000 is provisional depending on the final valuations for those assets. All balances recorded are estimated amounts and the Company expects to finalize the purchase price allocation during the first half of 2021 as the valuation of identifiable assets and liabilities is completed. The pro forma impact of IVDesk was not significant to the Company’s results for the year ended December 31, 2020. IVDesk’s revenue since acquisition was $401,000.

NOTE 6 –CASH EQUIVALENTS AND INVESTMENTS

The following tables show the Company’s cash equivalents and available-for-sale securities’ amortized cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash equivalents or short and long-term investments as of December 31, 2020 and December 31, 2019:

December 31, 2020

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments

Cash equivalents:
Money Market funds	$9,424,000	$—	$—	$9,424,000	$9,424,000	$—	$—
Subtotal	9,424,000	—	—	9,424,000	9,424,000	—	—

Investments:
Commercial Paper	700,000	—	—	700,000	—	700,000	—
Corporate Notes/Bonds	7,658,000	7,000	(1,000)	7,664,000	—	2,059,000	5,605,000
Convertible Debt	605,000	—	—	605,000	—	—	605,000
Subtotal	8,963,000	7,000	(1,000)	8,969,000	—	2,759,000	6,210,000

Total	$18,387,000	$7,000	$(1,000)	$18,393,000	$9,424,000	$2,759,000	$6,210,000

December 31, 2019

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments

Cash equivalents:
Money Market funds	$8,761,000	$—	$—	$8,761,000	$8,761,000	$—	$—
Subtotal	8,761,000	—	—	8,761,000	8,761,000	—	—

Investments:
Commercial Paper	8,695,000	—	(1,000)	8,694,000	—	8,694,000	—
Corporate Notes/Bonds	756,000	—	—	756,000	—	756,000	—
Convertible Debt	250,000	—	—	250,000	—	—	250,000
Subtotal	9,701,000	—	(1,000)	9,700,000	—	9,450,000	250,000

Total	$18,462,000	$—	$(1,000)	$18,461,000	$8,761,000	$9,450,000	$250,000

The following table summarizes the estimated fair value of our investments, designated as available-for-sale and classified by the contractual maturity date of the securities as of December 31, 2020:

	Amortized Cost	Estimated Market Value

Due within one year	$2,759,000	$2,759,000
Due after one year through five years	6,204,000	6,210,000
	$8,963,000	$8,969,000

The Company tests for other than temporary losses on a quarterly basis and has considered the unrealized losses indicated above to be temporary in nature. The Company intends to hold the investments until it can recover the full principal amount and has the ability to do so based on other sources of liquidity. The Company expects such recoveries to occur prior to the contractual maturities.

The Company did not recognize any gross realized gains or gross realized losses during the years ending December 31, 2020 and 2019, respectively. If the Company had realized gains or losses, they would be included within investment and other income in the accompanying consolidated statements of (loss) income.

In April 2020, the Company made an $899,000 minority investment in the common stock of Quortus Ltd., a UK-based company that provides virtual core network software for Private LTE solutions for critical and secure communications. This investment is important for the Company’s Electronics & Software segment because this segment has been partnering with Quortus to integrate the Quortus Private LTE core in existing and new products for that segment’s federal business, network extensions, and private networks for enterprises. The Company’s investment represents less than 10% of the outstanding equity of Quortus Ltd. The Company uses the cost method to account for investments in common stock of entities such as Quortus if the Company does not have the ability to exercise significant influence over the operating and financial matters of the entity. The Company also uses the cost method to account for its investments that are not in the form of common stock or in-substance common stock in entities if the Company does not have the ability to exercise significant influence over the entity’s operating and financial matters.

NOTE 7 - INVENTORIES

Inventories consist of:

	December 31
	2020	2019
Finished goods	$7,871,000	$6,728,000
Raw and processed materials	826,000	1,803,000
	$8,697,000	$8,531,000

NOTE 8 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and the estimated useful lives are as follows:

	Estimated	December 31
	useful life	2020	2019
Land		$2,852,000	$2,965,000
Buildings and improvements	3-40 years	8,891,000	8,727,000
Machinery and equipment	3-15 years	6,404,000	9,347,000
Furniture and fixtures	3-10 years	3,012,000	3,628,000
Construction in progress		27,000	—
		21,186,000	24,667,000
Less accumulated depreciation		(13,944,000)	(16,429,000)
		$7,242,000	$8,238,000

NOTE 9 – GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year ended December 31, 2020 by company are as follows:

	Ecessa	IVDesk	Total

January 1, 2020	$—	$—	$—

Acquisition	1,341,000	745,000	2,086,000

December 31, 2020	$1,341,000	$745,000	$2,086,000

Gross goodwill	1,341,000	745,000	2,086,000
Accumulated impairment loss	—	—	—
Balance at December 31, 2020	$1,341,000	$745,000	$2,086,000

The fair value of goodwill of $745,000 and acquired identifiable intangible assets of $720,000 is provisional at December 31, 2020 depending on the final valuations for those assets.

The Company’s identifiable intangible assets with finite lives (excluding the provisional $720,000 related to IVDesk) are being amortized over their estimated useful lives and were as follows:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net

Trade Name/Trademark/Internet Domain Assets	$90,000	$(5,000)	$85,000
Non-compete Agreements	80,000	(16,000)	64,000
Customer Relationships	290,000	(34,000)	256,000
Internally Developed Software	1,800,000	(150,000)	1,650,000
	$2,260,000	$(205,000)	$2,055,000

Amortization expense on these identifiable intangible assets was $205,000 and $0 in 2020 and 2019 respectively. The amortization expense is included in selling, general and administrative expenses. The estimated future amortization expense for identifiable intangible assets during the next five fiscal years is as follows:

Year Ending December 31:
2021	$351,000
2022	351,000
2023	335,000
2024	324,000
2025	290,000
Thereafter	404,000

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Line of credit: On August 28, 2020, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association, establishing a $5,000,000 line of credit facility agreement, that replaced a prior facility. On October 29, 2020, the Company entered into a First Amendment to the Credit Agreement. Under the Credit Agreement, as amended, the Company has the ability to obtain one or more letters of credit in an aggregate amount up to $2,000,000, subject to the general terms of the credit agreement.

The Company had no outstanding borrowings against the line of credit, or the prior credit facility, at December 31, 2020 or December 31, 2019 and $1,051,000 of the credit line is available for use at December 31, 2020. Due to the revolving nature of loans under this credit facility, additional borrowings and periodic repayments and re-borrowings may be made until the maturity date. Interest on borrowings on the credit line is at LIBOR plus 1.25%, with a minimum LIBOR rate of 0.75%, (2.0% at December 31, 2020). The Credit Agreement expires August 28, 2021 and is secured by government securities owned and pledged by the Company. The Credit Agreement contains financial covenants including a tangible net worth minimum. The Company was in compliance with its financial covenants at December 31, 2020.

As of December 31, 2020, the Company had no other material commitments (either cancelable or non-cancelable) for capital expenditures or other purchase commitments related to ongoing operations.

Long-term compensation plans: The Company has a long-term incentive plan that provides long-term competitive compensation to enable the Company to attract and retain qualified executive talent and to reward employees for achieving goals and improving company performance. The plan provides grants of “performance units” made at the beginning of performance periods and paid at the end of the period if performance goals are met. Awards were previously made every other year and are paid following the end of the cycle with annual vesting. Payment in the case of retirement, disability or death will be on a pro rata basis. The Company recognized expense/(income) of $66,000 and $164,000 in 2020 and 2019, respectively. Accrual balances for long-term compensation plans at December 31, 2020 and 2019 were $230,000 and $164,000, respectively. There were no award payouts in 2020 and 2019. Awards under the 2018 to 2020 plans will be paid out 50% in cash and 50% in stock. Awards under the 2019 to 2021 and 2020 to 2022 plans will be paid out 75% in stock and 25% in cash. The stock portion of these awards are treated as equity plans and included within the Stock Compensation footnote within the Deferred Stock Outstanding section below.

Other contingencies: In the ordinary course of business, the Company is exposed to legal actions and claims and incurs costs to defend against these actions and claims. Company management is not aware of any outstanding or pending legal actions or claims that would materially affect the Company’s financial position, results of operations, or cash flows.

NOTE 11 – STOCK COMPENSATION

2011 Executive Incentive Compensation Plan

On March 28, 2011 the Board adopted and on May 19, 2011 the Company’s shareholders approved the Company’s 2011 Executive Incentive Compensation Plan (“2011 Incentive Plan”). The 2011 Incentive Plan authorizes incentive awards to officers, key employees and non-employee directors in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock units (“deferred stock”), performance cash units, and other awards in stock, cash, or a combination of stock and cash. The 2011 Incentive Plan, as amended, allows the issuance of up to 2,500,000 shares of common stock.

During 2020, stock options covering 191,301 shares were awarded to key executive employees and non-employee directors, which options expire seven years from the date of award and generally vest 25% each year beginning one year after the date of award. The Company also granted deferred stock awards of 89,131 shares to key employees during 2020 under the Company’s long-term incentive plan for the 2020 to 2022 period. These awards vest over three years with the first vesting date being May 6, 2021.

At December 31, 2020, 431,032 shares have been issued under the 2011 Incentive Plan, 1,445,885 shares are subject to currently outstanding options, deferred stock awards, and unvested restricted stock units, and 623,083 shares remained available for future issuance under the 2011 Incentive Plan.

Stock Options Outstanding

The following table summarizes changes in the number of outstanding stock options under the Director Plan, Stock Plan and the 2011 Incentive Plan during the two years ended December 31, 2020.

		Weighted average	Weighted average
		exercise price	remaining
	Options	per share	contractual term
Outstanding – December 31, 2018	1,380,492	$7.56	4.18 years
Awarded	100,769	2.69
Exercised	(151,950)	4.08
Forfeited	(198,839)	9.33
Outstanding – December 31, 2019	1,130,472	7.28	3.48 years
Awarded	191,301	5.10
Exercised	(8,000)	2.64
Forfeited	(140,583)	10.90
Outstanding – December 31, 2020	1,173,190	6.52	3.35 years

Exercisable at December 31, 2020	877,926	$7.20	2.59 years
Expected to vest December 31, 2020	1,173,190	$6.52	3.35 years

The fair value of awards issued under the Company’s stock option plan is estimated at grant date using the Black-Scholes option-pricing model. The following table displays the assumptions used in the model.

	Year Ended December 31
	2020	2019
Expected volatility	40.2%	31.3%
Risk free interest rate	0.4%	2.2%
Expected holding period	6 years	6 years
Dividend yield	1.3%	3.0%

Total unrecognized compensation expense was $222,000 as of December 31, 2020, which is expected to be recognized over the next 2.8 years. The aggregate intrinsic value of all outstanding options, exercisable options, and options expected to vest (the amount by which the market price of the stock on the last day of the period exceeded the market price of the stock on the date of grant) was $437,000 based on the Company’s stock price at December 31, 2020. The intrinsic value of options exercised during the year was $18,000 in 2020 and $380,000 in 2019. Net cash proceeds from the exercise of all stock options were $0 in 2020 and 2019. The following table summarizes the status of stock options outstanding at December 31, 2020:

		Weighted Average	Weighted
		Remaining	Average
Range of Exercise Prices	Shares	Option Life	Exercise Price
$2.50 to $4.99	515,989	4.6 years	$3.75
$5.00 to $7.49	353,359	3.6 years	6.17
$7.50 to $9.99	0	0 years	0.00
$10.00 to $12.49	244,477	1.2 years	11.32
$12.50 to $14.15	59,365	0.2 years	12.97

The Company receives an income tax benefit related to the gains received by officers and key employees who make disqualifying dispositions of stock received on exercise of qualified incentive stock options and on non-qualified options. The amount of tax benefit received by the Company was $0 in both 2020 and 2019. The tax benefit amounts have been credited to additional paid-in capital.

Deferred Stock Outstanding

The following table summarizes the changes in the number of deferred stock shares under the Stock Plan and 2011 Incentive Plan over the period from December 31, 2018 to December 31, 2020:

		Weighted Average
		Grant Date
	Shares	Fair Value
Outstanding – December 31, 2018	270,066	$4.48
Granted	161,107	2.76
Vested	(4,575)	4.56
Forfeited	(105,371)	3.90
Outstanding – December 31, 2019	321,227	3.37
Granted	95,631	5.33
Vested	(57,952)	2.81
Forfeited	(86,211)	4.22
Outstanding – December 31, 2020	272,695	3.91

The grant date fair value is calculated based on the Company’s closing stock price as of the grant date. As of December 31, 2020, the total unrecognized compensation expense related to the deferred stock shares was $347,000 and is expected to be recognized over a weighted-average period of 2.1 years.

Compensation Expense

Share-based compensation expense is recognized based on the fair value of awards granted over the vesting period of the award. Share-based compensation expense recognized for 2020 and 2019 was $463,000 and $413,000 before income taxes and $366,000 and $326,000 after income taxes, respectively. Share-based compensation expense is recorded as a part of selling, general and administrative expenses.

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“ESPP”), employees are able to acquire shares of common stock at 85% of the price at the end of each current quarterly plan term. The most recent term ended December 31, 2020. The ESPP is considered compensatory under current rules. At December 31, 2020, after giving effect to the shares issued as of that date, 68,843 shares remain available for purchase under the ESPP.

Employee Stock Ownership Plan (ESOP)

All eligible employees of the Company participate in the ESOP after completing one year of service. Contributions are allocated to each participant based on compensation and vest 20% after two years of service and incrementally thereafter, with full vesting after six years. At December 31, 2020, the ESOP held 706,287 shares of the Company’s common stock, all of which have been allocated to the accounts of eligible employees. Contributions to the plan are determined by the Board of Directors and can be made in cash or shares of the Company’s stock. The 2020 ESOP contribution was $328,263 for which the Company issued 71,830 shares in March 2021. The 2019 ESOP contribution was $407,584 for which the Company issued 66,059 shares in 2020.

NOTE 12 – COMMON STOCK

In August 2019, the Company announced the adoption of a $2.0 million stock repurchase program running through the end of 2020. Under the stock repurchase program, repurchases can be made from time to time using a variety of methods, including through open market purchases or in privately negotiated transactions in compliance with the rules of the United States Securities and Exchange Commission and other applicable legal requirements. This new $2.0 million repurchase program replaces a stock repurchase program that the Company had adopted in 2008. At December 31, 2020, there remained $341,000 under this repurchase program.

NOTE 13 - INCOME TAXES

Income tax (benefit) expense from continuing operations consists of the following:

	Year Ended December 31
	2020	2019
Current year income taxes (benefit):
Federal	$(9,000)	$(45,000)
State	20,000	20,000
	11,000	(25,000)

Deferred income taxes:
Federal	$9,000	$10,000
	9,000	10,000

Income tax expense (benefit)	$20,000	$(15,000)

The Company’s Austin Taylor Communications, Ltd. unit operated in the United Kingdom (U.K.) and is subject to U.K. rather than U.S. income taxes. Austin Taylor had no activity in 2020 and 2019. At the end of 2020, Austin Taylor’s net operating loss carry-forward was $7,462,000. The Company remains uncertain whether it will be able to generate the future income needed to realize the tax benefit of the carry-forward. Accordingly, the Company has continued to maintain its deferred tax valuation allowance against any potential carry-forward benefit from Austin Taylor.

Net2Edge, Ltd., formally known as Transition Networks EMEA, Ltd., operates in the U.K. and is subject to U.K. rather than U.S. income taxes. Net2Edge, Ltd. had pretax losses of $955,000 and $1,519,000 in 2020 and 2019, respectively. At the end of 2020, Net2Edge, Ltd.’s net operating loss carry-forward was $9,700,000, of which a full valuation allowance is recorded.

In 2007, Transition Networks China began operations in China and is subject to Chinese taxes rather than U.S. income taxes. Transition Networks China had no activity in 2020 and 2019. At the end of 2020, Transition Networks China’s net operating loss carry-forward was $0. Transition Networks China ceased operations in 2014 and incurred minor non-operating expenditures in 2015 to close the operations. As of 2016, Transition Networks China no longer has any operational activity.

Suttle Costa Rica operated in Costa Rica and was subject to Costa Rica income taxes. As of December 31, 2020, the amount of unremitted earnings outside of the United States was not significant to the Company’s liquidity and was available to fund investments abroad. The Company closed its Costa Rica facility in 2017 and no longer has any operational activity in Costa Rica. Suttle Costa Rica had no activity in 2020 and 2019. At the end of 2020, Suttle Costa Rica’s net operating loss carry-forward was $0.

The provision for income taxes for continuing operations varied from the federal statutory tax rate as follows:

	Year Ended December 31
	2020	2019
Tax at U.S. statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	(0.8)	26.2
Foreign income taxes, net of foreign tax credits	(11.3)	98.9
Other nondeductible items	(3.3)	(2.1)
Effect of increase in uncertain tax positions	—	17.2
Change in valuation allowance	(8.7)	(181.7)
Other	2.0	14.0
Effective tax rate	(1.1%)	(6.5%)

Deferred tax assets and liabilities as of December 31 related to the following:

	2020	2019
Deferred tax assets:
Allowance for doubtful accounts	$26,000	$29,000
Inventory	798,000	1,254,000
Accrued and prepaid expenses	314,000	302,000
Lease liability	70,000	44,000
Domestic net operating loss carry-forward	3,398,000	2,141,000
Long-term compensation plans	—	248,000
Nonemployee director stock compensation	552,000	514,000
Other stock compensation	82,000	51,000
Intangible assets	—	253,000
Foreign net operating loss carry-forwards and credits	3,261,000	3,087,000
Federal and state credits	767,000	767,000
Other	18,000	17,000

Gross deferred tax assets	9,286,000	8,707,000
Valuation allowance	(8,728,000)	(8,170,000)

Net deferred tax assets	558,000	537,000

Deferred tax liabilities
Depreciation	(318,000)	(485,000)
Intangible assets	(175,000)	—
Lease right-of-use asset	(65,000)	(42,000)

Net deferred tax liability	(558,000)	(527,000)

Total net deferred tax asset	$—	$10,000

The Company assesses available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ending December 31, 2020. This objective evidence limits the ability to consider other subjective evidence such as the projections for future growth. On the basis of this evaluation, as of December 31, 2020, a valuation allowance of $8,728,000 has been recorded to reflect the portion of the deferred tax asset that is more likely to not be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as the Company’s projections for growth.

At December 31, 2020, the Company has a federal net operating loss carryforward from 2015 through 2020 activity of approximately $10,940,000 that is available to offset future taxable income and begins to expire in 2035. The Company also has a federal capital loss carryforward from 2018 of approximately $1,930,000 that is available to offset future capital gains and expires in 2023.

During 2015, the Company engaged in a research and development tax credit study for the tax years 2011 to 2014. As a result of this study, the Company claimed $1,554,000 of federal and $1,024,000 of state research and development credits. The Company amended prior year tax returns to claim these credits and offset prior year taxes paid. Credits not used to reduce taxes are available to be carried forward. At December 31, 2020, the Company has an estimated federal research and development credit carryforward of approximately $467,000 and a state research and development credit carryforward of approximately $594,000.

The Company assesses uncertain tax positions in accordance with ASC 740. Under this method, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from these uncertain tax positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense.

Changes in the Company’s uncertain tax positions are summarized as follows:

	2020	2019
Uncertain tax positions – January 1	$101,000	$60,000
Gross increases - current period tax positions	14,000	41,000
Uncertain tax positions – December 31, 2020	$115,000	$101,000

Included in the balance of uncertain tax positions at December 31, 2020 are $115,000 of tax benefits that if recognized would affect the tax rate. The Company’s unrecognized tax benefits will be reduced by $0 in the next twelve months due to statute of limitations expirations. There are no other expected significant changes in the Company’s uncertain tax positions in the next twelve months. The Company’s income tax liability accounts included accruals for interest and penalties of $0 at December 31, 2020. The Company’s 2020 income tax expense decreased by $0 due to net decreases for accrued interest and penalties.

The Company’s federal and state tax returns and tax returns it has filed in Costa Rica and the United Kingdom are open for review going back to the 2017 tax year.

NOTE 14 - INFORMATION CONCERNING INDUSTRY SEGMENTS AND MAJOR CUSTOMERS

Following the acquisition of Ecessa during the second quarter of 2020 and the merging of certain operations, the Company classifies its remaining businesses into two segments as follows:

●	Electronics & Software: designs, develops and sells Intelligent Edge solutions that provide connectivity and power through PoE products and actionable intelligence to end devices in an IoT ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of, media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support: provides technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management, and SD-WAN network devices.

Management has chosen to organize the enterprise and disclose reportable segments based on products and services. Intersegment revenues are eliminated upon consolidation. “Other” includes non-allocated corporate overhead costs. As a result of our treatment of Suttle as discontinued operations, “Other” includes amounts previously allocated to Suttle that do not meet the criteria to be included in income from discontinued operations.

Electronics & Software manufactures its products in Asia and the United States and makes sales in both the U.S. and international markets. Services & Support operates in the U.S. and primarily makes sales in the U.S. Net long-lived assets held in foreign countries were approximately $49,000 and $112,000 at December 31, 2020 and 2019, respectively. Consolidated sales to U.S. customers were approximately 87% and 74% of sales from continuing operations in 2020 and 2019 respectively. In 2020, sales to two of Electronics & Software’s customers accounted for 18.7% and 17.3% of consolidated sales and one of Services & Support’s customers accounted for 10.3% of consolidated sales. In 2019, sales to two of Electronics & Software’s customers accounted for 21.2% and 16.2% of consolidated sales. At December 31, 2020, Electronics & Software had one customer that made up 17% of consolidated accounts receivable and Services & Support had one customer that made up 38% of accounts receivable. At December 31, 2019, Electronics & Software had two customers that made up 45% and 17% of consolidated accounts receivable.

Information concerning the Company’s operations in the various segments for the years ended December 31, 2020 and 2019 is as follows:

	Electronics &	Services &		Intersegment
	Software	Support	Other	Eliminations	Total
2020
Sales	$34,496,000	$8,777,000	$—	$(697,000)	$42,576,000
Cost of sales	19,606,000	5,798,000	—	(35,000)	25,369,000
Gross profit	14,890,000	2,979,000	—	(662,000)	17,207,000

Selling, general and administrative expenses	13,875,000	2,669,000	3,337,000	(662,000)	19,219,000
Acquisition costs	—	—	685,000	—	685,000
Operating income (loss)	1,015,000	310,000	(4,022,000)	—	(2,697,000)
Other income (expense)	(10,000)	(32,000)	964,000	—	922,000
Income (loss) from continuing operations before tax	$1,005,000	$278,000	$(3,058,000)	$—	$(1,775,000)

Depreciation and amortization	$288,000	$292,000	$382,000	$—	$962,000

Capital expenditures	$81,000	$14,000	$155,000	$—	$250,000

Assets	$15,398,000	$8,521,000	$31,664,000	$(27,000)	$55,556,000

	Electronics &	Services &		Intersegment
	Software	Support	Other	Eliminations	Total
2019
Sales	$47,007,000	$4,741,000	$—	$(842,000)	$50,906,000
Cost of sales	25,613,000	3,259,000	—	(152,000)	28,720,000
Gross profit	21,394,000	1,482,000	—	(690,000)	22,186,000
Selling, general and administrative expenses	17,354,000	1,485,000	4,028,000	(690,000)	22,177,000
Operating income (loss)	4,040,000	(3,000)	(4,028,000)	—	9,000
Other income (expense)	(7,000)	(10,000)	243,000	—	226,000
Income (loss) from continuing operations before tax	$4,033,000	$(13,000)	$(3,785,000)	$—	$235,000

Depreciation and amortization	$360,000	$92,000	$581,000	$—	$1,033,000

Capital expenditures	$81,000	$69,000	$275,000	$—	$425,000

Assets	$19,902,000	$1,694,000	$37,582,000	$(27,000)	$59,151,000

NOTE 15 – FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.

Level 2 – Observable inputs such as quoted prices for similar instruments and quoted prices in markets that are not active, and inputs that are directly observable or can be corroborated by observable market data. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts, such as treasury securities with pricing interpolated from recent trades of similar securities, or priced with models using highly observable inputs, such as commodity options priced using observable forward prices and volatilities.

Level 3 – Significant inputs to pricing that have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine the fair value of financial instruments.

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019, are summarized below:

	December 31, 2020

	Level 1	Level 2	Level 3	Total Fair Value

Cash equivalents:
Money Market funds	$9,424,000	$—	$—	$9,424,000
Subtotal	9,424,000	—	—	9,424,000

Short-term investments:
Commercial Paper	—	700,000	—	700,000
Corporate Notes/Bonds	—	2,059,000	—	2,059,000
Subtotal	—	2,759,000	—	2,759,000

Long-term investments:
Corporate Notes/Bonds	—	5,605,000	—	5,605,000
Convertible Debt	—	—	605,000	605,000
Subtotal	—	5,605,000	605,000	6,210,000

Current Liabilities:
Accrued Consideration	—	—	(550,000)	(550,000)
Subtotal	—	—	(550,000)	(550,000)

Total	$9,424,000	$8,364,000	$55,000	$17,843,000

	December 31, 2019

	Level 1	Level 2	Level 3	Total Fair Value

Cash equivalents:
Money Market funds	$8,761,000	$—	$—	$8,761,000
Subtotal	8,761,000	—	—	8,761,000

Short-term investments:
Commercial Paper	—	8,694,000	—	8,694,000
Corporate Notes/Bonds	—	756,000	—	756,000
Subtotal	—	9,450,000	—	9,450,000

Long-term investments:
Convertible Debt	—	—	250,000	250,000
Subtotal	—	—	250,000	250,000

Total	$8,761,000	$9,450,000	$250,000	$18,461,000

The estimated fair value of contingent consideration as of December 31, 2020 was $550,000, as noted above. The estimated fair value is considered a level 3 measurement because the probability weighted discounted cash flow methodology used to estimate fair value includes the use of significant unobservable inputs, primarily the contractual contingent consideration revenue targets and assumed probabilities. There was no change in the estimated contingent consideration during the year ended December 31, 2020. In March 2021, the Company paid the full amount of the $550,000 contingent consideration to the Receiver.

We record transfers between levels of the fair value hierarchy, if necessary, at the end of the reporting period. There were no transfers between levels during 2020 and 2019.

NOTE 16 – GENERAL COMMITMENTS

On August 2, 2018, the Company entered into a purchase agreement with Launch Properties, LLC for the sale of the Company’s building located at 10900 Red Circle Drive, Minnetonka, MN for $10,000,000. The building currently includes the Company’s corporate administrative offices, as well as some operations for Transition Networks and JDL Technologies. This agreement was terminated on July 28, 2020 and earnest money totaling $225,000 was transferred to the Company and recognized as other income in the accompanying condensed consolidated statements of income (loss) and comprehensive income (loss) for the year ended December 31, 2020. The Company is reviewing options to continue to use or sell the property.

NOTE 17 – SUBSEQUENT EVENTS

On March 1, 2021, the Company entered into an Agreement and Plan of Merger with Helios Merger Co. and Pineapple Energy LLC pursuant to which Pineapple would become a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, CSI intends to pursue dispositions of its existing assets and businesses prior to the closing of the Merger. To the extent these dispositions occur, CSI expects to declare a cash dividend that distributes a portion of the proceeds from these dispositions to its shareholders as of a pre-closing record date.

Following the closing, CSI will use commercially reasonable efforts to complete the dispositions of these assets as soon as reasonably practicable (and, in any event, within 18 months of the closing). Proceeds that become available from the dispositions that occur following the closing of the Merger will be distributed pro rata to the legacy shareholders pursuant to the contingent value rights agreement described above. CSI will continue to support these existing business lines as it pursues new owners for these businesses.

In connection with the execution of the Merger agreement, the Company announced that CSI and Pineapple Energy were exploring equity financing through a private placement that would close in connection with the closing of Merger, with proceeds to be used by the combined company to finance additional acquisitions and working capital needs of the combined company.

(b)	SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Operating Results

(in thousands except per share amounts)

Unaudited

	Quarter Ended
	March 31	June 30	Sep 30	Dec 31
2020
Sales	$9,163	$9,628	$12,110	$11,675
Operating (loss) income from continuing operations	(1,224)	(1,646)	306	(133)
Net (loss) income from continuing operations	(809)	(1,367)	554	(174)
Net income (loss) from discontinued operations	2,313	(569)	(291)	171
Net income (loss)	1,504	(1,936)	263	(3)

Basic net (loss) income per share
Continuing operations	$(0.09)	$(0.15)	$0.06	$(0.01)
Discontinued operations	$0.25	$(0.06)	$(0.03)	$0.01
Diluted net (loss) income per share
Continuing operations	$(0.09)	$(0.15)	$0.06	$(0.01)
Discontinued operations	$0.25	$(0.06)	$(0.03)	$0.01

2019
Sales	$11,216	$10,704	$13,622	$15,364
Operating (loss) income from continuing operations	(821)	(1,129)	772	1,187
Net (loss) income from continuing operations	(771)	(1,069)	877	1,214
Net income from discontinued operations	1,010	3,842	860	506
Net income	239	2,773	1,737	1,720

Basic net (loss) income per share
Continuing operations	$(0.08)	$(0.11)	$0.09	$0.13
Discontinued operations	$0.11	$0.41	$0.09	$0.06
Diluted net (loss) income per share
Continuing operations	$(0.08)	$(0.11)	$0.09	$0.13
Discontinued operations	$0.11	$0.41	$0.09	$0.05

The company recorded a gain of $2,161,000 on the sale inventory, working capital, and certain capital equipment to Primex in the first quarter of 2020.

APPENDIX A

Securities Purchase Agreement dated April 28, 2021 by and between Lantronix, Inc., as Purchaser and Communications Systems, Inc., as Seller

Execution Copy

SECURITIES PURCHASE AGREEMENT

by and between

LANTRONIX, INC.,

as Purchaser,

and

COMMUNICATIONS SYSTEMS, INC.,

as Seller

April 28, 2021

EXHIBITS AND SCHEDULES

Exhibit A	Certain Defined Terms
Exhibit B	Net Working Capital Principles

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of April 28, 2021, by and between LANTRONIX, INC., a Delaware corporation (“Purchaser”), and COMMUNICATIONS SYSTEMS, INC., a Minnesota corporation (“Seller”).

BACKGROUND

A.       Seller (i) owns all of the issued and outstanding shares of Transition Networks, Inc., a Minnesota corporation (“TNI”), which consists of 2,940,000 shares of common stock (the “TNI Shares”) and (ii) is the sole legal and beneficial owner of the entire issued share capital of Transition Networks Europe Limited, a private limited company incorporated in England and Wales (“TN Europe” and, together with TNI, the “Companies”), which consists of one (1) ordinary share of nominal value £1.00 (the “TN Europe Share” and, together with the TNI Shares, the “Purchased Securities”).

B.       Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Purchased Securities for the consideration and in accordance with the terms and subject to the conditions set forth in this Agreement (the “Contemplated Transactions”).

C.       The Board of Directors of Seller (the “Seller Board”) has unanimously (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of Seller and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the Contemplated Transactions, (iii) directed that the approval of the Contemplated Transactions be submitted to a vote at a meeting of Seller’s shareholders and (iv) recommended the adoption of this Agreement and the approval of the Contemplated Transactions by Seller’s shareholders at the Seller Shareholders Meeting (as defined below) as required by the Minnesota Business Corporation Act (the “MBCA”) and Seller’s Organizational Documents (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Specific Definitions. As used in this Agreement, the terms identified on Exhibit A shall have the meanings set forth or referred to in Exhibit A.

1.2           Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

PURCHASE AND SALE OF SECURITIES

2.1           Purchase and Sale. At the Closing, subject to the terms and conditions set forth in this Agreement, Purchaser will purchase and acquire from Seller, and Seller will sell, convey, assign, transfer and deliver to Purchaser, all of Seller’s right, title and interest in and to the Purchased Securities for the Purchase Price (as defined below). Without limitation to the foregoing, Purchaser will purchase and acquire from Seller, and Seller will sell to Purchaser with full title guarantee the TN Europe Share together with the benefit of all rights to dividends and other distributions declared, made or paid or agreed to be made or paid on or after Closing.

2.2           Purchase Price; Estimated Closing Statement; Payment at the Closing.

(a)          Purchase Price. The aggregate purchase price for the Purchased Securities (the “Purchase Price”) shall be equal to: (i) $25,000,000 plus the UK Deposit Amount (such sum, the “Preliminary Purchase Price”), subject to adjustment pursuant to Section 2.3, plus (ii) the contingent right to receive the earnout payments (the “Earnout Payments”), if any, that may become payable pursuant to Section 2.4. The Purchase Price shall be apportioned between the amount payable for the sale and purchase of the TN Europe Share and the amount payable for the sale and purchase of the TNI Shares in accordance with Section 2.8.

(b)            Estimated Closing Statement. At least two (2) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”).

(c)          Payment at the Closing. At the Closing, Purchaser shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller (with such account designated in writing to Purchaser at least two (2) Business Days prior to the Closing Date), an amount (the “Estimated Purchase Price”) equal to (i) the Preliminary Purchase Price, plus (ii) the amount (if any) by which the Estimated Net Working Capital exceeds the Target Net Working Capital minus (iii) the amount (if any) by which the Estimated Net Working Capital is less than the Target Net Working Capital.

2.3           Purchase Price Adjustment. Following the Closing Date, the Purchase Price will be adjusted as set forth below:

(a)          Closing Statement Preparation. Within sixty (60) days after the Closing Date, Purchaser will prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Purchaser’s good faith calculations of (i) the Net Working Capital and (ii) the amount of any adjustment to the Purchase Price pursuant to Section 2.3(d). Purchaser will make the work papers and back-up materials used in preparing the Closing Statement, and the books, records and financial staff of the Acquired Companies, available to Seller and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by Seller of the Closing Statement, and (B) the resolution by the parties of any objections thereto; provided, that prior to being required to make any such books, records and financial staff available, Seller and its accountants and other representatives shall execute a confidentiality agreement in a form reasonably acceptable to Purchaser.

(b)          Closing Statement Review. Within forty-five (45) days following Purchaser’s delivery of the Closing Statement to Seller, Seller will give Purchaser a written notice stating either (i) Seller’s acceptance, without objection, of the Closing Statement (an “Acceptance Notice”) or (ii) Seller’s objections to the Closing Statement as set forth in a Notice of Disagreement (as defined below) pursuant to Section 2.5(a). If Seller gives Purchaser an Acceptance Notice or does not give Purchaser a Notice of Disagreement within such 45-day period, then the Closing Statement will be conclusive and binding upon the parties and the calculation of Net Working Capital set forth in the Closing Statement will constitute the Final Net Working Capital.

(c)          Dispute Resolution Procedures. Any dispute arising out of or relating to the calculation of the Final Net Working Capital shall be resolved in accordance with the dispute resolution procedures set forth in Section 2.5.

(d)          Adjustment Payment. Upon the determination, in accordance with this Section 2.3 and Section 2.5, of the Final Net Working Capital, the Purchase Price will be recalculated using the Final Net Working Capital in lieu of the Estimated Net Working Capital used in the calculation of the Estimated Purchase Price (the “Adjusted Purchase Price”).

(i)            If the Adjusted Purchase Price exceeds the Estimated Purchase Price (the amount by which the Adjusted Purchase Price exceeds the Estimated Purchase Price is referred to herein as the “Increase Amount”), then, within five (5) Business Days after the determination of the Final Net Working Capital pursuant to this Section 2.3 and Section 2.5, Purchaser will pay the Increase Amount to Seller, by wire transfer of immediately available funds to an account designated by Seller.

(ii)          If the Adjusted Purchase Price is less than the Estimated Purchase Price (the amount by which the Adjusted Purchase Price is less than the Estimated Purchase Price is referred to herein as the “Decrease Amount”), then, within five (5) Business Days after the determination of the Final Net Working Capital pursuant to this Section 2.3 and Section 2.5, Seller will pay the Decrease Amount to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser.

(iii)            If the Adjusted Purchase Price is equal to the Estimated Purchase Price, then there will be no adjustment to the Purchase Price pursuant to this Section 2.3.

2.4           Earnouts.

(a)          Within forty-five (45) days after the last day of each Earnout Period, Purchaser will cause to be prepared and delivered to Seller a statement (each, an “Earnout Statement”) setting forth in reasonable detail Purchaser’s good faith calculations of (i) Revenue for such Earnout Period and (ii) the amount of any Earnout Payment to which Seller is entitled pursuant to Section 2.4(b). Within forty-five (45) days following Purchaser’s delivery of each Earnout Statement to Seller, Seller will give Purchaser a written notice stating either (i) Seller’s acceptance, without objection, of the Earnout Statement (an “Earnout Acceptance Notice”) or (ii) Seller’s objections to the Earnout Statement as set forth in a Notice of Disagreement pursuant to Section 2.5(a). If Seller gives Purchaser an Earnout Acceptance Notice or does not give Purchaser a Notice of Disagreement within such 45-day period, then the Earnout Statement (including the Revenue calculation therein) will be conclusive and binding upon the parties, and the calculation of the Earnout Payment set forth in such Earnout Statement will constitute the final Earnout Payment for such Earnout Period. Any dispute arising out of or relating to the calculations of the Revenue for any Earnout Period and the Earnout Payments shall be resolved in accordance with the dispute resolution procedures set forth in Section 2.5.

(b)            Calculation of Earnout Payments.

(i)            First Earnout Period. The Earnout Payment for the First Earnout Period, if any, will be calculated as follows:

A.           If the Revenue for the First Earnout Period is greater than or equal to $20,000,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $3,000,000;

B.           If the Revenue for the First Earnout Period is greater than or equal to $19,500,000 and less than $20,000,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $2,500,000;

C.           If the Revenue for the First Earnout Period is greater than or equal to $19,000,000 and less than $19,500,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $2,000,000;

D.           If the Revenue for the First Earnout Period is greater than or equal to $18,500,000 and less than $19,000,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $1,500,000;

E.            If the Revenue for the First Earnout Period is greater than or equal to $18,000,000 and less than $18,500,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $1,000,000; or

F.            If the Revenue for the First Earnout Period is less than $18,000,000, then Seller shall not be entitled to receive any Earnout Payment pursuant to this Section 2.4(b)(i);

provided, however, that in no event shall Purchaser be required to pay Seller an amount in excess of $3,000,000 for the Earnout Payment for the First Earnout Period. Any amount owing to Seller pursuant to this Section 2.4(b)(i) shall be paid to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller no later than five (5) Business Days after the final determination of the Earnout Payment for the First Earnout Period.

(ii)          Second Earnout Period. The Earnout Payment for the Second Earnout Period, if any, will be calculated as follows:

A.           If the Revenue for the Second Earnout Period is greater than or equal to $22,000,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $4,000,000;

B.           If the Revenue for the Second Earnout Period is greater than or equal to $21,500,000 and less than $22,000,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $3,500,000;

C.           If the Revenue for the Second Earnout Period is greater than or equal to $21,000,000 and less than $21,500,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $3,000,000;

D.           If the Revenue for the Second Earnout Period is greater than or equal to $20,500,000 and less than $21,000,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $2,500,000;

E.            If the Revenue for the Second Earnout Period is greater than or equal to $20,000,000 and less than $20,500,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $2,000,000;

F.            If the Revenue for the Second Earnout Period is greater than or equal to $19,500,000 and less than $20,000,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $1,500,000;

G.           If the Revenue for the Second Earnout Period is greater than or equal to $19,000,000 and less than $19,500,000, then Purchaser shall pay or cause to be paid to Seller an amount equal to $1,000,000; or

H.           If the Revenue for the Second Earnout Period is less than $19,000,000, then Seller shall not be entitled to receive any Earnout Payment pursuant to this Section 2.4(b)(ii);

provided, however, that in no event shall Purchaser be required to pay Seller an amount in excess of $4,000,000 for the Earnout Payment for the Second Earnout Period. Any amount owing to Seller pursuant to this Section 2.4(b)(ii) shall be paid to Seller by wire transfer of immediately available funds to a bank account designated in writing by Seller no later than five (5) Business Days after the final determination of the Earnout Payment for the Second Earnout Period pursuant to Section 2.5.

(c)          From the Closing through the end of the Second Earnout Period, Purchaser shall (i) not contractually restrict Purchaser’s right and ability to pay the Earnout Payments when due; (ii) not directly or indirectly take, or omit to take, any action, or permit any Subsidiary (including the Acquired Companies after the Closing) to take or omit to take any action, the intent or purpose of which is or would be to impair the likelihood of the Earnout Payments becoming due and payable under this Section 2.4; (iii) operate the Business in good faith in accordance and consistent with Purchaser’s business judgment and historical practices, standard policies, procedures and terms of business; and (iv) use Commercially Reasonable Efforts to maximize the Revenue. This Section 2.4(c) will survive the Closing and will bind any successors or assigns of Purchaser or the Acquired Companies. During the period commencing ninety (90) days prior to the end of each Earnout Period and ending forty-five (45) days following Seller’s receipt of each Earnout Statement, Seller shall have the right to audit Purchaser’s books and records with respect to booking, sales orders and deliveries, and Purchaser agrees to provide all documents and information requested by Seller reasonably related to such audit.

2.5           Dispute Resolution Procedures.

(a)          Notice of Disagreement. The (i) Closing Statement delivered pursuant to Section 2.3(a) and Purchaser’s calculations of the Net Working Capital set forth therein, and (ii) Earnout Statements delivered pursuant to Section 2.4(a) and Purchaser’s calculations of (A) the Revenue for such Earnout Period and (B) the amount of the Earnout Payment, if any, for such Earnout Period, shall be final, binding and conclusive on the parties hereto unless Seller, within forty-five (45) days following Seller’s receipt of the Closing Statement or Earnout Statement, as applicable, delivers to Purchaser a written notice of disagreement (a “Notice of Disagreement”) setting forth in reasonable detail (1) each specific item or amount in the Closing Statement or Earnout Statement, as applicable, as to which Seller disagrees in good faith (each, a “Disputed Item”), (2) the basis for each Disputed Item and reasonable supporting documentation therefor and (3) Seller’s calculations of, as applicable, (x) the Final Net Working Capital or (y) the Revenue for such Earnout Period and the Earnout Payment for such Earnout Period. Seller shall be deemed to have agreed with all other items and amounts set forth in any Closing Statement or Earnout Statement, as applicable, other than the Disputed Items set forth in any Notice of Disagreement with respect to such Closing Statement or Earnout Statement, as applicable.

(b)            Resolution Period. If Seller duly and timely delivers to Purchaser a Notice of Disagreement with respect to any Closing Statement or Earnout Statement, as applicable, that complies with Section 2.5(a), then Purchaser and Seller shall, during the thirty (30) day period following Purchaser’s receipt of such Notice of Disagreement (as such period may be mutually extended in writing by Purchaser and Seller, the “Resolution Period”), negotiate in good faith and use good faith efforts to resolve promptly all of the Disputed Items set forth in such Notice of Disagreement. All discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and evidence of such discussions shall not be admissible or used by any party in any future proceedings between the parties hereto, including any proceedings before or with the Accounting Firm (as defined below) pursuant to Section 2.5(c). Any such Disputed Items that are resolved by a written agreement between Purchaser and Seller during the Resolution Period shall be final, binding and conclusive on the parties hereto and shall become part of the calculations of, as applicable, (i) the Final Net Working Capital or (ii) the Revenue for the applicable Earnout Period and the Earnout Payment for such Earnout Period.

(c)          Accounting Firm.

(i)            If, by the end of the Resolution Period, Purchaser and Seller are unable to resolve all of the Disputed Items set forth in a Notice of Disagreement with respect to any Closing Statement or Earnout Statement, as applicable, then as promptly as practicable and in no event later than ten (10) days thereafter, they shall jointly engage and submit such unresolved Disputed Items (each, an “Unresolved Item”) for resolution to a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller (the “Accounting Firm”), with each acting reasonably. Purchaser and Seller agree (A) to execute a reasonable engagement letter with the Accounting Firm, which letter will specifically require the Accounting Firm to review this Agreement and agree to comply with the terms of this Section 2.5, (B) to submit to the Accounting Firm not later than thirty (30) days after the end of the Resolution Period a written statement summarizing its position on the Unresolved Items, together with such supporting documentation as it deems necessary, and (C) not to engage in any ex parte communications with the Accounting Firm.

(ii)          Purchaser and Seller shall jointly instruct the Accounting Firm that (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve only the Unresolved Items in accordance with, in the case of the Closing Statement, the Net Working Capital Principles and the definitions of Net Working Capital and the other applicable terms specifically set forth in this Agreement, and in the case of an Earnout Statement, the definitions of Revenue, Earnout Statement, Earnout Payment and the other applicable terms specifically set forth in this Agreement; (B) it shall base its decision solely on the written submissions of Purchaser and Seller and shall not conduct an independent review or audit; (C) it may not assign a dollar value to any Unresolved Item greater than the highest amount or less than the lowest amount claimed by Purchaser or Seller, as applicable, in their written submissions to the Accounting Firm; and (D) it shall deliver to Purchaser and Seller its written decision setting forth its calculations of each of the Unresolved Items as promptly as practicable (and in no event later than thirty (30) days) after the submission of the Unresolved Items to the Accounting Firm. The Accounting Firm’s written decision shall be final, binding and conclusive on the parties hereto absent fraud or manifest error. The Closing Statement or Earnout Statement, as applicable, shall be revised as necessary to reflect the Accounting Firm’s written decision, and such decision may be entered as a judgment in any court of competent jurisdiction.

(iii)            The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Purchaser and Seller in inverse proportion as they may prevail on the Unresolved Items, which proportionate allocations shall be calculated on an aggregate basis based on the relative dollar values of all Unresolved Items and shall be determined by the Accounting Firm and included in its written decision.

2.6           The Closing. The closing of the Contemplated Transactions (the “Closing”) will take place no later than two (2) Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions precedent set forth in Article VIII (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or at such other place or time or on such other date as Purchaser and Seller may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The parties intend that the Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents, and, if needed, the prior physical exchange of certain other documents and instruments to be held in escrow by outside counsel to the recipient party hereto pending authorization to release at the Closing. Regardless of the time at which the Closing occurs, the Closing will be deemed to have occurred at 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).

2.7           Closing Deliveries.

(a)          At the Closing, Seller shall deliver or cause to be delivered to Purchaser all of the following:

(i)           a certificate issued as of a recent date as to the good standing of TNI in the State of Minnesota;

(ii)          executed assignment of the TNI Shares, in form and substance reasonably satisfactory to Purchaser;

(iii)         executed stock transfer form for the TN Europe Share, in form and substance reasonably satisfactory to Purchaser, together with either the original share certificate or an indemnity for lost share certificate (in a form reasonably acceptable to Purchaser) in respect of the TN Europe Share;

(iv)         resolutions of the directors of each of TN Europe and each UK Company Subsidiary, in form and substance reasonably satisfactory to Purchaser, to approve Closing matters including: (a) in the case of TN Europe only, registering Purchaser as holder of the TN Europe Share, subject only to due stamping of the transfer, (b) in the case of TN Europe only, authorizing the execution and delivery to Purchaser of share certificates in respect of the TN Europe Share; (c) confirming the resignations and appointments of directors and officers;

(v)          a certificate of the secretary of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, certifying to the resolutions duly adopted by the Seller Board authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(vi)         the Transition Services Agreement, duly executed by Seller;

(vii)        resignations, in form and substance reasonably satisfactory to Purchaser, duly executed by the directors and officers of the Acquired Companies listed on Schedule 2.7(a)(vii);

(viii)       evidence of the consents, waivers or approvals set forth on Schedule 2.7(a)(viii);

(ix)          the register of members of each of TN Europe and the UK Company Subsidiaries together with all of the other statutory registers and statutory books of each of TN Europe and the UK Company Subsidiaries, in each case, duly written up to date as at Closing;

(x)          the share certificates for all issued shares in each of the UK Company Subsidiaries (or, if such share certificates are lost, indemnities for lost share certificate in form and substance reasonably satisfactory to Purchaser);

(xi)          a power of attorney in a form and substance reasonably satisfactory to Purchaser and duly executed by Seller appointing Purchaser as Seller’s duly authorized attorney to exercise all voting and other rights attaching to the TN Europe Share pending stamping of the transfer of the TN Europe Share and the registration of Purchaser of the holder of the TN Europe Share;

(xii)         a letter from Seller in form and substance reasonably satisfactory to Purchaser confirming that on Closing it will cease to be a relevant registrable entity (within the meaning of section 790C of the UK Companies Act 2006) in relation to TN Europe;

(xiii)        deeds of release duly executed by each holder of any Lien (other than HSBC Bank plc in respect of the debenture granted by Net2Edge in favor of HSBC Bank plc) releasing and confirming that all Liens granted by or affecting the share capital of or the assets or undertaking of any Company or Company Subsidiary (including the UK Company Subsidiaries) have been released and discharged in full;

(xiv)        a Deed of Waiver, in form and substance reasonably satisfactory to Purchaser, to cause a waiver of the debt of £2,334,258 owed by TN Europe to Seller; and

(xv)         evidence reasonably satisfactory to Purchaser (A) of the termination and release of all instruments providing for or related to the Wells Debt, including any related guaranty and promissory notes, in each case with respect to the Acquired Companies, and (B) that all Liens on the Purchased Securities shall have been released at or prior to the Closing, including documentation in form and substance reasonably satisfactory to Purchaser executed by each Person holding a security interest or other Lien in any Purchased Security as of the Closing Date terminating any and all such security interests and other Liens and authorizing Purchaser to file or record on behalf of such Person a UCC-3 termination statement or other instruments of release or discharge relating thereto.

(b)            At the Closing, Purchaser shall deliver or cause to be delivered to Seller all of the following:

(i)            a certificate issued as of a recent date as to the good standing of Purchaser in the State of Delaware;

(ii)          a certificate of the secretary of Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the resolutions duly adopted by Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, which resolutions shall have been certified as true, correct and in full force and effect without rescission, revocation or amendment as of the Closing Date;

(iii)         the Transition Services Agreement, duly executed by Purchaser;

(iv)         subject to Section 7.11, evidence that the landlord under the UK Lease has released Seller from all obligations as guarantor under the UK Lease effective as of the Closing; and

(v)          evidence of the consents, waivers or approvals set forth on Schedule 2.7(b)(v).

2.8           Allocation of Purchase Price. The parties agree that, prior to Closing, they will (acting reasonably and in good faith) agree to the apportionment of the Purchase Price between the TNI Shares and the TN Europe Share based on the fair market value of such shares and, on the basis of such allocation, file all Tax Returns consistent with such values.

ARTICLE III
CERTAIN REPRESENTATIONS AND WARRANTIES ABOUT SELLER

Except as otherwise set forth on the Disclosure Schedule, Seller represents and warrants to Purchaser that:

3.1           Organization, Power and Authorization. Seller (a) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and (b) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party.  Seller’s execution, delivery and performance of each Transaction Document to which it is a party have been duly authorized by Seller. Other than the Acquired Companies, Seller does not own or control, directly or indirectly, any equity or ownership interest (or any interest convertible into or exchangeable for any equity or ownership interest) in any other Person who holds any equity right or interest in the Business. Section 3.1 of the Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Seller.

3.2           Binding Effect and Noncontravention.

(a)       This Agreement has been duly executed and delivered by Seller and constitutes, and each other Transaction Document to which Seller is a party when executed and delivered will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)       The execution and delivery by Seller of each of the Transaction Documents to which Seller is a party do not, and the consummation of the Contemplated Transactions will not, (i) violate any material Law to which Seller is subject or any provision of its Organizational Documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which the assets of Seller are subject, (iii) result in the creation of any Lien (other than Permitted Liens) on the Purchased Securities or (iv) except as set forth on Schedule 2.7(a)(viii), require any authorization, consent, release, waiver, approval or notice by or to, or registration, declaration or filing with, any Person.

3.3           Brokers. Except for the Persons set forth in Section 3.3 of the Disclosure Schedule (whose fees and expenses shall be the sole and exclusive responsibility of Seller), no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

3.4           Ownership of Purchased Securities. Seller owns beneficially and of record, and has good and marketable title to the Purchased Securities free and clear of all liens other than as provided in Seller’s Organizational Documents. No Person other than Seller has a beneficial interest in or a right to acquire or vote any of the Purchased Securities (excluding for purposes of this section any equity holders of Seller (including the beneficial owners of such equity holders)). There is no agreement, voting trust or other understanding to which Seller is party or is otherwise bound relating to the voting of any of the Purchased Securities.

3.5           SEC Filings.

(a)          Since January 1, 2019, Seller has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) relating to the Acquired Companies, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act. As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.  To the Knowledge of Seller, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b)            Seller has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Seller’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Seller in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(c)          Since January 1, 2018, Seller’s principal executive officer and its principal financial officer have disclosed to Seller’s auditors and the audit committee of the Seller Board, and have disclosed in the SEC Reports, all known (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely and materially affect Seller’s ability to record, process, summarize and report financial information, (ii) material weaknesses in the design and operation of internal controls over financial reporting and (iii) any fraud, whether or not material, that involves the management or other employees who have a significant role in Seller’s internal controls over financial reporting. Seller has materially complied with or substantially addressed such deficiencies, material weaknesses and/or fraud. Seller maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES ABOUT THE ACQUIRED COMPANIES

Except as otherwise set forth on the Disclosure Schedule, Seller represents and warrants to Purchaser that:

4.1           Organization, Power and Authorization. TNI (a) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Minnesota and (b) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. TN Europe and each UK Company Subsidiary (i) is a private limited company, duly organized, validly existing under the laws of England and Wales and (ii) has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Each Company and UK Company Subsidiary is qualified or licensed to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of each Transaction Document by each Company to which it is a party have been duly authorized by such Company and, if required by applicable Law or such Company’s or the Seller’s Organizational Documents, by Seller. Each Acquired Company has the organizational power to carry on the businesses in which it is engaged, and, collectively, the Business, and to own, operate and use the properties owned and used by it. The Seller Board has unanimously and duly (A) declared that this Agreement and the Contemplated Transactions are fair to and in the best interests of Seller’s shareholders, (B) approved and declared advisable this Agreement and the Contemplated Transactions in accordance with applicable Law, and (C) recommended that the shareholders of Seller vote in favor of, and adopt and approve, this Agreement and the Contemplated Transactions (the “Seller Board Recommendation”).

4.2           Binding Effect and Noncontravention.

(a)       The Transaction Documents to which each Company is a party, when executed and delivered by the applicable company, will constitute a valid and binding obligation of such company, enforceable against such company in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)       The execution and delivery by each Company of each of the Transaction Documents to which it is a party do not, and the consummation of the Contemplated Transactions will not, (i) violate any Law to which any Acquired Company is subject or any provision of such Acquired Company’s Organizational Documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Material Contract to which an Acquired Company is a party or by which an Acquired Company is bound or to which an Acquired Company’s assets are subject, (iii) except as set forth on Schedule 2.7(a)(viii), result in the creation of any Lien (other than Permitted Liens) on any assets of any Acquired Company, or (iv) except as set forth on Schedule 2.7(a)(viii), require any authorization, consent, release, waiver, approval or notice by or to, or registration, declaration or filing with, any Person or Government Entity.

4.3           Capitalization; Subsidiaries.

(a)          The authorized capital stock of TNI consists solely of 3,500,000 authorized shares of common stock, of which 2,940,000 shares are issued and outstanding as of the date hereof. The entire issued share capital of TN Europe consists solely of one (1) ordinary share of nominal value of £1.00 (one pound sterling), and such share has been duly allotted and is issued as of the date hereof. Seller is the sole legal and beneficial owner of the TN Europe Share. The Purchased Securities constitute all of the issued equity interests of the Companies, and are free of all Liens, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the Organizational Documents of Seller or of either of the Companies or any agreement to which Seller or either of the Companies is a party or by which Seller or either of the Companies is bound. The TNI Shares have been duly authorized and are validly issued, fully paid and nonassessable. The TN Europe Share was validly issued and is fully paid. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require either Company to issue, sell or otherwise cause to become (as applicable) outstanding or issued any of its equity interests. The Companies are not required to register any of the Purchased Securities under the Securities Act.

(b)            Section 4.3(b) of the Disclosure Schedule sets forth (i) the name of each Subsidiary (direct or indirect) of each Company (including each UK Company Subsidiary) (any such Subsidiary, a “Company Subsidiary” and all such Subsidiaries, the “Company Subsidiaries”), (ii) the jurisdiction of its incorporation or organization and (iii) the direct owner of the (as applicable) issued or outstanding capital stock or other equity securities of such Subsidiary and the amount of the (as applicable) issued or outstanding capital stock or other equity interests of such Subsidiary owned by the Company or any of its Subsidiaries. TN Europe is the sole legal and beneficial owner of all of the allotted and issued shares in the capital of each of the UK Company Subsidiaries. Except as set forth on Section 4.3(b) of the Disclosure Schedule, no Acquired Company (x) has any Subsidiaries or (y) holds any equity or debt interest in any Person. Each of the Company Subsidiaries is duly organized, validly existing and (where applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, possesses all requisite power and authority to own and operate its properties, to carry on its businesses as conducted on the date hereof and is qualified to do business in each jurisdiction in which the ownership of its properties or the conduct of its business as conducted on the date hereof requires it by Law to be so qualified, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect. All of the

(as applicable) outstanding or issued capital stock or other equity securities of each of the Company Subsidiaries are duly authorized, validly issued and fully paid, and are owned by the Company or another Company Subsidiary free and clear of any Liens, other than Permitted Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Company Subsidiary to issue, sell or otherwise cause to become outstanding any of its equity interests. The Company Subsidiaries are not required to register any of their respective securities under applicable federal or state securities Laws.

4.4           Financial Statements; Undisclosed Liabilities; Indebtedness.

(a)          Each of the most recent audited and interim financial statements filed with the SEC by Seller to the extent regarding the Acquired Companies (collectively, the “Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such Financial Statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (ii) fairly presented in all material respects the consolidated financial position of the Acquired Companies as of the dates indicated and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of the Acquired Companies, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The audited financial statements of TN Europe for the years ended December 31, 2019 and December 31, 2020 (x) show a true and fair view of the state of affairs of TN Europe and the UK Company Subsidiaries as at that date, and of TN Europe’s and the UK Company Subsidiaries; loss for the year then ended, (y) have been properly prepared in accordance with United Kingdom generally accepted accounting principles, and (z) have been prepared in accordance with the UK Companies Act 2006.

(b)          None of the Acquired Companies has any liabilities, other than (i) liabilities that are reflected or reserved against in the Financial Statements or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020.

(c)          Section 4.4(c) of the Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness of the Acquired Companies. None of the Acquired Companies is a guarantor or indemnitor of any Indebtedness of any other Person.

4.5           Subsequent Events. Except as set forth in Section 4.5 of the Disclosure Schedule, since December 31, 2020:

(a)          there has been no event or occurrence regarding the Acquired Companies which has had a Material Adverse Effect, and

(b)          except as expressly contemplated by this Agreement, none of the Acquired Companies has:

(i)            incurred any Indebtedness;

(ii)       mortgaged, pledged or subjected any of its assets to any lien (other than Permitted Liens);

(iii)      sold, assigned, transferred, leased or licensed any assets material to the Business;

(iv)      sold, assigned, transferred, leased or licensed any Intellectual Property material to the Business;

(v)       issued, sold or transferred any of its equity interests, securities convertible into its equity interests or warrants, options or other rights to acquire its equity interests;

(vi)      made any material capital expenditures or commitments therefor in excess of $50,000;

(vii)     declared or made any payment or distribution of cash or other property to members with respect to its equity interests or purchased or redeemed any equity interests;

(viii)    had any delay in excess of thirty (30) days in the payment on accounts payable to suppliers, vendors or others on the part of such Acquired Company that is material to the Business;

(ix)       entered into, terminated or materially amended any Material Contracts (or any Contract which would be reasonably expected to have been a Material Contract had such Contract been entered into prior to the date hereof);

(x)       cancelled any debts owed to such Acquired Company or waived any claims or rights of substantial value, except as would not be reasonably expected to have a Material Adverse Effect;

(xi)       initiated or settled any litigation that is material to the Business;

(xii)      made any material changes in any employee compensation, benefits, severance or termination agreement, other than routine salary increases in the ordinary course of business, or entered into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amended any such agreement) to which such Acquired Company is a party involving a director, officer, manager, or key employee of such Acquired Company; or

(xiii)     agreed to do any of the foregoing.

4.6           Title to, Condition of and Sufficiency of Personal Property.

(a)          Except as set forth in Section 4.6(a) of the Disclosure Schedule, the Acquired Companies have good, valid and marketable title to, or a valid leasehold interest in, the tangible personal property, intangible personal property and assets used in the conduct of the Business, free and clear of all Liens (other than Permitted Liens). The tangible personal property owned or used by the Acquired Companies is free from material defects and is in good operating condition and repair (subject to normal wear and tear) and have been maintained in accordance with normal industry practice and are otherwise suitable for the purposes for which they are currently used.

(b)          Except for (i) the corporate headquarter facilities currently utilized by TNI; (ii) the services, and the underlying assets used therein, that are not specific to the Business that are customarily provided to all businesses of Seller and its Affiliates such as legal, finance, accounting, corporate information, technology, insurance, safety, health, environmental, payroll, employee benefits and other administrative services and (iii) the rights afforded to Purchaser under the Transition Services Agreement, the assets, rights and properties of the Acquired Companies (A) are sufficient for the continued conduct of the Business by Purchaser immediately after the Closing, substantially in the same manner as conducted immediately prior to the Closing and (B) constitute all of the assets, rights and properties necessary to conduct the Business substantially as conducted immediately prior to the Closing.

4.7           Compliance with Laws. Since December 31, 2018, (a) Seller and the Acquired Companies have operated the Business in compliance with all applicable Laws except where the failure to comply would not have a Material Adverse Effect and (b) none of the Acquired Companies (nor Seller, to the extent applicable to the Companies or Company Subsidiaries) has received any written notice of or been charged with a material violation of any Law.

4.8           Tax Matters. Except as set forth in Section 4.8 of the Disclosure Schedule:

(a)          Each of the Acquired Companies has filed (or had filed on its behalf) all material Tax Returns that it was required to file. Such Tax Returns were submitted within applicable time limits and were true, complete and correct when submitted and remains so in all material respects. No such Tax Return above is the subject of any material dispute with any Taxing Authority.

(b)          All material Taxes (whether of the United States, the UK or elsewhere), for which the Companies and the Company Subsidiaries have been liable or are liable to account, have been duly paid (insofar as such Taxes ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

(c)          No Acquired Company has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(d)          Each Company and each Company Subsidiary maintains complete and accurate records, invoices and other information in relation to Taxes that meet all legal requirements and enable the tax liabilities of each Company and each Company Subsidiary to be calculated accurately in all material respects.

(e)           There are no ongoing or pending Tax audits or written enquiries by any Taxing Authority against any Acquired Company.

(f)            No Acquired Company is a party to any Tax allocation or sharing agreement the principal purpose of which relates to the sharing of Taxes between related parties which agreement will be in effect following the Closing Date.

(g)          No Acquired Company has liability for the Taxes of any Person (other than such Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(h)          No Acquired Company has been a party to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2) that could affect its Taxes for a period not closed by the applicable statute of limitations.

(i)            All Taxes (including where applicable national insurance contributions) deductible under any Law relating to Tax have, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the Companies and each Company Subsidiary. All amounts due to be paid to the relevant Taxing Authority on or before the Closing Date have been so paid.

(j)            No employee benefit trust or other third party has: (i) made any payment or loan to; (ii) made any assets available or transferred any assets to; or (iii) earmarked any assets, however informally, for the benefit of any employee or former employee (or any associate of such employee or former employee) of the Companies or any Company Subsidiary, in circumstances falling within the provisions of Part 7A to the Income Tax (Earnings and Pensions) Act 2003 and there are no such trusts or arrangements capable of conferring such a benefit.

(k)           Neither Company nor any Company Subsidiary has entered into any agreement or arrangement with a Taxing Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or the published practice of the relevant Taxing Authority.

(l)            No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of Corporation Tax Act 2010, has been made (or will be deemed to have been made) by TN Europe or any Company Subsidiary, except dividends shown in its statutory accounts, and neither TN Europe nor any Company Subsidiary is bound to make any such distribution.

(m)          Neither TN Europe nor any Company Subsidiary has, within the period of seven years preceding the Closing Date, been engaged in, nor been a party to, any of the transactions set out in Chapter 5 of Part 23 of Corporation Tax Act 2010 (demergers).

(n)          Neither the execution nor closing of this Agreement, nor any other event in the 12 months preceding the Closing Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by either Company or any Company Subsidiary for Tax purposes or to the clawback of any relief previously given for any Tax purpose.

(o)          Each Company and each Company Subsidiary has, throughout the past seven years, been resident for Tax purposes in the jurisdiction in which it was incorporated and has not, at any time in the past seven years, been treated as resident in any other jurisdiction for the purposes of any double taxation arrangements or for any other Tax purposes.

(p)          All transactions or arrangements made by the Companies and each Company Subsidiary have been made on arm’s length terms. No notice, enquiry or adjustment has been made by any Taxing Authority in connection with any such transactions or arrangements.

(q)           Neither Company nor any Company Subsidiary has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance or deferral of Tax or any transaction that produced a Tax loss with no corresponding commercial loss.

(r)           TN Europe and each Company Subsidiary has in place (and has had since 30 September 2017) such prevention procedures (as defined in section 45(3) and 46(3) of the Criminal Finance Act 2017 (the “CFA”)) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of CFA.

(s)           No person, acting in the capacity of an Associated Person (as defined in section 44(4) of CFA) of TN Europe or any Company Subsidiary has committed: (i) a UK tax evasion facilitation offence under section 45(5) of CFA; or (ii) a foreign tax evasion facilitation offence under section 46(6) of CFA.

(t)            TN Europe and each Company Subsidiary is a taxable person and is registered for the purposes of VAT with quarterly prescribed accounting periods.

(u)          Neither TN Europe nor any Company Subsidiary is or has been in the period of six years ending with the Closing Date, a member of a group of companies for the purposes of section 43 Value Added Tax Act 1994 (the “VATA”).

(v)           Neither TN Europe nor any Company Subsidiary owns any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has TN Europe or any Company Subsidiary exercised any option to tax under Part 1 of Schedule 10 to the VATA.

(w)          Any document that may be necessary or desirable in proving the title of the Companies or any Company Subsidiary to any asset which is owned by the Companies or any Company Subsidiary at the Closing Date, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

(x)           Section 4.8(x) of the Disclosure Schedule sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003 and/or section 4 of the Land Transaction Tax and Anti-avoidance of Devolved Taxes (Wales) Act 2017 and/or section 3 of the Land and Buildings Transaction Tax (Scotland) Act 2013) acquired or held by the Companies or any Company Subsidiary before the Closing Date in respect of which Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxing Authority and/or a payment of stamp duty land tax, land transaction tax or land and buildings transactions tax made on or after the Closing Date.

4.9           Environmental Matters. The Acquired Companies are in compliance with all applicable Environmental Laws except where the failure to comply would not have a Material Adverse Effect. The Acquired Companies have complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupation of the Real Property and the operation of the Business except where the failure to comply would not have a Material Adverse Effect. Since December 31, 2018, no Acquired Company has received any written notice from any Government Entity of any actual or alleged violations or liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws. Except as would not constitute a Material Adverse Effect, (a) no Acquired Company has provided any indemnities with respect to or assumed by merger, contract, assignment, or assumption any environmental liabilities of any other person relating to Environmental Laws, and (b) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans that are reasonably expected to give rise to any liability under any Environmental Law or otherwise form the basis of any claim, suit, action, demand, proceeding, penalty, fine, hearing, notice of violation, directive, or requirement to undertake any remedial action under any Environmental Laws.

4.10          Intellectual Property. Set forth on Section 4.10 of the Disclosure Schedule are all of the following: (a) patents and patent applications owned by the Acquired Companies; (b) registered trademarks and applications to register trademarks owned by the Acquired Companies; (c) registered copyrights and applications to register copyrights owned by the Acquired Companies; and (d) the Intellectual Property (except for commercially available off-the-shelf software) that the Acquired Companies use under any license, sublicense, grant or other agreement and that is material to the Business. Except as set forth in Section 4.10 of the Disclosure Schedule, the Acquired Companies own or have a valid right to use all Intellectual Property that is material to the conduct of the Business. Since December 31, 2018, the Acquired Companies have not received any written claims that Seller or any Acquired Company has infringed or misappropriated the Intellectual Property of any other Person. To Seller’s Knowledge, (i) no Person is infringing upon or misappropriating any material Intellectual Property owned or used by the Acquired Companies, and (ii) the Acquired Companies are not infringing upon or misappropriating the Intellectual Property of any other Person. All Net2Edge employees and employees of Seller to the extent such employees have provided services to TNI have acknowledged the assignment of inventions and other intellectual property provisions and the confidentiality provisions set forth in the Code of Ethics and Business Conduct in the form attached to Section 4.10 of the Disclosure Schedule.

4.11          Real Estate.

(a)       Set forth on Section 4.11(a) of the Disclosure Schedule is a complete list of all real property leased or licensed by any of the Acquired Companies or used in the operation of the Business (the “Real Property”). Except as set forth on Section 4.11(a) of the Disclosure Schedule, the Acquired Companies do not own and have never owned any real property and are not a party to any current agreement, option to purchase, right of pre-emption, right of first refusal or any other right of acquisition in relation to any real property or interest therein and have never given any guarantee or indemnity for any liability relating to real property.

(b)       Set forth on Section 4.11(b) of the Disclosure Schedule is each lease, license and other contractual arrangement pursuant to which any of the Acquired Companies leases any Real Property (the “Real Property Leases”). For the avoidance of doubt, except to the extent otherwise set forth in the Transition Services Agreement, Seller will not sell, assign or transfer to Purchaser, and Purchaser will not purchase or acquire, any right, title or interest in and to the corporate headquarter facilities currently utilized by TNI. Each Real Property Lease is a valid and binding obligation of the respective Acquired Company, enforceable against such Acquired Company in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). Each Acquired Company has good and valid title to the leasehold estates in all Real Property Leases to which it is a party, free and clear of all Liens (other than Permitted Liens). No Acquired Company is in material violation or breach of or default under any Real Property Lease and to Seller’s Knowledge no event has occurred, is pending or, to Seller’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the relevant Company or Company Subsidiary. To Seller’s Knowledge, the other parties to each Real Property Lease are not in material violation or breach of or default thereunder. There are no fees or charges payable in connection with any Real Property Lease that are in the process of being reviewed and no such fees or charges can be reviewed before the Closing Date. Except as set forth on Section 4.11(b) of the Disclosure Schedule, no Acquired Company has subleased or otherwise granted to any Person the right to use or occupy the Real Property, or any portion thereof, subject to any Real Property Lease. To Seller’s Knowledge, there are no pending, contemplated or threatened condemnation proceedings against all or any portion of the Real Property. Use of the Real Property for the various purposes for which it is presently being used is permitted under all applicable Laws (including those pertaining to planning / zoning) or is a lawful nonconforming use, and is not subject to outstanding variances or special use permits. To Seller’s Knowledge, all improvements, additions and/or other alterations made to the Real Property are in compliance with all applicable Laws, including those pertaining to planning / zoning.

(c)          None of the Companies and Company Subsidiaries has any actual or contingent liability in respect of Previously-owned Land and Buildings. None of the Companies and Company Subsidiaries has given any guarantee or indemnity for any liability relating to any Previously-owned Land and Buildings or any other land or buildings. For the purposes of this Section 4.11(c), “Previously-owned Land and Buildings” shall mean any land and/or buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by a Company or Company Subsidiary but which are either: (i) no longer owned, occupied or used by a Company or Company Subsidiary; or (ii) are owned, occupied or used by a Company or Company Subsidiary but pursuant to a different lease, license, transfer or conveyance than that pursuant to which the same was previously owned, occupied or used.

4.12          Litigation. Except as set forth in Section 4.12 of the Disclosure Schedule, (a) there is no action, suit, arbitration, mediation, proceeding, claim or investigation instigated by Seller (to the extent relating to the Business) or any Acquired Company pending against any Government Entity or other Person and (b) there is no action, suit, arbitration, mediation, proceeding, claim or investigation pending against Seller (to the extent relating to the Business), any Acquired Company or any of their respective facilities, properties or assets (or against any of their officers, directors, managers or, to the Knowledge of Seller, employees or agents in their capacity as such or relating to their employment, services or relationship with such Acquired Company) before any Government Entity, arbitrator or mediator, except, in any such case, as would not reasonably be expected to have a Material Adverse Effect; nor, to the Knowledge of Seller, is any such action, suit, arbitration, mediation, proceeding, claim or investigation threatened. The Acquired Companies and the Business are not subject to any outstanding judgment, decree, ruling, assessment or arbitration award, injunction or rule or order (specific to the Acquired Companies or the Business) of any Government Entity, arbitrator or mediator.

4.13         Employee Benefits.

(a)       Section 4.13(a) of the Disclosure Schedule lists each Benefit Plan. Each Benefit Plan has been maintained in substantial compliance with its terms (in form and in operation) and with applicable Laws, except where such failure would not have a Material Adverse Effect.

(b)       With the exception of the UK Benefit Plans, each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has a favorable advisory, opinion or determination letter from the Internal Revenue Service to the effect that such Benefit Plan is qualified as to form with respect to all applicable requirements of the Code other than those for which the remedial amendment period under Section 401(b) of the Code has not expired and, to Seller’s Knowledge, nothing has occurred since the date of such advisory, opinion or determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

(c)       The Acquired Companies do not maintain, contribute to or have any liability with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA).

(d)       With respect to each Benefit Plan, Seller has delivered or made available to Purchaser correct and complete copies of (to the extent applicable): (i) each Benefit Plan document (including all amendments and related trust documents) which implements each such Benefit Plan, (ii) the most recent summary plan descriptions provided to participants, (iii) where applicable, the most recent determination letter received from the Internal Revenue Service, and (iv) where applicable, the most recent annual report (Form 5500 series) as filed with the Internal Revenue Service.

(e)          There are no pending or, to Seller’s Knowledge, threatened claims by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Government Entity or otherwise involving any Benefit Plan (other than routine claims for benefits), except as would not have a Material Adverse Effect.

(f)           To Seller’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan that would result in a Material Adverse Effect.

(g)          No Benefit Plan of TN Europe or any UK Company Subsidiary provides retirement benefits which are not “money purchase benefits” as defined in section 181 of the UK Pension Schemes Act 1993. Each of TN Europe and each UK Company Subsidiary: (i) has at all times complied with its auto-enrolment obligations under the UK Pensions Act 2008; (ii) except as set forth in Section 4.13(g)(ii) of the Disclosure Schedule, has not at any time employed a member of, or been associated or connected (as defined in section 51(3) of the UK Pensions Act 2004) with an employer which employed a member of, an occupational defined benefit pension scheme; and (iii) has not at any time employed an employee who has a right to pension benefits which are not benefits for old age, invalidity or survivors as a result of the transfer of his contract of employment transferred to TN Europe or any UK Company Subsidiary under the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

4.14         Insurance. Section 4.14 of the Disclosure Schedule contains a description of each insurance policy, bond or other form of insurance (excluding, for the avoidance of doubt, Benefit Plans) maintained by any Acquired Company (the “Insurance Policies”). All Insurance Policies are in full force and effect and no Acquired Company is in material default with respect to its obligations under any of the Insurance Policies. No written notice of cancellation or termination has been received by the Acquired Companies with respect to any Insurance Policy. The Insurance Policies constitute all insurance policies that the Acquired Companies are required to maintain in accordance with all applicable Laws.

4.15         Contracts.

(a)           Except as set forth in Section 4.15(a) of the Disclosure Schedule or as set forth in the SEC Reports, no Acquired Company is a party to any of the following (collectively, the “Material Contracts”):

(i)       any contract that involves the performance of services or delivery of goods or materials by any Acquired Company that is reasonably expected to result in revenue to such Acquired Company in excess of $50,000 in the twelve (12) month period following the Closing Date (other than open purchase orders made in the ordinary course of business and distributor agreements that do not, by themselves, generate revenue);

(ii)       any contract that involves the performance of services for, or delivery of goods or materials to, any Acquired Company that is reasonably expected to result in expenditures by such Acquired Company in excess of $50,000 in the twelve (12) month period following the Closing Date (other than open sales orders made in the ordinary course of business);

(iii)        any agreement or contract for the employment of any Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $100,000, or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Contemplated Transactions;

(iv)        any agreement, promissory note, loan agreement, guaranty or indenture relating to Indebtedness of any Acquired Company or the mortgaging or pledging of any asset of or that evidences any Lien (other than Permitted Liens) on the assets of any Acquired Company;

(v)        any agreement that restricts any Acquired Company from (A) engaging in any aspect of the Business, (B) participating or competing in any line of business or market, (C) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (D) engaging in any business in any market or geographic area or that grants any exclusive rights, rights of refusal, rights of first negotiation or similar rights to any party, or (E) soliciting potential suppliers or customers;

(vi)        any joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by any Acquired Company with any other Person;

(vii)       any agreement with any labor union, works council or similar labor organization, or any collective bargaining agreement or similar agreement with or regarding any of the employees of any Acquired Company;

(viii)      any agreement between or among any Acquired Company, on the one hand, and any of the Acquired Companies’ respective officers, directors, employees or stockholders or any member of their immediate families, on the other hand (excluding, for the avoidance of doubt, agreements relating to the employment, engagement or termination of employees of the Acquired Companies);

(ix)        any agreement with a Government Entity;

(x)         any lease or agreement under which any Acquired Company is (A) lessee of or holds or operates any tangible personal property owned by any other Person in which the aggregate annual rental payments exceed $50,000, or (B) lessor of or permits any other Person to hold or operate any tangible personal property owned by any Acquired Company in which the aggregate annual rental payments exceed $50,000;

(xi)        any agreement under which any Acquired Company licenses to or from another Person any Intellectual Property, other than “shrink wrap” and agreements under which commercially available, off-the-shelf software is licensed to such Acquired Company; or

(xii)       any other agreement that (A) is material to the conduct of the Business or the absence of which would have a Material Adverse Effect and (B) is not terminable by the Acquired Companies on sixty (60) days’ or less notice without penalty or cost to any Acquired Company.

(b)       Seller has provided to Purchaser a true, correct and complete copy of each written Material Contract and a written description of the material terms of each oral Material Contract. Each Material Contract is in full force and effect and, assuming the due execution by the other parties thereto, is a valid and binding obligation of the applicable Acquired Company, except to the extent any such Material Contract has expired or has been terminated in accordance with its terms and except as may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). No Acquired Company is in material violation or breach of or default under any Material Contract, and to Seller’s Knowledge, the other parties to each Material Contract are not in material violation or breach of or default thereunder. No event has occurred that, with notice or lapse of time or both, would constitute a material breach of or material default under any Material Contract by any Acquired Company or, to Seller’s Knowledge, by any other party thereto. None of the counterparties to any Material Contract has notified Seller or any Acquired Company in writing that it intends to terminate, cancel or not renew any Material Contract.

4.16          Employees.

(a)          No Acquired Company is a party to, bound by or subject to any collective bargaining agreement or other similar contract with any labor or trade union. To Seller’s Knowledge, no Transferred Employee is represented by a labor union or trade union. No Acquired Company has experienced any strike or material grievance, claim of unfair labor practices or other collective bargaining dispute that is pending or that occurred in the two (2) years preceding the date of this agreement. To Seller’s Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor or trade union with respect to any Transferred Employees or any employees of any Acquired Company.

(b)          The Acquired Companies and Seller (with respect to the TNI Transferred Personnel) have complied, in all material respects, with all applicable Laws concerning employment, immigration and social security. TNI has complied, in all material respects, with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and, to Seller’s Knowledge, there is no basis for any claim that TNI or Seller (with respect to the Transferred Employees) is not in compliance with the terms thereof. No TNI Transferred Personnel is (i) a non-immigrant employee whose status would terminate or otherwise be affected by the Contemplated Transactions, or (ii) except as set forth in Section 4.16(b) of the Disclosure Schedule, an alien who is authorized to work in the United States in non-immigrant status. For each TNI Transferred Personnel hired after November 6, 1986 who works in the United States, TNI or Seller, as applicable, has retained an Immigration and Naturalization Service Form I-9 completed in material compliance with all applicable Laws.

(c)          Section 4.16(c) of the Disclosure Schedule contains a true and complete list of all the UK Employees (as defined below) (together with details of their remuneration by way of salary, commission, bonus and material benefits but excluding their names which have been anonymized). None of the Companies and the Company Subsidiaries has at any time been a party to a relevant transfer for the purposes of the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

4.17        Affiliate Transactions. No Seller, officer, manager or Affiliate of any Acquired Company is a party to any material agreement, contract, commitment or transaction with such Acquired Company or has any interest in any material property used by such Acquired Company in the Business.

4.18        Brokers. Except for the Persons set forth in Section 4.18 of the Disclosure Schedule (whose fees and expenses shall be the sole and exclusive responsibility of Seller), no broker, finder, investment banker or other intermediary is entitled or has claimed to be entitled to any fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Acquired Companies.

4.19        Inventory. Subject to reserves reflected in the Financial Statements, as adjusted to reflect operations thereafter in accordance with past practices, (a) the inventory of the Acquired Companies is suitable and usable in the ordinary course of business in accordance with past practices, and (b) to Seller’s Knowledge, none of the inventory of the Acquired Companies is defective or damaged in any material respect.

4.20        Receivables. The accounts receivable of the Acquired Companies (a) are bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business, and (b) to Seller’s Knowledge, are legal, valid and binding obligations of the obligors and, subject to any reserves for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the last date of the Financial Statements, on the accounting records of the Acquired Companies (as applicable), fully collectible in accordance with their terms.

4.21        Permits and Licenses. Section 4.21 of the Disclosure Schedule contains a true and complete list of all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Government Entity to the Acquired Companies and that are material to the Business (the “Permits”). All of the Permits are currently effective and valid and are sufficient to enable the Acquired Companies to conduct the Business in material compliance with all Laws relating to the Permits. To Seller’s Knowledge, the consummation of the Contemplated Transactions, by itself, will not cause the revocation or cancellation of any Permit.

4.22        Anti-Corruption.

(a)          Neither any of the Acquired Companies, nor any of their respective directors or officers (or to Seller’s Knowledge, their respective employees or agents, or any person acting on behalf of any of the Acquired Companies), has taken or failed to take any action, either directly or indirectly, that is or would result in a violation of the Anti-Corruption

Laws (as defined below), including making, offerings, authorizing, or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (i) foreign or domestic government official or employee, (ii) employee of a foreign or domestic government-owned entity, or (iii) foreign or domestic political party official or organization with the intent to obtain a competitive advantage to receive favorable treatment in obtaining or retaining a business, or to compensate for favorable treatment already secured.

(b)          Neither any of the Acquired Companies, nor any of their respective directors or officers (or to Seller’s Knowledge, their respective employees or agents, or any person acting on behalf of any of the Acquired Companies), has received any written notice or communication from, or made any voluntary disclosure to, any Government Entity alleging noncompliance with any applicable Anti-Corruption Law. The Acquired Companies and each of their respective directors or officers (or to Seller’s Knowledge, their respective employees or agents) have at all times fully complied with, and are currently in full compliance with, the UK Bribery Act 2010, the U.S. Foreign Corrupt Practices Act of 1977, and any similar applicable Law of any non-U.S. jurisdiction in which any Acquired Company has conducted business (collectively, the “Anti-Corruption Laws”). Neither any of the Acquired Companies, nor any of their respective directors or officers (or to Seller’s Knowledge, their respective employees or agents, or any person acting on behalf of any Acquired Company) is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the Anti-Corruption Laws.

4.23          Books and Records. For the respective period during which each Acquired Company has been owned, directly or indirectly, by Seller, the minute book of such Acquired Company (a) is in all material respects true and accurate and (b) accurately reflects in all material respects all actions previously taken by the holders of stock and the board of directors or other governing body (including all committees) of such Acquired Company. Except as set forth in Section 4.23 of the Disclosure Schedule, (i) for the respective period during which each of them has been owned, directly or indirectly, by Seller, the statutory books (including all registers) of TN Europe and each UK Company Subsidiary have been properly kept, are in the possession of Seller or TN Europe or the relevant UK Company Subsidiary, and contain a true and accurate record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received; and (ii) the register of members of each of TN Europe and each UK Company Subsidiary is correct and up to date and accurately shows the entire issued share capital and the legal ownership of the share capital of TN Europe or each UK Company Subsidiary (as applicable).

4.24          Disclaimer of Other Representations and Warranties. Except as expressly set forth in Article III and Article IV, Seller will sell the Purchased Securities to Purchaser “AS IS,” and Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Purchased Securities, the Acquired Companies or any of the Acquired Companies’ assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are expressly disclaimed. Nothing in this Section 4.24 shall limit or restrict the rights and remedies of Purchaser and the other Indemnified Parties pursuant to Article X in the event of actual fraud in the making of the representations and warranties contained in Article III and Article IV of this Agreement or any agreement or certificate delivered by Seller pursuant to this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

5.1           Organization, Power and Authorization. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions. Purchaser has the power to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Purchaser has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Purchaser’s execution, delivery and performance of each Transaction Document to which it is a party have been duly authorized.

5.2           Binding Effect and Noncontravention.

(a)       This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other Transaction Document to which Purchaser is a party when executed and delivered will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b)       The execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party do not (i) violate any material Law to which Purchaser is subject or its Organizational Documents or (ii) except as set forth on Schedule 2.7(b)(v), require any authorization, consent, release, waiver, approval or notice by or to, or registration, declaration or filing with, any Person.

5.3           Brokers. Purchaser has not retained any broker in connection with the Contemplated Transactions. Seller will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the Contemplated Transactions by reason of any action taken by or on behalf of Purchaser.

5.4           Litigation. Purchaser is not (a) subject to any outstanding injunction, judgment, order or decree, or (b) party to or, to Purchaser’s Knowledge, threatened to be made a party to, any proceeding, hearing, legal action, suit, arbitration or other legal or administrative proceeding, which would reasonably be expected to have an adverse effect on Purchaser’s ability to consummate the Contemplated Transactions or otherwise perform its obligations under any Transaction Document to which it is a party.

5.5           Investment. Purchaser is acquiring the Purchased Securities for its own account, for investment only, and not with a view toward, or for sale in connection with, any distribution thereof, nor with the present intention of distributing or selling the Purchased Securities. Purchaser will not offer to sell or otherwise dispose of the Purchased Securities in violation of any Law applicable to any such offer, sale or other disposition. Purchaser acknowledges that (a) the Purchased Securities have not been registered under the Securities Act or any state securities laws, (b) there is no public market for the Purchased Securities and there can be no assurance that a public market will develop, and (c) Purchaser must bear the economic risk of its investment in the Purchased Securities for an indefinite period of time. Purchaser is an “accredited investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act, as presently in effect.

5.6           Financing.

(a)          Financing Letters. Purchaser has delivered to Seller true, correct and complete copies of duly executed debt commitment letters, dated as of the date of this Agreement, among Purchaser and the financial institutions party thereto (the “Lenders”) (including all exhibits, schedules, and annexes thereto, as may be amended or modified in accordance with the terms hereof, collectively the “Debt Commitment Letters”), pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to provide the debt financing described therein (the “Debt Financing”). Purchaser has also delivered to Seller a true, correct and complete copy of each executed fee letter that relates to the Debt Financing (provided, however, that the fee amounts, pricing caps and other economic terms, and the rates (but not covenants), may be redacted, none of which redacted provisions could adversely affect the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing). There are no conditions precedent or contingencies related to the funding of the full amount of the Debt Financing at or prior to the Closing under the Debt Commitment Letters other than as expressly set forth in the Debt Commitment Letters.

(b)          No Amendments. As of the date of this Agreement, (i) the Debt Commitment Letters and the terms of the Debt Financing have not been amended or modified; (ii) no such amendment or modification is contemplated except as otherwise expressly set forth therein; and (iii) the respective commitments contained in the Debt Commitment Letters have not been withdrawn (or contemplated to be), terminated or rescinded in any respect by Purchaser and, to the knowledge of Purchaser, the other parties thereto.

(c)          Sufficiency of Financing. Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letters and (ii) the satisfaction of the conditions to Purchaser’s obligation to consummate the Contemplated Transactions (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction), the Debt Financing, together with cash on hand of Purchaser, is sufficient to (A) make all payments, without duplication, contemplated by the Contemplated Transactions; and (B) pay all fees and expenses required to be paid by Purchaser in connection with the consummation of the Contemplated Transactions, including those required to be paid at the Closing in connection with the Contemplated Transactions.

(d)          Validity. Each of the Debt Commitment Letters (each in the form delivered by Purchaser to Seller) is, as of the date hereof, (i) in full force and effect, and constitutes the legal, valid and binding obligations of, Purchaser and, to the knowledge of Purchaser, the other parties thereto, and (ii) enforceable against Purchaser and, to the knowledge of Purchaser, the other parties thereto, in accordance with their terms, in each case, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity.

(e)          No Default; No Condition Precedent. As of the date of this Agreement, assuming the satisfaction of the conditions set forth in Article VIII, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser or, to the knowledge of Purchaser, any other parties thereto under any term or condition of the Debt Commitment Letters or a failure of any condition to the Debt Financing or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. Purchaser has fully paid all commitment fees or other fees in connection with the Debt Commitment Letters that are payable on or prior to the date hereof. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the Contemplated Transactions.

5.7           No Beneficial Ownership of Seller. In the four (4) years prior to the date of this Agreement, neither Purchaser nor any controlled Affiliate thereof has been, and neither Purchaser nor any controlled Affiliate thereof will be at the Closing, a beneficial owner, directly or indirectly, of Seller’s voting stock.

5.8           Independent Investigation; No Reliance. In connection with its investment decision, Purchaser and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Acquired Companies as desired by Purchaser. The purchase of the Purchased Securities by Purchaser and the consummation of the Contemplated Transactions by Purchaser are not done in reliance upon any representation or warranty by, or information from, Seller, the Acquired Companies or any of their respective Affiliates, employees or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Disclosure Schedule), and Purchaser acknowledges that Seller and the Acquired Companies expressly disclaim any other representations and warranties. Purchaser further acknowledges that none of Seller, the Acquired Companies or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Acquired Companies, their businesses or the Contemplated Transactions not specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Disclosure Schedule), and none of Seller, the Acquired Companies or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives of, or Purchaser’s use of, any such information, including any confidential information memoranda distributed on behalf of the Acquired Companies relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Purchaser or its representatives, or any other document or information in any form provided or made available to Purchaser or its representatives, including management presentations, in connection with the purchase and sale of the Purchased Securities and the Contemplated Transactions (any of the foregoing, an “Extra-Contractual Statement”). PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVE AND ARE NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT, AND PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT HERETOFORE FURNISHED OR MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR AFFILIATES (IT BEING INTENDED THAT NO SUCH PRIOR EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CLOSING OF THE CONTEMPLATED TRANSACTIONS). Nothing in this Section 5.8 shall limit or restrict the rights and remedies of Purchaser and the other Indemnified Parties pursuant to Article X in the event of actual fraud in the making of the representations and warranties contained in Article III and Article IV of this Agreement or any agreement or certificate delivered by Seller pursuant to this Agreement.

ARTICLE VI
INTERIM PERIOD COVENANTS

6.1           Conduct of the Companies.

(a)          From the date hereof until the Effective Time or until the earlier termination of this Agreement (the “Interim Period”), Seller shall not, and shall cause the Acquired Companies not to, enter into (or agree to enter into) any transaction with respect to the Purchased Securities, except as contemplated by this Agreement (including, without limitation, Section 6.2(c)) or with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. During the Interim Period, except as otherwise contemplated by this Agreement, set forth on Schedule 6.1(a) or consented to in writing by Purchaser, Seller shall, and shall cause the Acquired Companies to: (i) conduct the Business in the ordinary course of business; (ii) use commercially reasonable efforts to preserve intact the Business and to keep available the services of the Transferred Employees (as defined below), provided, that Seller and its Affiliates shall have no obligation to pay any Transferred Employee any stay or retention bonus or similar payment; and (iii) use commercially reasonable efforts to preserve the goodwill of, and maintain satisfactory relationships with, all material customers, suppliers, distributors, lessors, tenants, creditors, debtors, employees, consultants and agents of the Business.

(b)          Without limiting the foregoing, during the Interim Period, the Acquired Companies will not take any action or omit to take any action that would, if such action or omission occurred between December 31, 2020 and the date hereof, constitute a breach of the representations and warranties contained in Section 4.5.

(c)          Notwithstanding the foregoing or any other provision of this Agreement, Purchaser shall not have the right, directly or indirectly, to control or direct the operations of

Seller or any of the Acquired Companies prior to the Effective Time. During the Interim Period, Seller and the Acquired Companies shall grant Purchaser, upon reasonable notice to Seller, reasonable access to any employee of the Acquired Companies for either in-person, phone or video meetings during normal business hours.

6.2           No-Solicitation.

(a)          No Solicitation or Negotiation. Except as set forth in this Section 6.2, until the Effective Time, Seller and its Subsidiaries (including the Acquired Companies) shall not, and Seller shall cause its and their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (collectively, “Representatives”) not to, directly or indirectly:

(i)           solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an Acquisition Proposal;

(ii)          enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or afford any Person other than Purchaser access to such party’s property, books or records (except pursuant to a request by a Government Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(iii)         take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, but subject to compliance with the other applicable terms of this Section 6.2, prior to receipt of the Seller Shareholder Approval, Seller may (A) furnish non-public information with respect to the Acquired Companies to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided that prior to taking any of the actions contemplated by clauses (A) and (B) above (w) Seller has received a bona fide written unsolicited Acquisition Proposal from a Qualified Person, (x) Seller receives from such Qualified Person an executed confidentiality agreement on terms not less restrictive than exist in the Confidentiality Agreement and additional provisions that expressly permit such party to comply with this terms of this Section 6.2 (a copy of which shall be provided to Purchaser), (y) Seller has not materially breached this Section 6.2 with respect to such Acquisition Proposal, and (z) the Seller Board has determined, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Law. Any information made available or provided to a Qualified Person pursuant to this Section 6.2 by or on behalf of Seller shall, substantively concurrently therewith, be made available or provided to Purchaser (unless such information has already been provided to Purchaser).

(b)           No Change in Recommendation or Alternative Acquisition Agreement.

(i)            Prior to the Effective Time, the Seller Board shall not, except as set forth in this Section 6.2, (A) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Seller Board with respect to the Contemplated Transactions, (B) fail to include the Seller Board Recommendation in the Proxy Statement that is mailed to Seller’s shareholders in connection with the Contemplated Transactions pursuant to this Agreement or (C) if any Person (other than Purchaser) shall have publicly announced an Acquisition Proposal (or publicly announced any material modification thereto), fail to publicly reaffirm the Seller Board Recommendation within ten (10) Business Days (or if the Seller Shareholders Meeting is scheduled to be held within ten (10) Business Days from the date of such announcement, promptly and in any event prior to the date on which the Seller Shareholders Meeting is scheduled to be held) of being requested to do so by Purchaser (any of clauses (A), (B) or (C), a “Seller Board Recommendation Change”);

(ii)          except as set forth in this Section 6.2, Seller shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, purchase agreement, exchange agreement or similar agreement (an “Alternative Acquisition Agreement”) contemplating any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)); and

(iii)         the Seller Board, and each committee thereof, shall not, except as set forth in this Section 6.2, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

(c)          Acquisition Proposal. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.2), at any time after the date of this Agreement and prior to receipt of the Seller Shareholder Vote, the Seller Board may effect a Seller Board Recommendation Change or terminate this Agreement in order to enter into an Alternative Acquisition Agreement, with respect to an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 6.2 if (and only if): (i) the Seller Board shall have determined (A) after consultation with Seller’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with Seller’s outside legal counsel, that the failure to make such Seller Board Recommendation Change would reasonably be expected to be inconsistent with the Seller Board’s fiduciary obligations under applicable Law; (ii) Seller has provided at least four (4) Business Days prior written notice to Purchaser that it intends to effect a Seller Board Recommendation Change, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements (and related ancillary agreements, including any financing commitments) with any party making a potential Superior Proposal (including the identity of the Person making such Superior

Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Seller Board Recommendation Change for purposes of this Agreement); (iii) Seller shall, and shall cause its Representatives to, during such four (4) Business Day period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal, if Purchaser, in its discretion, proposes to make such adjustments; (iv) Seller has complied in all material respects with the requirements of this Section 6.2 in connection with such Superior Proposal; and (v) if Purchaser shall have delivered to Seller a written offer to alter the terms or conditions of this Agreement during the four (4) Business Day period referred to in clause (ii) above, the Seller Board shall have determined in good faith, after considering the terms of such offer by Purchaser, (A) after consultation with Seller’s outside legal counsel and financial advisors, that the Acquisition Proposal still constitutes a Superior Proposal and (B) after consultation with Seller’s outside legal counsel, that a Seller Board Recommendation Change would still be required for the Seller Board to be consistent with its fiduciary obligations under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration Seller’s shareholders or Seller would receive as a result of such potential Superior Proposal), Seller shall be required to provide Purchaser with written notice of such material amendment and there shall be a new three (3) Business Day period following such notification during which Seller shall comply again with the requirements of this Section 6.2(c), and the Seller Board shall not make a Seller Board Recommendation Change prior to the end of any such period as so extended.

(d)           Notices of Proposals. Seller will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify Purchaser of its receipt of any Acquisition Proposal and (ii) provide Purchaser a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. Seller shall (A) notify Purchaser, in writing, of any decision of the Seller Board as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached), (B) provide Purchaser with written notice setting forth such information as is reasonably necessary to keep Purchaser informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, and (C) promptly (and in any event within twenty-four (24) hours of such determination) notify Purchaser of any determination by the Seller Board that such Acquisition Proposal constitutes a Superior Proposal.

(e)          Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit Seller or the Seller Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Seller or the Seller Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Seller is unable to take a position with respect to the bidder’s tender offer unless the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(f)           Cessation of Ongoing Discussions. Seller shall, and shall cause its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 6.2. Seller will immediately revoke or withdraw access of any Person (other than Seller, Purchaser and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Acquired Companies and request from each third party (other than Seller, Purchaser and their respective Representatives) the prompt return or destruction of all non-public information with respect to the Acquired Companies previously provided to such Person.

(g)          Intervening Event. In response to an Intervening Event (as defined below) that has occurred after the date of this Agreement but prior to the receipt of the Seller Shareholder Vote, the Seller Board may, prior to the receipt of the Seller Shareholder Vote, effect a Seller Board Recommendation Change if (and only if): (i) the Seller Board shall have determined (after consultation with Seller’s outside legal counsel) that the failure to make such Seller Board Recommendation Change would reasonably be expected to be inconsistent with the Seller Board’s fiduciary obligations under applicable Law, (ii) prior to effecting the Seller Board Recommendation Change, Seller promptly notifies Purchaser, in writing, at least five (5) Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Seller board Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (iii) Seller shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Purchaser, in its reasonable discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Intervening Event Notice Period subsequent to the time Seller notifies Purchaser of any such material development (it being understood that there may be multiple extensions)); and (iv) the Seller Board still determines in good faith, after consulting with Seller’s outside legal counsel, that the failure to effect such Seller Board Recommendation Change, after taking into account any adjustments made by Purchaser during the Intervening Event Notice Period, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Seller acknowledges and hereby agrees that any Seller Board Recommendation Change effected (or proposed to be effected) in response to or in connection with any Acquisition Proposal may be made solely and exclusively pursuant to Section 6.2(c) only, and may not be made pursuant to this Section 6.2(g). “Intervening Event” means, with respect to Seller any material event, circumstance, change, effect, development, or condition occurring or arising after the date hereof that (A) affects the business, assets or operations of the Acquired Companies, (B) was not known to, nor reasonably foreseeable by, or if known, the effect of which was not reasonably foreseeable by, any member of the Seller Board (assuming consultations with appropriate officers and Representatives of Seller) as of or prior to the date of this Agreement, (C) becomes known to the Seller Board prior to the receipt of the Seller Shareholder Vote and (D) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by either Purchaser or Seller (or to be refrained from being taken by such Purchaser or Seller) pursuant to, this Agreement; provided, however, that in no event shall (x) the receipt, existence, or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event or (y) a change in the market price or trading volume of the equity or debt securities of Seller or of the equity or credit ratings or the ratings outlook for Seller by any applicable rating agency (in and of themselves) constitute an Intervening Event.

6.3           Proxy Statement.

(a)          In connection with the Seller Shareholders Meeting, as soon as reasonably practicable (and in no event later than forty-five (45) days after the date hereof), Seller shall prepare and file with the SEC the Proxy Statement in preliminary form. Seller shall set a record date for determining Seller’s stockholders entitled to attend the Seller Shareholders Meeting as promptly as reasonably practicable after the date hereof. Seller shall cause the Seller Shareholders Meeting to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement by the SEC for the purpose of voting on the adoption and approval of this Agreement and the transactions contemplated hereby. As soon as reasonably practicable following the establishment of the record date for the Seller Shareholders Meeting and clearance of the Proxy Statement by the SEC, Seller shall cause the Proxy Statement to be mailed to each of Seller’s shareholders entitled to vote at the Seller Shareholders Meeting. Seller shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act. Purchaser shall promptly furnish all information concerning itself as may reasonably be required by Seller in connection with the Proxy Statement. Each of Seller and Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and Seller shall promptly amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its shareholders, in each case as and to the extent required by applicable Law. Prior to any filing or mailing of the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Seller shall provide Purchaser a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by Purchaser. Seller may adjourn or postpone the Seller Shareholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Seller’s shareholders within a reasonable amount of time in advance of the Seller Shareholders Meeting, (ii) as otherwise required by applicable Law or (iii) if as of the time for which the Seller Shareholders Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of capital stock of Seller represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Shareholders Meeting. The Seller Board shall (A) subject to Section 6.2, include the Seller Board Recommendation in the Proxy Statement, and (B) otherwise comply with all Laws applicable to the Seller Shareholders Meeting.

(b)          Seller and Purchaser shall each promptly make all necessary filings with respect to the Contemplated Transactions under the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and each party shall furnish to the other party all information concerning the other party as may be reasonably requested in connection with any such actions.

6.4           Seller Shareholder Approval. Subject to Section 6.2, Seller, acting through the Seller Board, shall use reasonable best efforts to obtain the Seller Shareholder Approval (as defined below) at the Seller Shareholders Meeting.

6.5          Access to Books and Records. During the Interim Period, to the extent consistent with applicable Law, Seller shall, and Seller shall cause each Acquired Company to, provide Purchaser and its authorized representatives with reasonable access at reasonable times and upon reasonable advance notice to the offices, properties, personnel, books and records of the Acquired Companies in order for Purchaser to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Acquired Companies; provided, that such access does not unreasonably interfere with the normal operations of the Acquired Companies. Neither the Acquired Companies nor Seller makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.5, and Purchaser may not rely on the accuracy of any such information, other than the representations and warranties of the Acquired Companies expressly and specifically set forth in Article IV, as qualified by the Disclosure Schedule. Following the Closing, Seller shall, at the reasonable request of Purchaser, reasonably cooperate with Purchaser in providing information regarding the Acquired Companies, and, to the extent information regarding the Acquired Companies is held by Seller, provide such information to Purchaser, to the extent necessary for Purchaser to prepare and file filings required to be made by Purchaser under the Exchange Act, including pursuant to Form 8-K and any financial statements required in connection therewith; provided, however, that such cooperation shall be provided at no out-of-pocket cost or expense to Seller and shall not unreasonably interfere with the normal operations of Seller or any of its Affiliates.

6.6           Interim Period Public Disclosure. Except as may be required by applicable Law, including the Securities Act or Exchange Act, or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Purchaser and Seller and (b) both Purchaser and Seller shall consult with one another before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions or this Agreement; provided, however, that subject to applicable disclosure obligations of Seller under applicable Law, the restrictions set forth in this Section 6.6 shall not apply to any communications by Seller with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Seller Board Recommendation Change, in each case, made in accordance with Section 6.2.

6.7           Notification of Breaches. Each party agrees that it shall promptly notify in writing the other party if such notifying party becomes aware of any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty, covenant or agreement of such notifying party or of such other party that would cause a failure of the conditions to Closing set forth in Article VIII with respect to such party.

6.8           Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, and to assist and cooperate with the other party in taking or causing to be taken, all actions and to use its commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to cause the conditions set forth in Article VIII to be satisfied and to consummate and make effective the Contemplated Transactions, including (a) preparing and filing as promptly as practicable after the date hereof with any Government Entity all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (b) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Government Entity to consummate the Contemplated Transactions and (c) executing and delivering any additional instruments necessary to consummate the Contemplated Transactions. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall either party be required to (a) effect any sale, divestiture, disposition, license, holding separate or other structural or behavioral remedy with respect to its or any of its Affiliate’s assets, properties or business, (b) terminate any existing relationship or contractual right or obligation or (c) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Government Entity in connection with the Contemplated Transactions.

6.9           Financing Cooperation.

(a)          Prior to the Closing, the Acquired Companies shall provide to Purchaser, and shall use commercially reasonable efforts to cause their respective officers, employees, representatives and advisors, including legal and accounting, to provide to Purchaser, such customary cooperation as may be reasonably requested by Purchaser in connection with the Debt Financing, including the following: (i) furnishing Purchaser and the Lenders with such financial and operating data and other information with respect to the Acquired Companies as is reasonably requested by Purchaser and the Lenders and is customarily required for consummation of debt financings similar to the Debt Financing, including, without limitation, information that would enable the Lenders to have a quality of earnings report prepared, together with, to the extent required, a customary authorization letter authorizing the distribution of such information; (ii) using commercially reasonable efforts: (A) to assist in the preparation and negotiation of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, and customary officer’s certificates) as may reasonably be requested; and (B) to facilitate the pledging of collateral; (iii) furnishing Purchaser and the Lenders promptly with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation, that has been reasonably requested by Purchaser in writing, at least five (5) Business Days prior to the Closing Date and (iv) participating in a reasonable number of virtual or telephone meetings and due diligence sessions.

(b)          Purchaser shall: (i) promptly reimburse Seller, the Acquired Companies and any of their respective Affiliates and representatives for all of the reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Seller, the Acquired Companies and any of their respective Affiliates and representatives in connection with this Section 6.9; and (ii) indemnify and hold harmless Seller, the Acquired Companies and any of its Affiliates and representatives from and against all claims, losses, damages, injuries, liabilities, judgments, awards, penalties, fines, Taxes, costs (including cost of investigation), expenses (including reasonable and documented attorneys’ fees) or settlement payments suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith other than as a result of Seller’s or the Acquired Companies’ actual fraud or intentional misrepresentation, as finally determined by a court of competent jurisdiction. Purchaser shall provide Seller prompt written notice upon becoming aware of any material breach by any party to any Debt Commitment Letter, any failure to carry out any of the material terms of any Debt Commitment Letter by any party thereto or any termination of any Debt Commitment Letter by any party thereto. Purchaser shall keep Seller informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the financings contemplated by the Debt Commitment Letters.

(c)           Notwithstanding anything in this Agreement to the contrary (including this Section 6.9), none of the Acquired Company, Seller or any of their respective Affiliates or representatives shall: (i) be required to waive or amend any terms of this Agreement or agree to pay any commitment or other fee or reimburse any expenses prior to the Closing; (ii) be required to incur any liability or give any indemnity in connection with the Debt Financing prior to the Closing; (iii) be required to take any action that would require any director, officer or employee of Seller or any of the Acquired Companies to execute any document, agreement, certificate or instrument (other than with respect to any authorization letter described in this Section 6.9) that would become effective prior to the Closing; (iv) be required to take any action that would unreasonably interfere with the ongoing business or operation of the Acquired Companies, Seller or any of their respective Affiliates or representatives; (v) cause any representation or warranty in this Agreement to be breached or become inaccurate; (vi) be required to take any action that would cause any director, officer or employee of Seller or the Acquired Companies to incur any personal liability other than in connection with actual fraud; (vii) conflict with or violate the Organizational Documents of Seller or the Acquired Companies or applicable Law; (viii) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any agreement to which Seller or any of its Subsidiaries is a party and not entered into in connection therewith; (ix) provide access to or disclose information that Seller reasonably determines would jeopardize any attorney-client privilege of Seller or any of its Subsidiaries or which is restricted or prohibited under applicable Law; or (x) prepare separate financial statements for Seller or any of its Subsidiaries or change any fiscal period.

ARTICLE VII
ADDITIONAL COVENANTS

7.1           Non-Competition. Neither Seller nor any of its Affiliates or designees (each, a “Restricted Party”) during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), shall:

(a)          design, develop, license, manufacture, distribute, sell or support (or knowingly assist any third party, directly or indirectly, in designing, developing, licensing, manufacturing, distributing, selling or supporting) any existing product of the Business or on any related roadmap or any other similar product anywhere in the world (provided, however, that the restrictions set forth in this Section 7.1(a) shall not (i) prohibit any Restricted Party from being an investor in a mutual fund or a diversified investment company, (ii) prohibit any Restricted Party from being a passive owner of not more than five percent (5%) in the aggregate of an outstanding class of publicly traded securities or (iii) in any way limit or prohibit Seller’s or any of its Affiliates’ (A) actions or operations with respect to Seller’s Services and Support segment or (B) strategic investments in Quortus Limited, Spyrus Solutions, Inc. and Kogniz, Inc.);

(b)            directly or indirectly (i) solicit for employment or any similar arrangement any employee of the Companies or of the Company Subsidiaries or (ii) hire or knowingly assist any other Person in hiring any employee of the Companies or of the Company Subsidiaries (provided, however, that this Section 7.1(b) shall not apply to (A) employees of the Companies or of the Company Subsidiaries who have been terminated by the Companies or any of their Affiliates (including Purchaser) after Closing, (B) employees of the Companies who have left the employment of the Companies or any of their Affiliates (including Purchaser) for a period of at least six (6) months and (C) any general solicitations for employment (such as any newspaper, periodical or internet help wanted advertisement or any search firm engagement) and any hiring arising out of such general solicitations); or

(c)          directly or indirectly cause, solicit, induce or encourage any client, customer, supplier or licensor of the Business or the Companies prior to the Closing to terminate or modify any such relationship.

7.2           Employee Matters.

(a)          Purchaser will offer, subject to satisfactory completion of Purchaser’s standard pre-employment screening process, which may include background checks, employment to each of the persons identified on Schedule 7.2(a) (all such persons identified on Schedule 7.2(a) who accept Purchaser’s offer of employment and satisfy the requirements of Purchaser’s pre-employment screening process, the “TNI Transferred Personnel”). Schedule 7.2(a) may be updated and changed by Purchaser at any time during the thirty (30) day period immediately following the date hereof, at which time such schedule shall be considered final by the parties. Effective prior to 11:59:59 p.m. on the day prior to the Closing Date, Seller will terminate, or cause the termination of, the employment of each of the TNI Transferred Personnel. Purchaser will not be responsible for any severance obligations arising out of Seller’s termination of any TNI Transferred Personnel (including but not limited to any wages, bonuses, commissions, vacation, paid time off, severance payments, severance benefits and expense reimbursements that have been earned or that is due upon or arising out of the termination of employment of each of the TNI Transferred Personnel), and Seller shall retain and discharge any such severance obligations. With respect to the employees of TN Europe or any Subsidiary thereof (the “UK Employees” and, together with the TNI Transferred Personnel, the “Transferred Employees”), the parties acknowledge and agree that the employment of the UK Employees will not be terminated by the Closing except as expressly set forth herein; provided, however, that nothing herein shall in any way limit Purchaser’s right to terminate the employment of any of the Transferred Employees after the Closing Date.

(b)          For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits other than severance benefit accrual where length of service is relevant and paid time off) for Transferred

Employees under all employee benefit plans and arrangements of Purchaser and its Affiliates (including the Acquired Companies after the Closing), Purchaser shall recognize service with Seller or Net2Edge, as applicable.

(c)          Purchaser agrees that, during the period commencing on the Closing Date and ending on the one (1)-year anniversary thereof, each Transferred Employee who continues to be employed by Purchaser or its Affiliates (including the Acquired Companies after the Closing) after the Closing will continue to be provided with employee benefits that are substantially comparable to the employee benefits offered to similarly-situated employees of Purchaser. Purchaser further agrees that (i) it will comply with the wage and working conditions requirements outlined in the Labor Condition Application for all Transferred Employees on H-1B non-immigration visa status and (ii) during the period commencing on the Closing Date and ending on the six (6)-month anniversary thereof, each Transferred Employee who continues to be employed by Purchaser or its Affiliates (including the Acquired Companies after the Closing) after the Closing will continue to be provided with a salary that is substantially comparable in the aggregate to the salary in effect with respect to such Transferred Employee immediately prior to the Closing; provided, however, that a Transferred Employee may waive the foregoing undertaking of Purchaser. Nothing herein shall in any way limit Purchaser’s right to terminate the employment of any of the Transferred Employees after the Closing Date.

(d)          With respect to any UK Employees terminated by Purchaser (acting by the relevant Subsidiary) during the sixty (60) day period after the Closing, Purchaser shall, within such sixty (60) day period, submit to Seller an invoice detailing any statutory redundancy and minimum notice period costs incurred by Purchaser with respect to any such terminations and Seller shall promptly pay such invoice; provided, however, that (i) Purchaser shall use commercially reasonable efforts to minimize such statutory redundancy and minimum notice period costs incurred by Purchaser and (ii) in no event shall Seller be responsible for any costs, fees or expenses arising out of the termination of any UK Employee following the Closing (including, without limitation, pursuant to this Section 7.2(d)) in excess of the UK Reimbursement Amount.

(e)          Purchaser will be responsible for providing continuation coverage to the extent required under COBRA to all Transferred Employees, including any dependents or beneficiaries thereof, who are or become “M&A Qualified Beneficiaries” (as defined in Treasury Regulations §54.4980B-9) as a result of the consummation of Contemplated Transactions.

(f)           With respect to each employee benefit plan and arrangement of Purchaser providing medical, dental, pharmaceutical and vision benefits in which any Transferred Employee becomes eligible to participate after the Closing, Purchaser shall waive or use commercially reasonable efforts to cause the applicable provider to waive, all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, other than any such limitations, exclusions and waiting periods that are in effect with respect to such individuals and have not been satisfied under the analogous welfare benefit plan sponsored or participated in by Seller or Net2Edge, as applicable, immediately prior to the Closing.

(g)          Nothing in this Section 7.2 shall create any right in any Person, including any employees, former employees, any participant in any benefits plan maintained by Purchaser or any of its Affiliates or any beneficiary thereof, nor create any right to continued employment with Purchaser, the Acquired Companies or any of their Affiliates, nor be construed in any way as modifying or amending the provisions of any Benefit Plan or any benefits plan maintained by Purchaser or any of its Affiliates.

7.3           Record Retention. For a period of seven years after the Closing Date, without the prior written consent of Seller (which will not be unreasonably withheld, conditioned or delayed), Purchaser will not, and will cause the Acquired Companies to not, dispose of or destroy any of the books and records of the Acquired Companies which may be relevant to any legal, regulatory or Tax audit, investigation, inquiry or requirement of Seller or the Acquired Companies without first offering such records to Seller. Purchaser will, and will cause the Acquired Companies to, upon reasonable notice, afford Seller and its representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records only for the purposes of any legal, regulatory or Tax audit, investigation, inquiry or requirement for which such books and records are required in connection therewith; provided, that prior to providing such books and records, Seller and its representatives shall execute a confidentiality agreement in a form reasonably acceptable to Purchaser.

7.4           Further Assurances. Purchaser and Seller will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to effect the Contemplated Transactions. If at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of the Contemplated Transactions, each party hereto will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request at the sole cost and expense of the requesting party.

7.5           Insurance; Organizational Documents.

(a)       For a period of six (6) years after the Closing Date, Purchaser shall cause the Acquired Companies to honor and maintain in effect all indemnification, hold harmless and advancement of expenses rights in favor of all past and present directors, managers, governors, officers and employees of the Acquired Companies, and employees of Seller (solely to the extent such employees performed services for or on behalf of TNI) (collectively, the “Company Indemnified Parties”), pursuant to the Organizational Documents of the Acquired Companies and indemnification agreements of the Acquired Companies, if any, in existence on the date hereof, in any such case, provided that such Organizational Documents or indemnification agreements were made available to Purchaser prior to the date hereof. Notwithstanding Section 11.7, the provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each Company Indemnified Party, his or her heirs and his or her representatives and are not intended to be in substitution for any other right to indemnification or contribution that any such Company Indemnified Parties may have by contract or otherwise.

(b)       In the event that Purchaser, the Acquired Companies or any of their respective successors or assigns: (i) consolidates with, merges or amalgamates into any other

Person and is not the continuing or surviving corporation or entity of such consolidation, merger or amalgamation, or (ii) transfers or conveys all or substantially all of its properties and assets to any other Person then, and in each such case, Purchaser will ensure that proper provisions are made so that the successors and assigns of Purchaser, the Acquired Companies, or, in each case, all or substantially all of its or their properties and assets, as the case may be, and their successors and assigns, as applicable, assume or are bound by the obligations set forth in this Section 7.5.

(c)           Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any past or present director, manager, governor, officer or employee of the Acquired Companies, or any employee of Seller (solely to the extent such employee performed services for or on behalf of TNI), on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 7.5 will continue in effect until the final disposition of such claim.

(d)          Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Acquired Companies or any of their respective directors, managers, governors, officers or employees.

7.6           Certain Tax Matters.

(a)           Responsibility for Preparing and Filing Tax Returns.

(i)       Seller will prepare or cause to be prepared all Tax Returns for each of the Companies and Company Subsidiaries for taxable periods ending on or before the Closing Date. After receipt of such Tax Returns from Seller incorporating any revisions required in accordance with Section 7.6(a)(iii), Purchaser will cause such Tax Returns to be timely filed.

(ii)       Purchaser will prepare or cause to be prepared and timely file or caused to be timely filled all Tax Returns of the Companies and the Company Subsidiaries other than the Tax Returns prepared by Seller pursuant to Section 7.6(a)(i).

(iii)       In the case of any Tax Return of either Company or any Company Subsidiary for a Pre-Closing Tax Period, such Tax Return will be prepared in a manner that is consistent with practices, procedures, and accounting methods of such Company or Company Subsidiary in existence on the date hereof and consistent with the conventions in Section 7.6(b). At least thirty (30) days prior to the due date of any Tax Return relating to the Pre-Closing Tax Period other than a Straddle Period (after applicable extensions), the party responsible for preparing such Tax Return (the “Preparing Party”) will deliver such Tax Return to the other party (the “Reviewing Party”) for the Reviewing Party’s review and comment. Within ten (10) days following receipt of such Tax Return, the Reviewing Party will notify the Preparing Party in writing of any reasonable objections the Reviewing Party may have to any items set forth in such Tax Return and the Preparing Party and the Reviewing Party will consult and attempt to resolve in good faith any such objection and to mutually consent to the filing of such Tax Return;

provided, that if the Preparing Party and the Reviewing Party are unable to resolve any objection raised by the Reviewing Party within ten (10) days after the Reviewing Party notifies the Preparing Party in writing of any objection relating to such Tax Return, the dispute will be submitted to the Accounting Firm for resolution in accordance with Section 2.5(c).

(b)       Certain Conventions. For purposes of any Income Tax Returns of either Company or any Company Subsidiary for the Pre-Closing Tax Period, unless otherwise required by applicable Law: (i) such Company will make the election under Revenue Procedure 2011-29 to apply the 70% safe harbor to any “success based fee” as defined in Treasury Regulation Section 1.263(a)-5(f) for purposes of determining Transaction Tax Deductions; and (ii) any gains, income, deductions, losses, or other items resulting from transactions outside of the ordinary course occurring on the Closing Date and not contemplated by this Agreement, but after the Closing, including any relating to the financing of the Contemplated Transactions by Purchaser or any of its Affiliates, will be allocated to the Post-Closing Tax Period.

(c)       Certain Post-Closing Actions. Neither Purchaser nor any of its Affiliates will (i) file, amend, refile, supplement, revoke or otherwise modify any Tax Return or Tax election of any Acquired Company with respect to any Pre-Closing Tax Period (other than a Straddle Period), (ii) make any Tax election that has retroactive effect to any such Tax year of any Acquired Company (other than a Straddle Period), (iii) take any action with respect to any such Tax Returns to extend the applicable statute of limitations, (iv) file a Tax Return with respect to any Acquired Company for a Pre-Closing Tax Period (other than a Straddle Period) in a jurisdiction in which such Acquired Company did not file such Tax Return prior to Closing, or (v) take any action on the Closing Date (other than as expressly contemplated by this Agreement) that is outside the ordinary course of business that Purchaser knows or ought reasonably to have known will create a Tax liability for Seller, in each such case without the prior written consent of Seller (not to be unreasonably withheld or delayed). Prior to making any voluntary disclosure, amnesty or similar filing with respect to any Acquired Company for a Pre-Closing Tax Period (other than a Straddle Period), Purchaser or its Affiliates will provide written notice to Seller and the parties will cooperate in determining the most reasonable approach for addressing any such actions. Purchaser will indemnify and hold Seller harmless from and against any liability for Taxes resulting from any actions taken by it that are described in this Section 7.6(c) without the prior written consent of Seller, save where such consent has been unreasonably withheld or delayed.

(d)       Tax Refunds. All refunds of Taxes of the Acquired Companies for any Pre-Closing Tax Period (whether in the form of cash received or a credit against Taxes otherwise payable) will be the property of Seller to the extent not included in the computation of Final Net Working Capital and only to the extent that such refunds are not the result of a voluntary act, transaction or omission of Purchaser after the Closing Date or the utilization of a Buyer’s Relief. To the extent that Purchaser or any Acquired Company receives a refund that is the property of Seller under this Section 7.6(d) and in respect of which payment is not due under Section 7.6(e)(ii), Purchaser will pay to Seller the amount of such refund (and interest received from the Taxing Authority). The amount due to or on behalf of Seller will be payable ten (10) days after receipt of the refund from the applicable Taxing Authority (or, if the refund is in the form of a credit against Taxes otherwise payable, ten (10) days after the due date of the Tax Return claiming such credit or offset).

(e)           Cooperation on Tax Matters.

(i)            In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Companies for Pre-Closing Tax Periods, Purchaser, on the one hand, and Seller, on the other hand, will cooperate fully with each other, including the furnishing or making available during normal business hours records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. Purchaser will and will cause the Companies to (A) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Seller, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and will allow Seller to take possession of such books and records.

(ii)          R&D Payments. Purchaser shall pay to Seller all amounts received by Net2Edge that constitute R&D Relief (collectively, the “R&D Payments”). Purchaser shall pay to Seller all R&D Payments no later than ten (10) days following the date on which Net2Edge receives such R&D Payments. Purchaser shall cause Net2Edge to make such elections and take such actions as Seller may reasonably request to claim any R&D Relief, provided that Purchaser shall not be required to take any action that Purchaser reasonably determines would violate any applicable Law. Purchaser shall not be required to make payment to Seller more than once in respect of any R&D Relief.

(iii)         After the Closing, Purchaser shall promptly notify Seller in writing of its receipt of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Acquired Companies that, if determined adversely to the taxpayer, would be grounds for indemnification under this Agreement. In the case of an audit or administrative or judicial proceeding that relates to a Pre-Closing Tax Period, Seller shall have the right at Seller’s expense to participate in and control the conduct of such audit or proceeding. Purchaser may participate in any such audit or proceeding and, if Seller does not assume the defense of any such audit or proceeding, Purchaser may defend the same in such manner as it may deem appropriate, provided that Purchaser shall not settle such audit or proceeding without Seller’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Neither Purchaser nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such taxable period(s) covered by the Tax audit or proceeding or a subsequent taxable period without the written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

(f)       Transfer Taxes. Purchaser and Seller shall equally share the payment of any stamp, transfer, recordation, documentary, sales and use, value added, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with, or as a consequence of, this Agreement or any other transaction contemplated hereby (“Transfer Tax”); provided, however, that Purchaser shall be solely responsible for all costs incurred in connection with the stamp duty tax submission in the United Kingdom for the TN Europe Share. The parties shall cooperate with the filing of any report in connection with any Transfer Tax.

7.7           Transaction Litigation. Seller shall control the defense of any litigation brought by shareholders of Seller against Seller and/or its directors or officers relating to the transactions contemplated by this Agreement, including the Contemplated Transaction; provided, however, that Seller shall promptly provide Purchaser with copies of all proceedings and correspondence relating to such litigation (to the extent permitted by applicable Law). Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall not settle any litigation against Seller or any director or officer of Seller by any shareholder relating to this Agreement or the Contemplated Transactions that would materially and adversely affect Purchaser or the Acquired Companies, in each case, without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed.

7.8           Confidentiality. Purchaser and Seller acknowledge that Purchaser and TNI have previously entered into the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement. For the avoidance of doubt, Purchaser acknowledges that all information provided to Purchaser or its Affiliates by or on behalf of Seller or the Acquired Companies in connection with the Contemplated Transactions is subject to the terms and conditions of the Confidentiality Agreement. From and after the date of this Agreement, Seller will, and will cause its Affiliates and Representatives to, maintain in confidence any written or oral confidential and non-public information regarding the Acquired Companies, except to the extent that (a) Seller is required to disclose such information by judicial or administrative process or pursuant to applicable Law or the rules or regulations of any stock exchange upon which the securities of Seller (or an Affiliate thereof) is listed, (b) such information is, was or becomes publicly available through no fault of Seller after the Closing, (c) such information is disclosed in connection with any litigation relating to Seller’s rights or obligations under this Agreement, or (d) such information is disclosed in accordance with the terms of this Agreement.

7.9           Release. Effective at the Closing, Seller, for itself and its Affiliates and the respective heirs, executors, beneficiaries, administrators, successors and assigns of each of the foregoing (each, a “Releasor” and collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge Purchaser, the Acquired Companies, each of their respective Affiliates and each of their respective and their respective Affiliates’ present and former officers, directors, managers, equityholders, members, employees, agents, Representatives, successors and assigns of each of the foregoing (collectively, the “Releasees”), from any and all claims, suits, demands, causes of action, contracts, agreements, covenants, obligations, debts, costs, expenses, attorney’s fees, and other liabilities of whatever kind or nature, in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent or suspected or unsuspected, (“Claims”), which such Releasor now has, has ever had or may hereafter have against any of the Releasees arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing relating to the Business or the Acquired Companies (collectively, the “Released Claims”). Each Releasor hereby irrevocably consents to refrain from, directly or indirectly, asserting any Released Claim or commencing, instituting or causing to be commenced any lawsuit of any kind against any Releasee based upon any matter released hereby. Notwithstanding the foregoing, nothing contained in this Section 7.9 will operate to waive or release any Claims, whether known or unknown, suspected or unsuspected, matured or unmatured, whether arising at law or in equity that any Releasor has under this Agreement, or any agreements, certificates or other documents entered into in accordance with, or pursuant to, this Agreement.

7.10         Seller Stock Awards. In connection with the Closing, Purchaser shall not assume or substitute any of the equity or equity-based awards under Seller’s 2011 Executive Incentive Compensation Plan, as amended through May 23, 2018 or any other equity incentive plan of Seller that has any equity award outstanding (collectively, the “Seller Stock Awards”), and Purchaser shall have no responsibility or liability with respect to the Seller Stock Awards, including the actions of Seller with respect to the Seller Stock Awards.

7.11         Real Property Lease. Each of Seller and Purchaser shall, as promptly as reasonably practicable after the date hereof, use commercially reasonable efforts to have the landlord under the UK Lease release Seller from all obligations as guarantor under the UK Lease effective as of the Closing (the “Guarantor Release”); provided, that if the Guarantor Release is not received prior to or as of the Closing, (a) each of Seller and Purchaser shall continue to use commercially reasonable efforts to have the landlord under the UK Lease release Seller from all obligations as guarantor under the UK Lease, and (b) Seller and Purchaser shall enter into a mutually acceptable (with both parties acting reasonably) indemnity agreement pursuant to which Purchaser will indemnify Seller for all Losses suffered or incurred by Seller arising out of or relating to Seller’s continuing status as the guarantor under the UK Lease until the Guarantor Release is obtained.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1           Conditions to the Obligations of Each Party. The respective obligations of each party to this Agreement to consummate the Contemplated Transactions will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)          Shareholder Approval. This Agreement and the Contemplated Transactions shall have been duly approved and adopted by the requisite shareholders of Seller at the Seller Shareholders Meeting in accordance with the MBCA and Seller’s Organizational Documents (the “Seller Shareholder Approval”).

(b)          No Injunctions. No Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or order, decree, ruling or other action, whether temporary, preliminary or permanent, that makes illegal, enjoins or otherwise prohibits consummation of the Contemplated Transactions.

8.2           Conditions to the Obligations of Seller. The obligations of Seller to consummate the Contemplated Transactions shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Seller on or prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties of Purchaser.

(i)           The Fundamental Representations made by Purchaser in Article V will be true and correct in all respects at and as of the date hereof and at and as of the Closing as if made at and as of such time (other than any such Fundamental Representation made by Purchaser that expressly relates to a specific date, which Fundamental Representation will be true and correct on the date so specified); and

(ii)          the representations and warranties set forth in Article V of this Agreement (other than the Fundamental Representations made by Purchaser) will be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained in this Agreement) at and as of the date hereof and at and as of the Closing as if made at and as of such time (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct on the date so specified).

(b)          Performance of Covenants. Purchaser will have performed and complied with, in all material respects, all obligations, agreements and covenants required to be performed by, or complied with by, Purchaser under this Agreement at or prior to the Closing.

(c)          Certificate. Seller will have received a certificate dated the Closing Date and executed by a duly authorized officer of Purchaser certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(d)          Deliveries. Purchaser will have executed and delivered to Seller the documents referenced in Section 2.7(b) of this Agreement.

8.3           Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Contemplated Transactions will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Purchaser at or prior to the Closing of the following conditions:

(a)          Representations and Warranties Relating to Seller and the Acquired Companies.

(i)            The Fundamental Representations made by Seller in Article III and Article IV, and the representations and warranties made by Seller in Section 4.5(a), will be true and correct in all respects at and as of the date hereof and at and as of the Closing as if made at and as of such time (other than any such representation and warranties made by Seller that expressly relates to a specific date, which representation and warranties will be true and correct on the date so specified); and

(ii)          the representations and warranties set forth in Article III and Article IV of this Agreement (other than the Fundamental Representations made by Seller) will be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained in this Agreement) at and as of the date hereof and at and as of the Closing as if made at and as of such time (other than any such representation or warranty that expressly relates to a specific date, which representation and warranty will be true and correct on the date so specified).

(b)          Performance of Covenants. Seller will have performed and complied with, in all material respects, all obligations, agreements and covenants required to be performed by, or complied with by, Seller under this Agreement at or prior to the Closing.

(c)          Certificate. Purchaser will have received a certificate dated the Closing Date and executed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d)          Closing Documents. Seller will have executed and delivered to Purchaser the documents and certificates referenced in Section 2.7(a) of this Agreement.

8.4           Frustration of Closing Condition. No party may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to refuse to consummate the Contemplated Transactions if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX
TERMINATION; TERMINATION FEE AND AMENDMENT

9.1           Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(h), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after obtaining Seller Shareholder Approval:

(a)          by mutual written consent of Purchaser and Seller;

(b)          by either Purchaser or Seller if the Contemplated Transactions shall not have been consummated by August 31, 2021 (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Contemplated Transactions to be consummated on or before the Outside Date); provided, however, that, in the event that (i) the Proxy Statement is still being reviewed or commented on by the SEC or (ii) the SEC has cleared or approved the Proxy Statement but the Seller Shareholders Meeting has not yet been held and completed, either party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional thirty (30) days;

(c)          by either Purchaser or Seller if a Government Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d)            by either Purchaser or Seller if at the Seller Shareholders Meeting (including any adjournment or postponement), at which a vote on the Seller Shareholder Approval is taken, the requisite vote of the shareholders of Seller in favor of Seller Shareholder Approval shall not have been obtained;

(e)          by Purchaser, at any time prior to the receipt of the Seller Shareholder Approval, if (i) a Seller Board Recommendation Change shall have occurred or (ii) Seller shall have breached or shall be deemed to have breached Section 6.2 in any material respect;

(f)           by Seller, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 9.1) on the part of Purchaser, which breach would cause the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied; provided, that Seller is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Purchaser, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or failure until the earlier of (i) the expiration of a ten (10) day period commencing upon delivery of written notice from Seller to Purchaser of such breach or failure and (ii) Purchaser ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from Seller of such breach or failure and its intention to terminate pursuant to this Section 9.1(f) (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective);

(g)          by Purchaser, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 9.1) on the part of Seller, which breach would cause the conditions set forth in Section 8.3(a) or 8.3(b) not to be satisfied; provided, that Purchaser is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by Seller, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or failure until the earlier of (i) the expiration of a ten (10) day period commencing upon delivery of written notice from Purchaser to Seller of such breach or failure and (ii) Seller ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from Purchaser of such breach or failure and its intention to terminate pursuant to this Section 9.1(g) (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective); or

(h)          by Seller if, at any time prior to the receipt of the Seller Shareholder Approval, each of the following occur: (i) Seller shall have received a Superior Proposal that did not result from a breach of Section 6.2(a); (ii) Seller shall have complied in all respects with its obligations under Section 6.2(c), including with respect to making a Seller Board Recommendation Change with respect to such Superior Proposal; (iii) the Seller Board approves, and Seller concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal and (iv) Seller shall have concurrently complied in all respects with Section 9.2.

9.2           Termination Fee.

(a)           If Purchaser terminates this Agreement pursuant to Section 9.1(e) or Seller terminates this Agreement pursuant to Section 9.1(h), then Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser, a fee of $875,000 (the “Termination Fee”) (i) in the case of a termination pursuant to Section 9.1(e), within two (2) Business Days after the date of such termination and (ii) in the case of a termination pursuant to Section 9.1(h), concurrently with such termination.

(b)          If (i) after the date of this Agreement, an Acquisition Proposal is made, proposed or communicated to the Seller Board or becomes publicly known; (ii) thereafter this Agreement is terminated by either Seller or Purchaser pursuant to Sections 9.1(b) or 9.1(d), or by Purchaser pursuant to Section 9.1(g); and (iii) within twelve (12) months after such termination (A) any transaction included within the definition of an Acquisition Proposal is consummated or (B) Seller enters into a definitive agreement providing for the consummation of any transaction within the definition of Acquisition Proposal, then Seller shall pay to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser, the Termination Fee within two (2) Business Days of the first to occur of (1) consummation of such transaction or (2) execution of such definitive agreement; provided that, solely for purposes of this Section 9.2(b), the term “Acquisition Proposal” shall have the meaning ascribed thereto in this Agreement, except that all references to 20% shall be changed to 50%.

(c)          Notwithstanding anything herein to the contrary, Purchaser’s right to receive a Termination Fee pursuant to this Section 9.2 under circumstances under which Purchaser is entitled to receive the Termination Fee shall be the sole and exclusive remedy of Purchaser or any of its Affiliates against Seller or its Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee to Purchaser, Seller and its Representatives shall have no liability or obligation relating to or arising out of the failure to consummate the Contemplated Transactions. Purchaser agrees that in no event shall Seller be obligated to pay the Termination Fee on more than one occasion.

(d)          Each of the parties hereto acknowledges that the agreements contained in this Section 9.2 are an integral part of this Agreement, and that the Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Purchaser in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, each of which amounts would otherwise be impossible to calculate with precision. In addition, if Seller fails to pay in a timely manner any amount due pursuant to Section 9.2(a) or Section 9.2(b), as applicable, then Seller shall reimburse Purchaser for all reasonable costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions, litigation, or other proceeding commenced.

9.3           Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Purchaser, Seller or the Acquired Companies or their respective officers, directors, shareholders or Affiliates; provided, that (a) any such termination shall not relieve any party from liability for any knowing and intentional breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 7.8 (Confidentiality), Section 9.2 (Termination Fee), this Section 9.3 (Effect of Termination), Article X (Indemnification) and Article XI (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.4           Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards, at any time before or after approval of the matters presented in connection with the Contemplated Transactions by the shareholders of any of the parties; provided, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.5           Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.6           Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require action by the respective boards of the applicable parties.

ARTICLE X

INDEMNIFICATION

10.1        Survival. Effective as of the Closing, the representations and warranties set forth in Article III, Article IV and Article V shall survive the Closing for a period of twelve (12) months; provided, however, that the Fundamental Representations and the representations and warranties set forth in Section 4.8 shall survive until the expiration of the applicable statute of limitations. The survival period contemplated by this Section 10.1 with respect to any such representations or warranties shall continue notwithstanding the expiration of the term of such survival period pursuant to the other provisions of this Article X if a written claim for indemnification is provided by the Indemnified Party to the Indemnifying Party prior to the expiration of such survival period. Save for the Fundamental Representations and the representations and warranties set forth in Section 4.8 (in relation to which the foregoing provisions of this Section 10.1 shall apply), all covenants and agreements contemplated hereby shall survive the Closing for a period of twelve (12) months; provided, however, that all covenants and agreements of the parties that contemplate performance on or after the Closing shall survive until fully and finally performed in accordance with this Agreement, including all covenants and agreements set forth in Section 10.2 and Section 10.3.

10.2        Indemnification by Seller. Subject to the other provisions of this Article X, including, without limitation, the recovery limitations set forth in Section 10.8, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against, and reimburse the Purchaser Indemnified Parties for, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or relating to:

(a)          any breach of or inaccuracy in any representation or warranty of Seller contained in Article III or Article IV of this Agreement;

(b)          (i) any breach of or failure to perform any covenant or agreement of Seller contained in this Agreement or (ii) any Access Breach (as defined in the Transition Services Agreement and subject to the terms and conditions set forth therein);

(c)           (i) any Taxes of Seller for any Tax period, (ii) any Taxes of any of the Acquired Companies for the Pre-Closing Tax Period, (iii) any Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Acquired Companies (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (iv) any Taxes of any Person imposed on or payable by any of the Acquired Companies, as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring on or prior to the Closing Date, or (v) any payments under any Tax allocation, sharing, or similar agreement entered into or binding on any of the Acquired Companies at or prior to the Closing, in each case, other than to the extent such Taxes are specifically included in the calculation of the Final Net Working Capital;

(d)          any of the Indemnified Liabilities; and/or

(e)          any actual fraud of Seller or any of the Acquired Companies prior to or as of the Closing.

10.3         Indemnification by Purchaser. Subject to the other provisions of this Article X, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against, and reimburse the Seller Indemnified Parties for, any and all Losses incurred or suffered by the Seller Indemnified Parties arising out of or relating to:

(a)          any breach of or inaccuracy in any representation or warranty of Purchaser contained in Article V of this Agreement;

(b)          any breach of or failure to perform any covenant or agreement of Purchaser contained in this Agreement;

(c)          any Taxes of Purchaser or any of the Acquired Companies for the Post-Closing Tax Period; and/or

(d)          any actual fraud of Purchaser prior to or as of the Closing.

10.4         Limitations on Indemnification.

(a)          The Indemnified Party shall not be entitled to indemnification pursuant to Section 10.2(a) or Section 10.3(a), as applicable, unless and until the aggregate amount of all Losses in respect of which the Indemnified Party would otherwise be entitled to indemnification pursuant to Section 10.2(a) or Section 10.3(a), as applicable, exceeds $200,000 (the “Deductible”), and then only for the amount of Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses arising out of or relating to any inaccuracy in or breach of any Fundamental Representation of the Indemnifying Party.

(b)          The maximum aggregate amount of all Losses for which the Indemnifying Party shall be liable pursuant to Section 10.2(a) or Section 10.3(a), as applicable, shall not exceed the sum of (i) $2,500,000 plus (ii) ten percent (10%) of the Earnout Payments actually earned pursuant to Section 2.4 (prior to giving effect to any offset rights set forth in this Agreement), unless such Losses arise out of or result from any inaccuracy in or breach of any Fundamental Representation of the Indemnifying Party (in which case Section 10.4(c) shall apply).

(c)           The maximum aggregate amount of all Losses arising out of or relating to (i) any inaccuracy in or breach of any Fundamental Representation of the Indemnifying Party or (ii) pursuant to Section 10.2(b), Section 10.2(c), Section 10.2(d), Section 10.2(e), Section 10.3(b), Section 10.3(c) or Section 10.3(d), as applicable, for which the Indemnifying Party shall be liable shall not exceed the Purchase Price.

(d)          Notwithstanding anything contained herein to the contrary, in no event shall an Indemnified Party be entitled to indemnification pursuant to this Article X for, any special, indirect, consequential, incidental or punitive damages (except to the extent any Indemnified Party is required to pay any punitive damages to a third party), lost profits or any diminution in value, or any damages based on a multiple, each of which is hereby excluded by agreement of the parties.

(e)          For purposes of this Article X, the amount of any Losses incurred by any Indemnified Party shall be calculated net of (i) any amounts actually recovered by such Indemnified Party from a third party with respect to such Losses, less the reasonable costs, fees, reserves and expenses incurred to obtain such recovery; and (ii) any third party insurance proceeds actually received by such Indemnified Party with respect to such Losses under any applicable insurance policy, excluding self-insurance arrangements and less any applicable and reasonable collection costs, fees, expenses and reserves, deductibles, premium adjustments, retrospectively rated premiums and other similar amounts. If an Indemnified Party receives any amounts under applicable insurance policies or from any third party alleged to be responsible for any Losses subsequent to an indemnification set-off or payment, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any set-off or payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount retained or received by the Indemnified Party, net of any applicable and reasonable collection costs, fees, expenses and reserves, deductibles, premium adjustments, retrospectively rated premiums and other similar amounts.

10.5         Mitigation. The Indemnified Party shall use commercially reasonable efforts to mitigate any Losses as and to the extent required by applicable Law.

10.6         Third Party Claim Procedures.

(a)          Notice. The Indemnified Party shall as promptly as reasonably practicable give written notice to the Indemnifying Party of the assertion of any claim or the commencement of any action, claim, suit, arbitration or proceeding by a third party or Government Entity in respect of which indemnification shall be sought hereunder (a “Third Party Claim”); provided, that failure to timely deliver such a notice will not affect the indemnification provided hereunder except to the extent, and only to the extent, the Indemnifying Party is materially and adversely prejudiced as a result of such failure. Such notice shall describe in reasonable detail the Third Party Claim and, if ascertainable, the amount in dispute thereunder.

(b)          Defense. Subject to the limitations set forth in this Section 10.6(b), the Indemnifying Party shall have the right to elect to conduct and control the defense, compromise or settlement of any Third Party Claim with counsel of its choice reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense. Notwithstanding the foregoing, if (i) the Indemnifying Party shall not have given written notice (A) of its election to conduct and control the defense of the Third Party Claim and (B) that the Indemnifying Party agrees, on behalf of all Indemnifying Parties, that the Third Party Claim is indemnifiable hereunder within thirty (30) days after the Indemnified Party has given notice thereof, (ii) the Indemnified Party shall reasonably determine in good faith, after consultation with its outside counsel, that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or that the Indemnified Party has material defenses or counterclaims available to it that are not available to the Indemnifying Party (and that cannot be utilized by the Indemnifying Party on behalf of the

Indemnified Party), (iii) the Indemnified Party is not reasonably diligently defending such Third Party Claim, (iv) solely with respect to any indemnification claim pursuant to Section 10.2(a) or Section 10.3(a) (other than with respect to a breach of a Fundamental Representation), the Losses sought and reasonably likely to be suffered or incurred in such Third Party Claim are reasonably expected to be more than two times the amount that the Indemnifying Party is potentially liable for with respect to such Third Party Claim taking into account Section 10.4(b) or (v) the Third Party Claim is for injunctive relief against the Indemnified Party, then in each such case the Indemnified Party shall have the right to control the defense, compromise or settlement of the Third Party Claim at the Indemnifying Party’s sole cost and expense, not to exceed one law firm in the United States and one firm in any foreign jurisdiction, if applicable.

(c)          Cooperation. From and after delivery of notice of a Third Party Claim, and subject to limitations to preserve attorney-client privilege, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate in the defense or prosecution of any Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. The party controlling the defense of any Third Party Claim shall keep the non-controlling party reasonably advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees and counsel in connection with a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(d)          Settlement Limitations. Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, in each case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article X with respect to such Third Party Claim; and (B) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) if the judgment or settlement (1) involves only the payment of money damages by or on behalf of the Indemnifying Party (and not by any Indemnified Party), (2) will not encumber any of the Purchased Securities and will not contain any restriction or condition that would or would reasonably be expected to adversely affect the conduct of the Business, and (3) includes, as a condition to any settlement or other resolution, an irrevocable release of all Indemnified Parties from all liability in respect of such Third Party Claim and includes no admission of wrongdoing.

10.7        Direct Claim Procedures. In the event the Indemnified Party should have a claim for indemnification hereunder that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall, as promptly as reasonably practicable after obtaining knowledge of such claim, deliver to the Indemnifying Party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Losses (if and to the extent then ascertainable) incurred or suffered, or that would reasonably be expected to be incurred or suffered, by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under this Article X and a reasonable explanation of the basis therefor, and (c) a demand for payment by the Indemnifying Party. Within thirty (30) days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount, or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party disputes the payment of all or part of the Claimed Amount, such indemnification claim shall be resolved by mutual written agreement between the Indemnified Party and the Indemnifying Party. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute for resolution to a court of competent jurisdiction pursuant to Section 11.3.

10.8        Recovery against Seller.

(a)          Notwithstanding anything herein to the contrary but subject to Section 10.4, except in the event of actual fraud by Seller, with respect to any indemnification payment for Losses to which Purchaser is entitled under this Article X, Purchaser shall (i) first seek to recover such Losses pursuant to an offset by Purchaser in accordance with Section 10.8(b) in the amount of such Losses against any Earnout Payment that is then owing to Seller or that is reasonably likely to become owing to Seller in the subsequent ninety (90) days and (ii) second, to the extent that the offset contemplated by clause (i) is not sufficient or not available to satisfy in full the amount of Losses to which Purchaser is entitled under this Article X, then Purchaser may recover the remainder of such Losses directly from Seller in accordance with this Article X.

(b)          With respect to any indemnification claim (whether a Third Party Claim or a Direct Claim) for which a Purchaser Indemnified Party and Seller (as the Indemnifying Party) have finally and mutually agreed in writing (i) that the indemnification claim is valid and (ii) on the amount of Losses attributable thereto, Purchaser shall have the right to set-off against any Earnout Payment otherwise due and payable by Purchaser to Seller hereunder in an amount equal to such mutually agreed Losses. With respect to any Losses that Purchaser seeks to set-off against any Earnout Payment otherwise due and payable by Purchaser for which (A) a Purchaser Indemnified Party and Seller (as the Indemnifying Party) have not yet finally and mutually agreed in writing as to whether the indemnification claim is valid and the amount of Losses and (B) such indemnification claim and the amount of Losses resulting therefrom have not yet been finally determined pursuant to Section 11.3, Purchaser shall have the right, in its reasonable discretion, to withhold an amount reasonably estimated to equal the Losses suffered or incurred relating to such indemnification claim from any Earnout Payment (the “Withheld Amount”) otherwise payable to Seller with at least five (5) Business Days’ written notice to Seller regarding such set-off; provided, however, that if the determination of whether the Indemnified Party has a valid indemnification claim under this Agreement is finally resolved in accordance herewith in favor of the Indemnifying Party or, if such determination is finally resolved in favor of the Indemnified Party, it is finally resolved that the amount of Losses suffered or incurred by the Indemnified Party arising from or relating to such indemnification claim is less than the Withheld Amount, Purchaser shall promptly pay to Seller the Withheld Amount less the amount of Losses (if any) for which it is finally resolved that the Indemnified Party is entitled to recover pursuant to this Article X.

10.9         Brazilian Litigation Matter. Notwithstanding anything herein to the contrary:

(a)          Seller and Purchaser shall equally share all Losses incurred by either party or their respective Affiliates arising out of or relating to the Brazilian Litigation (as defined in Section 4.12 of the Disclosure Schedule) from and after the Closing Date;

(b)          Seller shall have the exclusive right to conduct and control the defense, compromise and settlement of the Brazilian Litigation (provided, however, Seller shall not compromise or settle the Brazilian Litigation without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed); and

(c)          Purchaser agrees to promptly reimburse Seller for 50% of all costs, fees and expenses (including, for the avoidance of doubt, court costs, arbitration costs and reasonable attorneys’ fees and expenses) incurred by Seller or its Affiliates arising out of or relating to conducting, controlling and/or settling or otherwise resolving the Brazilian Litigation from and after the Closing Date.

10.10      Exclusive Remedy. Except for the remedies of specific performance or injunctive or other equitable relief, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant or agreement set forth herein or relating to the Contemplated Transactions shall be pursuant to the indemnification provisions set forth in this Article X. In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one provision of this Article X, such Indemnified Party shall be entitled to recover a particular dollar amount of Losses associated with such matter only once pursuant to this Article X. An Indemnified Party shall not be entitled to indemnification for any Losses to the extent (but only to the extent) that such Losses are included in the calculation of the Final Net Working Capital.

10.11      Tax Treatment of Indemnification Payments. All payments by the Indemnifying Party to the Indemnified Party pursuant to this Article X shall to the extent permitted by applicable Law be treated as adjustments to the Purchase Price for U.S. Tax purposes.

ARTICLE XI
MISCELLANEOUS

11.1         Transaction Expenses. Subject to Section 2.5, Purchaser and Seller will each bear such Person’s own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Contemplated Transactions (it being understood that Seller shall bear the Acquired Companies’ costs and expenses (including legal fees and expenses) incurred prior to the Closing in connection with this Agreement and the Contemplated Transactions).

11.2         Successors and Assigns; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party hereto, and any attempted assignment, delegation or other transfer without such consent shall be null and void; provided, that Purchaser shall have the right to assign Purchaser’s rights under this Agreement to a wholly owned, direct or indirect, Subsidiary of Purchaser; provided, further, that Purchaser shall remain liable for, and such assignee shall have expressly assumed, all of Purchaser’s obligations hereunder (including, without limitation, payment to Seller of the Earnout Payments, if any). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

11.3          Governing Law; Consent to Jurisdiction; Service; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied. Any proceeding arising out of or relating to this Agreement or any transaction contemplated hereby will be brought exclusively in the Court of Chancery of the State of Delaware, in and for the County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such proceeding. A final judgment in any such proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the Contemplated Transactions in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any party. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein will be effective service of process for any such proceeding. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (a) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (b) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.4          Notices. All notices, requests and other communications to either party hereunder (a) shall be in writing; (b) shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by e-mail transmission (which, in the case of e-mail transmission, is confirmed by delivery receipt), (ii) on the third Business Day after being deposited in the United States mail if sent by registered or certified mail, postage prepaid, return receipt requested or (iii) on the first Business Day after being deposited with a reputable overnight courier service; and (c) shall be addressed to each party hereto at the following addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.4):

If to Purchaser, addressed to:

Lantronix, Inc.

Attention: Chief Financial Officer

7535 Irvine Center Drive, Suite 100

Irvine, CA 92618

with a copy (which will not constitute notice) to:

O’Melveny & Myers LLP

Attention: Warren Lazarow

    Noah Kornblith

2765 Sand Hill Road

Menlo Park, CA 94025

Email: wlazarow@omm.com

    nkornblith@omm.com

If to Seller, addressed to:

Communications Systems, Inc.

Attention: Chief Financial Officer

10900 Red Circle Drive

Minnetonka, Minnesota 55343

with a copy (which will not constitute notice) to:

Ballard Spahr LLP

Attention: Barbara Rummel

   Peter Jaslow

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Email: rummelb@ballardspahr.com

    jaslowp@ballardspahr.com

11.5          Schedules and Exhibits. The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The Disclosure Schedule includes references to the particular section of the Agreement that relates to each disclosure. Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section if reasonably apparent from the face of such disclosure, regardless of whether or not a specific cross reference is made thereto. By listing matters on the Disclosure Schedule, no party will be deemed to have established any materiality standard, admitted any liability, concluded that any one or more of such matters are material or expanded in any way the scope or effect of the representations or warranties pertaining to any party or the Acquired Companies contained in this Agreement.

11.6          Counterparts. The parties may execute this Agreement in multiple counterparts (no one of which need contain the signatures of all parties), each of which will be an original and all of which together will constitute one and the same instrument. The parties may deliver an executed copy of this Agreement (and an executed copy of any of the Transaction Documents contemplated by this Agreement) by e-mail or other electronic transmission (in PDF or similar format) to the other parties, and such delivery will have the same force and effect as any other delivery of a manually signed copy of this Agreement (or such other Transaction Document).

11.7          No Third Party Beneficiaries. Except as expressly provided in this Agreement, no Person that is not a party will have any right or obligation pursuant to this Agreement.

11.8          Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

11.9          Entire Agreement. Except as otherwise provided in this Agreement, this Agreement, including the Exhibits, Schedules and Disclosure Schedule delivered pursuant hereto, sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior and contemporaneous agreements and understandings, whether written or oral, are hereby terminated and superseded by this Agreement.

11.10        Severability. In case any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.11        Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context requires otherwise, all words used in this Agreement in the singular number will extend to and include the plural, all words in the plural number will extend to and include the singular and all words in any gender will extend to and include all genders.

11.12        Conflict of Interest.

(a)       If Seller so desires, and without the need for any consent or waiver by Purchaser or any Acquired Company, Ballard Spahr LLP is permitted to represent Seller after the Closing in connection with any matter related to the Contemplated Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Ballard Spahr LLP is permitted to represent Seller, any of its agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute with Purchaser, any Acquired Company or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. Purchaser consents to the disclosure by Ballard Spahr LLP to Seller of any information learned by Ballard Spahr LLP in the course of its representation of Seller or any Acquired Company, regardless of whether such information is subject to attorney-client privilege or Ballard Spahr LLP’s duty of confidentiality and whether or not such disclosure is made before or after the Closing. Upon and after the Closing, the Acquired Companies will cease to have any attorney-client relationship with Ballard Spahr LLP unless and to the extent Ballard Spahr LLP is specifically engaged in writing by any Acquired Company to represent such Acquired Company after the Closing and either such engagement involves no conflict of interest with respect to Seller, or Seller consents in writing at the time to such engagement. Any such representation of an Acquired Company by Ballard Spahr LLP after the Closing will not affect the foregoing provisions hereof. Furthermore, Ballard Spahr LLP is permitted to withdraw from any representation of the Acquired Companies in order to be able to represent or continue so representing Seller, even if such withdrawal causes an Acquired Company or Purchaser additional legal expense, delay or other prejudice.

(b)       Purchaser, on behalf of itself and the Acquired Companies, and Seller agree that all communications among Ballard Spahr LLP, Seller, the Acquired Companies and their respective representatives that relate in any way to the Contemplated Transactions are subject to the attorney-client privilege and that the expectation of client confidence belongs to Seller and will be controlled by Seller following the Closing Date and will not pass to or be claimed by Purchaser or the Acquired Companies following the Closing Date. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, any Acquired Company and a third party other than a party to this Agreement after the Closing, such party may assert the attorney-client privilege to prevent disclosure of confidential communications by Ballard Spahr LLP to such third party; provided, however, that such party may not waive such privilege without the prior written consent of Seller, if such waiver could reasonably be expected to result in liability of Seller.

11.13      Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PURCHASER:

LANTRONIX, INC.

By:	/s/ Paul Pickle
Name:	Paul Pickle
Title:	President & Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ Mark D. Fandrich
Name:	Mark D. Fandrich
Title:	Chief Financial Officer

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

Certain Defined Terms

“Acceptance Notice” has the meaning set forth in Section 2.3(b).

“Accounting Firm” has the meaning set forth in Section 2.5(c)(i).

“Acquired Companies” means, collectively, the Companies and the Company Subsidiaries.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person, other than Purchaser or its Subsidiaries, relating to any (a) merger, consolidation, sale of assets, dissolution, liquidation, joint venture, recapitalization, reorganization, share exchange, tender offer, exchange offer, or other business combination transaction or series of related transactions involving any Acquired Company, Seller or any other Subsidiary of Seller (other than internal mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party), under which (i) such Person would, directly or indirectly, acquire assets equal to twenty percent (20%) or more of the consolidated assets of Seller or any Acquired Company, or to which twenty percent (20%) or more of the revenues Seller or of the Acquired Companies on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available, or (ii) the stockholders or equityholders of such Person immediately after giving effect to such transaction(s) would beneficially own 20% or more of any class of equity or voting securities of Seller or any Acquired Company or the surviving or resulting entity in such transaction(s), (b) issuance by Seller or any Acquired Company of twenty percent (20%) or more of its equity or voting securities or (c) acquisition in any manner, directly or indirectly, of twenty percent (20%) or more of the equity securities or consolidated total assets of Seller or any Acquired Company, in each case other than the Contemplated Transactions; provided, however, that in no event shall any of the transactions contemplated by that certain Agreement and Plan of Merger, dated March 1, 2021, by and among Seller, Helios Merger Co., Pineapple Energy LLC, Lake Street Solar LLC and Randall D. Sampson (including, without limitation, the Pre-Closing Financing and Equity Offering described therein) constitute an Acquisition Proposal.

“Adjusted Purchase Price” has the meaning set forth in Section 2.3(d).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(b)(ii).

“Anti-Corruption Laws” has the meaning set forth in Section 4.22(b).

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, where applicable) and any other material employee benefit plan, program or arrangement that any Acquired Company or Seller (solely to the extent offered by Seller to employees performing services for or on behalf of TNI), as applicable, maintains or contributes to for the benefit of any employee or former employee (or their beneficiaries) of any Acquired Company or Seller (solely to the extent offered by Seller to employees performing services for or on behalf of TNI).

“Business” means the businesses of the Acquired Companies as conducted on the date of this Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in the State of Minnesota are authorized or required by applicable Law to be closed.

“Buyer’s Relief” means any loss, relief, allowance, exemption, set-off or deduction for any Tax purpose (each a “Relief”) which is (a) a Relief of the relevant Acquired Company which arises in any period other than a Pre-Closing Tax Period; or (b) a Relief of Purchaser which arises at any time.

“CFA” has the meaning set forth in Section 4.8(r).

“Claimed Amount” has the meaning set forth in Section 10.7.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated under the applicable provisions of the Code and ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts”, as used in Section 2.4(c), means the efforts which would be used by Purchaser in connection with comparable internal projects of similar nature, value and status, which in no event will be less than those generally used by a company of similar size and resources as Purchaser at the time such efforts are required, with respect to a product or potential product at a similar stage in its development or product life, all as measured by the facts and circumstances at the time such efforts are due.

“Companies” has the meaning set forth in the Background.

“Company Indemnified Party” has the meaning set forth in Section 7.5(a).

“Company Subsidiary” has the meaning set forth in Section 4.3(b).

“Confidentiality Agreement” means the Bilateral Confidential Disclosure Agreement dated as of July 31, 2020 by and between Purchaser and TNI.

“Contemplated Transactions” has the meaning set forth in the Background.

“Debt Commitment Letters” has the meaning set forth in Section 5.6(a).

“Debt Financing” has the meaning set forth in Section 5.6(a).

“Decrease Amount” has the meaning set forth in Section 2.3(d)(ii).

“Deductible” has the meaning set forth in Section 10.4(a).

“Direct Claim” has the meaning set forth in Section 10.7.

“Disclosure Schedule” means the disclosure schedule prepared by Seller attached to this Agreement, which sets forth the exceptions to the representations and warranties contained in Articles III and IV and certain other information called for by this Agreement.

“Disputed Item” has the meaning set forth in Section 2.5(a).

“Earnout Acceptance Notice” has the meaning set forth in Section 2.4(a).

“Earnout Payments” has the meaning set forth in Section 2.2(a).

“Earnout Period” means the First Earnout Period or the Second Earnout Period.

“Earnout Statement” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 2.6.

“Environmental Laws” means all Laws concerning occupational safety and health hazards, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any materials, substances or wastes classified as hazardous under any such Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital” has the meaning set forth in Section 2.2(b).

“Estimated Purchase Price” has the meaning set forth in Section 2.2(c).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Extra-Contractual Statement” has the meaning set forth in Section 5.7.

“Final Net Working Capital” means the Net Working Capital as finally determined pursuant to Section 2.3 and Section 2.5.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“First Earnout Period” means the 180-day period commencing immediately following the Closing Date.

“full title guarantee” has the meaning set forth in the UK Law of Property (Miscellaneous Provisions) Act 1994 but on the basis that section 6(2) of the UK Law of Property (Miscellaneous Provisions) Act 1994 does not apply.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 4.1, Section 4.2, Section 4.3, Section 4.18, Section 5.1, Section 5.2 and Section 5.3.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature; (d) multi-national organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing Authority or power of any nature.

“Guarantor Release” has the meaning set forth in Section 7.11.

“Income Tax” means U.S. federal income tax and any other income or franchise tax imposed on or measured by net income including, for UK purposes, corporation tax.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Increase Amount” has the meaning set forth in Section 2.3(d)(i).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money, or with respect to deposits or advances of any kind, of such Person and its Subsidiaries; (b) all indebtedness of such Person or any of its Subsidiaries secured by any lien on any property of such Person or any of its Subsidiaries, whether or not the indebtedness secured has been assumed; (c) all capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP; (d) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities; (e) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business, (ii) standby letters of credit relating to workers’ compensation insurance and surety bonds, (iii) surety bonds and customs bonds and (iv) clearing house guarantees), (f) all liabilities or obligations of such Person under any interest rate, currency or commodity derivatives or hedging transactions or similar instruments and (g) all guarantees with respect to liabilities of a type described in any of clauses (a) through (f) above.

“Indemnified Liabilities” means (a) all liabilities for Indebtedness of the Acquired Companies prior to the Closing, to the extent not (i) paid at or prior to the Closing or (ii) intercompany debt solely between Acquired Companies; (b) all fees, costs, expenses and other amounts incurred or payable by or on behalf of the Acquired Companies or Seller in connection with their negotiation, preparation, execution and delivery of this Agreement, to the extent not (i) paid at or prior to the Closing or (ii) expressly included in the calculation of Final Net Working Capital; (c) all liabilities relating to any intercompany transfer or intercompany debt, or any forgiveness thereof, between Seller, on the one hand, and any Acquired Company, on the other hand; (d) in relation to the Austin Taylor Communications Limited (registered company number 00425286) Pension Scheme Number 1 only, and only to the extent such pension scheme still exists (in other words its liabilities have not been fully secured with an insurance company, or its liabilities have not been assumed, or are not in the process of being assumed, by the Pension Protection Fund and/or its trusts have not terminated), any contribution notice or financial support directions that is, or may be (in either case within no more than six (6) years following the Closing), issued to or threatened against Purchaser and/or any Acquired Company under the UK Pensions Act 2004; and (e) all liabilities arising from this Agreement or the Contemplated Transactions solely to the extent such liabilities relate to or arise from a proceeding, litigation, action, claim, complaint, investigation or other similar matter brought by or on behalf of any holder of equity securities of Seller (whether held beneficially or of record).

“Indemnified Party” means the party making a claim under Article X.

“Indemnifying Party” means the party against whom a claim is asserted under Article X and such party’s successors and assigns.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all of the following: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, corporate names, trade names, slogans, brand names, logos and internet domain names; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; (e) trade secrets and inventions; and (f) computer software (including all source code and related documentation.

“Interim Period” has the meaning set forth in Section 6.1(a).

“Intervening Event” has the meaning set forth in Section 6.2(g).

“Intervening Event Notice Period” has the meaning set forth in Section 6.2(g).

“Knowledge” means, with respect to a Person, the actual knowledge, after reasonable inquiry, of such Person. Seller’s Knowledge means only the Knowledge of Anita Kumar, Roger Lacey and Mark Fandrich.

“Law” means any law, rule, regulation, judgment, injunction, order or decree of any Government Entity, as enacted or properly promulgated.

“Lenders” has the meaning set forth in Section 5.6(a).

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, or other encumbrance of any kind in respect of such asset.

“Loss” means, with respect to any Person, any liability, cost, damage, deficiency, penalty, fine, lien, fee, or other loss or expense, including court costs and reasonable attorneys’ fees and expenses, whether or not arising out of a third party claim, against or affecting such Person.

“Material Adverse Effect” means an event, fact, change, occurrence, effect, circumstance or development (1) that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the Business or condition (financial or otherwise) or results of operations of the Acquired Companies taken as a whole or (2) that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Contemplated Transactions; provided, however, that none of the following (either alone or in combination), shall be deemed to be a Material Adverse Effect or taken into account in determining whether there has been or will be a Material Adverse Effect: (a) any changes in general United States or global political, economic or market conditions, unless such changes have a materially disproportionate adverse effect on the Acquired Companies as compared to other participants in the industries in which the Acquired Companies operate; (b) any changes in conditions generally affecting the industry in which the Acquired Companies operate, unless such changes have a materially disproportionate adverse effect on the Acquired Companies as compared to other participants in the industries in which the Acquired Companies operate; (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), unless such changes have a materially disproportionate adverse effect on the Acquired Companies as compared to other participants in the industries in which the Acquired Companies operate; (d) any changes in Law or applicable accounting regulations or principles (including GAAP) or the enforcement, implementation or interpretation thereof; (e) acts of terrorism, war (whether or not declared), armed hostility, sabotage, national or international calamity, epidemics, pandemics, or orders, writs, injunctions, decrees or guidance of any Government Entity relating thereto, civil unrest, or escalations thereof, or natural disasters, or any material worsening of such conditions threatened or existing as of the date of this Agreement, including the COVID-19 pandemic, unless such changes, actions or events have a materially disproportionate adverse effect on the Acquired Companies; (f) the announcement, pendency, or consummation of the Contemplated Transactions, the announcement of the identity of Purchaser, or other communication by Purchaser or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Acquired Companies; (g) any failure by the Acquired Companies to meet any internal projections or forecasts; or (h) a party’s compliance with the terms of, or taking any action required by, this Agreement or any of the documents contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“MBCA” has the meaning set forth in the Background.

“Net Working Capital” means, as of the Effective Time, (a) the aggregate amount of the current assets of the Companies (excluding the UK Deposit Amount) minus (b) the aggregate amount of the current liabilities of the Companies, in each case as determined in accordance with the Net Working Capital Principles.

“Net Working Capital Principles” means the document attached hereto as Exhibit B, setting forth certain accounting-related principles, policies, procedures and methodologies to be used in connection with the calculation of the Net Working Capital in the Estimated Closing Statement and the Closing Statement.

“Net2Edge” means Net2Edge Limited, a company incorporated in England and Wales with registered number 02438435 and which is a UK Company Subsidiary.

“Notice of Disagreement” has the meaning set forth in Section 2.5(a).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Patapsco Designs” means Patapsco Designs Limited, a company incorporated in England and Wales with registered number 09858549 and which is a UK Company Subsidiary.

“Permits” has the meaning set forth in Section 4.21.

“Permitted Liens” means (a) liens for Taxes, assessments and other governmental charges that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) liens under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business (c) easements, covenants, conditions and restrictions of record; (d) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Business, in any such case, that are not created or consented to in writing by Seller or any of its Affiliates; (e) any zoning or other governmentally established restrictions or encumbrances; (f) pledges or deposits to secure obligations under applicable Law related to workers or unemployment compensation or similar legislation or to secure public or statutory obligations; (g) mechanic’s, materialman’s, warehouse man’s, supplier’s, vendor’s or similar liens arising or incurred in the ordinary course of business securing amounts that are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings; and (h) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union or a Government Entity.

“Post-Closing Tax Period” means any taxable year (or portion of any Straddle Period) other than the Pre-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period of the Companies or any Company Subsidiary that ends on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

“Preliminary Purchase Price” has the meaning set forth in Section 2.2(a).

“Preparing Party” has the meaning set forth in Section 7.6(a)(iii).

“Previously-owned Land and Buildings” has the meaning set forth in Section 4.11(c).

“Proxy Statement” means the proxy statement, together with any amendments or supplements thereto, to be filed with the SEC and sent to Seller’s shareholders in connection with the Seller Shareholders Meeting.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Securities” has the meaning set forth in the Background.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Party” means Purchaser and its Affiliates (including, after the Closing, the Acquired Companies) and each of their respective officers, directors, equityholders, managers, members, employees, agents, representatives, affiliates, successors and assigns.

“Qualified Person” means any person making an unsolicited Acquisition Proposal that the Seller Board determines in good faith (after consultation with Seller’s outside counsel and financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and (after consultation with Seller’s outside counsel) such Acquisition Proposal has not resulted from a breach by Seller of its obligations under Section 6.2(a).

“R&D Relief” means any relief in the form of a tax credit claimed pursuant to Section 1054 of the UK Corporation Tax Act 2009 arising as a result of any expenditure incurred (or otherwise accrued) by Net2Edge during the last accounting period ending on or before the Closing Date.

“Real Property” has the meaning set forth in Section 4.11(a).

“Real Property Leases” has the meaning set forth in Section 4.11(b).

“Recommendation Change Notice” has the meaning set forth in Section 6.2(c).

“Released Claim” has the meaning set forth in Section 7.9.

“Releasee” has the meaning set forth in Section 7.9.

“Releasor” has the meaning set forth in Section 7.9.

“Representatives” has the meaning set forth in Section 6.2(a).

“Resolution Period” has the meaning set forth in Section 2.5(b).

“Restricted Party” has the meaning set forth in Section 7.1.

“Restricted Period” has the meaning set forth in Section 7.1.

“Revenue” means all revenue (including, without limitation, all product, software and service revenue) recognized by Purchaser from the Business and calculated in accordance with GAAP, applied on a basis consistent with the then applicable accounting practices, policies and methodologies of Purchaser. For purposes of this definition, “Business” shall include, in addition to the definition of “Business” otherwise contained herein, (i) all products that are either in development by the Acquired Companies as of the Closing or subsequently developed by the Business after the Closing, but which were on the roadmap of the Business and under development on or prior to the date hereof and (ii) all products that are substantially similar to or readily derivative of (A) a product manufactured or marketed by the Acquired Companies on or prior to the date hereof or (B) a product contemplated by clause (i); notwithstanding the foregoing, “Revenue” and the term “Business” provided in this definition, shall not include any revenue recognized from products, software or services of Purchaser that are currently sold or offered for sale by Purchaser or are being developed by Purchaser as of the date of this Agreement.

“Reviewing Party” has the meaning set forth in Section 7.6(a)(iii).

“SEC” has the meaning set forth in Section 3.6.

“SEC Reports” has the meaning set forth in Section 3.6.

“Second Earnout Period” means the 180-day period commencing immediately following the expiration of the First Earnout Period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Board” has the meaning set forth in the Background.

“Seller Board Recommendation” has the meaning set forth in Section 4.1.

“Seller Board Recommendation Change” has the meaning set forth in Section 6.2(b)(i).

“Seller Indemnified Party” means Seller and its Affiliates and each of their respective officers, directors, equityholders, managers, members, employees, agents, representatives, affiliates, successors and assigns.

“Seller Shareholder Approval” has the meaning set forth in Section 8.1(a).

“Seller Shareholders Meeting” means the special meeting of the shareholders of Seller to be held to consider the approval of this Agreement and the Contemplated Transactions.

“Seller Stock Awards” has the meaning set forth in Section 7.10.

“Straddle Period” means any period for Taxes beginning before and ending after the Closing Date.

“Subsidiary”, when used with respect to any Person, means another Person, in which such first Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal that was first received after the date hereof that is (a) on terms which the Seller Board determines in its good faith judgment to be more favorable to the holders of Seller’s capital stock from a financial point of view than the Contemplated Transactions (after consultation with Seller’s outside legal counsel and financial advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, certainty of closing and regulatory filings, as well as any written offer by

Purchaser to amend the terms of this Agreement) that the Seller Board determines to be relevant, (b) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (c) is reasonably capable of being completed on the terms proposed without unreasonable delay and (d) includes termination rights no less favorable than the terms set forth in this Agreement, and in all respects from a third party capable of performing such terms.

“Target Net Working Capital” means $11,500,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, corporation, gross receipts, capital stock, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, license, occupation, sales, use, transfer, registration, value added, alternative minimum, estimated or other tax imposed by a Government Entity, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, computation, report, information return or other document relating to Taxes required to be filed with a Government Entity.

“Taxing Authority” means any Government Entity responsible for the administration or imposition of any Tax.

“Termination Fee” has the meaning set forth in Section 9.2(a).

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“TN EMEA” means Transition Networks EMEA Limited, a company incorporated in England and Wales with registered number 09844063 and which is a UK Company Subsidiary.

“TN Europe” has the meaning set forth in the Background.

“TN Europe Share” has the meaning set forth in the Background.

“TNI” has the meaning set forth in the Background.

“TNI Shares” has the meaning set forth in the Background.

“TNI Transferred Personnel” has the meaning set forth in Section 7.2(a).

“Transaction Documents” means this Agreement, the Transition Services Agreement and any other document expressly contemplated by this Agreement.

“Transfer Tax” has the meaning set forth in Section 7.6(f).

“Transferred Employees” has the meaning set forth in Section 7.2(a).

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing by and between Purchaser and Seller substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed to by Purchaser and Seller prior to the Closing.

“UK Benefit Plan” means any material employee benefit plan, program or arrangement that Net2Edge or Seller (solely to the extent offered by Seller to employees of Net2Edge), as applicable, maintains or contributes to for the benefit of any employee or former employee (or their beneficiaries) of Net2Edge.

“UK Deposit Amount” means $27,566.

“UK Employees” has the meaning set forth in Section 7.2(a)

“UK Lease” means the Lease dated July 20, 2016 in respect of the premises at Kulite House, Stroudley Road, Basingstoke RU24 8UG, UK.

“UK Company Subsidiaries” means together Net2Edge, Patapsco Designs and TN EMEA, each being a “UK Company Subsidiary”.

“UK Reimbursement Amount” means $400,000.

“Unresolved Item” has the meaning set forth in Section 2.5(c)(i).

“VATA” has the meaning set forth in Section 4.8(u).

“Wells Debt” means that certain Credit Agreement dated August 28, 2020 by and between Seller and Wells Fargo Bank, National Association, as amended, and all other agreements contemplated thereby or relating thereto, including that certain Amended Security Account Agreement dated August 28, 2020 by and between Seller and Wells Fargo Bank, National Association, and that certain Revolving Line of Credit Note dated August 28, 2020 in the amount of $5.0 million from Seller to Wells Fargo Bank, National Association.

“Withheld Amount” has the meaning set forth in Section 10.8(b).

EXHIBIT B

Net Working Capital Principles

The Estimated Net Working Capital and the Final Net Working Capital shall be (1) calculated using the below general ledger account numbers with balances, (2) prepared in accordance with GAAP, as applied by Seller in preparation of its financial statements and (3) calculated in accordance with the definition of Net Working Capital contained in the Securities Purchase Agreement, dated as of April 28, 2021 (the “Purchase Agreement”), by and between Purchaser and Seller. All capitalized terms that are used but not defined in this Exhibit B shall have the meanings given to them in the Purchase Agreement.

Transition Networks, Inc.

Account No. Account Description

1100       AR-Trade

1110       AR-Other

1145       Doubtful Trade Receivable

1150       Allowance for Doubtful Accounts

Above accounts represent accounts receivable accounts per the balance sheet classification

1200       Prepaid Expenses

1210       Prepaid Insurance

1220       Prepaid Trade Show Expenses

1225       Marketing Inventory

1230       Deposits to Supplier

1355       Inventory Reserve for Returns

Above accounts represent other current asset accounts per the balance sheet classification

1300       Inventory-RM

1310       Inventory-WIP

1320       Inventory-WIP at Sub Contractor

1325       Inventory in Transit

1326       Inventory in Transit (Other)

1330       Inventory in Transit-contra account

1335       Inventory-FG

1350       Inventory Reserve for Obsolete

1391       Labor & Overhead Allocation

Above accounts represent inventory accounts per the balance sheet classification

1160       Allowance for Returns

2000       AP-Trade

2010       AP-Other

2020       Return to Supplier

2035       Customer Payment in Advance

2040       AP-Received Uninvoiced - Material

2041       AP-Received Uninvoiced - Non-Material

2200       Accrued Co-op

2210       Accrued Warranty

2233       Royalties Payable

2240       Deferred Revenue

2270       VAT Payable

Above accounts represent other current liabilities accounts per the balance sheet classification and excludes accrued compensation liabilities

Net2Edge Limited

Account No. Account Description

1600       Stock

1601       Obsolete stock provision

1603       STI CM stock

1712       Kulite Recharge account

1720       Prepayments

Above accounts represent current assets per the balance sheet classification

2100       Purchase Ledger Control

2150       Accruals

2300       VAT Account

2301       C&E DEFERRED DUTY

2310       Payroll Taxes Due

2313       LotteryAccount

2350       Employers Pension Cont.

2353       Employees contributions Scottish Widows

Above accounts represent current liabilities per the balance sheet classification

APPENDIX B

Opinion of Northland Securities, Inc. dated April 27, 2021

APPENDIX B

Opinion of Northland Securities, Inc.

April 27, 2021

The Board of Directors

Communications Systems, Inc.

10900 Red Circle Drive

Minnetonka, Minnesota 55343

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Communications Systems, Inc., a Minnesota corporation (“CSI”), of the Purchase Price (as defined below) to be paid to CSI pursuant to a Securities Purchase Agreement (the “Agreement”) to be entered into between CSI and Lantronix, Inc., a Delaware corporation“Lantronix”), in connection with which CSI will sell to Lantronix CSI’s electronics and software business (the “Business” and, such sale, the “Transaction”) conducted through CSI’s wholly owned subsidiaries, Transition Networks, Inc., a Minnesota corporation (“TNI”), and Transition Networks Europe Limited, a private limited company incorporated in England and Wales (“TN Europe” and, together with TNI, the “TN Companies”). As more fully described in the Agreement, the Transaction will be effected by the sale to Lantronix of all outstanding shares of the common stock of TNI and one outstanding ordinary share (constituting all of the outstanding ordinary shares) of TN Europe (such outstanding shares of TNI and TN Europe, collectively, the “TN Securities”) for an aggregate purchase price of $32,027,566 (the “Purchase Price”), consisting of (i) $25,027,566 in cash, payable at closing, plus (ii) earnout payments of up to $7,000,000 (the “Earnout Amount”), payable following two successive 180-day intervals after the closing of the Transaction based on certain revenue targets for the Business as specified in the Agreement, with the Purchase Price subject to certain adjustments and allocations (as to which adjustments and allocations we express no opinion). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have been engaged by CSI to act as its financial advisor in connection with the Transaction and we will receive a fee from CSI for our services, a significant portion of which is contingent upon the consummation of the Transaction. As part of our engagement, we have been requested by CSI to render an opinion to its Board of Directors (the “Board”) in connection with the Transaction and we will receive a fee from CSI upon delivery of this opinion, which is not contingent upon the consummation of the Transaction or the conclusion reached in our opinion. CSI also has agreed to reimburse us for expenses and to indemnify us against certain liabilities arising from our engagement.

In the ordinary course of business, we and our affiliates may actively trade securities of CSI, Lantronix or their respective affiliates for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We in the past have provided financial advisory services to CSI and/or certain of its affiliates and we may continue to do so, and have received, and may receive, fees for the rendering of such services, including, during the approximately past two years, having acted or acting as financial advisor to CSI and certain of its affiliates in connection with certain minority investments and acquisition and sale transactions. Although we have not in the past two years provided financial advisory or financing services to Lantronix, we may provide such services to Lantronix and its affiliates in the future and may receive fees for the rendering of such services.

In arriving at our opinion, we have (i) reviewed the financial terms of the execution version, provided to us on April 27, 2021, of the Agreement; (ii) reviewed certain business, financial and other information and data relating to the Business publicly available or made available to us from internal records of CSI; (iii) reviewed certain internal financial projections and estimates relating to the Business furnished to us by the management of CSI; (iv) conducted discussions with members of the senior management of CSI with respect to the Business and its prospects; (v) compared the financial performance of the Business with that of certain publicly traded companies we deemed relevant in evaluating the Business; (vi) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions we deemed relevant in evaluating the Transaction; and (vii) conducted a discounted cash flow analysis of the Business based on the financial projections and estimates referred to above provided by the management of CSI. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we deemed necessary and appropriate in arriving at our opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial, accounting and other information furnished or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to any such information. We also have relied upon the assurances of the management of CSI that such management is not aware of any information or facts that would make the information provided to us incomplete or misleading. In addition, the management of CSI has advised us, and we have assumed, that the financial projections and estimates reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to, and are an appropriate basis upon which to evaluate, the future financial results and condition of the Business and the other matters covered thereby. We also have assumed that there has been no change in the assets, liabilities, financial condition, results of operations, cash flows or prospects of the Business since the dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be meaningful in any respect to our analyses or opinion. For purposes of our analyses and opinion, we further have assumed, at the direction of CSI and consistent with the financial projections and estimates provided by the management of CSI, that the full Earnout Amount will be received. We express no opinion or view with respect to any projections, estimates or other financial information provided to or reviewed by us or the assumptions on which they are based.

We have relied upon the assessments of the management of CSI as to, among other things, (i) the potential impact on the Business of macroeconomic, geopolitical, market, competitive and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the electronics and software industry and the internet connectivity products sector thereof, (ii) implications for the Business of the global COVID-19 pandemic, and (iii) the existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, manufacturers, suppliers distributors, resellers, integrators, and other commercial relationships of the Business. We have assumed that there will be no developments with respect to any such matters, or any adjustments to or allocations of the Purchase Price, that would be meaningful in any respect to our analyses or opinion.

We have assumed that the executed Agreement will be substantially similar to the execution version reviewed by us, without modification of material terms or conditions. We also have assumed that the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement. We further have assumed that the Transaction will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Transaction or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would be meaningful in any respect to our analyses or opinion.

We have not performed any appraisals or evaluations of any specific assets or liabilities (fixed, contingent, accrued, derivative, off-balance sheet or otherwise) of the Business, CSI or its affiliates or any other business or entity and we have not been furnished with any such appraisals or evaluations, and we have made no physical inspection of the property or assets of the Business, CSI or its affiliates or any other business or entity. We have not evaluated the solvency, or liquidation or fair value, of the Business, CSI or its affiliates or any other business or entity under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. We also have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities involving the Business, CSI or its affiliates or any other business or entity or to which they may be subject and we make no assumption concerning, and our opinion does not consider, the potential impact of any claims, outcomes, damages, costs, recoveries or other aspects relating to any such matters.

This opinion is necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets have from time to time experienced unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Business, CSI or its affiliates, Lantronix or the Transaction and this opinion does not purport to address potential developments in any such markets.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to CSI and the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

This opinion is directed to the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion is not intended to be and does not constitute a recommendation to the Board or to any shareholder as to how to act or vote with respect to the Transaction or any other matter. The issuance of this opinion has been approved by the Northland Fairness Opinion Committee.

This opinion addresses only the fairness, from a financial point of view and as of the date hereof, to CSI of the Purchase Price (to the extent expressly set forth herein) and does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Purchase Price or the Transaction, any adjustments to or allocations of the Purchase Price, or any terms, aspects or implications of any transition services agreement, indemnification arrangements or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction or otherwise. We have not been asked to, and this opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of CSI or any other party. We express no opinion or view as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Transaction by officers, directors or employees of CSI, or any class of such persons, relative to or in comparison with the Purchase Price or otherwise. We also express no opinion or view as to the prices at which CSI common stock may trade, or the prices at which the TN Securities may be transferable, at any time.

We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction. We express no opinion or view as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for the Business or CSI or the effect of any other transaction in which CSI or the TN Companies might engage. We are not rendering any financial, legal, accounting or other advice and we have relied on the assumptions of the management of CSI as to all accounting, tax, regulatory, legal and similar matters with respect to the Business and the Agreement, including, without limitation, as to tax or other consequences of the Transaction or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Business, CSI or its affiliates or the Transaction and have assumed that CSI has obtained advice as to such matters from appropriate professionals.

Based upon and subject to the foregoing and such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Purchase Price to be paid to CSI for the Business pursuant to the Agreement is fair, from a financial point of view, to CSI.

Sincerely,

/s/ Northland Securities, Inc.

Northland Securities, Inc.

APPENDIX C

Communications Systems, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements

COMMUNICATIONS SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are derived from the historical consolidated financial statements of Communications Systems, Inc. (“CSI” or the “Company”) as of and for the three months ended March 31, 2021, and for the years ended December 31, 2020 and 2019, which are incorporated by reference herein. The pro forma adjustments give effect to the disposal of the Electronics & Software Segment (the “E&S Segment”). The E&S Segment is being disposed of through the sale by CSI to Lantronix, Inc. pursuant to the securities purchase agreement dated April 28, 2021 of all of the issued and outstanding stock of CSI’s wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of CSI’s wholly owned subsidiary, Transition Networks Europe Limited, which is referred to as the “E&S Sale Transaction.” Collectively, Transition Networks, Inc., and Transition Networks Europe Limited are sometimes referred to as the “E&S Companies.”

These unaudited pro forma condensed consolidated financial statements include adjustments to reflect the following:

●	the sale of all of CSI’s interest in Transition Networks, Inc. and Transition Networks Europe Limited, which comprises all the E&S Segment’s assets, liabilities, and operations;

●	the base purchase price of approximately $25,027,566 received by CSI at the closing of the E&S Sale Transaction; and

●	an estimate of the additional transaction costs payable and severance accruals.

The pro forma financial information reflects the accounting treatment of the E&S Segment as discontinued operations within CSI’s pro forma historical balance sheet and statement of operations. The basis of accounting applied to discontinued operations can differ from the basis of accounting used to prepare the unaudited combined financial statement of the E&S Segment, included elsewhere in this proxy statement. Furthermore, amounts reflected within discontinued operations reflect anticipated accounting treatment and, in some cases, are based on estimates of expected value. Final values may differ significantly in the event the transaction closes and are expected to reflect changes that occur from now until closing of the transaction.

The unaudited pro forma consolidated balance sheet as of March 31, 2021, is presented to reflect adjustments to CSI’s balance sheet as if the E&S Sale Transaction were completed as of March 31, 2021.

The unaudited pro forma consolidated statements of operations for the three months ended March 31, 2021, and for the years ended December 31, 2020 and 2019 are presented as if the E&S Sale Transaction were completed at the beginning of each period. The E&S Segment column in the unaudited pro forma condensed consolidated balance sheet reflects the assets and liabilities that will be sold as part of the E&S Sale Transaction. The pro forma adjustments within the unaudited pro forma consolidated statements of operations reflect the operations of the E&S Segment excluding any allocation of corporate overhead. In connection with the closing of the E&S Sale Transaction, the Company will accelerate vesting of stock-based awards, which have a total unamortized expense amount of approximately $424,000 as of March 31, 2021. No entries have been made to the pro forma statement of operations for the additional expense to be incurred for the acceleration of vesting.

The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma consolidated financial statements;

●	the audited consolidated financial statements and accompanying notes of Communications Systems, Inc., contained elsewhere in this proxy statement; and

●	the unaudited combined financial statements of the E&S Segment contained elsewhere in this proxy statement.

The unaudited pro forma condensed consolidated financial data has been presented for informational purposes only. The assumptions used and pro forma adjustments derived from these assumptions are based on currently available information, and the Company believes these assumptions are reasonable under the circumstances. The pro forma data is not necessarily indicative of our results of operations or financial condition if the E&S Sale Transaction had been completed as of the dates assumed. In addition, they are not necessarily indicative of our future results of operations or financial condition.

COMMUNICATIONS SYSTEMS, INC. (“CSI”)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2021

ASSETS
	CSI	E&S	Pro Forma		CSI
	Historical	Segment	Adjustments		Pro Forma
CURRENT ASSETS:
Cash and cash equivalents	$14,747,054	$(250,589)	$24,486,566	(a)	$38,983,031
Investments	693,424	-	-		693,424
Trade accounts receivable, net	8,673,414	(5,508,857)	-		3,164,557
Inventories	8,218,822	(8,090,248)	-		128,574
Other current assets	1,330,487	(450,796)	-		879,691
TOTAL CURRENT ASSETS	33,663,201	(14,300,490)	24,486,566		43,849,277

PROPERTY, PLANT AND EQUIPMENT, net	7,088,892	(161,038)	-		6,927,854
OTHER ASSETS:
Investments	7,064,665	-	-		7,064,665
Goodwill	2,086,393	-	-		2,086,393
Operating lease right of use asset	362,812	(109,369)	-		253,443
Intangible assets, net	2,661,541	-	-		2,661,541
Other assets, net	180,734	-	-		180,734
TOTAL OTHER ASSETS	12,356,145	(109,369)	-		12,246,776
TOTAL ASSETS	$53,108,238	$(14,570,897)	$24,486,566		$63,023,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,685,775	$(1,871,815)	$-		$813,960
Accrued compensation and benefits	1,776,982	(886,498)	1,260,000	(b)	2,150,484
Operating lease liability	217,133	(88,027)	-		129,106
Other accrued liabilities	1,440,107	(1,170,071)	1,250,000	(b)	1,520,036
Income taxes payable	2,225	-	-		2,225
Dividends payable	5,387	-	-		5,387
Deferred revenue	589,444	-	-		589,444
TOTAL CURRENT LIABILITIES	6,717,053	(4,016,411)	2,510,000		5,210,642
LONG TERM LIABILITIES:
Long-term compensation plans	142,835	-	-		142,835
Operating lease liability	140,105	(7,487)	-		132,618
Deferred revenue	386,314	-	-		386,314
TOTAL LONG-TERM LIABILITIES	669,254	(7,487)	-		661,767
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share; 3,000,000 shares authorized; none issued
Common stock, par value $.05 per share; 30,000,000 shares authorized; 9,448,129 shares issued and outstanding	472,406	-	-		472,406
Additional paid-in capital	43,969,776	-	-		43,969,776
Retained earnings	1,948,084	(11,226,172)	21,976,566	(c)	12,698,478
Accumulated other comprehensive income (loss)	(668,335)	679,173	-		10,838
TOTAL STOCKHOLDERS’ EQUITY	45,721,931	(10,546,999)	21,976,566		57,151,498
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$53,108,238	$(14,570,897)	$24,486,566		$63,023,907

COMMUNICATIONS SYSTEMS, INC. (“CSI”)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

	CSI Historical	Pro Forma Adjustments	CSI Pro Forma

Sales	$10,159,315	$(8,364,527)	$1,794,788
Cost of sales	5,942,677	(4,780,717)	1,161,960
Gross profit	4,216,638	(3,583,810)	632,828
Operating expenses:
Selling, general and administrative expenses	5,219,731	(3,011,549)	2,208,182
Acquisition-related costs	1,143,423	-	1,143,423
Total operating expenses	6,363,154	(3,011,549)	3,351,605
Operating loss from continuing operations	(2,146,516)	(572,261)	(2,718,777)
Other income (expenses):
Investment and other (expense) income	(10,855)	19,403	8,548
Interest and other expense	(2,277)	-	(2,277)
Other (expense) income, net	(13,132)	19,403	6,271

Operating loss from continuing operations before income taxes	(2,159,648)	(552,858)	(2,712,506)
Income tax expense	1,203	- (d)	1,203
Net loss from continuing operations	$(2,160,851)	$(552,858)	(2,713,709)

Basic net loss per share from continuing operations	$(0.23)		$(0.29)
Diluted net loss per share from continuing operations	$(0.23)		$(0.29)

Weighted Average Basic Shares Outstanding	9,332,589		9,332,589
Weighted Average Dilutive Shares Outstanding	9,332,589		9,332,589

COMMUNICATIONS SYSTEMS, INC. (“CSI”)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2020

	CSI Historical	Pro Forma Adjustments	CSI Pro Forma

Sales	$9,162,742	$(8,536,404)	$626,338
Cost of sales	5,425,595	(4,806,767)	618,828
Gross profit	3,737,147	(3,729,637)	7,510
Operating expenses:
Selling, general and administrative expenses	4,960,890	(3,346,402)	1,614,488
Total operating expenses	4,960,890	(3,346,402)	1,614,488
Operating loss from continuing operations	(1,223,743)	(383,235)	(1,606,978)
Other income (expenses):
Investment and other (expense) income	111,757	(14,067)	97,690
Gain on sale of assets	308,403	-	308,403
Interest and other expense	(9,593)	-	(9,593)
Other (expense) income, net	410,567	(14,067)	396,500

Operating loss from continuing operations before income taxes	(813,176)	(397,302)	(1,210,478)
Income tax benefit	(4,457)	- (d)	(4,457)
Net loss from continuing operations	$(808,719)	$(397,302)	$(1,206,021)

Basic net loss per share from continuing operations	$(0.09)		$(0.13)
Diluted net loss per share from continuing operations	$(0.09)		$(0.13)

Weighted Average Basic Shares Outstanding	9,265,590		9,265,590
Weighted Average Dilutive Shares Outstanding	9,265,590		9,265,590

COMMUNICATIONS SYSTEMS, INC. (“CSI”)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

	CSI Historical	Pro Forma Adjustments		CSI Pro Forma

Sales	$42,575,546		$(34,495,984)	$8,079,562
Cost of sales	25,369,118		(19,606,468)	5,762,650
Gross profit	17,206,428		(14,889,516)	2,316,912
Operating expenses:
Selling, general and administrative expenses	19,218,922		(11,959,314)	7,259,608
Acquisition-related costs	684,856		-	684,856
Total operating expenses	19,903,778		(11,959,314)	7,944,464
Operating loss from continuing operations	(2,697,350)		(2,930,202)	(5,627,552)
Other income (expenses):
Investment and other (expense) income	661,754		10,289	672,043
Gain on sale of assets	288,778		(209)	288,569
Interest and other expense	(28,514)		-	(28,514)
Other income, net	922,018		10,080	932,098

Operating loss from continuing operations before income taxes	(1,775,332)		(2,920,122)	(4,695,454)
Income tax expense	20,342		- (d)	20,342
Net loss from continuing operations	$(1,795,674)		$(2,920,122)	$(4,715,796)

Basic net loss per share from continuing operations	$(0.19)	$		$(0.51)
Diluted net loss per share from continuing operations	$(0.19)	$		$(0.51)

Weighted Average Basic Shares Outstanding	9,322,672			9,322,672
Weighted Average Dilutive Shares Outstanding	9,322,672			9,322,672

COMMUNICATIONS SYSTEMS, INC. (“CSI”)
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019

	CSI Historical	Pro Forma Adjustments	CSI Pro Forma

Sales	$50,906,179	$(47,007,077)	$3,899,102
Cost of sales	28,720,367	(25,613,718)	3,106,649
Gross profit	22,185,812	(21,393,359)	792,453
Operating expenses:
Selling, general and administrative expenses	22,176,598	(15,457,434)	6,719,164
Total operating expenses	22,176,598	(15,457,434)	6,719,164
Operating income (loss) from continuing operations	9,214	(5,935,925)	(5,926,711)
Other income (expenses):
Investment and other (expense) income	284,944	(3,478)	281,466
Gain on sale of assets	(20,368)	10,433	(9,935)
Interest and other expense	(38,440)	-	(38,440)
Other income, net	226,136	6,955	233,091

Operating income (loss) from continuing operations before income taxes	235,350	(5,928,970)	(5,693,620)
Income tax benefit	(15,269)	- (d)	(15,269)
Net income (loss) from continuing operations	$250,619	$(5,928,970)	$(5,678,351)

Basic net income (loss) per share from continuing operations	$0.03		$(0.61)
Diluted net income (loss) per share from continuing operations	$0.03		$(0.61)

Weighted Average Basic Shares Outstanding	9,272,259		9,272,259
Weighted Average Dilutive Shares Outstanding	9,337,422		9,272,259

Communications Systems, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(a)	Reflects the base purchase price of approximately $25,027,566 in cash to be received by CSI at the closing of the E&S Sale Transaction. The working capital adjustment is calculated based on the working capital balances as of March 31, 2021 as compared to the working capital target. In addition to the base purchase price, Lantronix will pay to CSI, if earned, earnout payments of up to $7.0 million, payable following two successive 180-day intervals after the closing of the E&S Sale Transaction based on revenue targets for the business of the E&S Companies as specified in the securities purchase agreement, subject to certain adjustments and allocations as further described in the securities purchase agreement. Any potential proceeds related to the earn out are not included within the pro forma cash adjustment.

Initial consideration	$25,027,566
Working capital adjustment	(541,000)
$24,486,566

(b)	Reflects estimated costs incurred by the Company directly attributable to the E&S Sale Transaction that are not yet reflected on the balance sheet as of March 31, 2021. These amounts are not included in the pro forma condensed consolidated statements of operations as these costs are considered to be nonrecurring in nature.

(c)	Reflects the equity impact of assets and liabilities recorded as the result of the E&S Sale Transaction.

(d)	No tax effects of pro forma adjustments have been recorded due to the extent of the Company’s tax loss carryforwards reduced by valuation allowances.

APPENDIX D

Communications Systems, Inc. Unaudited Condensed Combined Financial Statements for the E&S Segment

UNAUDITED HISTORICAL CONDENSED COMBINED FINANCIAL STATEMENTS OF ELECTRONICS & SOFTWARE SEGMENT

Communications Systems, Inc. (“CSI” or the “Company”) has prepared the following unaudited financial statements to show the balance sheets and statements of operations and cash flows of its Electronics & Software Segment (“E&S Segment”) on a stand-alone basis. The unaudited financial statements have been derived from CSI’s historical financial data and represent the results of operations and financial position of the E&S Segment.

The unaudited financial statements include unaudited condensed combined balance sheets and statements of changes in net investment of the E&S Segment as of March 31, 2021, and December 31, 2020 and 2019, and unaudited condensed combined statements of operations and cash flows for the three months ended March 31, 2021 and 2020, and for the years ended December 31, 2020 and 2019.

The unaudited financial statements of the E&S Segment do not purport to represent, and are not necessarily indicative of what the actual financial results would have been had CSI operated the E&S Segment as a separate entity.

The unaudited financial statements of the E&S Segment, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the audited historical financial statements and the notes thereto for the years ended December 31, 2020 and 2019 and the unaudited historical financial statements and the notes thereto for the three months ended March 31, 2021 and 2020, which are contained elsewhere in this proxy statement.

COMMUNICATIONS SYSTEMS, INC.
UNAUDITED CONDENSED COMBINED BALANCE SHEETS
ELECTRONICS & SOFTWARE SEGMENT

	March 31	December 31	December 31
	2021	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$250,589	$302,509	$297,812
Trade accounts receivable, net	5,508,857	5,775,422	9,921,323
Inventories	8,090,248	8,560,616	8,481,829
Other current assets	450,795	439,518	751,582
TOTAL CURRENT ASSETS	14,300,489	15,078,065	19,452,546

PROPERTY, PLANT AND EQUIPMENT, net	161,038	190,299	243,548
OTHER ASSETS:
Deferred income taxes	1,239,948	1,197,966	1,429,797
Operating lease right of use asset	109,369	129,164	206,166
TOTAL OTHER ASSETS	1,349,317	1,327,130	1,635,963
TOTAL ASSETS	$15,810,844	$16,595,494	$21,332,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,019,862	$1,669,166	$3,344,707
Accrued compensation and benefits	970,099	1,039,619	2,011,010
Operating lease liability	88,027	86,310	79,310
Other accrued liabilities	1,170,073	1,205,864	2,024,722
Income taxes payable	1,379,429	1,440,918	1,203,734
TOTAL CURRENT LIABILITIES	5,627,490	5,441,877	8,663,483
LONG TERM LIABILITIES:
Uncertain tax positions	100,051	99,596	85,538
Operating lease liability	7,487	29,611	111,394
TOTAL LONG-TERM LIABILITIES	107,538	129,207	196,932
NET INVESTMENT IN ELECTRONICS & SOFTWARE	10,075,816	11,024,410	12,471,642
TOTAL LIABILITIES AND E&S NET INVESTMENT	$15,810,844	$16,595,494	$21,332,057
See accompanying Notes to Unaudited Condensed Combined Financial Statements

COMMUNICATIONS SYSTEMS, INC.
UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS
ELECTRONICS & SOFTWARE SEGMENT

	Three Months Ended March 31		Twelve Months Ended December 31
	2021	2020	2020	2019

Sales	$8,364,527	$8,536,404	$34,495,984	$47,007,077
Cost of sales	4,780,717	4,806,767	19,606,468	25,613,718
Gross profit	3,583,810	3,729,637	14,889,516	21,393,359
Operating expenses:
Selling, general and administrative expenses	3,714,277	3,897,136	13,917,278	17,381,139
Transaction costs	271,112	-	-	-
Total operating expenses	3,985,389	3,897,136	13,917,278	17,381,139
Operating (loss) income	(401,579)	(167,499)	972,238	4,012,220
Other income (expenses):
Investment and other (expense) income	(19,403)	14,067	(10,289)	3,478
Gain (loss) on sale of assets	-	-	209	(10,433)
Other (expense) income, net	(19,403)	14,067	(10,080)	(6,955)
Operating (loss) income before income taxes	(420,982)	(153,432)	962,158	4,005,265
Income tax (benefit) expense	(103,016)	44,876	483,150	1,225,182
Net (loss) income	(317,966)	(198,308)	479,008	2,780,083

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	19,731	(132,103)	9,648	55,422
Comprehensive (loss) income	$(298,235)	$(330,411)	$488,656	$2,835,505

See accompanying Notes to Unaudited Condensed Combined Financial Statements

COMMUNICATIONS SYSTEMS, INC.
UNAUDITED CONDENSED COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT
ELECTRONICS & SOFTWARE SEGMENT

		Accumulated
		Other
	Retained	Comprehensive
	Earnings	Loss	Total
BALANCE AT DECEMBER 31, 2018	$15,222,307	$(763,974)	$14,458,333
Net income	2,780,083	-	2,780,083
Noncash contributions from CSI	101,133	-	101,133
Distributions to CSI	(4,923,329)	-	(4,923,329)
Other comprehensive income	-	55,422	55,422
BALANCE AT DECEMBER 31, 2019	13,180,194	(708,552)	12,471,642
Net income	479,008	-	479,008
Noncash contributions from CSI	146,705	-	146,705
Distributions to CSI	(2,082,593)	-	(2,082,593)
Other comprehensive income	-	9,648	9,648
BALANCE AT DECEMBER 31, 2020	11,723,314	(698,904)	11,024,410
Net loss	(317,966)	-	(317,966)
Noncash contributions from CSI	46,267	-	46,267
Distributions to CSI	(696,626)	-	(696,626)
Other comprehensive income	-	19,731	19,731
BALANCE AT MARCH 31, 2021	$10,754,989	$(679,173)	$10,075,816

See accompanying Notes to Unaudited Condensed Combined Financial Statements

COMMUNICATIONS SYSTEMS, INC.
UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
ELECTRONICS & SOFTWARE SEGMENT

	Three Months Ended March 31		Twelve Months Ended December 31
	2021	2020	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(317,966)	$(198,308)	$479,008	$2,780,083
Adjustments to reconcile net (loss) income to
net cash provided by operating activities:
Depreciation and amortization	33,773	40,359	154,269	196,557
Share based compensation	46,267	25,727	124,448	101,133
Deferred taxes	(41,982)	38,824	231,832	(18,463)
(Loss) gain on sale of assets	-	-	(209)	10,433
Changes in assets and liabilities:
Trade accounts receivable	268,789	3,886,867	4,144,854	(3,913,863)
Inventories	470,368	369,233	(98,084)	4,237,809
Other assets, net	(10,735)	40,855	310,825	(432,850)
Accounts payable	350,252	(1,592,341)	(1,676,203)	5,786
Accrued compensation and benefits	(69,916)	(920,549)	(973,081)	548,028
Other accrued liabilities	(36,908)	(411,824)	(822,127)	891,037
Income taxes payable	(61,034)	6,052	251,242	660,052
Net cash provided by operating activities	630,908	1,284,895	2,126,774	5,065,742
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,100)	(39,301)	(80,627)	(84,582)
Proceeds from the sale of property, plant and equipment	-	-	3,000	-
Net cash used in investing activities	(4,100)	(39,301)	(77,627)	(84,582)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in CSI net investment	(696,626)	(1,001,993)	(2,082,593)	(4,923,329)
Net cash used in financing activities	(696,626)	(1,001,993)	(2,082,593)	(4,923,329)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	17,898	(36,822)	38,143	(7,963)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(51,920)	206,779	4,697	49,868
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	302,509	297,812	297,812	247,944
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$250,589	$504,591	$302,509	$297,812

See accompanying Notes to Unaudited Condensed Combined Financial Statements

ELECTRONICS & SOFTWARE SEGMENT

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: Communications Systems, Inc. is a Minnesota corporation that was organized in 1969. CSI classifies its businesses into the following two segments:

●	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

On March 2, 2021, CSI announced that it had entered into a definitive merger agreement with privately held Pineapple Energy, LLC (“Pineapple”), a growing U.S. operator and consolidator of residential solar, battery storage, and grid services solutions. A meeting of the Company's shareholders to approve the merger agreement with Pineapple is expected to be held later in 2021. If the merger is approved by our shareholders, upon closing of the merger, CSI will commence doing business as Pineapple Energy, with a business model focused on the rapidly growing home solar industry.

At the time it announced the merger with Pineapple, CSI also announced its intention to divest of substantially all its current operating and non-operating assets, including its E&S Segment, its S&S Segment, real estate holdings, and cash, cash equivalents, and investments.

On April 28, 2021, CSI entered into a securities purchase agreement with Lantronix, pursuant to which CSI has agreed, subject to specified terms and conditions, including approval of the E&S Sale Transaction by its shareholders at a special meeting, to sell to Lantronix all of the issued and outstanding shares of our wholly-owned subsidiary, Transition Networks, Inc., and the entire issued share capital of our wholly-owned subsidiary, Transition Networks Europe Limited, which includes subsidiary Net2Edge Limited. The E&S Sale Transaction is part of CSI’s planned strategy to monetize its assets for the benefit of the pre-merger CSI shareholders as contemplated by the Pineapple merger transaction.

The unaudited condensed combined financial statements and footnotes herein contain only the operations of the E&S Segment.

Basis of Presentation: The accompanying unaudited condensed combined financial statements as of and for the years ended December 31, 2020 and 2019, and as of March 31, 2021 and the three-month periods ended March 31, 2021 and 2020, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the only those balances related to the E&S Segment.

These financial statements are presented without audit. In the opinion of management, all adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made.

The financial information included herein was derived from the consolidated financial statements and accounting records of CSI and may not necessarily reflect the combined financial position, results of operations and cash flows of the E&S Segment in the future or what they would have been had the E&S Segment operated as a separate, stand-alone entity during the periods presented. The unaudited condensed combined financial statements of the E&S Segment include all of the assets, liabilities, revenue, expenses, and cash flows of the segment, as well as expense allocations deemed reasonable by management, to present the condensed combined financial position, results of operations and cash flows of the E&S Segment on a stand-alone basis. The unaudited condensed combined financial statements only include assets and liabilities that are specifically attributable to the E&S Segment. Management believes expense allocations are reasonable; however, they may not be indicative of the actual level of expense that would have been incurred by the E&S Segment if these operations had operated as a separate, standalone entity or of the costs expected to be incurred in the future. Refer to Note 10 for further information related to expense allocation methodologies.

All intercompany accounts and transactions have been eliminated in preparing the unaudited condensed combined financial statements of the E&S Segment.

Use of Estimates: The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company uses estimates based on the best information available in recording transactions and balances resulting from operations. Actual results could differ from those estimates. The Company’s estimates consist principally of reserves for doubtful accounts, sales returns, warranty costs, asset impairment evaluations, accruals for compensation plans, lower of cost or market inventory adjustments, provisions for income taxes and deferred taxes, and depreciable lives of fixed assets.

Cash and cash equivalents: For purposes of the condensed combined statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Refer to Note 10 for further information related to cash management.

Inventories: Inventories are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method. Provision to reduce inventories to the lower of cost or net realizable value is made based on a review of excess and obsolete inventories, estimates of future sales, examination of historical consumption rates and the related value of component parts.

Property, plant and equipment: Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method. Depreciation included in cost of sales and selling, general and administrative expenses was $34,000 and $40,000 for the three months ended March 31, 2021 and 2020 and $154,000 and $192,000 for 2020 and 2019, respectively. Maintenance and repairs are charged to operations and additions or improvements are capitalized. Items of property sold, retired or otherwise disposed of are removed from the asset and accumulated depreciation accounts and any gains or losses on disposal are reflected in operations.

Recoverability of long-lived assets: The Company reviews its long-lived assets periodically when impairment indicators exist as required under generally accepted accounting principles. Potential impairment is determined by comparing the carrying value of the assets with expected net cash flows expected to be provided by operating activities of the business or related products. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the asset.

Warranty: The Company reserves for the estimated cost of product warranties at the time revenue is recognized. We estimate the costs of our warranty obligations based on our warranty policy or applicable contractual warranty, historical experience of known product failure rates, and use of materials and service delivery costs incurred in correcting product failures. Management reviews the estimated warranty liability on a quarterly basis to determine its adequacy.

The following table presents the changes in the Company’s warranty liability for the E&S Segment, included in other accrued liabilities in the unaudited condensed combined balance sheets, which relate to normal product warranties and a five-year obligation to provide for potential future liabilities for certain network equipment sales:

	Three Months Ended March 31		Year Ended December 31
	2021	2020	2020	2019
Beginning balance	$505,000	$513,000	$513,000	$554,000
Amounts charged to expense	16,000	7,000	59,000	10,000
Actual warranty costs paid	(24,000)	(15,000)	(67,000)	(51,000)
Ending balance	$497,000	$505,000	$505,000	$513,000

Revenue recognition: The E&S Segment recognizes revenue upon delivery of its connectivity infrastructure and data transmission products. To determine when revenue should be recognized, it is important to determine when the transfer of control has occurred. The Company has determined that control transfers for these products upon shipment or delivery to the customer, in accordance with the agreed upon shipping terms. As such, the timing of revenue recognition occurs at a specific point in time. Sales are made directly to customers and through distributors. Payment terms for distributors are consistent with the terms of the Company’s direct customers. The Company records a provision for sales returns, sales incentives and warranty costs at the time of the sale based on historical experience and current trends. See Note 2 for further discussion regarding revenue recognition.

Research and development: Research and development costs consist primarily of designing, prototyping, and testing of equipment and supplies associated with developing new products and enhancing existing products, including personnel costs, outside testing services, equipment, and supplies. Research and development costs are expensed when incurred and totaled $2,808,000 and $3,600,000 for years ended December 31, 2020 and 2019, respectively, and totaled $890,000 and $758,000 for the three months ended March 31, 2021 and 2020, respectively.

Employee Retirement Benefits: The Company has an Employee Savings Plan (401(k)) and matches at its discretion a percentage of employee contributions up to six percent of compensation. Contributions to the plan for the E&S Segment during the three months ended March 31, 2021 and 2020 were $45,000 and $66,000, respectively and contributions during the years ended December 31, 2020 and 2019 were $205,000 and $217,000, respectively.

Share based compensation: The Company accounts for share based compensation awards on a fair value basis. The estimated grant date fair value of each stock-based award is recognized in income over the requisite service period (generally the vesting period). The estimated fair value of each option is calculated using the Black-Scholes option-pricing model.

Accounting standards issued:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The amendments in this update replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses. This ASU is intended to provide financial statement users with more decision-useful information about expected credit losses and is effective for annual periods and interim periods for those annual periods beginning after December 15, 2022, which for us is the first quarter ending March 31, 2023. Entities may early adopt beginning after December 15, 2018. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

NOTE 2 – REVENUE RECOGNITION

In accordance with Accounting Standards Codification (“ASC”) 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services.

The Company has determined that the revenue recognition for the E&S Segment occurs upon delivery of the Company’s connectivity infrastructure and data transmission products. To determine when revenue should be recognized, it is important to determine when the transfer of control has occurred. The Company has determined that control transfers for these products upon shipment or delivery to the customer, in accordance with the agreed upon shipping terms. As such, the timing of revenue recognition occurs at a specific point in time.

Significant Judgments

To determine the transaction price, the Company estimates the amount of variable consideration at the outset of the contract, depending on the facts and circumstances relative to the contract. The Company may provide credits or incentives to its customers, which are accounted for as either variable consideration or consideration payable to the customer. The Company estimates product returns based on historical return rates. The Company constrains (reduces) the estimates of variable consideration such that it is probable that a significant revenue reversal of previously recognized revenue will not occur throughout the life of the contract. When determining if variable consideration should be constrained, management considers whether there are factors outside the Company’s control that could result in a significant reversal of revenue. In making these assessments, the Company considers the likelihood and magnitude of a potential reversal of revenue. The Company will assess if any incentives it offers to its customer is a consideration payable. The Company accounts for consideration payable to a customer as a reduction of the transaction price, and therefore, of revenue. For contracts with more than one performance obligation, the consideration is allocated between separate products and services based on their stand-alone selling prices. Judgment is required to determine standalone selling prices for each distinct performance obligation. The Company generally determines standalone selling prices based on the actual prices charged to customers and has an established range of amounts that fall within stand-alone selling price for its distinct performance obligations. The Company evaluates this range quarterly.

Costs to Obtain or Fulfill a Contract

The Company evaluates “Other Assets and Deferred Costs” (ASC 340-40), for the accounting for certain costs to obtain and fulfill contracts (or, in some cases, an anticipated contract) with a customer. ASC 340-40 is applicable only to incremental contract costs, those that an entity would not have incurred if the contract had not been obtained, and requires the capitalization of these costs as well as provides guidance on the amortization and impairment considerations. The Company elects the practical expedient and expenses certain costs to obtain contracts when applicable. There were no material costs to obtain a contract in the years ended December 31, 2020 and 2019 or the three months ended March 31, 2021 and 2020.

Transaction Price Allocated to Future Performance Obligations

To determine the allocation of the transaction price and amounts allocated to the performance obligations, the Company first determined the standalone selling price for each distinct performance obligation in the contract in order to determine the allocations of the transaction price in proportion to the standalone selling price for each performance obligation in the contract in accordance with ASC 606-10-32-31 and 32-33. Judgment is required to determine standalone selling price for each distinct performance obligation. The Company generally determines standalone selling prices based on the actual prices charged to customers and has an established range of amounts that fall within stand-alone selling price for its distinct performance obligations. The Company evaluates this range quarterly.

Practical Expedients and Exemptions

The Company adopted various practical expedients and policy elections related to the accounting for significant finance components, sales taxes, shipping and handling, costs to obtain a contract and immaterial promised goods or services. The practical expedient to disclose the unfulfilled performance obligations was not made as they are expected to be fulfilled within one year.

Disaggregation of revenue

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that best reflects the consideration we expect to receive in exchange for those goods or services. In accordance with ASC 606-10-50-5, the following tables present how we disaggregate our revenues.

For the E&S segment, we analyze revenue by region and product group, which is as follows for the three months ended March 31, 2021 and 2020 and the years ended December 31, 2020 and 2019:

	Electronics & Software Sales by Region
	Three Months Ended March 31		Year Ended December 31
	2021	2020	2020	2019
North America	$7,201,000	$7,448,000	$29,721,000	$39,771,000
International	1,164,000	1,088,000	4,775,000	7,236,000
	$8,365,000	$8,536,000	$34,496,000	$47,007,000

	Electronics & Software Sales by Product Group
	Three Months Ended March 31		Year Ended December 31
	2021	2020	2021	2020
Intelligent edge solutions	$3,713,000	$3,354,000	$12,162,000	$18,442,000
Traditional products	4,652,000	5,182,000	22,334,000	28,565,000
	$8,365,000	$8,536,000	$34,496,000	$47,007,000

NOTE 3 – LEASES

In accordance with ASC Topic 842, the Company recognizes assets and liabilities for the rights and obligations created by leases that extend more than twelve months from the date of the balance sheet. Right of use (“ROU”) assets represent our right to use an underlying asset for the lease term, while lease liabilities represent our obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at the commencement date of a lease based on the present value of lease payments over the lease term. Because the rate implicit in each individual lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

The E&S Segment has entered into an operating lease for one office location, which has a remaining lease term of less than 2 years. The lease includes an option to terminate the lease in 2022. As of March 31, 2021, total ROU assets and operating lease liabilities were $109,000 and $96,000, respectively. As of December 31, 2020, total ROU assets and operating lease liabilities were $129,000 and $116,000, respectively. As of December 31, 2019, total ROU assets and operating lease liabilities were $206,000 and $191,000, respectively. All operating lease expense is recognized on a straight-line basis over the lease term. The Company recognized $23,000 and $21,000 in lease expense for the three months ended March 31, 2021 and 2020, respectively, and $85,000 and $84,000 for the years ended December 31, 2020 and 2019, respectively.

Information related to the Company’s ROU assets and related lease liabilities for the E&S Segment were as follows:

	Three Months Ended March 31		Year Ended December 31
	2021	2020	2020	2019

Cash paid for operating leases	$23,000	$21,000	$85,000	$84,000
Right-of-use assets obtained in exchange for new operating lease obligations (1)	-	-	-	280,000

	As of	As of December 31,
	March 31, 2021	2020	2019
Weighted-average remaining lease term	1.3 years	1.6 years	2.6 years
Weighted-average discount rate	4.5%	4.5%	4.5%

(1)	Includes $280,000 for operating leases existing on January 1, 2019.

Maturities of lease liabilities as of March 31, 2021 were as follows:

Q2 - Q4 2021	$68,000
2022	30,000
Total lease payments	98,000
Less imputed interest	(2,000)
Total operating lease liabilities	$96,000

NOTE 4 - STOCK-BASED COMPENSATION

CSI grants stock-based awards, including stock options, restricted stock awards, and restricted stock units to certain employees, including those of the E&S Segment and other employees that provide services to the E&S Segment. Stock-based compensation expense is measured at the grant date based on the fair value of the award and recognized as expense over the vesting or service period, as applicable, of the stock-based award. Forfeitures are accounted for as they occur.

Share-based compensation expense recognized for the three months ended March 31, 2021 and 2020 was $46,000 and $26,000, respectively and was $124,000 and $101,000 for the years ended December 31, 2020 and 2019, respectively. Share-based compensation expense is recorded as a part of selling, general and administrative expenses.

NOTE 5 - INVENTORIES

Inventories of the E&S Segment summarized below are priced at the lower of first-in, first-out cost or net realizable value:

	March 31	December 31	December 31
	2021	2020	2019
Finished goods	$7,429,000	$7,848,000	$6,678,000
Raw and processed materials	661,000	713,000	1,804,000
	$8,090,000	$8,561,000	$8,482,000

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

E&S Segment’s property, plant and equipment and the estimated useful lives are as follows:

	Estimated	March 31	December 31
	useful life	2021	2020	2019
Buildings and improvements	3-40 years	$29,000	$28,000	$25,000
Machinery and equipment	3-15 years	2,463,000	2,457,000	2,256,000
Furniture and fixtures	3-10 years	2,645,000	2,645,000	2,559,000
		5,137,000	5,130,000	4,840,000
Less accumulated depreciation		(4,976,000)	(4,940,000)	(4,596,000)
		$161,000	$190,000	$244,000

NOTE 7 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company is exposed to legal actions and claims and incurs costs to defend against these actions and claims. Company management is not aware of any outstanding or pending legal actions or claims that would materially affect the Company’s financial position, results of operations, or cash flows of the E&S Segment.

NOTE 8 – INCOME TAXES

Income tax (benefit) expense from continuing operations of the E&S Segment consists of the following:

	Three Months Ended March 31		Year Ended December 31
	2021	2020	2020	2019
Current year income taxes (benefit):
Federal	$(59,000)	$6,000	$244,000	$1,217,000
State	(2,000)	-	7,000	27,000
	(61,000)	6,000	251,000	1,244,000

Deferred income taxes:
Federal	$(41,000)	$38,000	$225,000	$(18,000)
State	(1,000)	1,000	7,000	(1,000)
	(42,000)	39,000	232,000	(19,000)

Income tax expense (benefit)	$(103,000)	$45,000	$483,000	$1,225,000

Net2Edge, Ltd., formally known as Transition Networks EMEA, Ltd., operates in the U.K. and is subject to U.K. rather than U.S. income taxes. Net2Edge, Ltd. had pretax losses of $955,000 and $1,519,000 in 2020 and 2019, respectively. At March 31, 2021, Net2Edge, Ltd.’s net operating loss carry-forward was $9,700,000, of which a full valuation allowance is recorded.

The provision for income taxes varied from the federal statutory tax rate as follows:

	Three Months Ended March 31		Year Ended December 31
	2021	2020	2020	2019
Tax at U.S. statutory rate	21.0%	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	0.7	(1.1)	1.4	0.7
Permanent differences	0.1	(5.3)	3.4	0.2
Foreign income taxes, net	0.3	(4.8)	2.0	0.8
Effect of change in uncertain tax positions	(0.1)	(2.3)	1.5	1.0
Change in valuation allowance	2.5	(45.6)	18.7	7.0
Other	0.0	8.9	2.2	(0.1)
Effective tax rate	24.5%	(29.2%)	50.2%	30.6%

Deferred tax assets and liabilities related to the following:

	March 31	December 31
	2021	2020	2019
Deferred tax assets:
Allowance for doubtful accounts	$23,000	$23,000	$20,000
Inventory	806,000	782,000	930,000
Accrued and prepaid expenses	212,000	194,000	224,000
Long-term compensation plans	-	-	128,000
Stock compensation	319,000	319,000	292,000
Intangible assets	28,000	28,000	6,000
Foreign net operating loss carry-forwards and credits	1,834,000	1,844,000	1,663,000
Federal and state credits	149,000	149,000	151,000
Other	5,000	5,000	5,000

Gross deferred tax assets	3,376,000	3,344,000	3,419,000
Valuation allowance	(1,983,000)	(1,993,000)	(1,814,000)

Net deferred tax assets	1,393,000	1,351,000	1,605,000

Deferred tax liabilities
Depreciation	(153,000)	(153,000)	(175,000)

Net deferred tax liability	(153,000)	(153,000)	(175,000)

Total net deferred tax asset	$1,240,000	$1,198,000	$1,430,000

During 2015, the Company engaged in a research and development tax credit study for the tax years 2011 to 2014. The Company amended prior year tax returns to claim these credits and offset prior year taxes paid. Credits not used to reduce taxes are available to be carried forward. At December 31, 2020, the Company has an estimated state research and development credit carryforward related to the E&S Segment of approximately $210,000.

The Company assesses uncertain tax positions in accordance with ASC 740. Under this method, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from these uncertain tax positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense.

Changes in the Company’s uncertain tax positions are summarized as follows:

	March 31	December 31
	2021	2020	2019
Uncertain tax positions – Beginning Balance	$100,000	$86,000	$46,000
Gross increases - current period tax positions	-	14,000	40,000
Uncertain tax positions – Ending Balance	$100,000	$100,000	$86,000

Included in the balance of uncertain tax positions at March 31, 2021, December 31, 2020 and 2019 are $100,000, $100,000 and $86,000 of tax benefits that if recognized would affect the tax rate, respectively. The Company’s unrecognized tax benefits will be reduced by $0 in the next twelve months due to statute of limitations expirations. There are no other expected significant changes in the Company’s uncertain tax positions in the next twelve months. The Company’s income tax liability accounts included no accruals for interest and penalties at March 31, 2021, December 31, 2020 or 2019. The Company’s 2020 and 2019 income tax expense decreased by $0 due to net decreases for accrued interest and penalties.

NOTE 9 – MAJOR CUSTOMERS AND CONCENTRATION

The E&S Segment manufactures its products in Asia and the United States and makes sales in both the U.S. and international markets. Net long-lived assets held in foreign countries were approximately $33,000, $49,000 and $112,000 at March 31, 2021, December 31, 2020 and 2019, respectively.

The customers representing more than 10% of net sales of the E&S Segment is as follows:

	Three Months Ended March 31		Years Ended December 31
	2021	2020	2020	2019
Customer A	32%	26%	23%	18%
Customer B	14%	19%	21%	12%
Customer C	11%	11%	12%	23%

The customer receivables representing more than 10% of accounts receivables of the E&S Segment were as follows:

	March 31	December 31
	2021	2020	2019
Customer A	32%	17%	18%
Customer B	18%	30%	9%
Customer C	12%	14%	46%
Customer D	4%	13%	4%

NOTE 10 – RELATED PARTY TRANSACTIONS AND EXPENSE ALLOCATION

The E&S Segment has received certain management and administrative services from CSI (referred to as “shared services”) including, but not limited to, accounting and finance, information technology, human resources, and building space for office use and use in operations. The operating costs and expenses associated with these services have been allocated to the E&S Segment on the basis of direct usage when identifiable, with the remainder allocated pro rata based on employee headcount, facility space occupied, or revenue, as applicable. The E&S Segment recognized allocations for shared services for the three months ended March 31, 2021 and 2020 for the years ended December 31, 2020 and 2019 all of which are included in the unaudited condensed combined statements of operations as follows:

	Three Months Ended March 31		Years Ended December 31
	2021	2020	2020	2019
Cost of sales	$96,000	$100,000	$402,000	$401,000
Selling, general and administrative expenses	752,000	603,000	2,153,000	2,272,000
Total operating expenses	$848,000	$703,000	$2,555,000	$2,673,000

Additionally, CSI primarily uses a centralized approach to cash management and financing of its operations with related activity between the E&S Segment and CSI reflected in “Net Investment in Electronics & Software” within the unaudited condensed combined balance sheets. These transactions include (a) cash deposits from customer payments and other cash receipts that are transferred to CSI on a regular basis, (b) cash contributions from CSI to the E&S Segment, and (c) allocation of CSI’s shared services. Cash and cash equivalents of $251,000, $303,000, and $298,000 as of March 31, 2021, December 31, 2020 and 2019, respectively, reflects cash that remained outside of the centralized cash management program.

Preliminary Proxy Statement - Subject to Completion

COMMUNICATIONS SYSTEMS, INC. SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July [TBD], 2021 for shares held directly and by 11:59 p.m. Eastern Time on July [TBD], 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/JCS2021SM1

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July [TBD], 2021 for shares held directly and by

11:59 p.m. Eastern Time on July [TBD], 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

	D55970-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMMUNICATIONS SYSTEMS, INC.

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

1.	To approve the sale (the “E&S Sale Transaction”) by Communications Systems, Inc. of all of the issued and outstanding stock of its wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited, to Lantronix, Inc. pursuant to the securities purchase agreement dated April 28, 2021 (the “E&S Sale Proposal”).			☐	☐	☐

2.	To approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Communications Systems, Inc. named executive officers in connection with the E&S Sale Transaction.			☐	☐	☐

3.	To approve the adjournment or postponement of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the E&S Sale Proposal.			☐	☐	☐

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD.

Please date and sign exactly as your name(s) appear(s) hereon, indicating, where proper, official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

COMMUNICATIONS SYSTEMS, INC.

SPECIAL MEETING OF SHAREHOLDERS

July [TBD], 2021

9:30 a.m., Central Daylight Time

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

D55971-TBD

COMMUNICATIONS SYSTEMS, INC.	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY [TBD], 2021.

The undersigned hereby appoints Roger H.D. Lacey and Mark D. Fandrich, or either of them, as proxies, with full power of substitution to vote all the shares of common stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Communications Systems, Inc., to be held through a virtual special meeting that will be accessible at www.virtualshareholdermeeting.com/JCS2021SM1 to be held on July [TBD], 2021 at 9:30 a.m., CDT, or at any adjournment thereof, upon any and all matters that may properly be brought before the meeting or at any adjournment thereof, hereby revoking all former proxies.

(Continued and to be marked, dated and signed, on the other side)